As filed with the Securities and Exchange Commission on August 5, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Notes Live, Inc.

(Exact name of registrant as specified in its charter)

Colorado	7900	82-0890721
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1755 Telstar Drive

Suite 501

Colorado Springs, Colorado 80920

(719) 895-5483

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JW Roth

Chief Executive Officer

1755 Telstar Drive

Suite 501

Colorado Springs, Colorado 80920

(719) 895-5483

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter F. Waltz, Esq. Katherine E. Rios, Esq. Dykema Gossett PLLC 111 East Kilbourn Avenue Suite 1050 Milwaukee, Wisconsin 53202 (414) 488-7321	Brad L. Shiffman, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, NY 10020 Phone: (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two forms of prospectuses that will be circulated by Notes Live, Inc., doing business as VENU Holding Corporation (the “Company,” “Notes Live,” “we,” or “us”), as set forth below:

●	IPO Prospectus. This prospectus will be used in connection with the initial public offering of shares of Class D Voting Common Stock, $0.001 par value per share (the “Class D Common Stock ”), by the Company (the “IPO Prospectus”) through the underwriters named in the “Underwriting” section of the Public Offering Prospectus.

●	Resale Prospectus. This prospectus will be used in in connection with the offer and potential resale by certain Selling Shareholders identified in this registration statement (the “Selling Shareholders”) of [●] shares of Class D Common Stock, which were issued to the Selling Shareholders in one or more private transactions conducted by the Company, as more fully described below (the “Resale Prospectus”), or will be issuable upon the exercise of warrants issued by the Company to certain Selling Shareholders.

The IPO Prospectus and the Resale Prospectus are substantively identical except for the following principal points:

●	The prospectuses contain different outside and inside front covers and back covers.

●	The section entitled “The Offering” is different in each prospectus.

●	The prospectuses contain different “Use of Proceeds” sections.

●	The Resale Prospectus does not include the “Capitalization” and “Dilution” sections included in the IPO Prospectus.

●	The IPO Prospectus does not include the “Selling Shareholders,” “Plan of Distribution,” or “Determination of Offering Price” sections included in the Resale Prospectus.

●	The “Legal Matters” section in the Resale Prospectus deletes the reference to the counsel for the underwriter.

The Company has included in this registration statement a set of alternate pages after the back cover of the IPO Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the IPO Prospectus. The IPO Prospectus will exclude the alternate pages.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 5, 2024

           Shares

Common Stock

Notes Live, Inc.

This is a firm commitment initial public offering of shares of Class D Common Stock of Notes Live, Inc. Prior to this offering, there has been no public market for our Class D Common Stock. We anticipate that the initial public offering price of our shares of Class D Common Stock will be $10.00 per share.

We have applied to list our Class D Common Stock on the NYSE American LLC under the trading symbol “VENU.”

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced reporting requirements.

Investing in our Class D Common Stock involves a high degree of risk. See the “Risk Factors” section beginning on page 12. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	We refer you to “Underwriting” beginning on page 103 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to an additional           shares of Class D Common Stock, solely for the purpose of covering over-allotments, if any.

The underwriters expect to deliver the shares of Class D Common Stock to purchasers on or about             , 2024 through the book-entry facilities of The Depository Trust Company.

ThinkEquity

The date of this prospectus is                  , 2024.

VENU

LIVE MUSIC | ENTERTAINMENT | LUXURY HOSPITALITY

FAN FOUNDED.
FAN OWNED.

YOUR DESTINATION FOR UNPARALLELED MUSIC, ENTERTAINMENT, AND HOSPITALITY EXPERIENCES.

VENU

BOURBON BROTHERS

The BOURBON ROOM
OLD FORESTER

LIVE
MUSIC

BOURBON
BROTHERS

Ford
AMPHITHEATER
BUILT Ford PROUD
BUILT Ford TOUGH

SUNSET
MUSIC COLISEUM

At VENU, we are more than a company, we are a community. We are fan-founded and fan-owned, and we're here to create experiences that our fans will love.

We revolutionize unforgettable entertainment and hospitality destinations that unite people through the power of music, community, and luxury.

We're redefining the entertainment landscape and inviting investors and music fanatics to join our disruptive movement as we expand our presence nationwide.

VENU

FAN FOUNDED.
FAN OWNED.

Notes Live, Inc.

i

ABOUT THIS PROSPECTUS

Basis of Presentation

We are offering to sell, and seeking offers to buy, shares of our Class D Common Stock only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this prospectus or to which we have referred you. Neither we nor the underwriters have authorized any other person to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of our Class D Common Stock. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither the delivery of this prospectus, nor any sale or delivery of our Class D Common Stock, shall under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “the Company,” and “Notes Live” refer to Notes Live, Inc., doing business as VENU Holding Corporation, and its subsidiaries.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Neither we nor the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus and any free writing prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

Market, Industry, and Other Data

This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various third-party sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by us and independent third parties, and you are cautioned against giving undue weight to such estimates.

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Trademarks and Trade Names

We own or have rights to various trademarks, service marks, and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks, and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names, or products in this prospectus is not intended to, and does not imply, a relationship with or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks, and trade names.

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PROSPECTUS SUMMARY

This summary provides an overview of information appearing elsewhere in this prospectus and highlights the key aspects of this offering. This summary does not contain all of the information you should consider prior to investing in our Class D Common Stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing at the end of this prospectus, before making any investment decision. Our fiscal year ends on December 31. Unless the context otherwise requires, references to “Notes Live,” the “Company,” “we,” “us,” and “our” in this prospectus refer to Notes Live, Inc. and our consolidated subsidiaries.

Our Business

Notes Live is an entertainment and hospitality holding company based in Colorado Springs, Colorado doing business as VENU Holding Corporation. Through several subsidiary entities, Notes Live designs, develops, owns, and operates (whether directly or through third-party operators) up-scale music venues, outdoor amphitheaters, and full-service restaurants and bars where music, dining, and luxury experiences converge. Notes Live was founded in 2017. Since its inception, Notes Live has strived to set a new standard in the hospitality and entertainment industry through its entertainment-campus venue concept and to meet the growing demand for live entertainment by developing new venues in strategically selected, rapid-growth, entertainment-underserved markets. Notes Live takes pride in being a catalyst for memorable experiences, a champion of local entertainment, and a contributor to vibrant communities.

To date, Notes Live has developed, or is in the process of developing, three restaurant concepts and one bar concept, as well as live music indoor venues that accommodate approximately 1,400 guests and outdoor amphitheaters that accommodate 8,000 or greater guests. Currently, Notes Live operates two indoor venues and three restaurants in Colorado and Georgia, and it is opening its first outdoor amphitheater and associated new restaurant concept in Colorado in August 2024. Notes Live is aiming to develop additional venues in Oklahoma, Texas, and potentially other locations through 2026. Notes Live forecasts meaningful economic and cultural impacts in communities targeted for expansion across the United States.

Notes Live owns and operates, or will operate, a variety of restaurant, live entertainment, and music venue concepts, including its indoor music venue concept, Bourbon Brothers Presents (“BBP”), its outdoor music amphitheater concept, The Sunset Amphitheater, and various restaurants and bars including Bourbon Brothers Smokehouse & Tavern (“BBST”), Notes Eatery (“Notes”), Roth’s Seafood & Chophouse (“Roth’s”), and Notes Hospitality Collection (“NHC”).

Music Venue Concepts

Bourbon Brothers Presents (indoor music venues)

BBP, which is also known as The Hall at Bourbon Brothers or Boot Barn Hall, is the Company’s indoor intimate music and event venue known for promoting national-touring artists as well as upcoming artists and premier local bands and performers. This concept served as Notes Live’s entry into the live-entertainment venue business. Notes Live currently operates BBP venues in Colorado (“BBP CO”) and Georgia (“BBP GA”), each of which is designed to flexibly handle approximately 1,400 concertgoers for a general admission concert featuring national-touring artists or to comfortably accommodate roughly 500-700 people for fully seated events complete with eight-top tables for intimate concerts, dueling pianos, tribute bands, and other genres that consistently lure entertainment fans. Although Notes Live does not have current plans to develop and open new BBP venues, it may explore additional locations for this concept. To date, rather than engaging a third-party operator, Notes Live has directly operated and managed its BBP venues.

Although live-entertainment promotion is the foundation of Notes Live’s BBP model, Notes Live also generates incremental revenue from each BBP location through event rentals, naming rights, and sponsorship sales. The Company charges varying rental rates depending on an array of factors, including the time, day, and date of the rental, the event purpose, and the number of attendees. BBP CO has been rented by a multitude of organizations and businesses for proms and homecomings, corporate functions, political events, and weddings. Notes Live’s current title sponsor for its BBP CO and BBP GA locations is Boot Barn Holdings, Inc. (NYSE: BOOT) (“Boot Barn”), the nation’s leading and fastest growing retailer of western and work-related apparel and footwear. Beyond selling the naming rights to its venues, Notes Live has developed a menu of sponsorship inventory for each of its locations, which primarily offers table and show sponsorship opportunities.

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The Sunset Amphitheaters (Outdoor Amphitheaters)

Having successfully implemented its indoor BBP music venue, Notes Live’s primary focus going forward is to develop significantly larger outdoor amphitheaters, capable of accommodating audiences of at least 8,000, that will attract major national-touring entertainers and will be managed by leading music and entertainment events presenters. In May 2023, the Company broke ground on its first development of The Sunset Amphitheater, now known as the “Ford Amphitheater” (“Ford Amphitheater”), an open-air, 8,000-person amphitheater located in Colorado Springs, Colorado that offers concertgoers unobstructed views of Pikes Peak, the Rocky Mountains, and the United States Air Force Academy. Ford Amphitheater is slated for a grand opening in August 2024. The property is intended to rival Red Rocks Amphitheater in Morrison, Colorado, which is among the most attended music venues in the country. Ford Amphitheater is intended to complement BBP CO as a venue capable of hosting larger national-touring acts. Notes Live expects to host up to 50 concerts during Ford Amphitheater’s six-month peak concert season each year from May through October and to generate north of $50 million in full-season revenue. For its initial shortened season of August through October 2024, 21 concerts have been scheduled. As further described in this prospectus, in July 2024, Notes Live entered into a Name and Sponsorship Rights Agreement and sold the naming rights to this venue, pursuant to which the venue is known as “Ford Amphitheater.”

Notes Live has also entered into public-private partnerships to open Sunset Amphitheater venues in Broken Arrow, Oklahoma (“The Sunset BA”), McKinney, Texas (“The Sunset McKinney”), and El Paso, Texas (“The Sunset El Paso”).

Restaurant Concepts

Bourbon Brothers Smokehouse & Tavern

BBST is the Company’s flagship full-service restaurant concept. BBST serves American classics and Southern staples out of a scratch kitchen, accompanied by a selection of rare bourbons, ryes, and whiskies, as well as local craft beers. Notes Live currently operates BBST restaurants in Colorado Springs, Colorado (“BBST CO”) and Gainesville, Georgia (“BBST GA”), both of which were designed with a unique blend of dining, bar, and patio or lounge areas that can comfortably accommodate up to 300 customers at one time.

Notes Eatery

“Notes Eatery” is the Company’s newest restaurant concept with a live music theme. Notes Eatery originally opened as “Notes” bar in fall 2022 in the Boot Barn Hall-anchored development of the Polaris Pointe retail center in Colorado Springs, Colorado, but expanded to a full restaurant in May 2024. The live music and social bar uniquely serves breakfast, lunch, and dinner in a vibrant and eclectic atmosphere

Roth’s Seafood & Chophouse and Notes Hospitality Collection

Roth’s will be an upscale seafood and chophouse in a mixed-use development adjacent to Ford Amphitheater in Colorado Springs, Colorado. The property sits on a total of 4.97 acres and will be designed to capture views of the Rocky Mountains along with unobstructed views of the Ford Amphitheater’s stage. Roth’s will also feature a top-shelf bar and lounge named Brohan’s on the second floor of the mixed-use development, which will offer premium views of Ford Amphitheater that can be monetized during marquee shows.

NHC will feature two, approximately 5,000-square-foot configurable hospitality spaces framing either side of the first Roth’s on the first floor, which the Company believes will be a premier venue rental location for hosting corporate events, weddings, trade shows, conventions, and other events. NHC’s second floor will consist of over 8,000 square feet that can be flexibly configured into corporate VIP suites, which will feature indoor and outdoor components and will overlook Ford Amphitheater and the Rocky Mountains. Each suite is expected to have a designated corporate sponsor and will be available to rent during Ford Amphitheater events.

Market Opportunity

The music industry has evolved in recent years and decades by the digitalization of the ways in which music is produced, distributed, marketed, and consumed. Physical music sales have been largely displaced by a shift to, and rise in, music streaming, digital downloads, and consumer preference for subscription-based, on-demand music services. While those structural changes have made the music industry more accessible for artists, they have also led to diminishing album-sale revenues, decreasing radio royalties, and difficultly for artists to monetize the streaming platforms that now dominate the industry. In response, artists have become increasingly incentivized to tour. We believe that various markets lack high quality venues that will attract performers and tours, particularly in mid-sized metropolitan areas or on the outskirts of larger metropolitan areas that have experienced significant geographic and population growth in recent years. To date, our restaurant concepts (including smaller indoor venues) and planned outdoor amphitheaters (with adjoining developments) have focused on markets that we believe will support upscale restaurant concepts and live performance venues, such as Colorado Springs, Colorado, Gainesville, Georgia (in the outlying areas of the Atlanta metropolitan area), Tulsa, Oklahoma, the Oklahoma City, Oklahoma metropolitan area, McKinney, Texas (in the outlying areas of the Dallas and Fort Worth metropolitan areas), and the El Paso, Texas metropolitan area. Our management team, led by our Chief Executive Officer, is seasoned in founding early-stage companies and then growing and financing their operations. In addition to our management team, we believe our growth and business strategies outlined below position Notes Live to capitalize on the demand and growth potential in the music and live entertainment industry.

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Competitive Strengths

Our strengths include:

●	our market-expansion strategy, which includes a methodical site-selection plan for developing new properties and adherence to regimented criteria for establishing our business in new markets,

●	our attention to detail and skill in designing venues with modern, premium features that attract audiences and enhance customer experience;

●	our strategic partnerships with public municipalities that see the long-term value of our entertainment assets and choose to invest local resources into the construction and development of our venues;

●	our strategic partnerships with other private companies that allow our venues to be operated as efficiently and effectively as possible; and

●	our strong and seasoned management team.

Growth and Business Strategies

Notes Live prides itself on its luxury venues and exceptional service intended to provide unparalleled experiences to our patrons. With a growing demand for live entertainment and touring acts, Notes Live strategically develops projects in rapid-growth areas and negotiates naming rights with ubiquitous brands to become a highly sought-after entertainment and hospitality company by municipalities across the country. Our primary means of achieving our growth objectives is to continue expanding through venue and infrastructure development without substantial future dilution. Key components of our business strategy include:

●	Elevating customers’ live music and entertainment experiences. Notes Live current and anticipated collection of restaurants and luxury venue properties are designed to enhance the customer experience through thoughtfully designed spaces and a spectrum of ticket and menu offerings that accommodate the needs and desires of a wide range of customers, whether their priority is to enjoy an outing that maximizes both fun and affordability or to be treated to a decadent, VIP type of experience

●	Adhering to strict site-selection criteria when expanding to new markets. In determining where to develop its venues, to date, Notes Live has focused on markets in warmer weather locations, in metro areas that have expanded substantially, and where there are few entertainment venues in the outer lying areas (such as the greater Atlanta, Georgia market), or in mid-market metro areas that Notes Live believes have been overlooked with respect to live-music entertainment opportunities (such as Tulsa, Oklahoma).

●	Attracting top-tier entertainment by partnering with premier music and entertainment event presenters. Notes Live strategically contracted with a subsidiary of the Anschutz Entertainment Group (“AEG”), a major music and entertainment events presenter, to operate Ford Amphitheater in Colorado. By relying on AEG and its reputation for exceptional quality and reliability in producing and promoting music and entertainment, the Company expects that AEG will be a valuable partner and will attract top entertainment to the Company’s first outdoor amphitheater.

●	Obtaining financial incentives from municipalities. Across the country, the Company has worked with city officials and economic development funds that sell land substantially below market value and offer other property-related financial incentives like tax abatements and property tax refunds to induce companies like Notes Live to develop entertainment campuses and other properties in their towns. For example, by pursuing and utilizing these financial incentives, Notes Live was able to purchase 1.7 acres of land from the City of Gainesville, Georgia for $800,000 and approximately 13 acres from the City of Broken Arrow, Oklahoma for approximately $580,000, in each case in exchange for Notes Live’s agreement to develop a restaurant and music hall (in the case of Gainesville) and an amphitheater venue and campus (in the case of Broken Arrow) on those properties.

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●	Pre-selling naming rights, sponsorships, and suites. Notes Live seeks to pre-sell the naming rights to its venues and generating capital that can be used to finance development-related costs. The cost of naming rights for each of Notes Live’s venues range from approximately $140,000 per year for an indoor concert venue such as Boot Barn Hall to up to $2,000,000 per year for a large outdoor amphitheater like The Sunset McKinney that Notes Live anticipates opening in McKinney, Texas in the second quarter of 2026. Notes Live also accumulates financing and acquisition capital by pre-selling ownership rights to the firepit suites at its planned outdoor music amphitheaters.

●	Utilizing minimal debt capital. Although Notes Live has, in part, utilized debt financing to acquire certain of its real property assets (such as the properties where the Ford Amphitheater is located in Colorado Springs, Colorado and BBST GA is located in Gainesville, Georgia), to date, Notes Live has not relied on significant debt financing to acquire parcels where its venues are located. Instead, Notes Live’s strategy for acquiring and financing venue properties is largely driven by its public-private partnerships with municipalities and related incentives. Based on the land sales that Notes Live has negotiated to date with various municipalities, Notes Live believes it can acquire land inexpensively by continuing to strategically partner with municipalities.

Summary of Risk Factors

We are subject to numerous risks that make an investment in our Company and in our Class D Common Stock speculative and risky, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, results of operations, financial condition, and/or cash flows. Before investing in our Class D Common Stock, you should carefully consider the risks discussed in the “Risk Factors” section of this prospectus and summarized below:

General Risks Related to Notes Live

●	Notes Live will likely require additional capital to support its business plan and potential growth, and this capital might not be available on favorable terms, or at all.

●	Notes Live has incurred net losses and anticipates that it will continue to incur net losses for the near-term future and may never achieve profitability.

●	Notes Live’s business plan is based on numerous assumptions and estimates that may not prove accurate.

●	Notes Live’s debt obligations may adversely affect cash flow and impose restrictions on the ability to operate its business.

●	Certain subsidiaries of Notes Live that own, or are expected to own, key Company assets are not wholly owned, and as a result, third parties have rights in certain assets and operations of those subsidiaries.

●	The agreements specifying the terms of Notes Live’s public-private partnerships with local municipalities impose various conditions, obligations, restrictions, and covenants related to Notes Live’s ownership, use, development, and operation of the properties it acquires and the venues it constructs. Notes Live’s failure to comply with such restrictions could subject Notes Live to various consequences, ranging from the payment of monetary fees to the clawback of purchased property, any of which could have a materially adverse impact on Notes Live’s business and financial condition.

Risks Related to Notes Live’s Industry and Current and Planned Operations

●	Notes Live’s ability to open new amphitheaters and venues on schedule and in accordance with targets may be adversely affected by delays or problems associated with acquisition and construction delays, recruiting and training qualified employees to operate the venues and by other factors, some of which are beyond Notes Live’s control and the timing of which is difficult to forecast accurately.

●	The success of Notes Live’s amphitheater and venue projects depends on the popularity of guest experiences at those venues, as well as Notes Live’s ability to attract advertisers, marketing partners, operating partners, audiences and artists to concerts at other events at those locations. If The Sunset Amphitheater and other venues owned by Notes Live do not appeal to customers, or if Notes Live is unable to attract advertisers and marketing partners, there will be a material negative effect on the Company’s business and results of operations.

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●	Notes Live is completing construction of its first outdoor amphitheater project in Colorado Springs. That facility, and future facilities, will require significant capital investments by Notes Live, and there is no assurance that the venues will be successful.

●	Notes Live has not finalized certain plans and specifications for many of its proposed new venue locations, and as a result Notes Live’s costs may be higher than anticipated, resulting in possible additional capital requirements, additional debt, or less favorable operating results than projected.

●	Notes Live may suffer project delays, increased costs, and financial losses if city councils or other local governmental bodies oppose Notes Live’s land-purchase and venue-construction proposals or reject purchase and development agreements that Notes Live has negotiated with other regulatory bodies within a given city.

●	Potential development and construction delays could cause Notes Live’s estimate of future income, expenses, and development costs to be inaccurate.

●	The success of Notes Live’s business operations depends in part on its ability to acquire, develop, lease, and maintain live-music venues, and if it is unable to do so on acceptable terms, or at all, its results of operations could be adversely affected.

●	Notes Live is currently engaged in litigation related to its construction and operation of Ford Amphitheater in a lawsuit that was previously dismissed but is pending an appeal by the plaintiffs. An adverse outcome for Notes Live in the appeal could negatively affect Notes Live’s business operations, cause Notes Live’s construction of Ford Amphitheater to be delayed, and prevent Notes Live from fulfilling certain contractual obligations related to scheduled events at Ford Amphitheater. Notes Live may face similar lawsuits in other municipalities where it is constructing, or plans to construct, Sunset Amphitheaters.

●	If Notes Live fails to execute its business strategy, which includes identifying, acquiring, and then developing new restaurant, amphitheater, and entertainment venue locations, and opening locations that are profitable, Notes Live’s business could suffer.

●	Expansion into new geographic markets may present increased risks due to relative unfamiliarity with these markets.

●	The catastrophic loss of a facility could adversely affect business.

●	Notes Live’s operational costs may be greater than projected due to factors beyond Notes Live’s control that slow project development and may adversely impact Notes Live’s profitability.

●	Notes Live’s restaurants and live-music venues face intense competition, and if Notes Live is unable to continue to compete effectively, its business, financial condition, and results of operations would be adversely affected.

●

Notes Live may face challenges in building name recognition, developing its reputation, and protecting its brand and reputation from adverse events that may not be within Notes Live’s control, which could adversely impact its expansion efforts, its operating results, and its ability to attract talented performers, generate audience enthusiasm, sell tickets, and generate revenue from its venues.

●	The entertainment business in which Notes Live operates is highly sensitive to customer tastes. The success of Notes Live’s business depends on Notes Live’s (and its contractual partners’) ability to attract popular artists and other live events to its venues. Notes Live and its partners may be unable to book events that generate demand, or anticipate or respond to changes in consumer preferences, which may result in decreased attendance at concerts and events hosted at Notes Live’s venues.

●	Notes Live’s success depends, in significant part, on entertainment and leisure events and economics, and other factors adversely affecting such events could have a material adverse effect on business, financial condition, and results of operations.

●	Notes Live’s business depends on discretionary consumer and corporate spending, which may be impacted by market volatility and challenging economic conditions.

●	Portions of Notes Live’s business are subject to seasonal fluctuations and its operating results and cash flow likely will vary from period to period.

●	Poor weather adversely affects attendance at live music events, which could negatively impact Notes Live’s financial performance from period to period.

●	There is a risk of personal injuries and accidents in connection with live music events, which could subject Notes Live to personal injury or other claims and increase expenses, as well as reduce attendance at its live music events, causing a decrease in revenue.

●	The sale of food and prepared food products for human consumption involves a risk of injury to customers.

●	The price and availability of food, ingredients, retail merchandise, transportation, distribution, and utilities used by Notes Live’s venues could adversely affect revenues and results of operations.

●	Notes Live and its venues may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks or disease epidemics.

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●	Health concerns, government regulation relating to the consumption of food products, and widespread infectious diseases could impact consumer preferences and negatively affect results of operations.

Risks Related to Governmental Regulation

●	Notes Live is subject to extensive governmental regulation and changes in these regulations and its failure to comply with them may have a material negative effect on the company’s business and results of operations.

●	Zoning and governmental approvals could hinder, delay, or completely inhibit Notes Live’s ability to own, develop, lease, and construct upon the real estate upon which it intends to build new restaurants and venues.

●	The ability to meet labor needs while controlling costs is subject to external factors such as unemployment levels, minimum wage legislation, health care legislation, payroll taxes and changing demographics.

●	The restaurant business is subject to a significant amount of regulation and licensing requirements that could adversely affect our business or require changes to our business practices.

●	The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements.

●	Various federal and state employment laws govern the relationship between the Company and its employees and affect the Company’s operating costs.

General Business and Personnel Risks

●	A material disruption in information technology, network infrastructure and telecommunication systems could adversely affect business and results of operations.

●	A privacy breach or cybersecurity attack could adversely affect Notes Live’s business and operations.

●	Failure to maximize or to successfully protect and assert Notes Live’s intellectual property rights could adversely affect business and results of operations.

●

We may be subject to claims that we infringed upon certain third-party intellectual property rights, which, even if meritless, could be costly to defend and could adversely affect our business, results of operations, financial condition, and prospects.

●	Notes Live is involved in a number of related-party transactions.

●	Notes Live is dependent on its key personnel and will need to hire additional personnel. Notes Live’s hiring abilities may be strained by current employment trends and economic conditions.

●	Notes Live’s officers, directors, and principal shareholders will collectively own a substantial majority of our Class D Common Stock following this offering.

●	Notes Live’s officers and directors do not owe a duty of exclusivity to Notes Live.

●	Notes Live is dependent on attracting and retaining qualified employees while also controlling labor costs.

●	Global economic and market uncertainty may adversely impact Notes Live’s business and operating results.

Risks Related to Ownership of Our Common Stock

●	There are many risks associated with forward-looking information in this prospectus.

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●	There has been no prior public market for our Class D Common Stock, the stock price of our Class D Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your Class D Common Stock at or above the initial public offering price.

●	We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our Class D Common Stock.

●	Management has broad discretion in directing the Company’s use of proceeds from this offering and may not use them effectively or in ways that increase the value of our share price.

●	An investment in our Class D Common Stock carries a high degree of risk and is highly speculative, illiquid, and suitable only for persons who are able to bear a total loss of their investment.

●	Future sales of substantial amounts of shares of our Class D Common Stock by existing shareholders could adversely affect the trading price of our Class D Common Stock.

●	If you purchase our Class D Common Stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

●	The financial and operational projections that we may make from time to time are subject to inherent risks.

●	The market price of our Class D Common Stock may be subject to fluctuation, and you could lose all or part of your investment.

●	Widespread market volatility and fluctuations in the share price of our Class D Common Stock could expose us to costly securities litigation.

●	An investment in the Company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any of our related parties is offering any tax assurances or guidance regarding the Company or your investment.

●	Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

●	Our Articles of Incorporation permit “blank check” Preferred Stock, which can be designated by our Board of Directors without shareholder approval.

●	Certain provisions in our Governance Documents could make a merger, acquisition, other change in control, tender offer, or proxy contest more difficult and may prevent shareholder attempts to replace or remove our current management, which could depress the trading price of our Class D Common Stock.

●	Certain limitation-of-liability and indemnification provisions in our Governance Documents may discourage shareholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties, may reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit the Company and other shareholders, and may adversely impact shareholders’ investments to the extent that the Company pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

●	If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our stock price and trading volume could decline.

Risks Related to Being and Reporting as a Public Company

●	If we fail to establish and maintain an effective system of internal control or disclosure controls and procedures are not effective, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Class D Common Stock.

●	We are an “emerging growth company” and a “smaller reporting company,” and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our Class D Common Stock less attractive to investors.

●	We are a “smaller reporting company,” and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors

●	We could be subject to securities class action litigation.

●	We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

●	Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

●	Future changes in financial accounting standards or practices may cause adverse and unexpected revenue fluctuations and adversely affect our reported results of operations.

●	Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Please carefully review the section of this prospectus entitled “Risk Factors” for a discussion of each of the risk factors listed above.

8

Corporate Information

The Company was originally formed in Colorado on March 13, 2017 as Bourbon Bothers Restaurants, LLC, a Colorado limited liability company, prior to its conversion to a Colorado corporation and name change to Notes Live, Inc. on April 6, 2022. Our principal executive office is located at 1755 Telstar Drive, Suite 501, Colorado Springs, CO 80920. Our telephone number at that address is (719) 895-5483. Our website address is https://noteslive.vip/. Information contained on or that can be accessed through our website is not incorporated by reference into this prospectus. Investors should not consider any such information to be part of this prospectus.

Implications of Being an Emerging Growth Company

Given that our Company had less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” (an “EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an EGC, for up to five years, we may elect to take advantage of certain specified exemptions from reporting and other regulatory requirements that are otherwise generally applicable to public companies. For example, these exemptions would allow us to:

●	present two, rather than three, years of audited financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	defer the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting;

●	make reduced disclosures about our executive compensation arrangements;

●	forego the adoption of new or revised financial accounting standards until they would be applicable to private companies; and

●	be exempt from complying with any requirement that the Public Company Accounting Oversight Board or a supplement to the auditor’s report providing additional information about the audit and the financial statements.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

●	the last day of our fiscal year following the fifth anniversary of the date of completion of this offering;

●	the last day of our fiscal year in which we have annual gross revenue of $1.235 billion or more;

●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or

●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter.

Additionally, the JOBS Act enables EGCs to take advantage of an extended transition period for complying with new or revised accounting standards, which allows an EGC to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have taken advantage of certain reduced reporting obligations available to EGCs in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. For more information, see “Risk Factors—Risk Factors Related to Being and Reported as a Public Company—We are an “emerging growth company” and a “smaller reporting company,” and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common shares less attractive to investors.”

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

9

THE OFFERING

Securities Offered	[●] shares of Class D Common Stock

Capital Stock Outstanding Immediately After this Offering	Immediately after this offering, our issued and outstanding capital stock will consist of the following:

	●	0 shares of Class A Common Stock;

	●	383,656 shares of Class B Non-Voting Common Stock;

	●	0 shares of Class C Common Stock;

	●	[●] shares of Class D Common Stock; and

	●	0 shares of Preferred Stock.

Over-Allotment Option	We have granted the representative of the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional [●] shares of Class D Common Stock from us at the initial public offering price, less the underwriting discounts payable by us.

Voting Rights

Each holder of our Class A Common Stock is entitled to 250 votes per share held. Each holder of our Class C Common Stock and our Class D Common Stock is entitled to one vote per share held. Except as required by law, holders of our Class B Non-Voting Common Stock have no voting power with respect to their shares held and are not entitled to vote on matters submitted to shareholders. Holders of our Preferred Stock would have the voting rights established by our Board in accordance with the CBCA

As determined in accordance with the beneficial-ownership provisions of Rule 13d-3 and Item 403 of Regulation S-K under the Securities Exchange Act of 1934, as amended, immediately after this offering, our officers and directors will control approximately [●]% of the combined voting power of our Class A Common Stock, Class C Common Stock, and Class D Common Stock. See “Principal Shareholders.”

Use of Proceeds

We estimate that the net proceeds to us from the sale of shares of our Class D Common Stock in this offering will be approximately $      million (or approximately $ million if the representative of the underwriters exercises its over-allotment option in full), assuming an initial public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and for general corporate purposes, including to open new music, restaurant, and entertainment venues in certain metropolitan areas, expand the Company’s business operations, further develop the Company’s services, and promote the Company’s business.

We cannot specify with certainty all of the uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in the application of these proceeds, and our investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

Lock-Up and Leak-Out Agreements	Our officers and directors are subject to certain lock-up and leak-out restrictions, as follows: [●]. See “Underwriting—Lock-Up Agreements” on page 105.

Risk Factors	You should read the “Risk Factors” section beginning on page 12 and the other information included herein for a discussion of factors to consider prior to deciding to invest in our Class D Common Stock.

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Proposed Trading Market Listing and Ticker Symbol	We have applied to list our Class D Common Stock on the NYSE American LLC (the “NYSE American”) under the symbol “VENU.” No assurance can be given that our NYSE American listing application will be approved, or that a trading market will develop for our Class D Common Stock. We will not proceed with this offering if our application to list our Class D Common Stock on the NYSE American is not approved.

Transfer Agent	The transfer agent and registrar for our Class D Common Stock is Colonial Stock Transfer.

Unless we specifically state otherwise or the context otherwise requires, the number of shares of Class D Common Stock to be outstanding after this offering is based on there being 35,610,648 shares of our Class D Common Stock outstanding as of the date of this prospectus and excludes:

●	up to 1,000,000 shares of our Class C Common Stock that are issuable upon conversion of a convertible promissory note at the rate of $10.00 per share, which will be amended to provide for the issuance of shares of Class D Common Stock prior to the date of this prospectus;

●	1,000,000 shares of Class C Common Stock that are issuable upon the exercise of certain warrants that were issued by the Company, (which the Company expects to permit the holders to exchange into an equal number of shares of Class D Common Stock);

●	1,000,000 shares of Class C Common Stock that are available for future issuance under our 2023 Omnibus Incentive Compensation Plan (which plan is expected to be amended to reserve, and facilitate the issuance of, shares of Class D Common Stock);

●	383,656 shares of Class B Non-Voting Common Stock (which the Company expects to permit the holders to exchange into an equal number of shares of Class D Common Stock);

●	3,936,583 shares of Class B Non-Voting Common Stock issuable upon the exercise of certain warrants that were issued by the Company (which the Company expects to permit the holders to exchange into an equal number of shares of Class D Common Stock); and

●	shares of Class D Common Stock issuable upon exercise of the representative’s warrants.

Except as otherwise indicated, all information in this prospectus assumes:

●	no exercise of the representative’s warrants; and

●	no exercise of the over-allotment option.

Summary Financial Information

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. We have derived the summary financial data from the years ended December 31, 2023 and 2022 from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary data for the three months ended March 31, 2024 and 2023 is derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of results that may be expected in the future. You should read the following summary consolidated financial data together with our audited and unaudited consolidated financial statements and related notes, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

Consolidated Statements of Operations Data

	Years Ended		Unaudited Three Months Ended
	December 31,		March 31,
	2023	2022	2024	2023
Total revenues	$12,597,664	$8,656,867	$3,939,743	$2,100,120
Operating costs	23,729,832	13,420,955	16,906,528	4,959,483
Loss from operations	(11,132,168)	(4,764,088)	(12,966,785)	(2,859,363)
Total other expense, net	(254,625)	(3,254,245)	(2,849,234)	(19,146)
Net loss	$(11,386,793)	$(8,018,333)	$(15,816,019)	$(2,878,509)

Balance Sheet Data

	As of
	December 31,		March 31,
	2023	2022	2024
			Unaudited
			Actual	Pro Forma	Pro Forma as Adjusted

Cash	$20,201,104	$23,470,734	$38,806,976
Other Current Assets	394,961	384,949	353,717
Operating lease right-of-use assets, net	3,685,980	3,939,046	3,646,463
Investments in related parties	550,000	625,603	550,000
Property and equipment, net	57,737,763	23,983,216	69,473,505
Total other assets	653,899	494,715	4,324,475
Total assets	$83,223,707	$52,898,263	$117,155,136

Accounts payable	$2,565,460	$1,820,201	$4,315,847
Accrued expenses	698,369	362,237	582,194
Accrued payroll and payroll taxes	331,457	404,999	345,530
Deferred revenue	764,081	127,291	563,317
Operating lease liability	3,877,337	4,096,238	3,846,212
Short-term and Long-term debt	11,507,318	7,327,160	11,433,421
Convertible debt	-	-	800,065
Licensing liability	1,500,000	-	3,700,000
Common Stock	32,266	18,573	35015
Additional paid in capital	47,743,085	22,445,530	90,907,883
Accumulated deficit	(17,021,453)	(6,496,980)	(32,620,391)
Treasury Stock, at cost	(76)	-	(76)
Non-controlling interest	31,225,863	22,793,014	33,246,119
Total liabilities and stockholders’ equity	$83,223,707	$52,898,263	$117,155,136

(1)	The pro forma consolidated balance sheet data gives effect to the exercise of warrants by certain of our shareholders and conversions of $10 million principal amount promissory note plus approximately $ of accrued interest thereon after March 31, 2024.

(2)	The pro forma as adjusted consolidated balance sheet data gives effect to: (i) the pro forma adjustments set forth in footnote (1) above; and (ii) the sale of shares of our common stock in this offering at the assumed public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted consolidated balance sheet data discussed above is illustrative only and will depend on the actual public offering price and other terms of this offering determined at pricing.

11

RISK FACTORS

Investing in our Class D Common Stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, before deciding to invest in our Class D Common Stock. The occurrence of any of the following risks could have a material and adverse effect on our business, reputation, financial condition, results of operations, and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the market value of our Class D Common Stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and market value.

General Risks Related to Notes Live

Notes Live will likely require additional capital to support its business plan and potential growth, and this capital might not be available on favorable terms, or at all.

Notes Live’s operations will likely require substantial additional financial, operational, and managerial resources. Notes Live may have insufficient cash to fund its working capital or other capital requirements and may be required to raise additional funds to continue or expand its operations. If Notes Live is required to obtain additional funding in the future, it may have to seek debt financing or obtain additional equity capital. Additional capital may not be available to Notes Live or may only be available on terms that adversely affect existing shareholders or restrict Company operations. For example, if Notes Live raises additional funds through issuances of equity, its existing shareholders could suffer significant dilution and any new equity securities issued by Notes Live could have rights, preferences, and privileges superior to those of existing shareholders. There can be no assurance that financing will be available to Notes Live on reasonable terms, if at all. The inability to raise additional funds will materially impair Notes Live’s ability to grow its revenues. Further, as a result of the ongoing volatility of the global markets, a general tightening of lending standards, and a general decrease in equity financing (and similar type) transactions, it could be difficult for Notes Live to obtain funding to allow Notes Live to continue to develop and implement its business.

Notes Live has incurred net losses and anticipates that it will continue to incur net losses for the near-term future and may never achieve profitability.

Notes Live is a hospitality and entertainment business that was formed in 2017. Notes Live is continuing to implement its business plan of opening, and then operating restaurants, venues and amphitheaters in new markets. Notes Live’s business plan is speculative as the development of its venues entails substantial upfront capital expenditures and the risk that the development and opening of its venues may be delayed or otherwise prove not to perform as projected. Although Notes Live has generated increasing revenues since its inception, to date Notes Live has not been profitable and has incurred net losses in each of 2022 and 2023. Notes Live expects to continue to spend significant resources to develop, open, and then operate its planned restaurants, venues, and amphitheaters. Notes Live also expects that it will incur an operating loss in 2024. Notes Live may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. The size of Notes Live’s future net losses (if any) and its ability to generate a profit will depend, in part, on the rate of future growth of expenses and its ability to generate additional revenues. It is possible Notes Live may never be profitable and, if it does achieve profitability, Notes Live may not be able to sustain or increase profitability on a quarterly or annual basis.

Notes Live had an accumulated deficit of $17,021,453 as of December 31, 2023 and incurred net losses of $11.4 million and $8.0 million, respectively, during the years ended December 31, 2023 and 2022. Notes Live expects that it will incur an operating loss in 2024. These conditions raised substantial doubt about Notes Live’s ability to continue as a going concern; however, based on Notes Live’s management’s plan, Note Live believes that such substantial doubt has been alleviated. Notes Live believes that cash on hand, the improved profitability in 2024 from its operating entities in Colorado Springs, Colorado and Gainesville, Georgia, the anticipated opening of Ford Amphitheater in August 2024, as well as the proceeds of this offering will allow Notes Live to continue its business operations for at least 12 months from the date of this prospectus. Nonetheless, Notes Live’s continued implementation of its business plan to add additional locations is dependent on its future engagement in strategic locations, real estate transactions, capital raising, and debt financing. There is no guarantee that we will be able to execute on our business plan.

12

Notes Live’s business plan is based on numerous assumptions and estimates that may not prove accurate.

When evaluating where and when to attempt to open new venues Notes Live has to evaluate and make assumptions regarding potential demand in a given market and location, and the ability to attract events and acts to its venues. Notes Live needs to make estimates and forecasts regarding numerous factors, such as, the number of events that can be booked into a particular venue in a particular market, average attendance at these events, potential partnership revenue, likely ticket prices operating costs, and other potential revenue streams (such as parking). Notes Live makes these evaluations and estimates based on a variety of factors including industry and market data, as well as its experience to date. Estimates regarding the number and timing of future venue openings is based on various factors, such as the status of projects under construction, the entitlement status for certain projects, and discussions and negotiations with various municipalities. These estimates and assumptions are limited by, among other things, the fact that any data and estimates Notes Live has, or will utilize, for its projects are based on other venues, projects and circumstances, and as with all modeling and forecasts, these other venues, projects and circumstances may not exactly correlate with the venues Notes Live is, and plans, to develop. These estimates and assumptions are not an assurance that Notes Live will achieve any certain revenue targets with respect to a venue or when and whether a particular venue will be in operation, as the opening of music, live entertainment venues, restaurants and campuses are subject to numerous risks, and uncertainties, many of which are out of Notes Live’s control. As a result, Notes Live’s business plan is based on numerous assumptions and estimates that Notes Live believes are reasonable but which may prove to be incorrect. No assurance can be given regarding Notes Live’s ability to open a particular venue or execute on all facets of its plans, or whether any particular venue or campus will ultimately prove to be profitable for Notes Live or the reliability of the assumptions and estimates upon which various aspects of Notes Live’s business plan are based. Notes Live’s ability to adhere to and implement its business plan will depend upon Notes Live’s ability to successfully raise funds and a variety of other factors, many of which are beyond Notes Live’s control.

Notes Live’s debt obligations may adversely affect cash flow and impose restrictions on the ability to operate its business.

Notes Live from time to time utilizes credit and debt facilities in its operations and to acquire assets. As of March 31, 2024, Note Live had $11,433,421 of outstanding indebtedness, primarily under mortgage loans and loans to municipalities in connection with land acquisitions. For example, certain of the real property assets owned by certain of Notes Live’s subsidiaries are subject to a mortgage, including the two properties that are owned by Hospitality Income & Asset, LLC, which are the sites of Notes Live’s Bourbon Brothers Presents restaurant and the Bourbon Brokers Smokehouse & Tavern venue in Colorado Springs. Notes Live’s indebtedness could have significant adverse effects on the Company, including with respect to the following:

●	Notes Live must use a portion of its cash flow from operations to pay interest on debt obligations, which will reduce the funds available to use for operations and other purposes including other financial obligations;

●	Certain of Notes Live’s debt obligations are secured by significant company assets, including the real property on which the BBP CO and BBST CO sit in Colorado Springs, Colorado and the BBP GA and BBST GA sit in Gainesville, Georgia;

●	Notes Live’s ability to obtain additional financing for working capital, capital expenditures, strategic acquisitions or general corporate purposes may be impaired; and

●	Notes Live may be more vulnerable to economic downturns and adverse developments in its business.

Notes Live expects to obtain the funds to pay its day-to-day expenses and to repay its indebtedness primarily from operations. Notes Live’s ability to meet expenses and make these payments therefore depends on its future performance, which will be affected by financial, business, economic and other factors, many of which the Company cannot control. Notes Live’s business may not generate sufficient cash flow from operations in the future, and its currently anticipated growth in revenues and cash flow may not be realized, either or both of which could result in the Company being unable to repay indebtedness, or to fund other liquidity needs. If Notes Live does not have enough funds, it may be in breach of debt covenants and/or be required to refinance all or part of its then existing debt, sell assets or borrow more funds, which Notes Live may not be able to accomplish on terms favorable to the Company, or at all. In addition, the terms of existing or future debt agreements may restrict Notes Live from pursuing any of these alternatives. If Notes Live defaults on its obligations, that could lead the lender to foreclose and Notes Live could lose its investment in the applicable asset.

13

Certain subsidiaries of Notes Live that own, or are expected to own, key Company assets are not wholly owned, and as a result, third parties have rights in certain assets and operations of those subsidiaries.

Notes Live holds certain of its assets and projects in limited liability companies that are not wholly owned, with third parties, in certain cases owning a membership interest greater than 50%. For example, Notes Live’s membership interest in The Sunset Amphitheater LLC (which owns Ford Amphitheater) is 10%, however, the governing document for this entity provide that the equity held by third-party investors do not afford those members with voting rights. In addition, the governing documents for The Sunset Amphitheater LLC provide that in the case of distributions of available cash resulting from events held at the venue, the third-party investors are only entitled to receive a defined portion of that distribution. As such, the economic rights of those third-party investors is not necessarily equivalent to their ownership interest. In connection with their membership interests, third-party investors are typically afforded certain other rights, such as rights to use the suites located at planned outdoor amphitheater venues. Notes Live has, and expects to have, third-party investors hold non-voting interests in other subsidiaries, such as Sunset at Mustang Creek LLC and Sunset at Broken Arrow LLC, in each case subject to terms that are similar in nature to those in the governing documents of The Sunset Amphitheater LLC. As a result of these subsidiaries being less than wholly owned, a portion of the revenues or other value generated by the operations and assets of the applicable subsidiaries will be for the benefit of third parties and not for the benefit of, or distributed to, Notes Live. In addition, owning and operating assets through subsidiaries that are not wholly owned inherently raises other risks, such as an increased potential for decision-making conflicts with minority owners, diminished control over the subsidiary’s operations, increased likelihood of shareholder misalignment regarding the subsidiary’s operational strategies and priorities, dilution of financial returns, and increased governance complexity. Whether or not Notes Live holds a majority interest or maintain voting and operational control in such arrangements, third-party members and stakeholders may, for example, (1) have economic or business interests or objectives that are inconsistent with or contrary to those of Notes Live; (2) regardless of the terms of the governing documents of the subsidiary attempt to, or threaten to, seek to block or impede actions that Notes Live believes are in its and the subsidiary’s best interests; (3) act contrary to Notes Live policies or objectives; or (4) be unable or unwilling to fulfill or comply any obligations or restrictions related to their rights to utilize certain assets (such as suites).

The agreements specifying the terms of Notes Live’s public-private partnerships with local municipalities impose various conditions, obligations, restrictions, and covenants related to Notes Live’s ownership, use, development, and operation of the properties it acquires and the venues it constructs. Notes Live’s failure to comply with such restrictions could subject Notes Live to various consequences, ranging from the payment of monetary fees to the clawback of purchased property, any of which could have a materially adverse impact on Notes Live’s business and financial condition.

One of Notes Live’s key business-expansion strategies is forming public-private partnerships with local municipalities to acquire land at lower prices and on better terms than Notes Live likely could have negotiated in open-market sales or to obtain financial incentives that offset the costs of constructing and operating new venues. In exchange for the financial benefits that motivate Notes Live’s property acquisition and venue development within a given municipality, the agreements specifying the terms of Notes Live’s public-private partnership with the municipality, which may include development, parking, facilities-use, or similar agreements, often contain conditions, obligations, and covenants (collectively, “Restrictions”) related to the financial incentives for a project and that restrict Notes Live’s ownership, use, and development of the land it acquires and the venues it constructs and operates and impose potential monetary penalties on Notes Live if certain milestones are not achieved. Notes Live’s failure to comply with any Restrictions could pose a material risk to Notes Live’s financial condition and business operations. The Restrictions described below are among the Restrictions that have been included in the terms of public-private partnerships Notes Live has entered into to date, and also depict the types of Restrictions that Notes Live may be subject to under future public-private partnerships it enters.

●	Project Deadlines and Monetary Penalties: The Restrictions in the public-private partnership agreements to date have included, and in the future will likely impose, specific deadlines and milestones that if not met subject Notes Live to monetary penalties. By way of example, pursuant to the agreement between Sunset at Broken Arrow LLC (“Sunset BA”), one of Notes Live’s subsidiaries, and the City of Broken Arrow, Oklahoma (“Broken Arrow”), Sunset BA must complete the amphitheater’s construction by December 31, 2025, subject to certain conditions and exceptions. If the amphitheater is not fully constructed by December 31, 2025, Sunset BA must pay Broken Arrow $10,000 per month for each month in which construction of the amphitheater remains incomplete. Similarly, the terms of the public-private partnership agreements with the City of McKinney, Texas (“McKinney”) entered into in March 2024 related to a planned open-air amphitheater and entertainment complex (the “McKinney Complex”) in McKinney impose a $250,000 termination fee on Notes Live if it is unable to close on the property acquisition within 30 days of the date of entitlement (“Entitlement”) and impose fees on Notes Live if it does not obtain a temporary certificate of occupancy within 36 months of Entitlement and a final certificate of occupancy within 42 months of Entitlement.

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●	Conditions Related to Public Financing Incentives: Project financing under the public-private partnership arrangements impose various restrictions and obligations on Notes Live in order to receive certain public accommodations and financial incentives. For example, in connection with the public-private partnership of GA HIA, LLC (“GA HIA”), a subsidiary of Notes Live, with the City of Gainesville, Georgia (“Gainesville”) and the Gainesville Redevelopment Authority, GA HIA was approved to participate in Gainesville’s tax-allocation district redevelopment program (the “TAD Program”). GA HIA’s continued receipt of financial incentives and benefits through the TAD Program is conditioned on its maintenance of the applicable projects as tourism attractions used for the operation of a restaurant and entertainment venue and its ongoing compliance with both the applicable TAD Development Agreement and any loan agreements entered into to finance construction of the projects. Similarly, the public-private partnership between Sunset BA and the City of Broken Arrow, Oklahoma contemplates that the Broken Arrow Economic Development Authority (“BAEDA”) will issue tax-apportionment bonds and notes (“TIF Notes”) and will use the proceeds of the TIF Notes to fund approximately $17.81 million of project-site improvements that are required for the construction and operation of The Sunset BA and to pay for certain other project costs described in the project plan. If Sunset BA is unable to operate The Sunset BA in a manner that generates sufficient tax increment revenue to pay the TIF Bonds issued BAEDA to fund the project-site improvements, BAEDA will be unable to pay for the project-site improvements or the project costs contemplated in the project plan, causing Sunset BA not to receive the benefit of one of the material financial incentives that induced its entry into the public-private partnership.

●	Operating Covenants and Monetary Penalties: The Restrictions to date have included, or in the future will likely include, obligations that require Notes Live to operate the venues in certain manners or to host a minimum number of events per year at a given venue. For example, Sunset BA must host a minimum of 45 scheduled events at The Sunset BA amphitheater each calendar year and may be subject to monetary penalties if it is unable to do so. Similarly, once construction of the McKinney Complex is complete, Notes Live is required to present at least 45 commercial events per year at The Sunset McKinney amphitheater. Notes Live or its operator must pay McKinney a ticket fee equal to $1.00 per manifested ticket sold. If Notes Live hosts at least 45 commercial events annually, with a paid attendance of at least 400,000 manifested tickets annually, McKinney or a related party will pay Notes Live certain financial incentives and contributions all of which will not be paid, and will be subject to repayment through subsequent-year reductions, in any year in which less than 45 commercial events are held. Accordingly, Notes Live faces the risk that it will not receive the material financial incentives that partly induced its entry into the public-private partnership with McKinney if it fails to meet the 45-event requirement each year.

●	Clawback Rights: Certain public-private partnerships may require Notes Live to surrender or reconvey assets or rights if project milestones are not achieved by a defined date. For example, Notes Live and the City of Murfreesboro, Tennessee (“Murfreesboro”) entered into a Development Agreement in August 2022 pursuant to which Murfreesboro agreed to sell land to Notes Live upon which Notes Live previously intended to construct an entertainment campus. Thereafter, Notes Live assigned its interests under the Development Agreement to Sunset on the Stones River, LLC (“Sunset SR”), one of Notes Live’s subsidiaries. The Development Agreement imposed certain operational requirements, transfer restrictions, and construction deadlines, which Sunset SR had to comply with to avoid various financial penalties and other consequences, including a clawback provision that would have enabled Murfreesboro to claw back the land it sold to Sunset SR if Sunset SR failed to obtain a land-disturbance permit by June 1, 2023 and to begin construction of the entertainment campus within 60 days thereafter. After Sunset SR failed to meet those permit and construction deadlines, Murfreesboro could have required Sunset SR to transfer back the land and to lose its investment. Because the parties entered into a “stand-still” letter agreement in May 2023 before mutually deciding in July 2024 to terminate their public-private partnership without seeking or imposing any termination fees or other penalties, Sunset SR did not ultimately suffer the loss of its investment that it would have suffered had Murfreesboro enforced its clawback right. Nonetheless, the clawback provision in the Development Agreement demonstrates a type of Restriction that Notes Live could be subject to in connection with future public-private partnerships that it enters into.

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Risks Related to Notes Live’s Industry and Current and Planned Operations

Notes Live’s ability to open new amphitheaters and venues on schedule and in accordance with targets may be adversely affected by delays or problems associated with acquisition and construction delays, recruiting and training qualified employees to operate the venues and by other factors, some of which are beyond Notes Live’s control and the timing of which is difficult to forecast accurately.

Notes Live’s goal is to open up to eight additional venues from 2024 through 2026. To achieve that goal, Notes Live must successfully acquire the underlying land or satisfy all conditions to close on its land acquisitions, and then, among other things, oversee the construction of the improvements and build-out of those locations. Notes Live may not accurately predict the timing or ultimate success of its ability to timely open its proposed new venues. Delays encountered in negotiating, or the inability to finalize to Notes Live’s satisfaction, the development and installation of any necessary improvements may cause a significant variance in Notes Live’s financial targets. In addition, Notes Live’s anticipated schedule of opening any new venue may be adversely affected by other factors, some or all of which are beyond Notes Live’s control, including but not limited to the following:

●	The availability of adequate financing;

●	Delays in acquiring land and property rights;

●	The ability to secure governmental approvals and permits, including land-use approvals and building and operating permits, and any necessary licenses;

●	The ability to successfully and timely construct the applicable buildings and facilities;

●	Construction and development costs;

●	Costs overruns;

●	Labor shortages or disputes with outside contractors;

●	Any unforeseen engineering or environmental problems with venue location(s);

●	Resolution of any litigation or other regulatory proceedings that could serve to prolong the development or opening of any venue or facility, such as compliance with local noise ordinances, and complaints and concerns raised by local property owners;

●	The ability to hire, train and retain sufficient personnel;

●	The ability to successfully promote the new venues and compete in the market(s) in which they will be are located;

●	Weather conditions or natural disasters;

●	Criminal activity that affects Notes Live’s development and operations of venues; and

●	Local and general economic conditions.

Notes Live’s inability to open up to eight new venues from 2024 through 2026 would adversely affect Notes Live’s projected results of operations and financial condition.

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The success of Notes Live’s amphitheater and venue projects depends on the popularity of guest experiences at those venues, as well as Notes Live’s ability to attract advertisers, marketing partners, operating partners, audiences and artists to concerts at other events at those locations. If The Sunset Amphitheater and other venues owned by Notes Live do not appeal to customers, or if Notes Live is unable to attract advertisers and marketing partners, there will be a material negative effect on the Company’s business and results of operations.

The financial results of Notes Live planned amphitheater venues are largely dependent on the popularity of visitor experiences at The Sunset Amphitheater(s), which are intended to provide a high-end experience to visitors. Notes Live has marketed its venues as being distinct from other amphitheaters and venues, and there is an inherent risk that Notes Live may be unable to achieve the level of success appropriate for the significant investment involved. Fan and consumer tastes also change frequently, and it is a challenge to anticipate what will be successful at any point in time. Should the popularity of Notes Live’s Sunset Amphitheater venues not meet expectations, Notes Live’s revenues from ticket sales, and concession and merchandise sales would be adversely affected, and the Company might not be able to replace the lost revenue with revenues from other sources. As a result of any of the foregoing, Notes Live may not be able to generate sufficient revenues to cover its costs, which could adversely impact its business and results of operations and the price of the Company’s common stock.

Additionally, Notes Live’s amphitheater and entertainment venue focused business is dependent on its ability to attract advertisers and marketing partners to its signage, digital advertising and partnership offerings. Advertising revenues depend on a number of factors, such as the reach and popularity of Notes Live’s venue(s) (including risks around consumer reactions to advertisers and marketing partners), the health of the economy in the markets in which Notes Live’s venues are located and in the nation as a whole, general economic trends in the advertising industry and competition with respect to such offerings. Should the popularity of Notes Live’s advertising assets not meet expectations, its revenues would be adversely affected, and Notes Live might not be able to replace the lost revenue with revenues from other sources, which could adversely impact its business and results of operations and the price of its common stock.

The success of Notes Live’s amphitheater and entertainment venue focused business will also depend upon its ability to offer and attract live entertainment that is popular with guests. While the Company believes that its venues will enable new experiences for audiences in its markets, there can be no assurance that guests, artists, promoters, advertisers and marketing partners will embrace the Company’s venues. Notes Live facilities will contract with promoters and others to provide performers and events at its venues. There may be a limited number of popular artists, groups or events that are willing to take advantage of the immersive experiences and next generation technologies (which cannot be re-used in other venues) or that can attract audiences to the Sunset Amphitheater venues, and Notes Live’s business would suffer to the extent that that it is unable to attract such artists, groups and events willing to perform at its venues.

Notes Live is completing construction of its first outdoor amphitheater project in Colorado Springs. That facility, and future facilities, will require significant capital investments by Notes Live, and there is no assurance that the venues will be successful.

Notes Live is progressing with its venue strategy to create, build, and own new music and entertainment-focused outdoor amphitheater venues — its Sunset collection. There is no assurance that this initiative will be successful. Notes Live is completing construction of its first Sunset Amphitheater in Colorado Springs and is intending to open additional venues in Oklahoma and Texas. The costs to develop and then build Sunset Amphitheaters are substantial and substantially in excess of currently available funds. For example, Notes Live has committed $70 million of private investments to the construction of The Sunset BA, and this will require Notes Live directly, or through a subsidiary that will own the venue, to seek and execute on one or more outside sources of capital, as Notes Live’s current cash flows and resources alone likely would not support a development of this magnitude. There is no assurance that Notes Live will ultimately be able to secure outside capital that will be necessary to fund various of its planned projects and developments. Any inability to raise outside capital timely, or at all, could delay the development and opening of planned venues, or lead to their termination either by Notes Live or the applicable municipality or counter party.

In addition, it is always difficult to provide a definitive construction cost estimate for large-scale construction projects. Notes Live’s estimates and projections with respect to opening dates, costs estimates, event scheduling, or other matters inherent in the development and ownership of amphitheater venues may not prove wholly accurate as it rolls out additional venue projects across varying markets. In light of the design of The Sunset Amphitheater, including the use of technologies and features that have are associated with many entertainment venues, the risk of delays and higher than anticipated costs are elevated. As Notes Live completes construction of Ford Amphitheater, which is expected to open in August 2024, Notes Live may still face unexpected project delays and other complications with respect to the operation of this project.

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Notes Live has not finalized certain plans and specifications for many of its proposed new venue locations, and as a result Notes Live’s costs may be higher than anticipated, resulting in possible additional capital requirements, additional debt, or less favorable operating results than projected.

Planning for the design and construction of Notes Live’s in-development or future Bourbon Brothers Presents, Bourbon Brothers Smokehouse & Tavern, and The Sunset Amphitheater venue locations is ongoing. Until the final planning and development for each venue is complete, any cost estimates contained in Notes Live’s budget are subject to change. Since the Company’s development costs have not yet been finalized for many of its ongoing and planned projects, Notes Live may require additional capital in the form of shareholder contributions, additional debt or equity financing, or both. If Notes Live’s costs are higher than projected, the operating results contained in the Company’s projections may be less favorable.

Notes Live may suffer project delays, increased costs, and financial losses if city councils or other local governmental bodies oppose Notes Live’s land-purchase and venue-construction proposals or reject purchase and development agreements that Notes Live has negotiated with other regulatory bodies within a given city.

Notes Live’s business model involves entering into public-private partnerships with local municipalities that offer various financial and tax incentives to Notes Live in exchange for Notes Live’s agreement to construct a venue in the city. These partnerships may require approval from several levels of local government, including local city councils that may have the authority to vote on and approve or oppose our proposed land purchases and venue-construction projects. In some cases, we may negotiate with one local regulatory body and enter into a binding purchase and sale agreement that makes the closing of our land purchase contingent on receiving the local city council’s final approval. Similarly, we may enter into operating or development agreements with other third parties that include city-council approval as a condition precedent. Despite having a purchase agreement in place and having received the approval of another local governmental body, there is a risk that the local city council may vote down our purchase and construction proposals or binding agreements. That could occur due to changes in political priorities, public opposition, a misalignment between local regulatory bodies in their strategic objectives for a city, or other factors beyond on our control. This risk was exemplified by our attempted purchase of land in Oklahoma City, Oklahoma in June 2023, when we entered into a binding purchase and sale agreement with the Oklahoma City Planning Commission that was ultimately rejected by local city council , which is discussed in more detail on page [64].

The rejection by a local city council of our proposed land acquisition or construction plan could result in significant project delays and increased costs as we attempt to address the city council’s concerns, negotiate alternative arrangements, or pursue the purchase of other land. Such a rejection could also lead to a loss of our investment in the preliminary stages of development, including the planning and design process. While we strive to mitigate this risk by engaging with local governmental officials early on when attempting to expand our operations to a new city, conducting thorough due diligence of the properties we are evaluating for purchase, and negotiating contractual protections to minimize any financial losses or penalties we would incur if our contemplated purchase of land or venue construction is opposed by a local city council, we cannot predict how a city council will vote, and we cannot assure that we will be successfully in overcoming any such opposition.

Potential development and construction delays could cause Notes Live’s estimate of future income, expenses, and development costs to be inaccurate.

Notes Live has fully developed and constructed each of its operating or under construction venues to date, and expects to do so for its planned new projects. Properties that require development and construction involve more risk than other properties, typically do not generate operating revenue while costs are incurred to develop the properties, and may also generate certain expenses such as property taxes and insurance costs. In addition, market conditions may change during the course of development that may make the plan of development less attractive than at the time it was conceived. Development activities include the risks that such projects may be abandoned after expending capital and other resources, the construction costs of such projects may exceed original estimates, and the construction of a property may not be completed on schedule. Development activities are also subject to risks relating to the inability to obtain, and delays in obtaining, all necessary entitlement, zoning, land-use, building, occupancy, and other required governmental permits and authorizations. Delays in construction will delay the opening of new venues. Management’s estimate of future income, expenses, and development costs that are necessary to allow Notes Live to market this offering as originally intended may prove to be inaccurate. Contingencies in development activities beyond the control of Notes Live may occur.

The success of Notes Live’s business operations depends in part on its ability to acquire, develop, lease, and maintain live-music venues, and if it is unable to do so on acceptable terms, or at all, its results of operations could be adversely affected.

The Company’s business requires access to venues to generate revenue from live music concerts and other events. The Company has entered into a number of leasing and operating agreements for its venues. If the Company is unable to renew these agreements or to obtain new agreements on favorable, acceptable terms that are compatible with the Company’s existing operations, the Company’s operations may be negatively impacted.

The Company’s ability to continue expanding its operations through the development of new, and the expansion of existing, live music venues and restaurants is subject to a number of risks, including that (i) the construction of live music venues may result in cost overruns, delays, or unanticipated expenses; (ii) desirable sites for music venues may be unavailable or too costly; and (iii) the attractiveness of our existing venue locations may deteriorate over time. Growing or maintaining the Company’s existing revenue depends in part in making consistent investments in its venues. To meet long-term, increasing demand, improve value, and grow revenue, the Company may have several capital-improvement projects underway at any given time. Numerous factors, many of which are beyond the Company’s control, may influence the ultimate costs and timing of various capital improvements.

The amount of capital expenditures can vary significantly from year to year. In addition, actual costs could vary materially from the Company’s estimates if its assumptions about the quality of materials, equipment, or workmanship required or the cost of financing such expenditures were to change. Construction is also subject to governmental permitting processes, which, if modified, could materially affect the Company’s ultimate costs.

Additionally, the market potential of the Company’s live music venues, concerts, and restaurants cannot be precisely determined. The Company may face competition in markets from unexpected sources. Because of that competition, the Company may be unable to add to or maintain its collection of live music venues and concert and restaurant offerings on terms it considers acceptable.

Notes Live is currently engaged in litigation related to its construction and operation of Ford Amphitheater in a lawsuit that was previously dismissed but is pending an appeal by the plaintiffs. An adverse outcome for Notes Live in the appeal could negatively affect Notes Live’s business operations, cause Notes Live’s construction of Ford Amphitheater to be delayed, and prevent Notes Live from fulfilling certain contractual obligations related to scheduled events at Ford Amphitheater. Notes Live may face similar lawsuits in other municipalities where it is constructing, or plans to construct, Sunset Amphitheaters.

The planning, construction, and development of Notes Live’s venues requires the Company to obtain and various governmental approvals and permits. As disclosed under “Notes Live Business — Legal Proceedings,” Notes Live, Notes Live Real Estate, LLC, and the City of Colorado Springs, Colorado (the “City”) were defendants in a lawsuit filed in the El Paso County District Court of Colorado on September 26, 2023 by a neighborhood association and an individual who sought to enjoin Notes Live’s construction and operation of Ford Amphitheater based on allegations that the venue would emit “unlawful noise pollution” in violation of state law. Notes Live filed a motion to dismiss, which the El Paso County District Court granted on January 11, 2024. However, the plaintiffs filed an appeal to the Colorado Court of Appeals, which is currently pending. In response to the plaintiffs’ opening appellate brief, which was due by April 16, 2024, Notes Live’s answer was due by May 21, 2024, and the plaintiffs’ reply was due by June 11, 2024.

Although Notes Live believes it complied with all applicable codes and procedures required to obtain the City of Colorado Springs’ approval to construct Ford Amphitheater, and is encouraged by the district court’s dismissal of the lawsuit, there can be no guarantee that the Colorado Court of Appeals will affirm the district court’s decision. The reversal of the district court’s dismissal by the Colorado Court of Appeals, the suspension, revocation, or rejection by the City of any of the permits or waivers required for Notes Live to continue its construction of, and eventual operation of Ford Amphitheater, or any other unfavorable outcome from the appeal and litigation could subject Notes Live to adverse commercial ramifications and negatively impact Notes Live’s business operations, financial condition, construction timeline, and ability to comply with its contractual obligations to host concerts and events that are scheduled to take place at Ford Amphitheater starting in August 2024. If Notes Live loses on appeal or if the process or outcome of the appeal delays Notes Live’s completion of Ford Amphitheater’s construction and delays the opening of that venue, Notes Live may be required to cancel or reschedule certain concerts and events, which would increase Notes Live’s costs for the events, could negatively impact attendance and food-and-beverage sales at the events and delay or decrease Notes Live’s ability to generate revenues through events scheduled at the venue.

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Notes Live could face similar lawsuits in other locations where it is constructing, or plans to construct, Sunset Amphitheaters based on similar laws or other local ordinances. An adverse outcome of the appeal in Colorado could serve as precedent for claims to be brought by other potential plaintiffs in other jurisdictions, thereby exposing Notes Live to greater litigation risk. Any litigation of this nature, regardless of outcome, could result in substantial costs being incurred by Notes Live, management’s focus and resources being diverted, Notes Live’s expected timelines for construction, operations, and event hosting being impeded, and loss of revenues. Any of the foregoing risks and adverse outcomes could materially impact Notes Live’s business, financial condition, results of operations, and/or cash flows.

If Notes Live fails to execute its business strategy, which includes identifying, acquiring, and then developing new restaurant, amphitheater, and entertainment venue locations, and opening locations that are profitable, Notes Live’s business could suffer.

Notes Live’s primary means of achieving growth objectives is opening and operating new and profitable restaurants and entertainment venues, and its outdoor amphitheaters. This strategy involves numerous risks, and Notes Live may not be able to open all planned new venues, and the new locations that do open may not be profitable or as profitable as existing locations.

A significant risk in executing Notes Live’s business strategy is locating, securing, and then profitably operating suitable new locations for restaurants and music venues. Many of the larger projects Notes Live has undertaken, and expects to undertake (being outdoor amphitheater projects), require a significant land footprint to locate the building, parking and other ancillary improvements. Locating, and then acquiring suitable sites is subject to numerous challenges, and there can be no assurance that Notes Live will be able to find sufficient suitable locations or negotiate suitable purchase or lease terms for planned expansion in any future period. Economic conditions may also reduce commercial development activity and limit the availability of attractive sites for new locations. New locations that open may experience an adjustment period before sales levels and operating margins normalize, and even sales at successful newly opened locations likely will not make a significant contribution to profitability in their initial months of operation. Notes Live’s ability to open and operate new locations successfully also depends on numerous other factors, some of which are beyond our control, including, among other items discussed in other risk factors, the following: ability to control construction and development costs of new restaurants and venues; ability to manage the local, state or other regulatory approvals and permits, zoning and licensing processes in a timely manner; ability to appropriately train employees and staff the venues; consumer acceptance of venues in new markets; and ability to manage construction delays related to the opening of a new venue. Delays or failures in opening new locations or achieving lower than expected sales in new locations could materially adversely affect business strategy and could have an adverse effect on business and results of operations.

Expansion into new geographic markets may present increased risks due to relative unfamiliarity with these markets.

Certain new venues, amphitheater and restaurant locations may be in areas in which Notes Live has not previously had a presence. Those new markets may have different competitive conditions, consumer tastes, and discretionary spending patterns than current markets where Notes Live has operations, which may cause new locations to be less successful than restaurants and venues in Notes Live’s core market. An additional risk of expanding into new markets is the potential for lower or lacking market awareness of the Notes Live brand. Restaurants and venues opened in new markets may open at lower average weekly sales volumes than locations opened in Notes Live’s core market and may have higher facility-level operating expense ratios than in existing markets. Restaurants and venues opened in new markets may take longer to reach average unit volume and margins, if at all, thereby affecting our overall profitability.

The catastrophic loss of a facility could adversely affect business.

The catastrophic loss of any of Notes Live’s facilities, venues, or restaurant location due to unanticipated events, such as fires, an act of terrorism or violent weather, would likely reduce revenues during the affected period, and such reduction would likely have a material adverse impact on Note Live’s operating results, at least until Notes Live is operating a significant number of facilities.

Notes Live’s operational costs may be greater than projected due to factors beyond Notes Live’s control that slow project development and may adversely impact Notes Live’s profitability.

The costs in the restaurant and music venue industries are often underestimated and may increase by reason of factors beyond Notes Live’s control. Such factors may include weather conditions, legal costs, labor disputes, governmental regulations, equipment breakdowns, property availability, governmental regulatory interference, insurance costs and other disruptions. While Notes Live intends to manage these costs diligently, the risk of running over budget is always significant and may have a substantial adverse impact on the profitability of Notes Live. In such event, additional sales of any of Notes Live’s equity securities or additional financing may be required to continue the business of Notes Live, and there can be no guarantee that Notes Live could successfully conclude such additional sales or obtain such additional financing at all or on terms that were acceptable to Notes Live, which could have a materially adverse effect on Notes Live and its operations.

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Notes Live’s restaurants and live-music venues face intense competition, and if Notes Live is unable to continue to compete effectively, its business, financial condition, and results of operations would be adversely affected.

The restaurant industry is intensely competitive, and Notes Live faces many well-established competitors. Notes Live competes within each market with national and regional restaurant and retail chains and locally owned restaurants and retailers. Competition from other regional or national restaurant and retail chains typically represents the more important competitive influence, principally because of their significant marketing and financial resources. Notes Live also faces competition as a result of the convergence of grocery, deli, retail, and restaurant services, particularly in the supermarket industry. It also faces competition from various off-premise meal replacement offerings including but not limited to home meal kits delivery, third-party meal delivery, and catering, and the rapid growth of these channels by competitors. Moreover, competitors can harm business even if they are not successful in their own operations by taking away customers or employees through aggressive and costly advertising, promotions, or hiring practices. Notes Live competes primarily on the quality, variety, and perceived value of menu and retail items. The number and location of restaurants, the growth of e-commerce, type of concept, quality and efficiency of service, attractiveness of facilities, and effectiveness of advertising and marketing programs also are important factors. Notes Live anticipates that intense competition will continue with respect to all of these factors. It also competes with other restaurant chains and other retail businesses for quality site locations, management and hourly employees, and other competitive pressures that could affect both the availability and cost of these important resources. If Notes Live is unable to continue to compete effectively, its business, financial condition, and results of operations would be adversely affected.

Notes Live may face challenges in building name recognition, developing its reputation, and protecting its brand and reputation from adverse events that may not be within Notes Live’s control, which could adversely impact its expansion efforts, its operating results, and its ability to attract talented performers, generate audience enthusiasm, sell tickets, and generate revenue from its venues.

To date, we have opened a limited number of restaurants and two indoor music venues in a total of two markets, and we are opening our first outdoor amphitheater in August 2024 in one of our existing markets. As a company with limited history and operations, to date, our name and brand is not widely known. We believe that growing, protecting, maintaining and enhancing our name and brand recognition, and greater market awareness for our venues, is integral to our success in our current markets, particularly as we open Ford Amphitheater and as we seek to expand into new markets. Growing, protecting, maintaining and enhancing our brand will depend largely on our ability to develop and maintain venues that are desirable for performers and attendees both at the time of their opening and over time. This will depend on, other things, our ability to develop and maintain venues with features and amenities that are desirable for performers and attendees, and differentiate our venues from others, which we may not do successfully. The value of our name and brand may decline if we are unable to maintain our brand and venues as being disruptive, high quality and unique in the live music industry. Successfully growing and maintaining our brand will depend largely on the effectiveness of our marketing efforts, our ability to open venues that prove successful and desirable in the industry (both for performers and attendees), and our ability to continue to open, develop and successfully differentiate our venues from competing facilities. Delays in opening venues, cancellations of planned shows (for various reasons), security and safety concerns related to our venues, negative publicity or reviews, negative experiences of performers or attendees, needed infrastructure upgrades and repairs that will occur from time to time, or other operational challenges may harm our reputation and brand. Unfavorable media coverage, negative publicity, or negative public perception about us or our venues, our industry, or actual or perceived negative experiences of performers or attendees at our venues may also harm our reputation and our brand. If events occur that damage our reputation and brand, our ability to grow revenues from our existing venues and to expand into new markets may be impaired, and our business, financial condition and results of operations may be harmed.

We also believe that the importance of name and brand recognition will increase as competition in our current or prospective markets increases, and the promotion of our venues, name, and brand may require substantial expenditures. We have invested, and expect to continue to invest, resources to increase our name and brand awareness, both generally and in specific geographies and to specific intended customer groups. There can be no assurance that our brand development strategies and investment of resources will enhance recognition of the Venu (or Notes Live) brand or name, or lead to increased demand for our venues. If our efforts to protect and promote our name and brand are not successful, our business, financial condition and results of operations may be adversely affected. In addition, even if our name and brand recognition and loyalty increases, revenue may not increase at a level commensurate with our marketing spend.

The entertainment business in which Notes Live operates is highly sensitive to customer tastes. The success of Notes Live’s business depends on Notes Live’s (and its contractual partners’) ability to attract popular artists and other live events to its venues. Notes Live and its partners may be unable to book events that generate demand, or anticipate or respond to changes in consumer preferences, which may result in decreased attendance at concerts and events hosted at Notes Live’s venues.

The success of Notes Live’s business depends, in part, upon its ability to offer live entertainment venues that are popular with customers. Moreover, Notes Live expects to rely, in part, on third parties (such as AEG Presents — Rocky Mountains, LLC, with whom Notes Live has entered into an operating agreement for Ford Amphitheater in Colorado Springs) to book events and acts at Notes Live’s venues. Although the agreements include performance targets as it relates to show and attendance numbers, the parties entry into these agreements do not assure that AEG or any other operator will be successful in booking a specific number of events at a particular venue in a given year. In addition, as described elsewhere in this prospectus, Notes Live is obligated to split certain venue and event costs and revenues with these third-party operators, and may also be required to make other accommodations to those parties in connection with their agreement to serve as operator of a venue, such as providing the operator with a right of first offer for future venues that Notes Live constructs. There may be a limited number of popular artists, groups, or events that can attract audiences to venues and Notes Live’s business would suffer to the extent that its venues are unable to attract such artists, groups, and events to perform at its venues, or its third-party contractual partners are unable to perform under their agreements with Notes Live or fulfil the parties expectations.

Moreover, the live music industry competes with other forms of entertainment for consumers’ discretionary spending and within this industry Notes Live competes with other venues to book artists in the markets in which it currently (or plans to) promotes music concerts, Notes Live faces competition from other promoters and venue operators. Competitors compete with Notes Live for key employees who may have relationships with popular music artists and who have a history of being able to book such artists for concerts and tours. These competitors may engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies, and make more attractive offers to existing and potential artists. Competitors may develop services, advertising options, or music venues that are equal or superior to those Notes Live provides or that achieve greater market acceptance and brand recognition. Across the live music industry, it is possible that new competitors may emerge and rapidly acquire a significant market share.

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Notes Live’s success depends, in significant part, on entertainment and leisure events and economics, and other factors adversely affecting such events could have a material adverse effect on business, financial condition, and results of operations.

A decline in attendance at or reduction in the number of live entertainment and leisure events may have an adverse effect on revenue and operating income. In addition, during periods of economic slowdown and recession, many consumers have historically reduced their discretionary spending and advertisers have reduced their advertising expenditures. The impact of economic slowdowns on business is difficult to predict, but they may result in reductions in ticket sales, sponsorship opportunities and Notes Live’s ability to generate revenue. The risks associated with Notes Live’s businesses may become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at live entertainment, sporting, and leisure events. Many of the factors affecting the number and availability of live entertainment and leisure events are beyond Notes Live’s control. Notes Live’s success depends, in significant part, on entertainment and leisure events and economic and other factors adversely affecting such events could have a material adverse effect on business, financial condition and results of operations. A decline in attendance at or reduction in the number of live entertainment and leisure events may have an adverse effect on revenue and operating income. In addition, during periods of economic slowdown and recession, many consumers have historically reduced their discretionary spending and advertisers have reduced their advertising expenditures. The impact of economic slowdowns on business is difficult to predict, but they may result in reductions in ticket sales, sponsorship opportunities and Notes Live’s ability to generate revenue. The risks associated with its businesses may become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at live entertainment, sporting, and leisure events.

Notes Live’s business depends on discretionary consumer and corporate spending, which may be impacted by market volatility and challenging economic conditions.

Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income, unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals, and inflation can significantly impact Notes Live’s operating results. Business conditions, as well as various industry conditions, including corporate marketing and promotional spending and interest levels, can also significantly impact Notes Live’s operating results. These factors can affect attendance at Notes Live’s events, sponsorship, advertising and hospitality spending, concession and merchandise sales, as well as the financial results of any sponsors of Notes Live’s venues, events, and the industry. Negative factors such as challenging economic conditions and public concerns over terrorism and security incidents, particularly when combined, can impact corporate and consumer spending, and one negative factor may impact Notes Live’s results more than another. There can be no assurance that consumer and corporate spending will not be adversely impacted by current economic conditions, or by any future deterioration in economic conditions, thereby possibly impacting Notes Live’s operating results and growth.

Portions of Notes Live’s business are subject to seasonal fluctuations and its operating results and cash flow likely will vary from period to period.

A significant portion of Notes Live’s future growth projections stem from the suite of outdoor amphitheaters it intends to construct and own. Those venues will hold larger, and more consistent events in the second and third fiscal quarters. As a result Notes Live’s revenues and expenses are expected to be seasonal in nature and operating results and cash flow likely will reflect significant variation from period to period. Consequently, period-to-period comparisons of our operating results may not necessarily be meaningful and the operating results of one period are not indicative of our financial performance during a full fiscal year. This variability may adversely affect Notes Live’s business, results of operations and financial condition.

Poor weather adversely affects attendance at live music events, which could negatively impact Notes Live’s financial performance from period to period.

A significant portion of Notes Live’s business is the hosting and promotion of live music events. Weather conditions surrounding these events affect sales of tickets, concessions, and merchandise, among other things. Poor weather conditions can have a material impact on results of operations particularly because Notes Live can only promote and/or ticket a finite number of events. Increased weather variability due to climate change exacerbates weather-related issues. Due to weather conditions, Notes Live may be required to cancel or reschedule an event to another available day or a different venue, which would increase costs for the event and could negatively impact the attendance at the event as well as concession and merchandise sales. Poor weather can affect current periods as well as successive events in future periods.

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There is a risk of personal injuries and accidents in connection with live music events, which could subject Notes Live to personal injury or other claims and increase expenses, as well as reduce attendance at its live music events, causing a decrease in revenue.

There are inherent risks involved with organizing and producing live music (and other entertainment) events. As a result, personal injuries and accidents may occur in the future, from time to time, which could subject Notes Live to claims and liabilities for personal injuries. Incidents in connection with Notes Live’s live music events at any of its venues that its owns or rents could also result in claims, reducing operating income or reducing attendance at its events, which could cause a decrease in revenue. In addition, while Notes Live has security protocols in place at its events, illegal drug use or alcohol consumption at events could result in negative publicity, adverse consequences (including illness, injury, or death) to the persons engaged in such activities or others, and litigation against Notes Live. While Notes Live maintains insurance policies that provide coverage within limits that are sufficient, in management’s judgment, to protect it from material financial loss for personal injuries sustained by persons at its venues or events or accidents in the ordinary course of business, there can be no assurance that such insurance will be adequate at all times and in all circumstances.

The sale of food and prepared food products for human consumption involves a risk of injury to customers.

Such injuries may result from tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents, or residues introduced during the growing, storage, handling, and transportation phases. Additionally, many of the food items on the restaurants Notes Live owns contain beef and chicken. The preferences of customers toward beef and chicken could be affected by changes in consumer health or dietary trends and preferences regarding meat consumption or health concerns and publicity concerning food quality, illness, and injury generally. In recent years there has been publicity concerning E. Coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, salmonella, African swine fever, peanut and other food allergens, and other public health concerns affecting the food supply, including beef, chicken, pork, dairy and eggs. In addition, government regulations or the likelihood of government regulation could increase the costs of obtaining or preparing food products. A decrease in guest traffic to venues, a change in mix of products sold or an increase in costs as a result of these health concerns either in general or specific to operations could result in a decrease in sales or higher costs to venues that would materially harm business.

The price and availability of food, ingredients, retail merchandise, transportation, distribution, and utilities used by Notes Live’s venues could adversely affect revenues and results of operations.

Notes Live is subject to the general risks of inflation, and Notes Live’s operating profit margins and results of operations depend significantly on its ability to anticipate and react to changes in the price, quality and availability of food and other commodities, ingredients, retail merchandise, transportation, distribution, utilities, and other related costs over which Notes Live has limited control. Fluctuations in economic conditions, weather, demand, and other factors affect the availability, quality and cost of the ingredients and products that Notes Live buys. Furthermore, many of the products that Notes Live uses and their costs are interrelated. Changes in global demand for corn, wheat and dairy products could cause volatility in the feed costs for poultry and livestock. The effect of, introduction of, or changes to tariffs or exchange rates on imported retail products or food products could increase costs and possibly affect the supply of those products. Changes in demand for over the road transportation and distribution services could cause volatility, increase costs, and affect operating margins. In addition, food safety concerns, widespread outbreaks of livestock and poultry diseases, such as, among other things, the avian flu and African swine fever, and product recalls, all of which are out of Notes Live’ control, and, in many instances, unpredictable, could also increase costs and possibly affect the supply of livestock and poultry products. Notes Live’s operating margins are also affected, whether as a result of general inflation or otherwise, by fluctuations in the price of utilities such as natural gas and electricity, on which Notes Live’s locations depend for much of their energy supply. Notes Live’s inability to anticipate and respond effectively to one or more adverse changes in any of these factors could have a significant adverse effect on its results of operations. In addition, because it provides a moderately priced product, Notes Live may not seek to or be able to pass along price increases to its customers sufficient to completely offset cost increases.

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Notes Live and its venues may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks or disease epidemics.

The occurrence and threat of extraordinary events, such as terrorist attacks, intentional or unintentional mass-casualty incidents, public health concerns such as contagious disease outbreaks, natural disasters, or similar events, may deter artists from touring and/or substantially decrease the use of and demand for services and the attendance at live music events, which may decrease revenue or expose Notes Live to substantial liability. The terrorism and security incidents in the past, military actions in foreign locations, periodic elevated terrorism alerts and fears from publicized contagious disease outbreaks have raised numerous challenging operating factors, including public concerns regarding air travel, military actions and additional national or local catastrophic incidents, causing a nationwide disruption of commercial and leisure activities.

In the event of actual or threatened terrorism events, some artists may refuse to travel or book tours, which could adversely affect business. Attendance at events may decline due to fears over terrorism and contagious disease outbreaks, which could adversely impact operating results. While it is constantly evaluating the security precautions for events in an effort to ensure the safety of the public, no security measures can guarantee safety and there can be no assurances that it won’t face liabilities, which could be substantial and materially impact our operating results, in connection with such terrorist attacks at events.

While Notes Live has health and safety programs designed to mitigate the risks that are inherent in the staging of concerts and other events, as well as those associated with extraordinary occurrences or actions that may take place at events, there can be no assurances that these programs will be sufficient to fully cover every possibility. Despite Notes Live’s best efforts, some occurrences or actions are difficult to foresee and adequately plan for, which could lead to fan, vendor, or employee harm resulting in fines, penalties, legal costs, and reputational risk that could materially and adversely impact our business and results of operations.

Health concerns, government regulation relating to the consumption of food products, and widespread infectious diseases could impact consumer preferences and negatively affect results of operations.

Much like the COVID-19 pandemic, the United States and other countries have experienced, or may experience in the future, outbreaks of other viruses, such as norovirus, the bird/avian flu, or other diseases. As experienced with the COVID-19 pandemic, if a regional or global health pandemic occurs, depending upon its location, duration, and severity, Notes Live’s business could be severely affected. In the event a health pandemic occurs, customers might avoid public places, and local, regional, or national governments might limit or ban public gatherings to halt or delay the spread of disease. Jurisdictions in which we have restaurants and venues may impose mandatory closures or impose restrictions on operations. If a virus is transmitted by human contact or respiratory transmission, employees or guests could become infected, or could choose, or be advised, to avoid gathering in public places, any of which would adversely affect restaurant guest traffic or perform functions at the corporate level. A regional or global health pandemic might also adversely affect business by disrupting or delaying production and delivery of materials and products in supply chain and causing staffing shortages in our stores.

Risks Related to Governmental Regulation

Notes Live is subject to extensive governmental regulation and changes in these regulations and its failure to comply with them may have a material negative effect on the Company’s business and results of operations.

Notes Live’s business is subject to the general powers of federal, state and local governments.

●	Venue-related Permits/Licenses. Notes Live’s venues, like all public spaces, are subject to building and health codes and fire regulations imposed by state and local government as well as zoning and outdoor advertising and signage regulations. Notes Live also requires a number of licenses in multiple jurisdictions to operate, including, but not limited to, occupancy permits, exhibition licenses, food and beverage permits, liquor licenses, signage entitlements and other authorizations. Failure to receive or retain, or the suspension of, liquor licenses or permits could interrupt or terminate our ability to serve alcoholic beverages at our venue. Additional regulation relating to liquor licenses may limit our activities in the future or significantly increase the cost of compliance, or both. Notes Live is subject to “dram shop” statutes in certain states, which generally provide that serving alcohol to a visibly intoxicated or minor patron is a violation of the law and may provide for strict liability for certain damages arising out of such violations. Notes Live’s liability insurance coverage may not be adequate or available to cover any or all such potential liability. Any failure to maintain these permits or licenses could have a material negative effect on Notes Live’s business and results of operations.

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●	Public Health and Safety. As a result of government mandated assembly limitations and closures implemented in response to the COVID-19 pandemic, Notes Live’s revenues declined substantially in 2020 and 2021. There can be no assurance that some or all of these restrictions will not be imposed again in the future due to future outbreaks of COVID-19 (including variants) or another pandemic or public health emergency. Notes Live is unable to predict what the long-term effects of these events, including renewed government regulations or requirements, will be. For example, future governmental regulations adopted in response to a pandemic may impact the revenue we derive and/or the expenses we incur from the events that we choose to host, such that events that were historically profitable would instead result in losses.

●	Environmental Laws. The amphitheaters and venues Notes Live develops are subject to federal, state, and local environmental laws and regulations relating to the use, disposal, storage, emission and release of hazardous and non-hazardous substances, as well as zoning and noise level restrictions which may affect, among other things, the operations of our venues. Compliance with these regulations and the associated costs may be heightened as a result of the purchase, construction or renovation of a venue. Additionally, certain laws and regulations could hold the Company strictly, jointly and severally responsible for the remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites, as well as for any personal injury or property damage related to any contamination. Notes Live’s commercial general liability and/or the pollution legal liability insurance coverage may not be adequate or available to cover any or all such potential liability.

●	Data Privacy. Notes Live is subject to various data privacy and protection laws, regulations, policies and contractual obligations that apply to the collection, transmission, storage, processing and use of personal information or personal data, which among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection, and the use of the internet as a commercial medium, are rapidly evolving, extensive and complex, and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application.

The data protection landscape is rapidly evolving in the United States. As Notes Live’s operations and business grow, it may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. For example, California has passed a comprehensive data privacy law, the California Consumer Privacy Act of 2018 (the “CCPA”), and a number of other states, including Virginia, Colorado, Utah and Connecticut, have also passed similar laws, and various additional states may do so in the near future. Further, there are several legislative proposals in the United States, at both the federal and state level, that could impose new privacy and security obligations. Notes Live has not yet determined the impact that these future laws and regulations may have on its business.

In addition, governmental authorities and private litigants continue to bring actions against companies for online collection, use, dissemination and security practices that are unfair or deceptive.

Notes Live’s business is, and may in the future be, subject to a variety of other laws and regulations, including licensing, permitting, working conditions, labor, immigration and employment laws; health, safety and sanitation requirements; and compliance with the Americans with Disabilities Act (and related state and local statutes).

Any changes to the legal and regulatory framework applicable to Notes Live’s business could have an adverse impact on its businesses and its failure to comply with applicable governmental laws and regulations, or to maintain necessary permits or licenses, could result in liability or government actions that could have a material negative effect on Notes Live’s business and results of operations.

Zoning and governmental approvals could hinder, delay, or completely inhibit Notes Live’s ability to own, develop, lease, and construct upon the real estate upon which it intends to build new restaurants and venues.

Real estate development and ownership is subject to extensive regulation related to zoning, land use, building design, taxation, construction materials, warranties, environmental protection, and workplace safety, among others. Projects may be subject to legal challenges brought by governmental authorities or private parties. Local governments may enact growth control initiatives, annexation or building restrictions, impose moratoriums to restrict development or other adverse economic or monetary policies, impose nuisances and other conditions on development of particular sites, and increase the fees imposed on developers to fund roads, schools, open spaces, or affordable housing. Any of the foregoing could prevent Notes Live from undertaking or completing a particular project, impair its ability to sell or dispose of certain properties, force it to implement design changes, increase the cost of obtaining the necessary approvals, and/or cause delays in the approval process.

Various components of the construction and development of new venue locations will require approvals from local government officials or agencies. Land-use regulations, construction permits, and other regulatory requirements at the state and local level can require significant time and knowledge to obtain. There is no assurance that these regulatory requirements can be satisfied or will not be delayed due to factors beyond Notes Live’s control or otherwise. Failure to obtain the required approvals in a timely manner, or at all, may result in delays or abandonment of site locations Notes Live is developing or plan to develop. Any funds spent by Notes Live prior to that determination may be lost.

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Notes Live’s ability to meet labor needs while controlling costs is subject to external factors such as unemployment levels, minimum wage legislation, health care legislation, payroll taxes and changing demographics.

Many employees are hourly workers whose wages are affected by increases in the federal or state minimum wage or changes to tip credits. Tip credits are the amounts an employer is permitted to assume an employee receives in tips when the employer calculates the employee’s hourly wage for minimum wage compliance purposes. Increases in minimum wage levels and changes to the tip credit have been made and continue to be proposed at both federal and state levels. As minimum wage rates increase, the Company may need to increase not only the wages of minimum-wage employees but also the wages paid to employees at wage rates that are above minimum wage. If competitive pressures or other factors prevent the Company from offsetting increased labor costs by increases in prices, profitability may decline.

The restaurant business is subject to a significant amount of regulation and licensing requirements that could adversely affect our business or require changes to our business practices.

The Company’s proposed business is subject to various federal, state, and local government regulations, including those relating to food safety and disclosure, alcoholic beverage sale and control, public accommodations, and public health and safety. These regulations are subject to continual changes and updating. Difficulties or failures in obtaining or maintaining the required licenses and approvals or maintaining compliance with existing or newly enacted requirements could delay the opening or affect the continued operation and profitability of one or more restaurants in a particular area.

The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements.

Compliance with consumer-privacy laws, payment-card security standards, data-storage regulations, and other laws and regulations that aim to protect customers’ data privacy may result in cost increases due to necessary system changes and the development of new administrative processes. In addition, customers and employees have a high expectation that Notes Live will adequately protect their personal information. For example, in connection with credit and debit card sales, Notes Live transmits confidential card information. Third parties may have the technology or know-how to breach the security of this customer information, and security measures and those of its technology vendors may not effectively prevent others from obtaining improper access to this information. If Notes Live fails to comply with the laws and regulations regarding privacy and security or experience a security breach, it could be exposed to risks of data loss, regulatory investigations and/or penalties, a loss of the ability to process credit and debit card payments, substantial inconvenience or harm to guests, litigation, and serious disruption of operations. Additionally, any resulting negative publicity could significantly harm Notes Live’s reputation and damage its relations with guests. As privacy and information security laws, regulations and practices change and cyber risks continue to evolve, Notes Live may incur additional costs to ensure it remains in compliance and protect guest, employee, and Company information.

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Various federal and state employment laws govern the relationship between the Company and its employees and affect the Company’s operating costs.

State and federal employment laws govern minimum wage requirements, overtime pay, meal and rest breaks, unemployment tax rates, workers’ compensation rates, citizenship or residency requirements, labor relations, child labor regulations, and discriminatory conduct. Additional government-imposed increases in federal and state minimum wages, overtime pay, paid leaves of absence, and mandated health benefits, increased tax reporting and tax payment requirements for employees who receive tips or a reduction in the number of states that allow tips to be credited toward minimum wage requirements could harm operating results.

General Business and Personnel Risks

A material disruption in information technology, network infrastructure and telecommunication systems could adversely affect business and results of operations.

Notes Live relies extensively on information technology across operations, including, but not limited to, point of sales processing, supply chain management, retail merchandise allocation and distribution, labor productivity and expense management. Its business depends significantly on the reliability, security, and capacity of information technology systems to process these transactions, summarize results, manage, and report on business and supply chain. Its information technology systems are subject to damage or interruption from power outages, computer, network, cable system, internet and telecommunications failures, computer viruses, security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war or terrorism, and usage errors by our employees. If Notes Live’s information technology and telecommunication systems are damaged or cease to function properly, it may have to make a significant investment to repair or replace them and could suffer loss of critical data and interruptions or delays in operations in the interim. Any material interruption in information technology and telecommunication systems could adversely affect business or results of operations. In addition, some of these essential technology-based business systems are outsourced to third parties. While Notes Live makes efforts to ensure that its outsourced providers are observing proper standards and controls, it cannot guarantee that breaches, disruptions, or failures caused by these providers will not occur.

A privacy breach or cybersecurity attack could adversely affect Notes Live’s business and operations.

The protection of customer, employee, and Company data is critical to Notes Live. It is subject to laws relating to information security, privacy, cashless payments, consumer credit, and fraud. Additionally, an increasing number of government and industry groups have established laws and standards for the protection of personal and health information. As a merchant and service provider of point-of-sale services, Notes Live is also subject to the Payment Card Industry Data Security Standard issued by the Payment Card Industry Council.

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Failure to maximize or to successfully protect and assert Notes Live’s intellectual property rights could adversely affect business and results of operations.

Notes Live relies on trademark, unfair competition, trade secret, and copyright laws to protect its intellectual property rights. Notes Live has registered certain trademarks and service marks with appropriate governmental authorities, but there can be no guarantee that these intellectual property rights will be maximized or that they can be successfully asserted. There is a risk that Notes Live will not be able to obtain and perfect its own intellectual property rights, or, where appropriate, to license intellectual property rights necessary to support new product introductions or other brand extensions. There is no guarantee that these rights, if obtained, will not be invalidated, circumvented, or challenged in the future. Notes Live’s failure to protect or successfully assert its intellectual property rights could make it less competitive and could have an adverse effect on Notes Live’s business and results of operations.

We may be subject to claims that we infringed upon certain third-party intellectual property rights, which, even if meritless, could be costly to defend and could adversely affect our business, results of operations, financial condition, and prospects.

The success of our business depends, in part, on our success in developing and marketing our products and services without infringing, misappropriating, or otherwise violating the intellectual property rights of third parties. However, from time to time, we may be subject to legal proceedings and other claims in the ordinary course of business alleging infringement of third-party intellectual property rights. Third parties may be able to successfully challenge, oppose, invalidate, render unenforceable, dilute, misappropriate, or circumvent our trademarks and other intellectual property rights, even if we were unaware that our products or services are infringing, misappropriating, or otherwise violating third-party intellectual property rights.

We cannot predict the outcome of lawsuits and cannot ensure that the results of any such claims will not adversely affect our business, results of operations, financial condition, or prospects. Our failure to protect our intellectual property rights in a meaningful manner could damage our reputation, erode our brand names and other IP, and strain or harm our business relationships. Accordingly, litigation may be necessary to determine the validity and scope of proprietary rights claimed by third parties, assert and enforce our intellectual property rights, and defend against third-party infringement claims. Defending against such claims would be costly and time-consuming. Any such litigation or claims, regardless of merit or outcome, could cause us to incur significant expenses and could divert our management and resources. If successfully asserted against us, such claims could inhibit our ability to offer certain products or services, require us to pay substantial costs and damages, force us to obtain licenses to continue our operations, compel us to adopt costly re-designs or modifications, or subject us to other unfavorable terms.

Notes Live is involved in a number of related-party transactions.

Many of the officers, directors, and principal shareholders of Notes Live (and its subsidiaries) are involved in Notes Live’s management and operations, including in roles as officers, directors, managers, and/or equity holders of Hospitality Income & Asset, LLC and 13141 BP, LLC, and landlords to three of Notes Live’s operating subsidiaries: BBST, BBP, and Notes. Furthermore, several shareholders are members of Notes Live’s new landlords in Gainesville, Georgia. Additionally, many of the founders, officers, directors, and shareholders of Notes Live (and its subsidiaries) are involved as officers, directors, and executives of Roth Industries, the parent company of Roth Premium Foods, LLC, which is the licensee of the counterparty to the Bourbon Brothers licensing agreement. For a description of the related-party transactions involving Notes Live, its subsidiaries, and its management, see the “Certain Relationships and Related-Party Transactions” section of this prospectus.

Notes Live is dependent on its key personnel and will need to hire additional personnel. Notes Live’s hiring abilities may be strained by current employment trends and economic conditions.

Notes Live’s future successes depend on its ability to identify, attract, hire, train, retain and motivate highly skilled executive, technical, sales and marketing, business development, and store level personnel including restaurant managers and kitchen managers. Notes Live is currently particularly dependent on the efforts of JW Roth. The loss of Mr. Roth would likely have a significant negative impact on Notes Live’s operations and growth strategies. Competition for qualified personnel may be intense. If Notes Live fails to successfully attract, assimilate, and retain a sufficient number of such personnel, its business will suffer.

Notes Live’s officers, directors, and principal shareholders will collectively own a substantial portion of our Class D Common Stock following this offering.

Collectively, Notes Live’s officers, directors, and principal shareholders will own or exercise voting and investment control of approximately        % of our outstanding Class D Common Stock following this offering. As a result, investors may face challenges in affecting matters involving our Company, including:

●	the composition of our Board of Directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

●	any determinations with respect to mergers or other business combinations;

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●	our acquisition or disposition of assets; and

●	our corporate financing activities.

Furthermore, this concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination that might otherwise be beneficial to our shareholders. This significant concentration of share ownership may also adversely affect the trading price for our Class D Common Stock because investors may perceive disadvantages in owning stock in a company that is controlled by a small number of shareholders.

Notes Live’s officers and directors do not owe a duty of exclusivity to Notes Live.

Notes Live’s officers and directors are not required to devote all of their business time to Notes Live as their sole and exclusive function or business. Members of our management team have other business interests and may engage in other activities and pursue other business opportunities in addition to those relating to Notes Live. Neither Notes Live nor any shareholder has any right to share or participate in such other investments or activities of management or to the income or proceeds derived therefrom.

Notes Live is dependent on attracting and retaining qualified employees while also controlling labor costs.

Notes Live’s business is dependent on attracting and retaining a large and growing number of qualified employees. Availability of staff varies widely from location to location. Many staff members are in entry-level or part-time positions, typically with high turnover rates. High turnover of store management and staff would cause Notes Live to incur higher direct costs associated with recruiting, training, and retaining replacement personnel. Management turnover as well as general shortages in the labor pool can cause venues to operate with reduced staff, which negatively affects the ability to provide appropriate service levels to customers. The market for the most qualified talent continues to be competitive and Notes Live must provide competitive wages, benefits, and workplace conditions to maintain the most qualified employees. Competition for qualified employees exerts upward pressure on wages paid to attract such personnel, resulting in higher labor costs, together with greater recruiting and training expenses.

Global economic and market uncertainty may adversely impact Notes Live’s business and operating results.

Uncertain global and macro-economic conditions have in the past and may in the future adversely impact Notes Live’s business. The current uncertainty in the worldwide economic environment together with other unfavorable changes in economic conditions, such as heightened inflation and interest rate increases currently being experienced or implemented by most developed economies, as well as recessions that have affected major countries, may negatively impact consumer confidence and spending, ultimately causing Notes Live’s customers to postpone purchases and may ultimately impact our profitability. Inflation and rapid fluctuations in inflation rates have had in the past, and may in the future have, negative effects on economies and financial markets. Notes Live could experience period-to-period fluctuations in operating results due to general industry or economic conditions and volatile or uncertain economic conditions can adversely impact sales and profitability and make it difficult for Notes Live to accurately forecast and plan its future business activities. Furthermore, inflationary pressure and increases in interest rates may negatively impact revenue, earnings and demand for Notes Live’s service and venue offerings. During challenging economic times, Notes Live’s current or potential future customers may experience cash flow problems and as a result may modify, delay or cancel plans to visit Notes Live’s restaurants and venues.

Risks Related to Ownership of Our Common Stock

There are many risks associated with forward-looking information in this prospectus.

Much of the information presented in this prospectus contains forward-looking statements. Although the Company believes the forward-looking statements have reasonable bases, it cannot offer any assurance that it will be able to conduct the operations as contemplated. You should carefully review all of the information and assumptions contained in this prospectus with your legal, tax, financial, investment, and accounting advisors with these risks in mind. Please review the “Cautionary Note Regarding Forward-Looking Statements.”

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There has been no prior public market for our Class D Common Stock, the stock price of our Class D Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your Class D Common Stock at or above the initial public offering price.

There has been no public market for our Class D Common Stock prior to this offering. The initial public offering price for our Class D Common Stock will be determined through negotiations between the underwriter and us and may vary from the market price of our Class D Common Stock following this offering. If you purchase shares of our Class D Common Stock in this offering, you may not be able to resell those shares at or above this offering initial public offering price. An active or liquid market in our Class D Common Stock may not develop upon the completion of this offering or, if it does develop, it may not be sustainable. Further, an inactive market may also impair our ability to raise capital by selling shares of our Class D Common Stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of Class D Common Stock as consideration.

We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our Class D Common Stock.

We do not anticipate paying cash dividends on our Class D Common Stock in the foreseeable future. The payment of dividends on our Class D Common Stock will depend on earnings, financial condition, and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. If we do not pay dividends, our Class D Common Stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

Management has broad discretion in directing the Company’s use of proceeds from this offering and may not use them effectively or in ways that increase the value of our share price.

While the Company intends to allocate proceeds from this offering primarily to the development of new restaurants and event venues, the Company has not definitively allocated the net proceeds of this offering to any specific purpose. Accordingly, investors will entrust their funds to the Company and its management, whose judgment investors must depend on with only limited information about the Company’s specific intentions with respect to the proceeds of this offering. The Company has broad discretion as to all aspects of the use and in the application of the net proceeds, including to apply such proceeds for working capital and other general corporate purposes, and you and other shareholders may disagree with how we spend or invest these proceeds. If the Company’s management diverts funds raised in this offering from the use originally intended in the Company’s business plan, the result could be that the Company is not as successful as originally anticipated. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Investors will be required to rely on the Company and its management as to the best allocation of the Company’s assets. Pending our use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

An investment in our Class D Common Stock carries a high degree of risk and is highly speculative, illiquid, and suitable only for persons who are able to bear a total loss of their investment.

An investment in the Class D Common Stock being offered by the Company is highly speculative and carries a high degree of risk. No assurance can be given that investors will realize a substantial return, if any, from their purchase of Class D Common Stock in this offering. Furthermore, no assurance can be given that an investor will not lose its investment completely.

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Future sales of substantial amounts of shares of our Class D Common Stock by existing shareholders could adversely affect the trading price of our Class D Common Stock.

If our existing shareholders sell substantial amounts of our Class D Common Shares following this offering, the market price of our Class D Common Stock could fall. Such sales by our existing shareholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. The Class D Common Shares offered in this offering will be eligible for immediate resale in the public market without restrictions. All remaining shares, which are currently held by our existing shareholders, may be sold in the public market in the future subject to any lock-up agreements and to the restrictions contained in Rule 144 under the Securities Act. If any existing shareholders sell a substantial amount of shares, the prevailing market price for our Class D Common Stock could be adversely affected

If you purchase our Class D Common Stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price per share of Class D Common Stock will be substantially higher than the net tangible book value per Class D Common Share immediately after this offering. Investors purchasing Class D Common Stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing Class D Common Stock in this offering will incur immediate dilution of $10.00 per share . Furthermore, investors purchasing shares of Class D Common Stock in this offering will contribute approximately [●]% of the total amount invested by shareholders since our inception, but will own only approximately [●]% of the total number of shares of our Class D Common Stock outstanding after this offering.

This dilution is due to our investors who purchased shares prior to this offering having paid substantially less when they purchased their shares than the price offered to the public in this offering. To the extent that our convertible note is converted into Class D Common Stock, our outstanding warrants are exercised, or we otherwise issue additional shares of Class D Common Stock in each case at per-share prices below the initial public offering price in this offering, there will be further dilution to new investors. As a result of the dilution to investors purchasing shares of Class D Common Stock in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

The financial and operational projections that we may make from time to time are subject to inherent risks.

The projections that our management may provide from time to time will reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, regulatory, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There may be differences between actual and projected results, and actual results may be materially different from those contained in the projections.

The market price of our Class D Common Stock may be subject to fluctuation, and you could lose all or part of your investment.

The initial public offering price has been arbitrarily determined by us and may not be indicative of prices that will prevail in the trading market. The price of our Class D Common Stock may decline following this public offering. The stock market in general has been, and the market price of our Class D Common Stock in particular will likely be, subject to fluctuation, whether due to or irrespective of our operating results and financial condition. The market price of our Class D Common Stock may fluctuate as a result of a number of factors, some of which are beyond our control, including, but not limited to:

●	actual or anticipated variations in our and our competitors’ results of operations and financial condition;

●	market acceptance of our restaurant, music, and entertainment venue concepts;

●	changes in earnings estimates or recommendations by securities analysts if our shares are covered by analysts;

●	development of technological innovations or new competitive products by others in the hospitality and entertainment industry;

●	our failure to achieve a publicly announced milestone;

●	delays between our expenditures to develop, construct, and market new entertainment venues and restaurants and the generation of revenue from those venues and restaurants;

●	developments concerning intellectual property rights, including our involvement in litigation;

●	regulatory developments and the decisions of regulatory authorities;

●	changes in the amounts that we spend to develop, acquire, permit, and promote new venues, technologies, or businesses;

●	our sale or proposed sale, or the sale by our significant shareholders, of shares of our Class D Common Stock or other securities in the future;

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●	changes in key personnel;

●	success or failure of our research and development projects or those of our competitors;

●	the trading volume of our Class D Common Stock;

●	general economic and market conditions; and

●	other factors, including those unrelated to our operating performance.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our Class D Common Stock and result in substantial losses being incurred by our investors.

Widespread market volatility and fluctuations in the share price of our Class D Common Stock could expose us to costly securities litigation.

In the past, following periods of market volatility, public company shareholders have often instituted securities class action litigation. If we were involved in securities litigation, it could impose a substantial cost upon us and divert the resources and attention of our management from our business.

An investment in the Company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any of our related parties is offering any tax assurances or guidance regarding the Company or your investment.

The formation of and an investment in the Company involve complex federal, state, and local income tax considerations. Neither the Internal Revenue Service nor any state or local taxing authority has reviewed the transactions described in this prospectus and may take different positions than the ones contemplated by our management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors, or related parties can offer tax or similar advice, nor are any such persons making any representations and warranties regarding such matters.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including the completion of this offering taken together with other transactions we may consummate in the succeeding three-year period. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which could result in increased future tax liability.

Our Articles of Incorporation permit “blank check” Preferred Stock, which can be designated by our Board of Directors without shareholder approval.

Our Articles of Incorporation, as amended (our “Articles of Incorporation”), authorize the Board to issue up to 5,000,000 shares of Preferred Stock, which may be issued from time to time in one or more series, each of which will have a distinctive designation or title as determined by our Board. To date, we have not denominated any series of Preferred Stock. Our Articles of Incorporation authorize the Board to establish the designations, preferences, limitations, restrictions, and relative rights of the Preferred Stock and any variations in the relative rights and preferences as between different series of Preferred Stock in accordance with the CBCA. As such, the Board could establish a series of Preferred Stock with enhanced dividend rights, rights of redemption, sinking funds to pay dividends, liquidation, and other rights that would be different than, and preferential to, the rights of the holders of our Class D Common Stock. Because our Board is able to designate the powers and preferences of the Preferred Stock without the vote of a majority of our shareholders, holders of our Class D Common Stock will have no control over what designations and preferences any newly designated Preferred Stock will have.

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Certain provisions in our Governance Documents could make a merger, acquisition, other change in control, tender offer, or proxy contest more difficult and may prevent shareholder attempts to replace or remove our current management, which could depress the trading price of our Class D Common Stock.

Certain provisions in our Articles of Incorporation and our Bylaws (our “Bylaws”; together with our Articles of Incorporation, our “Governance Documents”) could depress the trading price of our Class D Common Stock by acting to discourage, delay, or prevent a merger, acquisition, tender offer, proxy contest, or other change in control of us or change in our management that our shareholders may deem favorable or advantageous, including transactions in which shareholders might otherwise receive a premium for their shares. These provisions could limit the price that investors are willing to pay in the future for our Class D Common Stock, thereby depressing the market price of our Class D Common Stock. In addition, because our Board is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our Board. Among other things, these provisions:

●	permit the Board to establish and change the authorized number of directors and to fill any vacancies and newly created directorships;

●	authorize the issuance of “blank check” Preferred Stock that our Board could use to implement a shareholder rights plan, or so-called “poison pill,” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our Board;

●	establish advance notice requirements for nominations for election to our Board or for proposing matters that can be acted upon by shareholders at annual shareholder meetings; and

●	authorize the Board to adopt, amend, or repeal our Bylaws.

Any provision in our Governance Documents that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their shares of Class D Common Stock and could also affect the price that some investors are willing to pay for our Class D Common Stock.

Certain limitation-of-liability and indemnification provisions in our Governance Documents may discourage shareholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties, may reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit the Company and other shareholders, and may adversely impact shareholders’ investments to the extent that the Company pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Our Articles of Incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the CBCA. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our shareholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; or
●	any transaction from which the director derived an improper personal benefit.

Our Bylaws require us to indemnify our directors and officers, and allow us to indemnify other employees and agents, to the fullest extent permitted by the CBCA. Subject to certain limitations and limited exceptions, our Bylaws require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

While we believe that including the limitation-of-liability and indemnification provisions in our Governance Documents and indemnification agreements is necessary to attract and retain qualified persons such as directors, officers, and key employees, those provisions may discourage shareholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit the Company and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers and advance expenses as required by these indemnification provisions.

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If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our stock price and trading volume could decline.

The trading market for our Class D Common Stock will be influenced by the research and reports that equity research analysts publish about us and our business. As a newly public company, we may have only limited research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of our Class D Common Stock, and such lack of research coverage may adversely affect the market price of our Class D Common Stock. In the event we do have equity research coverage, we will not have any control over the analysts or the content and opinion included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn would cause our stock price or trading volume to decline.

Risks Related to Being and Reporting as a Public Company

If we fail to establish and maintain an effective system of internal control or disclosure controls and procedures are not effective, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Class D Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires us to evaluate and report on our internal controls over financial reporting and, depending on our future growth, may require our independent registered public accounting firm to annually attest to our evaluation, as well as issue its own opinion on our internal controls over financial reporting. The process of implementing and maintaining proper internal controls and complying with Section 404 is expensive and time consuming. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need may become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls or difficulties encountered in their implementation could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for future listing on the NYSE American or other national securities exchanges, and the inability of registered broker-dealers to make a market in our Class D Common Stock, which may reduce our stock price.

We are an “emerging growth company” and a “smaller reporting company,” and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our Class D Common Stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we intend to take advantage of some of the exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies, including:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a non-binding advisory vote on executive compensation or obtain shareholder approval of any golden parachute payments not previously approved.

In addition, as an “emerging growth company” the JOBS Act allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, unless we later irrevocably elect not to avail ourselves of this exemption. We have elected to use this extended transition period under the JOBS Act. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make comparison of our financials to those of other public companies more difficult. We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (1) following the fifth anniversary of the completion of this offering, (2) in which we have total annual gross revenue of at least $1.235 billion, or (3) in which we are deemed to be a large accelerated filer, which means the market value of our Class D Common Stock that is held by non-affiliates exceeds $700 million as of March 31 of the prior year; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

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We are also a “smaller reporting company” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements in our Annual Report on Form 10-K, and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common shares held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common shares held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter.

Investors may find our find our Class D Common Stock less attractive to the extent we will rely on these exemptions. If some investors find our Class D Common Stock less attractive as a result, there may be a less active trading market for our Class D Common Stock and our stock price may be more volatile.

We are a “smaller reporting company,” and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

We are a “smaller reporting company.” We are therefore entitled to rely on certain reduced disclosure requirements for as long as we remain a smaller reporting company, such as an exemption from providing selected financial data and executive compensation information. In addition, for as long as we are a smaller reporting company with less than $100 million in annual revenue, we would be exempt from the requirement to obtain an external audit on the effectiveness of internal control over financial reporting provided in Section 404(b) of the Sarbanes-Oxley Act.

These exemptions and reduced disclosures in our SEC filings due to our status as a smaller reporting company make it harder for investors to analyze our results of operations and financial prospects. We cannot predict if investors will find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock prices may be more volatile.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against companies following a decline in the market price of their securities. This risk is especially relevant for us because biotechnology companies have experienced significant share price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, and particularly after Notes Live is no longer an emerging growth company (or, to a lesser extent, a smaller reporting company), Notes Live will incur significant legal, accounting, and other expenses that it did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE American, and other applicable securities rules and regulations implemented by the SEC and the NYSE American have imposed various requirements on public companies, including requiring that they establish and maintain effective disclosure and financial controls and corporate governance practices. As an “emerging growth company,” Notes Live is permitted by legislation to implement many of these requirements over a longer period of time and up to five years from the pricing of this offering. Although Notes Live intends to take advantage of this legislation, Notes Live will still incur additional expenses to comply with the demands of being a public company.

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We expect that Notes Live will likely need to hire additional accounting, finance, and other personnel in connection with Notes Lives becoming, and Notes Live’s efforts to comply with the requirements of being, a public company, and Notes Live’s management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase Notes Live’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, Notes Live expects that the rules and regulations applicable to it as a public company may make it more difficult and more expensive for it to obtain director and officer liability insurance, which could make it more difficult for it to attract and retain qualified members of Notes Live’s Board of Directors. Notes Live is currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs Notes Live may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Shareholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costlier. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make any related-party transaction disclosures. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Future changes in financial accounting standards or practices may cause adverse and unexpected revenue fluctuations and adversely affect our reported results of operations.

Future changes in financial accounting standards may cause adverse, unexpected revenue fluctuations and affect our reported financial position or results of operations. Financial accounting standards in the United States are constantly under review and new pronouncements and varying interpretations of pronouncements have occurred with frequency in the past and are expected to occur again in the future. As a result, we may be required to make changes in our accounting policies. Those changes could affect our financial condition and results of operations or the way in which such financial condition and results of operations are reported. We intend to invest resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from business activities to compliance activities. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Accounting Pronouncements.”

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our Governance Documents provide that we are required to indemnify our directors and officers to the fullest extent permitted by Colorado law. Our Governance Documents also provide that, on satisfaction of certain conditions, we will advance expenses actually and reasonably incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer or director, for any liability arising out of the actions of any such officer or director in such capacity regardless of whether we would otherwise be permitted to indemnify such person under the provisions of Colorado law. We believe that the indemnification provisions in our Governance Documents are necessary to attract and retain qualified persons as directors and officers.

While we maintain directors’ and officers’ liability insurance, such insurance may not be adequate to cover all liabilities that we may incur, which may reduce our available funds to satisfy third-party claims and may adversely impact our cash position.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding future events and the Company’s future results. These statements are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the Company’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “could,” “would,” “should,” “will,” “may,” variations of such words, and similar expressions of a forward-looking nature are intended to identify such forward-looking statements. In addition, any statements that refer to projections of the Company’s future financial performance, the Company’s anticipated growth and potential in its business, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified in the “Risk Factors” section of this prospectus and elsewhere herein.

Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements, and readers are cautioned not to place undue reliance upon such statements in making an investment decision. The Company disclaims any obligation to update factors or to announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

In addition, statements such as “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and, although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. You should carefully read the factors set forth in the “Risk Factors” section of this prospectus and other cautionary statements made throughout this prospectus, and you should interpret such factors and cautionary statements as being applicable to all forward-looking statements wherever appearing in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances, or otherwise, unless required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of Class D Common Stock in this offering will be approximately $[●] million (or approximately $     million if the underwriters exercise in full their option to purchase up to [     ] additional shares), assuming an initial public offering price of $10.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and for general corporate purposes, including to open new restaurants and music and entertainment venues in certain metropolitan areas, expand the Company’s business operations, further develop the Company’s services, and promote the Company’s business. The Company is in the planning and execution mode for build-to-suit projects from which proceeds of this offering will be used to provide for the furniture, fixtures and equipment of each project venue, pre-opening expenses, and equity in the real estate where the projects will be developed.

We cannot specify with certainty all of the uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in the application of these proceeds and our investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

Each $1.00 increase or decrease in the assumed initial public offering price of $10.00 per share would increase or decrease the net proceeds to us from this offering by approximately $[●] million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We may also increase or decrease the number of shares of Class D Common Stock we are offering. Each 1,000,000 share increase or decrease in the number of shares offered by us would increase or decrease the net proceeds to us from this offering by approximately $[●] million, assuming that the assumed initial public offering price of $10.00 per share remains the same, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

Pending use of the net proceeds from this offering, we may invest in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the U.S. government, which will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

Dividend Policy

We do not currently intend to pay dividends on our Common Stock. The declaration, amount and payment of any future dividends on shares of our Common Stock, if any, will be at the sole discretion of our Board, which may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our shareholders or by our subsidiaries to us, business prospects, and any other factors that our Board may deem relevant

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2024 on:

●	an actual basis,

●	a pro forma basis to reflect the exercise of warrants by certain of our shareholders and conversions of a $10 million principal amount promissory note plus approximately $ of accrued interest thereon after March 31, 2024; and

●	a pro forma as-adjusted basis, giving effect to (i) the issuance and sale of shares of our Class D Common Stock by us in this offering at an assumed public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the information in this table together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	March 31, 2024
	Actual (unaudited) (1)	Pro Forma (unaudited)	Pro Forma As Adjusted (unaudited) (2)
Cash	$38,806,976	$	$
Current portion of long-term debt	1,210,394
Convertible debt	800,065
Long-term debt, net of current portion	10,223,027
Shareholders’ equity (deficit):
Preferred Stock, par value 0.001 per share, 5,000,000 shares authorized, none issued and outstanding	-
Class A Voting Common Stock, par value 0.001 per share, 5,000,000 shares authorized, none issued and outstanding	-
Class B Non-Voting Common Stock, par value 0.001 per share, 30,000,000 shares authorized, 379,990 shares issued and outstanding	380
Class C Voting Common Stock, par value 0.001 per share, 50,000,000 shares authorized, 0 shares issued and outstanding	-
Class D Voting Common Stock, par value 0.001 per share, 60,000,000 shares authorized, 34,634,584 shares issued and outstanding	34,635
Additional paid-in capital	90,907,883
Accumulated deficit	(32,620,391)
	58,322,507
Treasury Stock, at cost – 76,245 shares at March 31, 2024 and December 31, 2023	(76)
Non-controlling interest	33,246,119
Total stockholders’ equity (deficit)	$91,568,550	$		$-
Total capitalization	$117,155,136	$		$-

(1)	Such information excludes, as of March 31, 2024:

●	up to 1,000,000 shares of our Class C Common Stock that are issuable upon conversion of a convertible promissory note at the rate of $10 per share, which will be amended to provide for the issuance of shares of Class D Common Stock prior to the date of this prospectus;

●	1,000,000 shares of Class C Common Stock that are issuable upon the exercise of certain warrants that were issued by the Company (which the Company expects to permit the holders exchange into an equal number of shares of Class D Common Stock), which may be exchanged into shares of Class D Common Stock;

●	1,000,000 shares of Class C Common Stock that are available for future issuance under our 2023 Omnibus Incentive Compensation Plan (which plan is expected to be amended to reserve, and facilitate the issuance of, shares of Class D Common Stock);

●

379,990 shares of Class B Non-Voting Common Stock (which the Company expects to permit the holders to exchange into an equal number of shares of Class D Common Stock) which may be exchanged into an equal number of shares of Class D Common Stock;

●	4,200,330 shares of Class B Non-Voting Common Stock issuable upon the exercise of certain warrants that were issued by the Company, (which the Company expects to permit the holders to exchange into an equal number of shares of Class D Common Stock); and

●	shares of Class D Common Stock issuable upon exercise of the representative’s warrants.

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dilution

If you invest in our Class D Common Stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our Class D Common Stock and the pro forma as adjusted net tangible book value per share of our Class D Common Stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Class D Common Stock in this offering and the pro forma as adjusted net tangible book value per share of Class D Common Stock immediately after completion of this offering. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of Class D Common Stock then issued and outstanding. As of March 31, 2024, our net tangible book value [(unaudited)] was $[●], or $[●] per share of Class D Common Stock, which represents the amount of our total tangible assets less total liabilities, divided by the number of shares outstanding at March 31, 2024.

After giving effect to (i) on a pro forma basis, the issuance of [●] shares of Class D Common Stock upon the exercise of warrants by certain of our shareholders since March 31, 2024, (ii) on a pro forma as-adjusted basis, the issuance of [●] shares of Class D Common Stock for net proceeds of $           since March 31, 2024, and (iii) our sale of [●] shares of Class D Common Stock in this offering at the assumed initial public offering price of $10.00 per share, and after deducting any estimated commissions to the underwriters and any estimated offering expenses payable by us, our pro forma as-adjusted net tangible book value as of the date of this prospectus would have been $[●], or $[●] per share. This represents an immediate and substantial dilution of $[●] per share to new investors purchasing shares of Class D Common Stock in this offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share	$	$	$
Net tangible book value per share as of ________, 2024	$	$	$
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering

Pro forma as adjusted net tangible book value per share immediately after this offering

Dilution per share to new investors in this offering	$	$	$

The following table summarizes, on a pro forma as-adjusted basis as of August 1, 2024, the differences between the number of shares of Class D Common Stock purchased from us, the total price and the average price per share paid by existing shareholders, and the total price and the average price per share paid by the new investors in this offering, before deducting estimated underwriters commissions and estimated offering expenses payable by us at an assumed initial public offering price of $10.00 per share:

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
(in thousands)
Existing shareholders		%	$	%	$
New investors		%	$	%	$
Totals		100%	$	100%	$

Each $1.00 increase or decrease in the assumed initial public offering price of $10.00 per share would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all shareholders by approximately $[●], assuming that the number of shares of Class D Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us.

Each increase or decrease of 100,000 shares in the number of shares of Class D Common Stock offered by us, as set for on the cover page of this prospectus, would increase (or decrease) our pro forma, as adjusted net tangible book value after this offering by $    and decrease (increase) the dilution per share to new investors participating in this offering by $    , assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Except as otherwise indicated, the above discussion and tables assume no exercise of the representative’s over-allotment option to purchase additional shares of Class D Common Stock in this offering. If the representative exercises its option to purchase additional shares of Class D Common Stock in full from us, our existing shareholders would own [●]% and our new investors would own [●]% of the total number of shares of our Class D Common Stock outstanding upon the completion of this offering.

The above discussion and tables are based on there being 35,610,648 shares of Class D Common Stock outstanding as of the date of this prospectus and excludes:

●	up to 1,000,000 shares of our Class C Common Stock that are issuable upon conversion of a convertible promissory note at the rate of $10 per share, which will be amended to provide for the issuance of shares of Class D Common Stock prior to the date of this prospectus;

●	1,000,000 shares of Class C Common Stock that are issuable upon the exercise of certain warrants that were issued by the Company (which the Company expects to permit the holders exchange into an equal number of shares of Class D Common Stock);

●	1,000,000 shares of Class C Common Stock that are available for future issuance under our 2023 Omnibus Incentive Compensation Plan;

●	383,656 shares of Class B Non-Voting Common Stock (which the Company expects to permit the holders exchange into an equal number of shares of Class D Common Stock),;

●	3,936,583 shares of Class B Non-Voting Common Stock issuable upon the exercise of certain warrants that were issued by the Company (which the Company expects to permit the holders exchange into an equal number of shares of Class D Common Stock), and

●	shares of Class D Common Stock issuable upon exercise of the representative’s warrants.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of Notes Live’s financial condition and results of operations together with our audited consolidated financial statements as of and for the fiscal years ended December 31, 2023 and 2022, and our unaudited condensed consolidated financial statements as of March 31, 2024 and for the three months ended March 31, 2024 and 2023, in each case together with the related notes thereto, all of which appear at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth at the end of this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section of this prospectus entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from forward-looking statements. Please also see the section entitled “Cautionary Note Concerning Forward-Looking Statements.” Forward-looking statements may be identified by words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Future operating results, however, are impossible to predict, and no guarantee or warranty is to be inferred from those forward-looking statements.

MD&A Overview

This section presents management’s perspective on the financial condition and results of operations of Notes Live, Inc. Unless otherwise noted, for purposes of this section, the terms “we,” “us,” “our,” “Company,” and “Notes Live” refer to Notes Live, Inc. and its consolidated subsidiaries. The following discussion and analysis (this “MD&A”) is intended to highlight and supplement data and information presented elsewhere in this prospectus and should be read in conjunction with our audited consolidated financial statements as of and for the fiscal years ended December 31, 2023 and 2022, and our unaudited condensed consolidated financial statements as of March 31, 2024 and for the three months ended March 31, 2024 and 2023, in each case together with the related notes thereto at the end of this prospectus. Results for any period or year should not be construed as an inference of what our results would be for any full fiscal year or future period. This MD&A is also intended to provide you with information that will facilitate your understanding of our consolidated financial statements, the changes in key items in those consolidated financial statements from year to year, and the primary factors that accounted for those changes. To the extent that this discussion describes prior performance, the descriptions relate only to the periods listed, which may not be indicative of our future financial outcomes. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections titled “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.” Our MD&A is organized as follows:

●	Business Overview — Discussion of our business plan and strategy in order to provide context for the remainder of this MD&A.

●	Consolidated Results of Operations — Analysis of our financial results comparing the years ended December 31, 2023 to December 31, 2022 and the three months ended March 31, 2024 to the three months ended March 31, 2023.

●	Liquidity and Capital Resources — Analysis of changes in our cash flows, and discussion of our financial condition and potential sources of liquidity.

●	Significant Accounting Policies and Use of Estimates — Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

Business Overview

Business

Notes Live is a Colorado-based hospitality and entertainment corporation that builds, owns, and operates luxury, live-entertainment venue campuses, which consist of music halls, outdoor amphitheaters, restaurants, and bars. As a growing entertainment and hospitality company, we continue to expand our portfolio of indoor and outdoor music venues and entertainment campuses where music, dining, and luxury converge in strategically selected markets.

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Key Milestones and Recent Developments

Our investments and operations to date have enabled us to achieve strong growth and the following key milestones:

●	March 2017: Notes Live was founded as Bourbon Brothers Restaurants, LLC, which converted into Notes Live, Inc. in April 2022.

●	April 2017: Notes Live opened its flagship restaurant, Bourbon Brothers Smokehouse & Tavern, in Colorado Springs, Colorado.

●	March 2019: Notes Live opened its first live-entertainment, indoor music hall, Boot Barn Hall, in Colorado Springs, Colorado, the naming rights of which were purchased by Boot Barn Holdings, Inc. (NYSE: BOOT).

●	June 2021: GA HIA, LLC, a subsidiary of Notes Live, agreed to purchase land from the Gainesville Redevelopment Authority and entered into a public-private partnership with the City of Gainesville, Georgia pursuant to which Notes Live agreed to develop its second Boot Barn Hall venue in Gainesville, Georgia.

●	September 2022: Notes Live opened its first live music and social bar, known as “Notes”, in Colorado Springs, Colorado.

●	May 2022 – March 2023: Notes Live fully funded its development of its first outdoor amphitheater, Ford Amphitheater, in Colorado Springs, Colorado, by pre-selling lifetime ownership of VIP firepit suites.

●	May 2023: Notes Live broke ground on Ford Amphitheater in Colorado Springs, Colorado.

●	June 2023: Notes Live entered into an operating agreement with AEG with respect to the operation of Ford Amphitheater, which Notes Live expects to open in August 2024.

●	June 2023: Notes Live opened in second Boot Barn Hall venue and its second BBST restaurant in Gainesville, Georgia.

●	June 2023: Notes Live entered into a term sheet to purchase 21 acres of land in Oklahoma City, Oklahoma with the intent of building The Sunset at Mustang Creek, a 12,500-person outdoor amphitheater. In April 2024, the Mustang Creek amphitheater was not approved by city council and Notes Live is reviewing other properties in the area for development.

●	October 2023: Notes Live entered into an Economic Development Agreement with the City of Broken Arrow, Oklahoma, pursuant to which the parties are forming a public-private partnership and intend to open The Sunset BA, a 12,500-capacity amphitheater, by fall 2025.

●	April 2024: Notes Live, and the City of McKinney, Texas, together with the McKinney Economic Development Corporation and the McKinney Community Development Corporation, entered into a Chapter 380, Grant, and Development Agreement, pursuant to which Notes Live will develop The Sunset McKinney.

●	June and July 2024: Notes Live and the City of El Paso, Texas formed a public-private partnership by entering into a Purchase and Sale Agreement in June 2024 and a Chapter 380 Economic Development Program Agreement in July 2024. Pursuant to the agreements, Notes Live is acquiring approximately 17 acres of land from the City of El Paso where it will construct and manage The Sunset El Paso, a 12,500-person amphitheater.

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Venue Ownership

Notes Live primarily generates revenue through restaurant operations, event rentals, and hosting concerts and events. Our business involves owning and operating the following types of venues and entertainment spaces:

Music Halls — Music halls are indoor, intimate music and event venues that can accommodate up to approximately 1,400 guests. This venue category includes our Bourbon Brothers Presents a/k/a The Hall at Bourbon Brothers or Boot Barn Hall venues, which are designed to host approximately 1,400 concertgoers at general admission concerts featuring national-touring artists or to seat between 500 and 700 guests around eight-top tables at more intimate events such as concerts featuring tribute bands or dueling pianos, corporate functions, or weddings. Our BBP music halls can quickly be transitioned from one configuration to the next. This operational flexibility is intended to maximize our event-rental opportunities by expanding the types of events we can host while minimizing the time it takes to stage one event to the next, allowing us, for example, to host a premier concert one night and a wedding the following afternoon.

Amphitheaters — Amphitheaters are typically outdoor venues that accommodate between 8,000 and 20,000 concertgoers and will primarily be operated during the summer through fall seasons. Amphitheaters are designed with special acoustics, premium seat packages, and luxurious suites intended to amplify guests’ music and entertainment experiences. Our first amphitheater venue will be Ford Amphitheater in Colorado Springs, Colorado, which will be an open-air, 8,000-person venue. In addition to lawn and stadium-style seating that will allow us to offer tickets at an array of price points, our Sunset Amphitheater venues will have firepit suites that deliver premium hospitality and a more luxurious, personalized concert experience. Each firepit suite will accommodate up to eight guests. Ford Amphitheater is designed with 92 VIP firepit suites, accommodating a total of 736 VIP guests, and the venue is expected to open in August 2024. Ford Amphitheater will primarily host concerts from May through October each year. The amphitheaters planned for development in Oklahoma and Texas will also have firepit ownership opportunities, with firepit suites planned for our Sunset Amphitheater venues in McKinney, Texas, El Paso, Texas, Broken Arrow, Oklahoma, and Oklahoma City, Oklahoma (pending Notes Live’s ability to purchase property in Oklahoma City for development).

Certain of the entities which own and develop Notes Live’s venues are not wholly owned by Notes Live. For example, Notes Live has a 10% ownership interest in The Sunset Amphitheater LLC (which is the owner and developer of the Sunset CO amphitheater venue) but holds a 100% voting interest. Notes Live anticipates it will own 60% of Sunset Hospitality Collection, LLC (which is a company designed to own the building to lease to Roth Seafood & Chophouse and Notes Hospitality Collection) but hold 100% of the voting interest. In addition, the Company expects to own 30% of Sunset at Broken Arrow LLC and Sunset at Mustang Creek LLC (which, respectively, will own and operate the planned amphitheaters in Broken Arrow, Oklahoma and the greater Oklahoma City area) while, in each case, holding a 100% voting interest. With respect to its subsidiaries that own and develop amphitheaters, third-party members, in exchange for their capital contributions, receive an interest in the exclusive use of a specific suite at the applicable venue and also receive a financial interests in their pro rata portion of a defined portion of the ticket sale revenues generated by the venue for each event. Similarly, third-party members in Sunset Hospitality Collection LLC, receive, in exchange for their capital contribution, a defined portion of the lease payments received on the property owned by the entity.

Restaurants — Bourbon Brothers Smokehouse & Tavern is Notes Live’s flagship, full-service restaurant concept. BBST serves American classics and Southern staples out of a scratch kitchen, accompanied by a selection of rare bourbons, ryes, whiskies, and local craft beers. Notes Live develops its BBST restaurants and BBP music halls in close proximity to one another, which allows BBST to serve as the exclusive caterer for BBP events.

Fine Dining, Hospitality, and Entertainment Campuses — In early 2025, Notes Live will open Roth’s Seafood & Chophouse, a fine-dining restaurant in a mixed-use development adjacent to Ford Amphitheater. Framing either side of Roth’s will be two, approximately 5,000-square-foot configurable hospitality spaces intended to be used for hosting corporate events, weddings, trade shows, conventions, and other events. On the top floor above Roth’s and Notes Hospitality Collection will be a “top-shelf” bar and lounge called Brohan’s, which will offer unobstructed views of the surrounding area Notes Live intends to monetize during marquee shows at Ford Amphitheater.

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The following table summarizes the types of venues we are constructing or plan to develop, describing each by venue type, location, expected opening date, and current status.

Venue Type	Location	Current Status
Music Halls
BBP CO	Colorado Springs, CO	Opened in March 2019
BBP GA	Gainesville, GA	Opened in June 2023

Outdoor Amphitheaters
Ford Amphitheater	Colorado Springs, CO	Opening August 2024
The Sunset OKC	Mustang Creek, OK	Expected to open in 2026
The Sunset BA	Broken Arrow, OK	Expected to open in August 2025
The Sunset McKinney	McKinney, TX	Expected to open in second quarter of 2026
The Sunset El Paso	El Paso, TX	Expected to open in second quarter of 2026

Restaurants
BBST CO	Colorado Springs, CO	Opened in April 2017
BBST GA	Gainesville, GA	Opened in June 2023
Notes Eatery	Colorado Springs, CO	Opened in September 2022

Fine Dining & Hospitality Collection
Roth’s Seafood & Chophouse	Colorado Springs, CO	Expected to open in early 2025
Notes Hospitality Collection	Colorado Springs, CO	Expected to open in early 2025

Bars
Brohan’s	Colorado Springs, CO	Expected to open in early 2025

Business Segment

We consider our restaurant and event center operations as similar, in close proximity, and have aggregated them into a single reportable segment. Revenue from our customers is primarily derived from food and beverage (“F&B”) services (our “Restaurant Operations”) with a portion being served contemporaneously with live entertainment during the events and concerts that we promote and host (our “Event Operations”).

Event Operations. The Event Operations portion of our business involves the promotion of live music and events in our owned or operated venues, the operation and management of our venues, the creation of content from concerts and events hosted in our venues, and the provision of management and other services to artists. We promoted and held approximately 156 live music and other events in 2022, during which we had one music hall, BBP CO, operating in Colorado Springs, Colorado. In June 2023, we opened our second music hall, BBP GA, in Gainesville, Georgia. Between BBP CO and BBP GA, we promoted and held 231 live music and other events in 2023. Our Event Operations business generated $1,324,895, or 34%, of our total revenue during the three months ended March 31, 2024, and $3,075,141, or 24%, of our total revenue during 2023. In 2022, our Event Operations business generated $1,847,649, or 21%, of our total revenue.

Within our Events Operations, we generate revenues through: (i) ticket sales and fees on tickets sold directly by us or through the ticketing business that we contract with for our events; (ii) fees collected on tickets sold by other third-party platforms, such as convenience and order-processing fees and service charges; (iii) venue rentals, which occur for a variety of corporate and personal events; (iv) pre-selling naming rights to our live-entertainment venues by partnering with industry-leading brands under naming-rights agreements; and (v) sponsorship sales, which allow brands to advertise at our venues by showcasing their names and logos on a variety of sponsorship inventory curated for each of our venues and at each event we promote and host.

Restaurant Operations. Revenues generated through restaurant operations included F&B sales at our BBST restaurants and Notes bar (known as Notes Eatery as of May 2024). F&B sales include all revenues recognized with respect to stand-alone F&B sales. Our Restaurant Operations business generated $580,102, or 65%, of our total revenue for the three months ended March 31, 2024. Our Restaurant Operations business generated $9,522,523, or 76%, of our total revenue during 2023. In 2022, our Restaurant Operations business generated $6,809,218, or 79%, of our total revenue. The increase of $2,713,305 in revenue generated from Restaurant Operations from 2022 to 2023 was primarily attributable to the opening of our second BBST restaurant location in June 2023, BBST GA in Gainesville, Georgia. Our BBST restaurants serve as the exclusive caterers for concerts and events hosted as our BBP venues, which is enabled by our decision to develop each BBST restaurant in close proximity to each BBP venue. In Gainesville, Georgia, for example, BBST GA is connected to BBP GA via a shared kitchen.

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Financial

Private Equity Offerings

Since our formation in 2017, we have funded our operations, in part, through proceeds from private sales of our equity securities.

During 2024, we raised $28,522,500 in a private offering of 2,852,250 shares of our Class C Voting Common Stock, all of which were voluntarily exchanged on a one-for-one basis for 2,852,250 shares of our Class D Common Stock. We have used, and expect to use, the proceeds of that offering primarily to fund pre-opening costs for Ford Amphitheater, Roth’s Seafood and Chophouse, and Notes Hospitality Collection restaurant venues in Colorado Springs, Colorado, and for other working capital needs.

We anticipate raising additional cash needed through the private or public sales of equity securities, private sales of membership interests in certain of our subsidiary entities (including interests in our firepit suites) at our amphitheater locations, collaborative arrangements, or a combination thereof, to continue to fund our operations and construct our venues. There is no assurance that any such collaborative arrangement will be entered into or that financing will be available to us when needed in order to allow us to continue our operations, or if available, on terms acceptable to us. If we do not raise sufficient funds in a timely manner, we may be forced to curtail operations or revise the timeline of our business plan.

Overview of Year-to-Year Financial Comparison

For the years ended December 31, 2023 and 2022:

●	We generated total revenue of $12,597,664 and $8,656,867, respectively, representing year-over-year growth of $3,940,797 or approximately 46%;

●	We had a net loss of $11,386,793 and $8,018,333, respectively, representing a year-over-year increase in net loss of $3,368,460 or approximately 42%;

●	Our net cash used in operating activities was $4,876,172 and $700,748, respectively, representing year-over-year increase in cash used in operating activities of $4,175,424 or approximately 596%, respectively;

●	Our net cash used in investing activities was $31,165,063 and $4,426,307, respectively, representing year-over-year increase in cash used in investing activities of $26,738,756, respectively or approximately 604%; and

●	Our net cash provided by financing activities was $32,771,605 and $24,404,703, respectively, representing year-over-year increase in cash provided by financing activities of $8,366,902 or approximately 34%.

Overview of the Year-to-Year First-Quarter Interim Financial Comparison

For the three-month period ended March 31, 2024 and 2023:

●	We generated total revenue of $3,939,743 and $2,100,120, respectively, representing growth of $1,839,623 or approximately 88% as compared to the prior-year period;

●	We had a net loss of $15,816,019 and $2,878,509 respectively, representing an increase in net loss of $12,937,510 or approximately 449% as compared to the prior-year period;

●	Our net cash used in operating activities was $2,711,168 and $1,707,452, respectively, representing an increase in cash used in operating activities of $1,003,716 or approximately 59% as compared to the prior-year period;

●	Our net cash used in investing activities was $8,946,836 and $16,529,031, respectively, representing a decrease in cash used in investing activities of $7,582,195 or approximately 46% as compared to the prior-year period; and

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●	Our net cash provided by financing activities was $30,263,876 and $11,672,047, respectively, representing an increase in cash provided by financing activities of $18,591,829 or approximately 159% as compared to the prior-year period.

Consolidated Results of Operations

Comparison of the Years Ended December 31, 2023 and 2022

Our results of operations have varied significantly from year to year and may vary significantly in the future. The following table sets forth our results of operations for the years ended December 31, 2023 and 2022, respectively.

	For the year ended December 31,
	2023	2022
Revenues
Restaurant including food and beverage revenue	$9,522,523	$6,809,218
Event center ticket and fees revenue	2,152,826	1,137,169
Rental and sponsorship revenue	922,315	710,480
Total revenues	12,597,664	8,656,867
Operating costs
Food and beverage	2,216,359	1,491,951
Event center	1,072,909	767,065
Labor	3,667,095	2,421,444
Rent	815,233	676,175
Operating expenses	14,081,000	6,887,768
Depreciation and amortization	1,877,236	1,176,552
Total operating costs	23,729,832	13,420,955

Loss from operations	$(11,132,168)	$(4,764,088)

Other income (expense), net
Interest expense	(331,674)	(397,120)
Interest income	20,152	12,149
Shuttered Venue Grant	—	210,378
Loss on extinguishment of debt	—	(3,395,046)
(Loss) gain on sale of investments, net	(75,603)	197,812
Other income	132,500	117,582
Total other expense, net	$(254,625)	$(3,254,245)

Net loss	$(11,386,793)	$(8,018,333)
Net loss attributable to non-controlling interests	(862,320)	(1,094,584)
Net loss attributable to common shareholders	$(10,524,473)	$(6,923,749)

Weighted average number of shares of Class A common stock, outstanding, basic and diluted*	136,301	275,000
Basic and diluted net income (loss) per share of Class A common stock	$(0.39)	$(0.45)

Weighted average number of shares of Class B common stock, outstanding, basic and diluted*	16,640,620	15,008,238
Basic and diluted net income (loss) per share of Class B common stock	$(0.39)	$(0.45)

Weighted average number of shares of Class C common stock, outstanding, basic and diluted*	10,106,179	—
Basic and diluted net income (loss) per share of Class C common stock	$(0.39)	$—

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Comparison of the Three Months Ended March 31, 2024 and 2023

The following table sets forth our results of operations for the three months ended March 31, 2024 and 2023, respectively.

(in US Dollars)
Unaudited

	For the Three Months Ended March 31,
	2024	2023
Revenues
Restaurant including food and beverage revenue	$2,580,102	$1,627,176
Event center ticket and fees revenue	1,324,895	441,284
Rental and sponsorship revenue	34,746	31,660
Total revenues	3,939,743	2,100,120
Operating costs
Food and beverage	604,555	350,446
Event center	591,282	96,135
Labor	1,067,398	563,124
Rent	220,886	137,782
Operating expenses	13,815,943	3,488,617
Depreciation and amortization	606,464	323,379
Total operating costs	16,906,528	4,959,483

Loss from operations	$(12,966,785)	$(2,859,363)

Other income (expense), net
Interest expense	(404,965)	(55,682)
Other expense	(2,500,000)	—
Interest income	25,731	13,415
(Loss) gain on sale of investments, net	—	(11,947)
Other income	30,000	35,068
Total other expense, net	$(2,849,234)	$(19,146)

Net loss	$(15,816,019)	$(2,878,509)

Net loss attributable to non-controlling interests	(217,081)	(378,394)
Net loss attributable to common shareholders	$(15,598,938)	$(2,500,115)

Weighted average number of shares of Class A common stock, outstanding, basic and diluted	—	277,222
Basic and diluted net loss per share of Class A common stock	$—	$(0.13)

Weighted average number of shares of Class B common stock, outstanding, basic and diluted	1,754,959	18,936,191
Basic and diluted net loss per share of Class B common stock	$(0.47)	$(0.13)

Weighted average number of shares of Class C common stock, outstanding, basic and diluted	26,790,416	—
Basic and diluted net loss per share of Class C common stock	$(0.47)	$—

Weighted average number of shares of Class D common stock, outstanding, basic and diluted	4,565,870	—
Basic and diluted net loss per share of Class D common stock	$(0.47)	$—

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To date, Notes Live has not opened an amphitheater, but Ford Amphitheater in Colorado Springs is anticipated to open in August 2024, and certain restaurants surrounding that development are expected to open in early 2025. Even though this amphitheater will have a shortened 2024 season, we expect it to positively impact Notes Live’s financial performance in 2024.

Revenue

Total revenue increased $3,940,797 during the year ended December 31, 2023 as compared to the prior year. As components of our single reportable business segment, revenues generated from our “Restaurant including food and beverage” component, our “Event center ticket and fees” component and our “Rental and sponsorship” component increased $2,713,305, $1,015,657 and $211,835, respectively, during the year ended December 31, 2023 as compared to the prior year.

Total revenue increased $1,839,623 for the three months ended March 31, 2024 as compared to the three months ended March 31, 2023. Revenues generated from our “Restaurant including food and beverage,” “Event center ticket and fees,” and “Rental and sponsorship” revenue components increased $952,926, $883,611, and $3,086, respectively, during the three months ended March 31, 2024 as compared to the three months ended March 31, 2023.

Management believes this year-over-year increase in revenue was primarily driven by the opening of our BBST restaurant and BBP venue in Gainesville, Georgia in June 2023, which collectively contributed over $3,738,536 for their partial-year revenues in 2023. Likewise, the increase in revenue generated during the three months ended March 31, 2024 compared to the same period in 2023 was primarily attributable to our BBST GA restaurant and BBP GA venue being open and fully operational during the first quarter of 2024 while still being under construction and thus not open and operational during the first quarter of 2023.

Operating Expenses

Food and Beverage Costs. Our F&B costs increased $724,408 during the year ended December 31, 2023 as compared to the prior year and increased $254,109 during the three months ended March 31, 2024 as compared to the same period in the prior year. Those cost increases were primarily driven by our increase in sales volumes, along with increased raw ingredient and food costs due to inflation. According to the United States Department of Agriculture Economic Research Service, food prices increased 5.8% during 2023 and were 2.2% higher in March 2024 than in March 2023.

Event Center Costs. The costs attributed to our event centers increased $305,844 during the year ended December 31, 2023 as compared to the prior year and increased $495,147 during the three months ended March 31, 2024 as compared to the same period in the prior year. This was primarily due to the added costs of operating our BBP GA venue in Gainesville, Georgia beginning in June 2023.

Labor Costs. Our labor costs increased $1,245,651 during the year ended December 31, 2023 as compared to the prior year and increased $504,274 during the three months ended March 31, 2024 as compared to the same period in the prior year. Management believes this increase was driven by inflationary pressures. Beginning in June 2023, we also incurred additional labor costs to train and employ the individuals who operate our BBST GA and BBP GA restaurant and venue with these two locations contributing $1,269,640 in partial-year labor costs in 2023. The BBST GA and BBP GA restaurant and venue contributed $466,303 in labor costs during the three months ended March 31, 2024, while contributing no labor costs during the three months ended March 31, 2023 due to the restaurant and venue not opening until June 2023.

Rent Costs. Our rent costs increased $139,058 during the year ended December 31, 2023 as compared to the prior year and increased $83,104 during the three months ended March 31, 2024 as compared to the same period in the prior year. This was primarily due to the added costs of operating and paying rent costs for our BBST GA and BBP GA restaurant and venue in Gainesville, Georgia beginning in June 2023.

Operating Expenses. Our operating expenses increased $7,193,232 during the year ended December 31, 2023 as compared to the prior year, representing approximately 70% of our increases in expenses during 2023 compared to 2022. Our operating expenses increased $10,327,326 during the three months ended March 31, 2024 as compared to the same period in the prior year. Our increase in operating expenses was primarily the result of stock-based compensation expenses and opening our Gainesville, Georgia restaurant and venue locations in June 2023, which contributed partial-year operating expenses totaling $1,043,500 in 2023, and incurring additional expenses to expand the Company’s growth to the additional states of Oklahoma, Tennessee, and Texas. Comparing the operating expenses during the three months ended March 31, 2024 to the same period in 2023, the increase in operating expenses was specifically attributable to operating our BBST GA and BBP GA restaurant and venue during the first quarter of 2024, which had not opened during the first quarter of 2023, and expending operating costs to negotiate the public-private partnership agreements with the cities of Broken Arrow, Oklahoma and McKinney, Texas during the first quarter of 2024, which had not commenced during the first quarter of 2023. Our general and administrative expenses are also included in operating expenses and consist primarily of expenditures related to compensation, legal, accounting and tax, other professional services, and general operating.

Depreciation and Amortization Costs. Our depreciation and amortization costs increased $700,684 during the year ended December 31, 2023 as compared to the prior year and increased $283,085 during the three months ended March 31, 2024 as compared to the same period in the prior year. Management primarily attributes our increase in depreciation and amortization costs during 2023 compared to 2022 to two operational developments: (1) Notes Live incurring increased capitalization costs upon opening BBST GA and BBP GA in June 2023 totaling $203,217 in 2023; and (2) Notes Live incurring a full year of intangibles amortization in 2023 of $66,720 compared to a partial year in 2022 of $55,599. The increase in depreciation and amortization costs during the three months ended March 31, 2024 compared to the three months ended March 31, 2023 was primarily attributable to our BBST GA and BBP GA restaurant and venue being open and operational during the first quarter of 2024 but not during the first quarter of 2023.

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Other Expense

Other expense totaled $254,625 and $3,254,245 during 2023 and 2022, respectively. The decrease in other expense during 2023 compared to 2022 was primarily due to [●]. For the three months ended March 31, 2024 and 2023, other expense totaled $2,849,234 and $19,146, respectively. This increase for the three months ended March 31, 2024, was primarily due to the financing expense the Company recognized on the convertible debt.

Interest Expense

We had net interest expense of approximately $331,674 and $397,120 for the years ended December 31, 2023 and 2022, respectively. The decrease of $65,446 for 2023 compared to 2022 was primarily attributable to the satisfaction in full of previously outstanding promissory notes during 2022 through their conversion to equity. We had net interest expense of approximately $404,965 and $55,682 for the three months ended March 31, 2024 and 2023, respectively, which is primarily due to the addition of the mortgage on the BBSTGA and BBP properties, along with the amortization of the debt discount fees on the convertible debt.

Shuttered Venue Grant

In 2022, we obtained a Shuttered Venue Operators Grant (the “SVOG”) in the amount of $210,378 from the U.S. Small Business Administration (the “SBA”) as part of the SBA’s COVID-19 Relief Program given the impact of the COVID-19 pandemic on the Company’s business. Under the terms of the SVOG, we were not required to repay the grant amount as long we used the funds for eligible uses by the dates specified by the program. We did not obtain an SVOG or any similar government-funded grants during the 2023 fiscal year or during the three months ended March 31, 2024.

Loss on Extinguishment of Debt

Prior to the conversion of the Company from a limited liability company to a corporation that was effected in April 2022, our ownership interests in the Company were denotated as “units” of membership interests. Prior to such conversion, we incurred a loss on extinguishment of debt of $3,395,046 in connection with the conversion of $4,243,807 in convertible promissory notes that we issued into 8,487,615 Class B non-voting units of B Entertainment LLC at a conversion price of $0.50 per unit and the 1-for-20 split of those units in February 2022, which adjusted the value of the units to $10.00 per unit. Our gain (loss) on extinguishment of debt during the 2023 fiscal year was $0.

(Loss) Gain on Sale of Investments, net

During the 2023 fiscal year, we realized a loss on the sale of investments of $75,603, resulting from the sale of our 20% interest in War Hippies, LLC in December 2023. During the 2022 fiscal year, we realized a gain on the sale of investments of $197,812, which resulted from the sale of our 9.1% interest in Jet Stream, LLC in June 2022.

Other Income

During the 2023 and 2022 fiscal years, we received other income totaling $132,500 and $117,582, respectively, from Roth Industries, LLC (“Roth Industries”). Roth Industries paid Notes Live those amounts pursuant to a license granted by Notes Live to Roth Industries to use the trademark, tradename, and likeness of the Bourbon Brothers brand, which Notes Live exclusively owns, on packaged and prepared food products sold in retail grocery stores and other retail outlets where food products are sold. The licensing fee paid by Roth Industries to Notes Live is in the form of a royalty equal to $10,000 per month, which did not change from 2023 to 2024. Accordingly, during each of the three-month periods ended March 31, 2024 and 2023, Roth Industries paid Notes Live $30,000 in royalty payments.

JW Roth, Notes Live’s Chairman, CEO and founder and a principal shareholder of Notes Live, is also the founder and Chairman of Roth Industries and holds an approximate 20% membership interest in Roth Industries. Mitchell Roth, a director of Notes Live, is also the CEO and President of Roth Industries and holds an approximate 10% membership interest in Roth Industries. Heather Atkinson, the CFO, Secretary, and a director of Notes Live, is also the Treasurer and a director of Roth Industries. Additionally, Robert Mudd, Notes Live’s President and Chief Operating Officer, and Steve Cominsky, a director of Notes Live, are also members of Roth Industries. Ms. Atkinson, Mr. Mudd, and Mr. Cominsky each own less than a 1% membership interest in Roth Industries.

Factors that May Influence Future Results of Operations

Impact of Macroeconomic Conditions

We continue to monitor the impact of macroeconomic conditions, including inflationary pressure, potential for recession, instability of capital markets, consumer-spending habits, costs of goods, changes to fiscal and monetary policies, heightened interest rates, access to capital, the favorability of lending terms, prolonged supply-chain constraints, and geopolitical trends, on all aspects of our business, including how those factors may impact our operations, workforce, suppliers, ability to raise additional capital to fund operating and capital expenditures, sales, and profitability.

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The extent of the impact of these factors on our business will depend on future developments that are highly uncertain and cannot be confidently predicted at this time. To date, these factors have not had a material impact to our results of our operations or development efforts. However, if macroeconomic conditions deteriorate or there are unforeseen developments, our results of operations, financial condition, and cash flows may be adversely affected.

Rising Interest Rates

A prevailing trend that has impacted our business since 2022 is rising and steadily high interest rates. Since March 2022, the Federal Reserve has increased interest rates a total of eleven times, with the last hike occurring in July 2023 when target interest rates reached their current range of 5.25% to 5.50%, with a benchmark rate at about 5.4%, the highest level in more than two decades. In March 2023, the range of target interest rates was 4.75% to 5.00%. Although the Federal Reserve has held rates steady since then and indicated that rate reductions could occur sometime in 2024, the timing and extent of those rate cuts are uncertain. Although Notes Live was fortunate to have access to attractive debt capital and to purchase land to be developed into entertainment campuses on favorable terms by negotiating with various municipalities and forming public-private partnerships, had those lending opportunities not been available, volatility in interest rates would have increased the cost of borrowing and required us to agree to loan terms that were less favorable for borrowers. Furthermore, interest-rate increases may reduce the affordability of our land-development projects due to increased debt-servicing costs. Volatility in interest rates affect the demand for, and price of real estate. A rise in interest rates increases the cost while lowering the availability of debt financing. Increased borrowing costs would drive the costs of our development projects and inflate our project budgets.

Inflation

Another trend that impacted our business throughout 2022 and 2023 and that has continued to impact our business during 2024 has been the increase in inflation nationwide, which has gone hand in hand with the rising interest rate environment. With respect to project execution, inflation increased the cost of building materials and labor types, creating upward pressure on the costs of constructing and developing our event venues. Third parties that we contracted with, such as developers and contractors, were impacted by rising inflation rates and the corresponding rise in the costs of goods and services used in their businesses. Their ability to do business with us could be impacted by steadily high rates of interest and inflation, which could impact our profitability.

In addition to impacting our project construction and development costs, inflation also lead to higher costs for ingredients, supplies, utilities, and labor, all of which are essential components of operating restaurants and venues. While we were able to offset some of those costs by adjusting menu prices at our restaurants, we had to balance those adjustments with consumer sentiment to ensure that we did not deter customers from dining with us and in turn impact our overall sales volume. Inflation also impacts consumer-spending habits. As the costs of everyday goods and services rise, customers may become more hesitant to spend discretionary funds on restaurant dining.

We continue to monitor the impacts of high interest rates and inflation on our business and will continue to proactively seek cost-saving measures, negotiate with municipalities to purchase land without being burdened by increased borrowing costs and unfavorable lending terms.

Liquidity and Capital Resources

We have devoted substantially all of our efforts to developing our business plan, raising capital, and opening and operating our restaurants and event venues in Colorado and Georgia and planning venues in new markets, such as Oklahoma and Texas. We had an accumulated deficit of $17,021,453, and $6,496,980 as of the years ended December 31, 2023 and 2022, respectively, and generated negative cash flows from operations of $4,876,172 and $700,748 during the years ended December 31, 2023 and 2022, respectively. Similar trends are seen when comparing our year-after-year first-quarter financials, as we had an accumulated deficit of $32,620,391 and $8,997,095 as of the three months ended March 31, 2024 and 2023, respectively, and generated negative cash flows from operations of $2,711,168 and $1,707,452 as of the three months ended March 31, 2024 and 2023, respectively. Additionally, we experienced an increase in net loss from $2,878,509 to $15,816,019 for the three-month period ended March 31, 2024, compared to the same period in 2023. The Company believes the net loss in early 2024 is largely due to equity-based compensation, issued for services and non-cash financing with these considered to be non-recurring expenses.

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Since December 31, 2023, we closed a private placement of 2,852,250 shares of Notes Live’s Class C Voting Common Stock and received gross proceeds of $28,522,500 in that offering. The shares of Class C Common Stock issued in that offering were exchanged on a one-for-one basis for shares of Class D Common Stock in March 2024.

In January 2024, we issued a promissory note to KWO, LLC, as lender (“KWO”), whereby from time to time we can borrow and receive draws in an aggregate amount of up to $10 million (such note, the “KWO Note”). Any amounts drawn under the KWO Note bear interest at the rate of 8.75% per annum and are due within one year from the date of the draw. At KWO’s option, any payment of interest or principal under the KWO Note shall be made in shares of Class C Voting Common Stock, valued for such purpose at $10 per share. The first draw of $3,860,582 occurred on March 1, 2024 with a maturity date of February 28, 2025, and as of the date of this prospectus, the full $10 million has been drawn. At any time during the period commencing on June 1, 2024 and continuing until the date on which the KWO Note is paid in full, KWO may convert its outstanding note into shares of Class D Common Stock at the rate of $10.00 per share.

JW Roth and Kevin O’Neil, the sole member of KWO and a shareholder of the Company, each personally guaranteed the KWO Note, and Mr. Roth is entitled to a guarantor fee equal to 1% of the KWO Note balance. The Company recognized a debt discount for the personal guarantee fee paid to Mr. Roth of $38,606, with $3,217 expensed to interest expense in the three months ended March 31, 2024, with the remaining debt discount to be expensed to interest expense over the life of the KWO Note. As additional consideration for the personal guarantee, the Company granted each of KWO and Mr. Roth a three-year warrant to purchase up to 500,000 shares of the Company’s Class C Common Stock at $10.00 per share, with the Company recognizing a debt discount of $3,000,140 with $250,012 expensed to interest expense in the three months ended March 31, 2024, with the remaining to be expensed over the life of the Note. In accordance with ASC 815-10, Derivatives and Hedging, the warrants were recorded at relative fair value within stockholder’s equity in the Condensed Consolidated Balance Sheet. A loan origination fee of $100,000 was paid to KWO on or about June 26, 2024 through the delivery of 10,000 shares of Class D Common Stock and is recognized as debt discount with $8,333 expensed to interest expense in the three months ended March 31, 2024, with the remaining to be expensed over the life of the KWO Note. As additional consideration for his personal guaranty, the Company leased to Kevin O’Neil a firepit suite at Ford Amphitheater, which has a fair market value of $200,000 and is subject to and consistent with the schedule, rights, terms, and conditions applicable to other suites offered to the public. The Company treated this leased suite as a debt discount with $16,667 expensed to interest expense in the three months ended March 31, 2024, with the remining to be expensed over the life of the KWO Note. The convertible debt balance of $3,860,582 net by the cumulative debt discounts of $3,060,517 agree to the net of $800,065 shown as convertible debt on the Condensed Consolidated Balance Sheet. In addition, in a related agreement to this transaction, KWO purchased 500,000 shares of the Company’s Class C Common Stock from Mr. Roth at a price of $5.00 per share. Per ASC paragraph 718-10-15-4, the economic interest holder makes a capital contribution to the reporting entity, and the reporting entity makes a share-based payment to its grantee in exchange for goods or services provided to the reporting entity. This transaction was accounted for under ASC paragraph 718-10-15-4, as Mr. Roth having paid KWO on behalf of the Company. The Company recognized a $2,500,000 charge in other expense and additional paid in capital related to the exchange for the three months ended March 31, 2024, as Mr. Roth completed the stock transaction on behalf of the Company for KWO completing the KWO Note transaction.

We believe that (i) cash on hand, (ii) improved profitability in 2024 from operating venues and restaurants in Colorado Springs, Colorado and Gainesville, Georgia, (iii) opening Ford Amphitheater in Colorado Springs, Colorado in August 2024 and revenues expected to be generated by that project, (iv) the net cash expected to be received from this offering, and (v) additional capital raising efforts either at the parent corporation level and through sales of interests in our subsidiaries that own and operate our planned amphitheater projects (i.e. our firepit suite related sales and capital raising efforts), and debt financing available to us (being the KWO, LLC promissory note or other lenders), will allow us to continue our business operations. Our ability to continue implementing our business plan to add new locations to our portfolio for the purpose of developing entertainment campuses depends on our future engagement in strategic locations, real-estate transactions, capital raising, and debt financing.

Cash Flows

The following information reflects cash flows for continuing operations for the years presented:

	Year Ended December 31,
	2023	2022
	(amounts in thousands)
Cash and cash equivalents at beginning of year	$23,470,734	$4,193,086
Net cash used in operating activities	(4,876,172)	(700,748)
Net cash used in investing activities	(31,165,063)	(4,426,307)
Net cash provided by financing activities	32,771,605	24,404,703
Cash and cash equivalents at end of year	$20,201,104	$23,470,734

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The following information reflects cash flows for continuing operations for the three-month periods presented:

	Three Months Ended March 31,
	2024	2023
	(amounts in thousands)
Cash and cash equivalents at beginning of period	$20,201,604	$23,470,734
Net cash used in operating activities	(2,711,168)	(1,707,452)
Net cash used in investing activities	(8,946,836)	(16,529,031)
Net cash provided by financing activities	30,263,876	11,672,047
Cash and cash equivalents at end of period	38,806,976	16,906,298

Net Cash Used in Operating Activities

Net cash used in operating activities was $4,876,172 and $700,748 during the years ended December 31, 2023 and 2022, respectively. The increase of $4,175,424 in cash used during 2023 compared to 2022 was primarily attributable to an increase of $3,368,460 in our loss from operations.

Net cash used in operating activities was $2,711,168 and $1,707,452 during the three months ended March 31, 2024 and 2023, respectively. The increase of $1,003,716 in cash used during the first quarter of 2024 compared to the first quarter of 2023 was primarily attributable to the increase in deposits for land and security deposits.

Net Cash Used in Investing Activities

Net cash used in investing activities was $31,165,063 and $4,426,307 during the years ended December 31, 2023 and 2022, respectively. The increase of $26,738,756 in cash used during 2023 compared to 2022 was primarily attributable to purchase of property and equipment.

Net cash used in investing activities was $8,946,836 and $16,529,031 during the three months ended March 31, 2024 and 2023, respectively. The decrease of $7,582,195 in cash used during the first quarter of 2024 compared to the first quarter of 2023 was primarily attributable to the decrease in the purchase of property and equipment quarter over quarter.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $32,771,605 and $24,404,703 during the years ended December 31, 2023 and 2022, respectively. The increase of $8,366,902 in cash provided during 2023 compared to 2022 was primarily attributable to proceeds from a private placement of our common stock private sales and our pre-sales of rights and interests in our Sunset at Broken Arrow LLC, Sunset Hospitality Collection LLC, and Sunset at Mustang Creek LLC subsidiaries.

Net cash provided by financing activities was $30,263,876 and $11,672,047 during the three months ended March 31, 2024 and 2023, respectively. The increase of $18,591,829 in cash provided during the first quarter of 2024 compared to the first quarter of 2023 was primarily attributable to issuance of shares of Notes Live and the increased in proceeds from the sale of non-controlling interest equity.

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Significant Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make significant judgments and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management bases these significant judgments and estimates on historical experience and other assumptions it believes to be reasonable based on information presently available. Actual results could differ from those estimates under different assumptions, judgments, or conditions.

Significant estimates made by management include, but are not limited to: economic lives of leased assets; impairment assessment of long-lived assets; depreciable lives of property, plant, and equipment; useful lives of intangible assets; accruals for contingencies including tax contingencies; valuation allowances for deferred income-tax assets; estimates of fair value of identifiable assets and liabilities acquired in business combinations; and estimates of fair value used in the private stock valuations used for equity-based compensation and warrants.

Revenue Recognition

We recognize revenue in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which requires us to allocate the transaction price received from our customers to separate and distinct performance obligations and to recognize revenue upon the satisfaction of our performance obligations. We recognize revenue from our sale to customers of F&B products at our restaurants when the F&B products are transferred to the customer. We recognize revenue from the rental of our venues and from tickets and related fees for concerts or shows performed at our venues when the event, concert, or show occurs. We recognize naming rights and sponsorship revenue over the life of the naming rights and sponsorship agreements.

We record amounts collected prior to the event as deferred revenue until the event occurs. We record amounts collected from our sponsorship agreements, which do not relate to a single event, as deferred revenue and recognize those amounts over the term of the agreements as the sponsorship benefits are provided to our sponsors. As of December 31, 2023 and 2022, our deferred revenue totaled $764,081 and $127,291, respectively.

Investments in Related Parties

We have non-controlling interest investments in related parties. We account for certain of our investments in related parties using a practical expedient to measure those investments that do not have a readily determinable fair value in accordance with ASC 321, Investments — Equity Securities; ASC 325, Investments — Other; ASC 810, Consolidation; and ASC 820, Fair Value Measurement. Our investments in related parties are initially recognized at cost, and any income or loss resulting from such investments are recognized on our consolidated statements of operations, net of operating expenses. The carrying value of our related-party investments are assessed for indicators or impairment at each balance-sheet date, such that each investment is derecognized upon the sale or impairment of our interest in the investment. See “Non-controlling Interest and Variable Interest Entities” for further discussions of the entities that are majority-owned subsidiaries and variable interest entities. Investments for which the Company exercises significant influence but does not have control are accounted for under the equity method.

We had one investment that we accounted for using the equity method described in ASC 323, Investments — Equity Method and Joint Ventures, prior to disposing of that investment on December 31, 2023. Pursuant to that accounting method, we initially recorded the investment as an asset on the balance sheet at its initial cost and then adjusted the investment each reporting period through the income statement for the income or loss for our proportionate share of the investment.

We own 550,000 preferred units, or 2%, of Roth Industries, of which JW Roth, the founder, manager, and chairman, is Notes Live’s chairman and chief executive officer. Our officers and directors are also minority equity owners of Roth Industries. We currently account for our investment in Roth Industries using ASC 325, Investments — Other.

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Leases

We account for our leases in accordance with ASC 842, Leases, pursuant to which our leases are classified as either operating or financing leases and recorded in our consolidated balance sheets as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term, including any renewal options that are likely to be exercised, at the rate set forth or implied in the lease. In calculating the right-of-use asset and lease liability, we elect to combine lease and non-lease components as permitted under ASC 842. As an accounting-policy election, we exclude short-term leases having initial terms of 12 months or less and expense payments on those short-term leases as they are made.

Business Combinations

In April 2022, we purchased 99% of the voting and non-voting units of Hospitality Income & Asset, LLC (“HIA”) from its members for a total purchase price of $10,383,445 using a combination of cash and equity. HIA owns the land and buildings for the BBST CO and BBP CO venues in Colorado Springs, Colorado. We accounted for this asset acquisition under ASC 805, Business Combinations, pursuant to which the purchase price we paid for the HIA units was allocated to the acquired asset based on their proportionate fair values.

On June 26, 2024, Notes Live Real Estate, LLC, a wholly owned subsidiary of Notes Live, purchased 100% of the membership units of 13141 BP, LLC from its members for an aggregate purchase price of $2,761,000, which Notes Live paid to the members on a pro-rata basis through the issuance of 276,100 shares of Class D Common Stock, valued at their current fair market value of $10.00 per share.

Warrants

On a rolling basis from July 2021 through January 2022, we issued lenders an aggregate of $3,775,000 in convertible promissory notes (the “July 2021 Notes”) and 377,500 warrants (exercisable for a three-year term from their date of issuance), which by their original terms are exercisable at the option of the holder to purchase non-voting units of B Entertainment LLC for $2.50 per share (and after our conversion to a corporation in April 2022, and after giving effect to subsequent forward-stock splits, are exercisable to acquire shares of Class B Non-Voting Common Stock for $10.00 per share) prior to the warrants’ expiration. We accounted for the warrants in accordance with ASC 815-10, Derivatives and Hedging, pursuant to which the warrants were recorded at relative fair value within stockholders’ equity in our consolidated balance sheets.

During the three months ended March 31, 2024, we granted a total of 2,170,500 warrants, consisting of 1,170,500 warrants granted to employees and directors and 1,000,000 warrants granted as part of the convertible promissory note. As of March 31, 2024, there was a total of 3,018,709 warrants exercisable with an aggregate intrinsic value of $11,970,602. For the total warrants outstanding of 5,142,331 as of March 31, 2024, the aggregate intrinsic value was $22,160,639.

22,160,639. As of March 31, 2024, there was $5,311,757 of unrecognized compensation cost related to non-vested warrants. The equity-based compensation cost, related to warrants included as a charge to operating expenses in the condensed consolidated statements of operations, was $5,566,434 and $83,582 for the periods ended March 31, 2024 and March 31, 2023, respectively. The cost is expected to be recognized over a weighted-average period of less than five years.

As of December 31, 2023, there was a total of 1,669,124 warrants exercisable with an aggregate intrinsic value of $11,807,464. As of December 31, 2023, the outstanding warrants totaling 3,029,830 had an aggregate intrinsic value of $22,434,974.

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Non-controlling Interest and Variable Interest Entities

The non-controlling interest (“NCI”) represents capital contributions and distributions, income and loss attributable to the owners of less than wholly owned consolidated entities and are reported in equity. NCIs are evaluated by the Company and are shown as permanent equity. Net income (loss) attributable to NCIs reflects the portion of the net income (loss) of consolidated entities applicable to the NCI shareholders in the accompanying Condensed Consolidated Statements of Operations. The net income (loss) attributable to NCIs is classified in the Consolidated Statements of Operations as part of consolidated net income (loss) and deducted from total consolidated net income (loss) to arrive at the net income (loss) attributable to the Company. The Company has evaluated its investments in unconsolidated entities in order to determine if they qualify as variable interest entities (“VIEs”). The Company monitors these investments and, to the extent it has determined that it owns a majority of the controlling class of securities of a particular entity, analyzes the entity for potential consolidation. The Company will continually analyze investments, including when there is a reconsideration event, to determine whether such investments are VIEs and whether such VIE should be consolidated. These analyses require considerable judgment in determining the primary beneficiary of a VIE and could result in the consolidation of an entity that would otherwise not have been consolidated or the non-consolidation of an entity that would have otherwise been consolidated.

The Company accounts for the change in its ownership interest while it retains its controlling financial interest in its majority-owned subsidiaries or VIEs as equity transactions. The carrying value of the NCI should be adjusted to reflect the change in the Company’s ownership interest in the subsidiary, and differences between the fair value of the consideration received and the amount by which the NCI is adjusted should be recognized in equity attributable to the Company. This may be shown as NCI and as additional paid in capital to the Company when combined agree to the non-controlling issuance of shares as shown in the Condensed Consolidated Statement of Change in Stockholders’ Equity.

If a change in ownership of a consolidated subsidiary results in a loss of control or deconsolidation, any retained ownership interests are remeasured with the gain or loss reported to net earnings. These may be majority-owned subsidiaries or variable interest entities that the Company has 100% voting control of.

The following table shows the classification and carrying value of assets and liabilities of consolidated VIEs as of March 31, 2024:

	BBPCO	GAHIA	HIA	Sunset CO	Sunset TN	Sunset MC	Sunset BA	SHC	Sunset McK	Total
ASSETS
Cash	$677,850	$94,313	$157,773	$3,182,317	$6,265	$2,003,275	$2,058,627	$10,412,382	$3,263,635	$21,856,437
Property and equipment, net	22,642	10,902,752	11,064,668	23,792,837	3,506,517	187,703	255,195	921,816	51,250	50,705,380
Other assets	1,146,218	111,240	789,081	5,010,000	750	379,744	10,000	-	-	7,447,033
Total assets	$1,846,710	$11,108,305	$12,011,522	$31,985,154	$3,513,532	$2,570,722	$2,323,822	$11,334,198	$3,314,885	$80,008,850
LIABILITIES
Accounts payable	$2,604	$-	$146,211	$3,838,081	$-	$43,380	$39,750	$15,056	$6,047	$4,091,129
Accrued expenses	243,459	64,215	87,905	173,687	16,680	-	-	3,708	-	589,654
Other long-term liabilities	1,082,289	4,302,765	3,363,656	3,733,526	3,267,000	-	-	-	-	15,749,236
Total Liabilities	$1,328,352	$4,366,980	$3,597,772	$7,745,294	$3,283,680	$43,380	$39,750	$18,764	6,047	20,430,019
Stockholders’ Equity & NCI	$518,358	$6,741,325	$8,413,750	$24,239,860	$229,852	$2,527,342	$2,284,072	$11,315,434	$3,308,838	$59,578,831
Total liabilities and equity	$1,846,710	$11,108,305	$12,011,522	$31,985,154	$3,513,532	$2,570,722	$2,323,822	$11,334,198	$3,314,885	$80,008,850

The following table shows the classification and carrying value of assets and liabilities of consolidated VIEs as of December 31, 2023:

	BBPCO	GAHIA	HIA	Sunset CO	Sunset TN	Sunset MC	Sunset BA	SHC	Sunset McK	Total
ASSETS
Cash	$409,973	$49,643	$110,314	$1,281,934	$52,462	$1,657,511	$677,742	$6,418,199	-	$10,657,778
Property and equipment, net	19,956	10,993,207	11,334,305	13,373,408	3,506,517	120,766	48,988	269,137	-	39,666,284
Other assets	1,254,602	76,104	733,332	10,008,993	1,795	399,594	-	-	-	12,474,420
Total assets	$1,684,531	$11,118,954	$12,177,951	$24,664,335	$3,560,774	$2,177,871	$726,730	$6,687,336	-	$62,798,482
LIABILITIES
Accounts payable	$35,045	$1,103	$-	$2,168,812	$44,270	$36,989	$47,681	$32,308	-	$2,366,208
Accrued expenses	264,979	41,520	192,354	83,293	-	20,962	24,925	-	-	628,033
Other long-term liabilities	1,054,770	4,336,093	3,404,225	-	3,267,000	-	-	-	-	12,062,088
Total Liabilities	$1,354,794	$4,378,716	$3,596,579	$2,252,105	$3,311,270	$57,951	$72,606	$32,308	-	$15,056,329
Stockholders’ Equity & NCI	$329,737	$6,740,238	$8,581,372	$22,412,230	$249,504	$2,119,920	$654,124	$6,655,028	-	$47,742,153
Total liabilities and equity	$1,684,531	$11,118,954	$12,177,951	$24,664,335	$3,560,774	$2,177,871	$726,730	$6,687,336	-	$62,798,482

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The following table provides a summary of the Company’s non-controlling interests for the periods ended March 31, 2024 and March 31, 2023:

	BBPCO	GAHIA	HIA	Sunset CO	Sunset TN	Sunset MC	Sunset BA	SHC	Sunset McK	Total
Balance at December 31, 2022	$(144,332)	$6,640,999	$626,245	$15,397,049	$273,053	$—	$—	$—	—	$22,793,014
Net income (loss) attributable to Non-Controlling Interest 1/1-3/31/23	$16,795	$(107,527)	$(3,175)	$(284,487)	$—	$—	$—	$—	—	$(378,394)
Non-controlling interest issuance of shares	$—	$169,425	$—	$4,395,025	$—	$—	$—	$—	—	$4,564,450
Distributions to non-controlling shareholders	$—	$—	$(908)	$—	$(273,053)	$—	$—	$—	—	$(273,961)
Balance at March 31, 2023	$(127,537)	$6,702,897	$622,162	$19,507,587	$—	$—	$—	$—	$—	$26,705,109

Balance at December 31, 2023	$(118,444)	$6,733,243	$601,110	$21,620,755	$—	$288,653	$47,106	$2,053,439	$—	$31,225,863
Net income (loss) attributable to Non-Controlling Interest 1/1-3/31/24	$15,652	$82,506	$(3,000)	$(245,133)	$—	$(28,043)	$(14,036)	$(24,839)	$(188)	$(217,081)
Non-controlling interest issuance of shares	$—	$—	$—	$—	$—	$33,078	$235,993	$1,993,498	$98,818	$2,361,387
Distributions to non-controlling shareholders	$—	$(123,141)	$(909)	$—	$—	$—	$—	$—	$—	$(124,050)
Balance at March 31, 2024	$(102,792)	$6,692,608	$597,201	$21,375,622	$—	$293,688	$269,063	$4,022,098	$98,630	$33,246,119

The following table provides a summary of the Company’s non-controlling interests for the periods ended December 31, 2023 and December 31, 2022:

	BBPCO	Notes	GAHIA	HIA	Sunset CO	Sunset TN	Sunset MC	Sunset BA	SHC	Total
Balance at December 31, 2021	$(189,510)	$(7,684)	$—	$—	$—	$—	$—	$—	$—	$(197,194)
Net loss attributable to Non-Controlling Interest 1/1/22-4/5/22	$11,294	$—	$(26,321)	$—	$(27,127)	$—	$—	$—	$—	$(42,154)
Conversion from LLC to C Corp	$—	$—	$—	$239,348	$—	$—	$—	$—	$—	$239,348
Net loss attributable to Non-Controlling Interest 4/6/22-12/31/22	$33,881	$—	$(440,000)	$(8,540)	$(625,824)	$(11,947)	$—	$—	$—	$(1,052,430)
Interest in Subsidiaries	$3	$7,684	$7,107,320	395,437	16,050,000	285,000	—	—	—	$23,845,444
Balance at December 31, 2022	$(144,332)	$—	$6,640,999	$626,245	$15,397,049	$273,053	$—	$—	$—	$22,793,014
Net income (loss) attributable to Non-Controlling Interest 1/1-12/31/23	$25,888	$—	$76,621	$(11,131)	$(899,567)	$—	$(34,512)	$(5,678)	$(13,941)	$(862,320)
Non-controlling interest issuance of shares	$—	$—	$260,355	$—	$7,123,273	$—	$323,165	$52,784	$2,067,380	$9,826,958
Distributions to non-controlling shareholders	$—	$—	$(244,732)	$(14,004)	$—	$(273,053)	$—	$—	$—	$(531,789)
Balance at December 31, 2023	$(118,444)	$—	$6,733,243	$601,110	$21,620,755	$—	$288,653	$47,106	$2,053,439	$31,225,863

Off-Balance Sheet Arrangements

We do not engage in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, as a part of our ongoing business. Accordingly, we did not have any off-balance sheet arrangements during any of the periods presented.

Going Concern

Our consolidated financial statements for the years ended December 31, 2023 and 2022 were prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities, and commitments in the normal course of business. Our consolidated financial statements do not reflect any adjustments that might result if we are unable to continue as a going concern. As of the issuance of our consolidated financial statements, we have concluded that there is no substantial doubt about our ability to continue as a going concern for the next twelve months. Any doubt regarding our ability to continue as a going concern was alleviated by our plan to add additional venue locations and to continue our business operations. Notes Live believes that cash on hand, the improved profitability in 2024 from its operating entities in Colorado Springs, Colorado and Gainesville, Georgia, the anticipated opening of Ford Amphitheater in August 2024, as well as the proceeds of this offering will allow Notes Live to continue its business operations for at least 12 months from the date of this prospectus. Nonetheless, Notes Live’s continued implementation of its business plan to add additional locations is dependent on its future engagement in strategic locations, real estate transactions, capital raising, and debt financing. There is no guarantee that we will be able to execute on our business plan. However, there is no guarantee that we will be able to execute on our business plan.

Stockholders’ Equity

The Company had two membership classes of units while it was a limited liability company: Class A Voting and Class B Non-Voting Units. Upon the Company’s conversion on April 6, 2022 from a Colorado limited liability company to a Colorado C corporation, the Company’s Class A Voting Units became its Class A Common Stock, and the Class B Non-Voting Units became its Class B Non-Voting Common Stock.

On October 25, 2022, Notes Live amended its Articles of Incorporation to increase the number of shares of its capital stock authorized for issuance, change the voting rights of its Class A Common Stock, and add its Class C Common Stock as a class of stock.

On August 7, 2023, Notes Live allowed its shareholders to convert their shares of Class A Common Stock into shares of Class C Common Stock on a 1-for-25 basis and to convert their shares of Class B Non-Voting Common Stock into shares of Class C Common Stock on a 1-for-1 basis. The Company has 76,245 shares of treasury stock that it acquired through the acquisition of HIA.

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On November 3, 2023, Notes Live amended its Articles of Incorporation to increase the number of shares of its capital stock authorized for issuance and to effect a 5-for-1 forward stock split of the issued and outstanding shares of its Class C Common Stock. On that same date, Notes Live also began a private placement offering of its shares of Class C Common Stock for $10.00 per share on November 3, 2023. In connection with that offering, Notes Live issued 2,008,750 Class C shares during the three months ended March 31, 2024. Notes Live also issued 700,000 shares of Class C Common Stock as payment for services to Sunshine Advisors, LLC, its outside consultant for a definitive merger agreement Notes Live entered into with Fresh Vine Wine, Inc.

On November 15, 2023, Notes Live amended its Articles of Incorporation to effect a 5-for-1 forward stock split of the issued and outstanding shares of its Class B Non-Voting Common Stock.

On March 5, 2024, Notes Live and its Class C Common Stock shareholders authorized the creation and issuance of up to 60,000,000 shares of Class D Common Stock. Notes Live amended its Articles of Incorporation to increase the number of shares of its capital stock authorized for issuance and to add its Class D Common Stock as a class of stock. At that time, Notes Live allowed shares of Class B Non-Voting Common Stock and of Class C Common Stock to be exchanged for shares of Class D Common Stock on a 1-for-1 basis. As of March 31, 2024, the Company has 379,990 shares of Class B Non-Voting Common Stock and 34,634,584 shares of Class D Common Stock issued and outstanding.

Except for any differences in voting privileges or in the contractual rights or limitations assigned or afforded to a specific series of stock in connection with a merger, acquisition, or strategic transaction, the shares of Class A Common Stock, Class B Non-Voting Common Stock, Class C Common Stock, and Class D Common Stock have the same preferences, limitations, and relative rights. Each holder of Class A Common Stock is entitled to 250 votes per share of Class A Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Each holder of Class C Common Stock or Class D Common Stock is entitled to one vote per share of Class C Common Stock or Class D Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Except as required by law, holders of the Class B Non-Voting Common Stock have no voting power with respect to their shares of Class B Non-Voting Common Stock, and the shares of Class B Non-Voting Common Stock are not entitled to vote on any matter submitted to the shareholders.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Item 10 of Regulation S-K and are not required to provide the information otherwise required under this item.

JOBS Act Accounting Election

In April 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” (an “EGC”) may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an EGC under the JOBS Act, the extended transition period provided in Section 7(a)(2)(B) of the Securities Act allows us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an EGC, or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public-company effective dates.

Other exemptions and reduced reporting requirements under the JOBS Act for EGCs include presentation of only two years of audited financial statements in a registration statement for an initial public offering, an exemption from the requirement to provide an auditor’s report on internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, an exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board, along with less extensive disclosure about our executive compensation arrangements. We plan to take advantage of these reduced disclosure requirements and exemptions until we are no longer considered an EGC.

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BUSINESS

Overview of Notes Live’s Business

Business Overview

Notes Live is an entertainment and hospitality holding company based in Colorado Springs, Colorado that designs, develops, owns, and operates (whether directly or through third-party operators) up-scale music venues, outdoor amphitheaters, and full-service restaurants and bars where music, dining, and luxury experiences converge. Notes Live was founded in 2017. Since its inception, Notes Live has strived to set a new standard in the hospitality and entertainment industry through its entertainment-campus venue concept and to meet the growing demand for live entertainment by developing new venues in strategically selected, rapid-growth, entertainment-underserved markets. Notes Live takes pride in being a catalyst for memorable experiences, a champion of local entertainment, and a contributor to vibrant communities.

To date, Notes Live has developed, or is in the process of developing, three restaurant concepts and one bar concept, as well as live music indoor venues that accommodate approximately 1,400 guests and outdoor amphitheaters that accommodate 8,000 guests. Currently, Notes Live operates indoor venues and restaurants in Colorado and Georgia, but it is in varying levels of planning or development to open venues in Oklahoma and Texas by 2026. Notes Live forecasts meaningful economic and cultural impacts in communities targeted for expansion across the United States.

Notes Live is a growing entertainment and hospitality company. Notes Live attributes its growth capabilities, in part, to its key partnerships with leaders in the music and entertainment industries, its experienced management team with prior success in hospitality and entertainment, and its strategic public-private partnerships that support ongoing economic growth. Notes Live believes that its venues offer patrons memorable experiences through a variety of music acts, high-end venues, desired food menu options, and exceptional hospitality. Notes Live is exploring business-expansion opportunities to meet the growing demand for live entertainment and touring acts by artists and fans alike.

Notes Live believes that its strategic development of venues in rapid-growth areas, experience in building partnerships with local governments and managing the elevated regulatory standards associated with public-private projects, and ability to negotiate naming and sponsorship rights with ubiquitous brands make it a highly sought-after entertainment and hospitality company by municipalities across the United States.

Notes Live’s principal executive office is located at 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920. (telephone: 719-895-5483). Notes Live’s principal website is https://noteslive.vip. Information contained on, or accessible through, Notes Live’s website is not a part of this prospectus.

Corporate History

Notes Live was originally formed in Colorado on March 13, 2017, as Bourbon Brothers Restaurants, LLC, a Colorado limited liability company. On May 24, 2018, the Company filed Articles of Amendment, changing its name to Bourbon Brothers Entertainment, LLC, and on March 1, 2021, the Company filed Articles of Amendment changing its name to B Entertainment LLC. On April 6, 2022, B Entertainment LLC filed a Statement of Conversion with the Colorado Secretary of State to convert into a Colorado profit corporation and changed its name to Notes Live, Inc. Notes Live is governed by its Articles of Incorporation, which were filed with the Colorado Secretary of State on April 6, 2022 and amended pursuant to Articles of Amendment filed on: (i) October 25, 2022, pursuant to which Notes Live increased the number of shares of its capital stock authorized for issuance, changed the voting rights of its Class A Voting Common Stock, and added its “Class C Voting Common Stock” class of stock; (ii) November 3, 2023, pursuant to which Notes Live increased the number of shares of its capital stock authorized for issuance and effected a 5-for-1 forward stock split of the issued and outstanding shares of its Class C Voting Common Stock; (iii) November 15, 2023, pursuant to which Notes Live effected a 5-for-1 forward stock split of the issued and outstanding shares of its Class B Non-Voting Common Stock; and (iv) March 5, 2024, pursuant to which Notes Live increased the number of shares of its capital stock authorized for issuance and added its “Class D Voting Common Stock” class of stock. On May 29, 2024, Notes Live filed a Statement of Trade Name of a Reporting Entity with the Colorado Secretary of State to do business under the trade name “VENU Holding Corporation.” After opening its first restaurant in Colorado Springs, Colorado in 2017 followed by its first indoor music hall venue adjacent to the restaurant in 2019, Notes Live expanded to Georgia, where it opened its second restaurant and indoor music venue in Gainesville, Georgia in June 2023. Notes Live is now in the process of expanding to markets in Oklahoma and Texas through 2026.

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Overview of Notes Live’s Venues

Notes Live has two music venue concepts: (1) an indoor, more intimate music hall venue known as Bourbon Brothers Presents (“BBP”), which currently operates under the names of The Hall at Bourbon Brothers or Boot Barn Hall in accordance with the naming rights of the BBP venues owned by Boot Barn Holdings, Inc. (NYSE: BOOT) (“Boot Barn”); and (2) an outdoor amphitheater venue known as The Sunset Amphitheater, which will offer higher-end amenity options to patrons that will vary depending on location but will generally include offerings such as firepit suites, VIP suites, and access to an adjoining restaurant and/or rooftop bar. Notes Live has operated a BBP in Colorado Springs, Colorado (“BBP CO”) since 2019 and in Gainesville, Georgia (“BBP GA”) since June 2023. Notes Live’s debut outdoor amphitheater venue will be in Colorado Springs, Colorado, which will be called Ford Amphitheater pursuant to a naming-rights agreement (“Ford Amphitheater”). Notes Live expects to open Ford Amphitheater in August 2024.

Notes Live has three restaurant concepts: (1) a flagship, full-service restaurant concept known as Bourbon Brothers Smokehouse & Tavern (“BBST”); (2) an upscale, five-star, fine-dining restaurant concept known as Roth’s Seafood & Chophouse (“Roth’s”); and (3) a full-service restaurant featuring live music called Notes Eatery (“Notes Eatery”). Notes Live opened a BBST in Colorado Springs, Colorado (“BBST CO”) in 2017 and in Gainesville, Georgia (“BBST GA”) simultaneously with its BBP GA indoor music hall in June 2023. Notes Live is expected to open Roth’s adjacent to Ford Amphitheater in December 2024 or early 2025.

Notes Live expanded its live-music and entertainment footprint in Colorado Springs in September 2022 when it opened “Notes” bar-restaurant, which featured upscale bar fare and dive-bar specials, before expanding to the full restaurant “Notes Eatery” in May 2024. Notes Eatery is within walking distance of BBP CO and BBST CO.

Notes Live has one bar concept, which is an: an elevated, craft-cocktail bar experience called Brohan’s (“Brohan’s”). Brohan’s is anticipated to open in early 2025 and will operate on the rooftop of Roth’s overlooking Ford Amphitheater.

Lastly, Notes Live has a hospitality suite concept called Notes Hospitality Collection (“NHC”), which consists of hospitality suites intended to be used for hosting large events such as corporate conferences, weddings, expos, galas, trade shows, and conventions. Notes Live’s first NHC development is expected to open in late 2024 or early 2025 as part of the mixed-use development where Roth’s and Brohan’s will operate adjacent to Ford Amphitheater. That first NHC will offer a total of 10,000 square feet of configurable hosting and entertainment space, with two, suites on the first floor with 1,100 and 2,400 square feet respectively, one on either side of Roth’s, and four, suites on the second floor including two 700 square feet dining and hospitality suites and two 2,365 square feet rooftop patio suites one on either side of Brohan’s rooftop bar.

Notes Live typically constructs and operates its music, restaurant, and bar venues concurrently and in close proximity to one another, creating an entertainment campus that enhances guests’ dining, social, and live-entertainment experiences.

Music Industry Insights

The music industry has been revolutionized over the past two decades by the rapid digitalization of the ways in which music is produced, distributed, marketed, and consumed. Physical music sales have been largely displaced by a drastic shift to, and rise in, music streaming, digital downloads, and consumer preference for subscription-based, on-demand music services. The proliferation of social media has been equally disruptive to the traditional music industry, as the potential virality of engagement that can be achieved through social media platforms has made it possible for up-and-coming artists to launch full-time music careers and to broadcast their talents on a global scale without needing to rely on the backing and legitimacy of the record labels that have long held artists and their tours captive.

While those structural changes have made the music industry more accessible for artists, they have also led to diminishing album-sale revenues, decreasing radio royalties, and difficultly for artists to monetize the streaming platforms that now dominate the industry. In response, artists have become increasingly incentivized to tour. For artists who achieved fame through social-media visibility, touring and performing live gives artists the opportunity to establish their brands offline, grow their audiences beyond their social-media following, connect with fans in person, and generate additional sales channels such as ticket and merchandise sales. Touring has also become an attractive opportunity for established artists and legacy acts who have been in the industry for decades. Unable to rely on traditional, over-the-radio royalties, many headliners from the ‘70s, ‘80s, and ‘90s have reignited their touring acts as a way to supplement their incomes and reconnect with audiences.

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Notes Live’s Mission and Strategy

Notes Live’s mission is to revolutionize entertainment and hospitality by offering dynamic entertainment campuses where music, dining, and luxury converge. Notes Live carries out its mission by leveraging its:

●	exclusive collection of premium restaurants and luxury venue properties, designed to enhance the customer experience through thoughtfully designed spaces and a spectrum of ticket and menu offerings that accommodate the needs and desires of a wide range of customers, whether their priority is to enjoy an outing that maximizes both fun and affordability or to be treated to a decadent, VIP type of experience;

●	management team with years of experience and prior success in hospitality and entertainment, venue and infrastructure development, and venue and restaurant management;

●	operational and brand partnerships with well-known industry leaders that create brand recognition for Notes Live’s venues and enable them to be operated efficiently and effectively to provide a seamless experience for customers while maximizing the returns of shareholders;

●	institutional knowledge of the entertainment landscape, insight regarding which artists and entertainers drive audience engagement, and strong industry relationships that make it possible to route those acts to Notes Live venues;

●	community ties and relationship leads in the markets that Notes Live focuses its development efforts in, which enhances its capital-raising efforts and advances its ability to deliver the types and genres of entertainment that complement the desires and demographic of the community being served;

●	optimization of the functionality and use of its venues, which can be rented for both personal and corporate events with a range of seating capacities and spaces that can accommodate intimate gatherings or large, table-top events for 500-700 seated guests;

●	financing and acquisition strategy that catalyzes growth while minimizing future dilution, as discussed in more detail under “Financing and Acquisition Strategy” below; and

●	strict criteria for evaluating business-expansion opportunities and ensuring that any new markets for its venues meet specific demographic profiles, are undersaturated with entertainment options, and have local governments that recognize the value of investing in an entertainment campus to drive local economic growth and to build community culture, as discussed in more detail under “Financing and Acquisition Strategy.”

Financing and Acquisition Strategy

A key factor to Notes Live’s current and future success is its ability to continue growing through venue and infrastructure development while attempting to minimize future dilution. Notes Live’s financing and acquisition strategy includes three primary components: (1) partnering with municipalities that attract local development by offering financial incentives; (2) conducting pre-sales of naming rights, sponsorships, and suite ownership at its venues; and (3) accessing attractive debt capital.

Financial Partnerships with Municipalities

When deciding where to develop new venues, Notes Live focuses on high-growth areas that it believes are materially underserved of premium music and entertainment options and are located in cities that are willing to partner with, and offer financial incentives to, Notes Live in exchange for Notes Live’s agreement to develop a venue in the partnering city. Often, those financial incentives are made possible through economic-development funds (“EDFs”), which enable local governments to fund projects and programs intended to spur the local economy or to induce local property development by offering investments such as below-market land sales, land grants, tax abatements and rebates, and/or property-tax refunds. Notes Live is experienced in obtaining land for new venue developments by negotiating favorable land-sale contracts with cities who use EDFs to sell the land to Notes Live for substantially less than market value in exchange for Notes Live’s agreement to develop and operate an entertainment campus on the land, which will in turn drive local economic growth, foster a community-wide culture, and attract other developments.

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As an example of this strategy, Notes Live introduced its restaurant and music venue concepts to Gainesville, Georgia in January 2022 by negotiating a Purchase and Sale Agreement between one of its subsidiaries, GA HIA, LLC (“GA HIA”), and the Gainesville Redevelopment Authority (the “GRA”), pursuant to which the GRA agreed to sell approximately 1.7 acres of land to GA HIA for $800,000 to incentivize the development of the BBST GA restaurant and the BBP GA music hall that Notes Live opened on the property approximately 18 months later in June 2023. The GRA viewed its public-private partnership with GA HIA as an opportunity to induce and stimulate redevelopment and investment in one of Gainesville’s tax-allocation districts that was in need of improvement. Similarly, in April 2024, Notes Live and the City of El Paso, Texas (“El Paso”) agreed to a term sheet defining the terms of the proposed definitive Chapter 380 Economic Development Program Agreement and Contract of Sale to be entered into between the parties, pursuant to which El Paso intends to incentivize Notes Live’s construction of a 12,500-person amphitheater by conveying approximately 15 acres of city-owned land to Notes Live, issuing Notes Live an eight-year, no-interest, forgivable promissory note, and providing annual rebates to Notes Live for up to 20 years on real and business personal property, sales and use, and mixed beverage taxes. Through its agreements with the Cities of Gainesville, Georgia and El Paso, Texas, Notes Live has negotiated more than $2 million in tax incentives through property-tax rebates and sales-tax abatements that will flow through to the bottom line over the term of the rebates via reduced occupancy expenses. As Notes Live plans its Texas and Oklahoma expansion, Notes Live is finalizing similar deals and incentives in the McKinney, Texas and Broken Arrow, Oklahoma markets.

While Notes Live’s public-private partnerships with local municipalities enable Notes Live to acquire land on terms more favorable than Notes Live could likely negotiate in open-market sales, or to obtain other financial incentives that offset Notes Live’s costs of constructing and operating new venues, the agreements specifying the terms of Notes Live’s public-private partnerships with a given municipality also impose certain conditions, obligations, and covenants (collectively, “Restrictions”) that restrict Notes Live’s ownership, use, and development of the land it acquires and the venues it constructs and operates. Notes Live is typically subjected to those Restrictions pursuant to the Development Agreements that Notes Live and a local municipality enter into in connection with the purchase and development of the land. Certain immaterial obligations may also be imposed on Notes Live under the ancillary agreements to its public-private partnerships, which could include, for example, parking or facilities-use agreements. The material terms of its public private partnership agreements and the Restrictions on Notes Live’s ownership and use of the real property it has acquired through public-private partnerships are described in more detail under “Subsidiaries and Properties — Public-Private Partnership Obligations” below. For a review of the material risks Notes Live faces as a result of the Restrictions Notes Live and in connection with its public-private partnerships, see “Risk Factors — The agreements specifying the terms of Notes Live’s public-private partnerships with local municipalities impose various conditions, obligations, restrictions, and covenants related to Notes Live’s ownership, use, development, and operation of the properties it acquires and the venues it constructs.”

Pre-Sales of Naming Rights, Sponsorships, and Suite Ownership

The second component of Notes Live’s financing and acquisition strategy consists of pre-selling the naming rights to its venues and generating capital that can be used to finance development-related costs. The cost of naming rights for each of Notes Live’s venues range from approximately $140,000 per year for an indoor concert venue such as Boot Barn Hall to up to $2,000,000 per year for a large outdoor amphitheater like The Sunset Amphitheater that Notes Live anticipates opening in McKinney, Texas in the second quarter of 2026. Notes Live’s first naming-rights sponsor was Boot Barn (NYSE: BOOT), which agreed to acquire the naming rights for a three-year term to Notes Live’s first indoor music venue in Colorado Springs, BBP CO, prior to its opening in 2019 along with the naming rights of Notes Live’s next two BBP venues. Since the initial agreement, Boot Barn has extended its agreement for the Colorado Springs location, acquired the rights to the Georgia location, and committed to buying the naming rights for up to ten BBP locations total.

Sunset Operations, LLC, a wholly owned subsidiary of Notes Live, also entered into a naming and sponsorship rights agreement with Mountain States FDAF, which agreed to acquire the naming rights to Notes Live’s first outdoor amphitheater in Colorado Springs. During the duration of the agreement’s ten-year term, the amphitheater will be called “Ford Amphitheater.”

Notes Live also enters into product-specific sponsorship agreements.

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Notes Live also accumulates financing and acquisition capital by pre-selling ownership rights to the firepit suites at its planned outdoor music amphitheaters. At Ford Amphitheater in Colorado Springs, Notes Live incorporated 90 firepit suites, which will each accommodate eight VIP guests per show and will be located on the concourse between the stadium-style seating in front of the stage and the lawn. Prior to breaking ground on Ford Amphitheater, Notes Live pre-sold lifetime ownership of each firepit suite, raising a total of $22,500,000 that was deployed to fund most of the amphitheater’s construction-related expenses. Based on the reception and success Notes Live had in its pre-sale and total sellout of the Colorado Springs firepit suites, Notes Live plans to continue replicating this financing strategy in each of the markets where it plans to develop outdoor amphitheaters, which currently include Broken Arrow, Oklahoma, Oklahoma City, Oklahoma, McKinney, Texas, and El Paso, Texas. Because the development and market of each amphitheater is unique, pricing for firepit suites will vary depending on venue location.

In addition to pre-selling the naming rights to its venues, Notes Live has developed a menu of sponsorship inventory at each BBP location, which primarily consists of table and show sponsorships. A table sponsor’s logo is painted on the surface of the sponsored table, which makes for an excellent advertising opportunity for corporate sponsors. The average value of a table sponsorship is $6,250 per year, generating three-year revenue of approximately $18,750. Additionally, Notes Live sells “Presenting Show” sponsorships for several of its promoted shows. Cumulatively, Notes Live expects table and show sponsorships to generate additional revenue of approximately $250,000 annually per venue.

Debt Financing

The final component of Notes Live’s acquisition and financing strategy is accessing attractive debt capital. Based on the land sales that Notes Live has previously negotiated with various municipalities, Notes Live believes it can acquire land inexpensively through continuing to strategically partner with municipalities. Notes Live also believes it is equipped to fund portions of its construction expenses using funds generated from pre-sales of its naming rights, firepit suites, and sponsorships. Those abilities make Notes Live believe it is uniquely positioned to access debt on attractive terms to finance any other unfunded construction costs.

Site-Selection Strategy

Notes Live has developed criteria and a disciplined process for expanding its live-music venues and restaurant properties. Notes Live searches for markets that meet its strict criteria and in which there are few or no competing entertainment properties. To date, Notes Live has focused on markets in warmer weather locations, metro areas that have expanded substantially and where there are few entertainment venues in the outer lying areas (such as the greater Atlanta, Georgia market), or mid-market metro areas that Notes Live believes have been overlooked with respect to live-music entertainment opportunities (such as Tulsa, Oklahoma).

When evaluating potential markets to expand to and local municipalities to partner with, Notes Live looks for markets that meet the site-selection criteria for The Sunset Amphitheater and Boot Barn Hall venues described below:

●	The market is materially underserved of premium, indoor or outdoor venues for live music and entertainment.

●	The municipality is willing to partner financially with Notes Live to attract the type of entertainment amenities that Notes Live offers and has focused on investments in entertainment districts as part of its long-term city plans.

●	The demographic profile of the community meets the age and household-income markers that Notes Live believes are most conducive to establishing a successful, well-attended music and entertainment venue.

●	There are sites available that are adjacent to high-traffic-count roadways with visibility for digital marketing.

●	There are physical locations suitable from a zoning, sound, parking, and traffic perspective.

●	The location is conducive to Notes Live’s overall act-routing strategy.

●	Notes Live has relationship leads in the market, which drives financing strategy.

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Notes Live carries out its site-selection process in three stages:

●	Site Selection. Based on the expansion criteria above, Notes Live identifies specific regions that serve as target markets for its venue concepts. Notes Live works to identify experienced commercial real estate leads for each market, establishes the specific criteria for expansion, and works alongside those leads to identify, assess, and negotiate contracts for new locations.

●	Site Acquisition. The site-selection lead for each market identifies target properties that meet the base criteria. A team led by Notes Live’s Chief Executive Officer, JW Roth, engages with the market lead to assess and, if deemed suitable, negotiate a purchase and sale agreement that meets Notes Live’s financial framework.

●	Site Development. Once the purchase and sale agreement is complete, Notes Live’s real estate development team manages entitlement, closing, finalizing municipal financial incentives, architecture, and construction.

Notes Live’s Sources of Revenue

Notes Live’s primary revenue streams consist of the following:

●	Ticket Sales and Fees. Notes Live promotes tickets for the concerts and events it hosts through the location-specific websites of its BBP venues. Tickets are primarily sold online through third-party, full-service ticketing businesses that Notes Live contracts with to promote and sell tickets for BBP events. Notes Live retains a portion of the revenue generated from each ticket sale. Notes Live also generates ticket revenue from walk-up sales at its BBP locations.

●	Fee Income. Notes Live also generates revenue through collecting fees on tickets sold by third-party platforms, including convenience and order-processing fees and service charges.

●	Venue Rentals. Notes Live’s BBP venues are rented for a variety of events, including corporate gatherings, conferences, seminars, benefit concerts, fundraisers, weddings, and holiday parties. Each BBP venue can be easily transitioned to different configurations, which allows for operational flexibility and maximization of venue use. The BBP team of event staff is exceptionally experienced in managing each aspect of the event-planning process.

●	Naming Rights. Notes Live generates a portion of its revenue by partnering with industry-leading brands under naming-rights agreements. By selling the naming rights to its venues, Notes Live benefits from the name recognition of its sponsors and can offset its development, operational, and occupancy costs through its collection of naming-rights fees. The naming-rights sponsors, in turn, strengthen their brand recognition and visibility, heighten their exposure, and benefit from being associated with the world-class events that a hospitality and entertainment company like Notes Live makes possible. In addition to negotiating the naming rights to its venues themselves, Notes Live negotiates naming rights for specific segments within its venues and restaurants, such as patio spaces and the backstage area where artists conduct meet-and-greet events. BBPCO and BBPGA each have Boot Barn as their naming rights sponsor. Each amphitheater location is expected to have a naming rights sponsor when it opens.

●	Sponsorships. Notes Live’s sponsorship opportunities enable sponsors to advertise and connect to customers at Notes Live’s entertainment and restaurant properties. Notes Live provides a marketing and communications platform that caters to the specific needs of each sponsor’s unique brand. Notes Live offers: (i) foundational partnerships, which allow companies to enjoy exclusive benefits and recognition as founding partners of Notes Live venues; (ii) industry-exclusive partnerships, which enable companies to gain exclusive rights to represent their industries and stand out among their competitors; (iii) show and event sponsorships, which allow companies to associate their brands with specific shows and events and to capture the attention of a targeted audience; and (iv) VIP sponsorship packages, which allow companies to offer their clients and customers with a top-notch, VIP experience at Notes Live’s venues. While Notes Live’s primary sponsorships are for tables and shows, it has a curated menu of sponsorship inventory at each of its venues that is available for sponsors to showcase their brands. Notes Live’s seasoned sales leader spearheads its sales efforts nationally and manages the sponsorship sales inventory at each entertainment property.

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●	Food and Beverage Sales. Notes Live’s collection of restaurants and bars are designed to provide guests with an elevated dining experience featuring unique menu offerings, craft cocktails, and southern hospitality. Notes Live’s BBST restaurants, known for their selection of rare bourbons, ryes, and whiskies, serve American classics and southern staples from a scratch kitchen and act as the exclusive caterer for BBP concerts and events. Roth’s, upon its opening expected in December 2024 or early 2025, will provide an elevated, fine-dining culinary experience. In 2023, Notes Live’s BBST CO and BBP CO locations were opened for the full year, and its BBST GA and BBP GA locations opened in June 2023. In 2024, Notes Live expects to generate revenues based on its BBST and BBP locations in Colorado and Georgia both being operational for the full year and its Roth’s restaurant opening in December 2024 or early 2025.

●	Parking Fees. Notes Live generates revenue from the development of parking lots at its amphitheater locations. These lots are over and above the amphitheater operators parking that is shared between Notes Live and the operators. These premium parking lots are controlled exclusively by the Company. This revenue is expected to start to be recognized with the opening of Ford Amphitheater in Colorado Springs in August 2024.

Notes Live’s Venues

Music Venues — Bourbon Brothers Presents (Indoor Music Hall)

BBP Overview

BBP is Notes Live’s indoor, intimate music and event venue known for promoting a mix of national-touring, legendary acts as well as up-and-coming artists and premier local bands and performers. BBP is dedicated to bringing musical acts from the country music and rock and roll genres as well as entertainment from a variety of other performance categories, including comedy, magic, and inspirational speakers, to growing suburban markets. Notes Live currently operates a BBP venue in Colorado Springs, Colorado, BBP CO, which opened in 2019, and a second BBP venue in Gainesville, Georgia, BBP GA, which opened in June 2023. Notes Live also previously explored expanding its BBP venue concept to Murfreesboro, Tennessee, and took various steps to acquire land to develop where a campus would have been developed; however, in July 2024 Notes Live terminated its pursuit of that project.

Promoting live entertainment is the foundation of the BBP revenue model. Each BBP location is designed to flexibly accommodate approximately 1,400 concertgoers at each general-admission concert featuring national-touring artists or to comfortably accommodate approximately 500-700 people for fully seated events complete with eight-top tables that are suited for intimate concerts, dueling piano shows, tribute bands, and private events. In addition to promoting and hosting live concerts, BBP also generates incremental revenue through event rentals and sponsorship sales. BBP rental rates vary depending on several factors, including the type, size, and date of the event. Typically, event rentals is a high-margin revenue channel, as there are very few variable expenses associated with renting the venue.

Notes Live’s designs for its BBP venues seek to showcase Notes Live’s attention to hospitality, care for artists’ comfort, and pursuit of delivering the ultimate concert experience. Each BBP location features an expansive stage, arena-quality audio and visual systems, and an unparalleled ambiance driven by a grand dance floor and video wall. In addition to the indoor music hall, each BBP venue is built with an outdoor patio that features exterior bar access, an abundance of firepits, and unobstructed views of the surrounding areas.

BBP — Colorado Springs, Colorado

Notes Live opened its first BBP location in March 2019 in Colorado Springs, Colorado. BBP CO is built on roughly 3.5 acres adjacent to BBST CO. The BBP CO property consists of 15,000 square feet and features a 100-foot bar, a Bottoms Up Draft Beer System, more than 50 bourbons and whiskeys, and a menu of Southern fare served tableside, catered by BBST CO. The BBP CO venue accommodates up to 1,875 concertgoers for general-admission concerts, 1,700 seated patrons in a banquet-style configuration, and 96 trade-show booths.

BBP CO has hosted performances by the likes of Randy Travis, The Bellamy Brothers, Diamond Rio, Easton Corbin, Aaron Watson, and classic rock legends from the bands Journey, Kansas, and Lynyrd Skynyrd.

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In addition to its concert and event schedule, BBP CO has become a rental venue for private events. In the past, a multitude of organizations and businesses have rented BBP CO, including school districts for prom and homecoming dances, the State of Colorado for an event at which Governor Jared Polis gave the State of the State address, political organizations for fundraising dinners, several companies for corporate parties and events, and families who have held weddings at BBP CO. The venue is capable of being transitioned from one configuration to another, which allows for a maximization of venue uses. That operational flexibility make it possible, for example, for the BBP CO event team to host a concert one night and then stage a wedding the following afternoon. Notes Live aims for the BBP CO venue to be rented for events up to 100 times per year.

BBP — Gainesville, Georgia

The initial success of BBP CO piqued the interest of stakeholders in markets outside of Colorado Springs who noticed the economic-development value of having a modern music venue established as a focal point of the community. In early 2021, a Georgia municipality reached out to gauge its interest in building a venue like BBP CO in Gainesville, Georgia, a growing city located roughly an hour north of downtown Atlanta. That same year, Notes Live negotiated with the City of Gainesville and ultimately agreed to build its second BBP venue there, BBP GA, which opened in June 2023. The land on which BBP GA was developed was purchased from the Gainesville Redevelopment Authority by GA HIA, a subsidiary of Notes Live that is subject to Notes Live’s total voting control. BBP GA promotes music acts similar to BBP CO. Like BBP CO, BBP GA sold its naming rights to Boot Barn and thus does business under the name of Boot Barn Hall. BBP GA assigns the revenue generated from Boot Barn’s naming rights to its landlord, GA HIA, effectively reducing the occupancy cost related to the construction of the campus and subsequent lease.

The BBP GA venue accommodates up to 1,700 concertgoers for general-admission concerts and 500 seated patrons for full-seated shows. BBP GA built upon the design of BBP CO and features two full-service bars instead of one along with a mezzanine that offers spectacular, elevated views of the stage. BBP GA is connected to BBST GA via a shared kitchen, which allows BBP GA to provide food and beverage service for shows that is catered by BBST GA.

Notes Live’s management was optimistic about establishing the BBP concept in the Gainesville market because the greater Hall County area of which Gainesville is considered by many to be a hotbed for country music, as many of today’s biggest country music stars hail from Georgia, yet Gainesville and the other suburbs surrounding Atlanta, Georgia were considered by many to be an “entertainment desert,” devoid of premier live-music venues. Furthermore, the lack of mid-size and more intimate venues other than in downtown Atlanta was inconvenient for residents living and working outside of the city center. Management predicted that BBP GA would fill that opportunity gap by offering a new entertainment venue to the approximately 1.2 million residents of the Northeast Georgia region.

In its first three quarters of operations, BBP GA has hosted concerts and live entertainment events and has attracted both up-and-coming and more established names in country and rock music. In addition to maintaining its event schedule and continuing to bring talent to the Northeast Georgia region, Notes Live continues to pursue its venue-rental and sponsorship-sales channels to augment revenue generated for BBP GA by promoted concerts, duplicating its revenue strategies at the comparable venue in Colorado Springs.

Music Venues — The Sunset Amphitheater (Outdoor Amphitheater)

The Sunset Amphitheater Overview

The largest projects Notes Live has planned are the development of its open-air amphitheaters, including The Sunset Amphitheater in Colorado Springs, Colorado, which will be called “Ford Amphitheater” pursuant to the sale of the venue’s naming rights, and planned amphitheaters in Broken Arrow, Oklahoma and the McKinney and El Paso markets of Texas. The developments of those locations have been approved by the respective city governments. Notes Live is finalizing the construction of its Colorado amphitheater with an opening slated for August 2024. Ahead of its expected opening, multiple dates after August 2024 have been booked for artists’ events with ticket sales already ongoing. During the six-month peak season each year, Notes Live expects each amphitheater to host up to 50 concerts and generate north of $50 million in full-season revenue.

Notes Live previously explored and took steps to own and develop an amphitheater project in Murfreesboro Tennessee. However, in July 2024, Notes Live definitively decided not to pursue that project and the agreements with the City of Murfreesboro were terminated. Notes Live is also pursuing the development of an amphitheater in Oklahoma City, Oklahoma. Notes Live expected to close on property in Oklahoma City and to begin construction of a 12,500-person amphitheater in the spring of 2024, but the project was ultimately voted down by city council in April 2024 due to the property’s location, so Notes Live is pursuing new potential locations in the Oklahoma City market to construct the amphitheater.

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With each planned iteration of The Sunset Amphitheater, Notes Live is attempting to pioneer the concept of music and entertainment investing. A feature of each amphitheater is its private firepit suite lifetime ownership rights that Notes Live offers certain investors. In addition to the luxury firepit suites, each amphitheater location will offer reserved seating, open seating on a landscaped grass berm, and premium hospitality offerings that will enable concertgoers to experience shows in a world-class environment. Notes Live’s goal for The Sunset Amphitheater is to serve as one of the most desirable venues in the world for artists to play and fans to experience live music.

Notes Live believes the naming rights for The Sunset Amphitheater venues will be the most valuable naming rights of any of its properties. Notes Live estimates that the naming rights for each of The Sunset Amphitheater venues will be acquired for between $1.0 million to $2.0 million per year, per venue, depending on the venue’s capacity and market, pursuant to contracts with five- to ten-year terms. As such, the tradename of each amphitheater location is expected to change to feature the naming-rights sponsor.

As it relates to Notes Live’s outdoor amphitheater projects, Notes Live does not expect to directly operate those venues, and to instead utilize a third-party operator to, among other things, book acts and events at those venues. In June 2023, Notes Live entered into an exclusive operating agreement with AEG Presents — Rocky Mountains, LLC (“AEG”) pursuant to which AEG will operate Ford Amphitheater.

The exclusive operating agreement with AEG grants AEG the exclusive right to operate and use Ford Amphitheater for events, subject to limited exceptions such as Notes Live having the right to use and reserve the venue for local events or performances by bands that are not nationally recognized or promoted. The agreement sets forth the parties’ various obligations with respect to the ownership and use of the venue. In addition, the agreement provides for a defined split of the venue’s profits and losses between Notes Live and AEG, but gives each party certain opt-out rights for events such that a party may not be responsible for any losses that may result from certain events held at the venue (but will also not be entitled to any profits that may result from such events). The agreement also imposes restrictions on AEG from operating venues that are comparable to Ford Amphitheater within a defined radius of the venue and imposes restrictions on Notes Live from owning, operating, or developing a competing venue within a defined radius. The agreement also provides that Notes Live is entitled to secure sponsorship rights for the venue, and sponsorship fees are included in the factors that determine the venue losses and profits that are split between the parties.

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The Sunset Amphitheater — Colorado Springs, Colorado

In May 2023, Notes Live broke ground on its first outdoor amphitheater, The Sunset Amphitheater in Colorado Springs, Colorado, which will be called Ford Amphitheater pursuant to a sale of the venue’s naming rights. Notes Live expects to open Ford Amphitheater in August 2024. Ford Amphitheater will be an open-air, 8,000-person amphitheater and will offer concertgoers views of Pikes Peak, the Rocky Mountains, and the United States Air Force Academy. Notes Live hopes that Ford Amphitheater will draw certain comparisons to the Red Rocks Amphitheater in Morrison, Colorado, which is one of the most attended music venues in the country. Ford Amphitheater was designed by industry-renowned architects to be among the state-of-the-art open-air venues in the country. Ford Amphitheater will feature luxurious, firepit suites and other design configurations original to Notes Live, advanced audio technology, and “white-glove” service for its premium suites.

Ford Amphitheater will complement the first music hall venue Notes Live developed in Colorado, BBP CO, and the venues will together fill an entertainment gap in the Pikes Peak region. Notes Live believes Ford Amphitheater will be capable of hosting the nation’s largest touring acts, many of whom have not played Colorado Springs in the past due to a lack of suitable venues. Ford Amphitheater expects to host shows during the peak concert season from the beginning of May through the end of October. Ford Amphitheater will be operated by AEG, a subsidiary of the Anschutz Entertainment Group, a major music and entertainment events presenter, pursuant to the operating agreement between Notes Live and AEG generally described above.

In addition to stadium-style seating and lawn seating, Ford Amphitheater will deliver a premium hospitality experience with a total of 90 VIP firepit suites, each featuring a private fireplace that can accommodate up to eight guests for a luxurious concert experience unlike any other. A total of 90 firepit suites are privately owned and were sold to lifetime owners by Notes Live over a ten-month period before construction of Ford Amphitheater commenced. In addition, 40 of the firepit suites are being offered to lease for a 99-year term in exchange for the licensee’s payment of a one-time lease execution fee of $200,000 due at the inception of the lease. Each suite offers the licensee the option to purchase up to eight tickets per event hosted at Ford Amphitheater, but licensees are not obligated to purchase unused tickets, which can be privately sold or listed for sale on Notes Live’s ticketing-sales platform.

Alongside Ford Amphitheater, the campus will include Roth’s Seafood and Chophouse, a fine-dining restaurant, and Brohan’s, a top-shelf, rooftop bar, which are expected to open in early 2025. In addition, Notes Hospitality Collection will have 40 VIP firepit suites, each featuring a private fireplace, along with 1,200 stadium style seats for shows at § Sunset CO. This entity will also include two owner’s club suites with upstairs and downstairs viewing and seating configurations that are available for venue rentals year-round on non-Sunset CO show evenings. Together, the three venues are intended to deliver a premier dining and entertainment experience for music lovers, fine diners, and bourbon enthusiasts alike.

Ford Amphitheater will also include a premium parking lot. On April 1, 2024, Notes Live, through one of its wholly owned subsidiaries, Notes Live Real Estate, LLC, purchased approximately 5.5 acres adjacent to Ford Amphitheater property for $3,621,210. Together with a 1.1-acre parcel that the Company owns on the south side of Ford Amphitheater, Notes Live intends to improve this new 5.5-acre tract into a parking lot. The lot will be used for premium parking and will contain approximately 740 total parking spaces.

In May 2024, Sunset Operations, LLC (“Sunset Ops”), a wholly owned subsidiary of Notes Live, entered into a Naming and Sponsorship Rights Agreement with Mountain States FDAF (“FDAF”) for the naming, sponsorship, advertising, and promotional rights for Ford Amphitheater. The term of the agreement is through June 30, 2034 and provides that FDAF is obligated to pay an annual fee (subject to defined escalations during the term of the agreement) together with certain costs related to sign production for the venue. Under the agreement, the amphitheater will be named “Ford Amphitheater” for the duration of the agreement’s ten-year term (subject to potential changes in accordance with the agreement). In addition to providing FDAF with the naming rights for the amphitheater itself, the agreement also provides that FDAF will be the official name and title partner of Ford Amphitheater with exclusivity in the automotive category and that FDAF will be the exclusive automobile of Ford Amphitheater along with the Hospitality Collection property and Roth’s restaurant in development. FDAF was also granted a right of first offer to purchase the naming and sponsorship rights for each new market in which Notes Live builds a Sunset Amphitheater.

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The operator of Ford Amphitheater, AEG, has also entered into various sponsorship agreements related to various product categories. On July 1, 2024, AEG entered into a Sponsorship Agreement with Anheuser-Busch, LLC (“AB”) that has a term through December 31, 2027, subject to AB’s right to extend the term by one year. For the duration of the agreement, AB will be the exclusive malt-beverage sponsor at Ford Amphitheater and will have the exclusive right in the malt-beverage category to use Ford Amphitheater’s trademarks for advertising, marketing, signage, and promotional purposes. AB also has the right under the agreement to refer to itself in all marketing materials as the “Official Beer Sponsor” and “Official RTD Sponsor” of Ford Amphitheater. In addition to securing those sponsorship rights, the agreement provides that AB will receive the following ticket and hospitality benefits: (i) one, eight-person luxury suite at Ford Amphitheater starting in 2025, which will include eight tickets and four parking passes to each concert held at Ford Amphitheater; (ii) a ticket-value bank worth $7,500 for 2024 and worth $15,000 for each year of the term of the agreement starting in 2025, with tickets subject to availability at the time of the request; and (iii) ten lawn tickets for each year of the term of the agreement. In exchange for the sponsorship and event-related rights that AB will receive under the agreement, AB is obligated to pay AEG a set annual fee each year of the agreement.

Notes Live’s exclusive operating agreement with AEG provides for a defined split between Notes Live and AEG of Ford Amphitheater’s profits and losses but gives each party certain opt-out rights, pursuant to which a party may not be responsible for any losses that may result from certain events held at the venue (in which case such party would also not be entitled to any profits that may result from such events). The agreement also provides that Notes Live is entitled to secure sponsorship rights for the venue, and sponsorship fees are included in the factors that determine the venue losses and profits that are split between the parties.

The Sunset at Mustang Creek — Oklahoma City, Oklahoma

In June 2023, Notes Live entered into a binding purchase and sale agreement to acquire 21 acres of land and to lease an additional 30 acres for parking in Oklahoma City, Oklahoma (the “OKC Property”), with the intent to build a 12,500-person amphitheater on the OKC Property named The Sunset at Mustang Creek (“The Sunset OKC”). Notes Live had contracted with a local private developer and was in the entitlement process. After receiving a 7 – 0 approval for the development of The Sunset OKC by the Oklahoma City Planning Commission, Notes Live expected to close on the OKC Property in the spring of 2024 and anticipated that construction of The Sunset OKC would begin soon thereafter. However, on April 9, 2024, final approval for the development of The Sunset OKC was brought before a vote by city council, which ultimately voted the project down. Notes Live’s contract with its private developer expired on April 26, 2024, and pursuant to its terms, Notes Live’s good-faith deposit was returned. Notes Live is aggressively pursuing potential new locations in the Oklahoma City market to construct The Sunset OKC and is in the process of completing due diligence for a number of potential locations.

Although the location of The Sunset OKC will change, Notes Live does not expect to change its design and current plans for the amphitheater. Notes Live expects The Sunset OKC to be comprised of six VIP 10-person luxury firepit suites, 58 VIP 8-person luxury firepit suites, 138 VIP 4-person luxury firepit suites, and an Owner’s Club Suite with lifetime ticket access for 156 memberships. Each firepit suite will feature a natural gas-powered firepit and fully configurable seats with abundant room for food and beverage, making an exceptional and private environment that will allows guests to be fully immersed in the show. To elevate the luxurious ambiance of the suites, each suite will include food and beverage service before and during the show. Investors will receive one or two parking passes and between two to ten tickets to all live-music events, depending on the investor’s investment level. Platinum and Diamond members also become owners of one of the four-, eight-, or ten-person firepit suites. The amphitheater will also include upper and lower bowl seating, a general-admission lawn, and ten ultra suites.

The Sunset at Broken Arrow — Broken Arrow, Oklahoma

In October 2023, Sunset at Broken Arrow LLC (“Sunset BA”), a subsidiary that Notes Live owns a minority equity interest in but exercises total voting control over, entered into an Economic Development Agreement with the City of Broken Arrow, Oklahoma (“Broken Arrow”), which is a suburb of Tulsa and the largest city in Tulsa County, and the Broken Arrow Economic Development Authority (the “Broken Arrow EDA”). Pursuant to the Economic Development Agreement, Sunset BA and the City of Broken Arrow are forming a public-private partnership and intend to open a 12,500-capacity amphitheater that will be named The Sunset at Broken Arrow (“The Sunset BA”).

The Sunset BA will be constructed on a 13-acre property adjacent to the 165-acre Broken Arrow Events Park (“Events Park”), which frequently hosts community-wide Broken Arrow events and is a community focal point. To induce Notes Live’s development of The Sunset BA, Broken Arrow committed approximately 30 acres of land from Events Park to be used for parking and infrastructure needs along with $17.81 million in capital improvements to the infrastructure at Events Park, which will include the development of a 3,000-spot parking lot, the widening of roads entering and leaving the park area, and the improvement of stormwater and water lines. Notes Live has committed $70 million of private investments to the construction of The Sunset BA, which it expects to finance primarily from proceeds of sales of equity securities by Notes Live or Sunset BA, and anticipates opening The Sunset BA in August 2025. Pursuant to the Economic Development Agreement, Sunset BA must complete the amphitheater’s construction by December 31, 2025, subject to certain conditions and exceptions. If the amphitheater is not fully constructed by December 31, 2025, Sunset BA must pay Broken Arrow $10,000 per month for each month in which construction of the amphitheater remains incomplete.

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Starting one year after construction is complete, The Sunset BA must host a minimum of 45 scheduled events each calendar year, although Notes Live will aim to host closer to 60 events per year at The Sunset BA. Concertgoers can purchase reserved seats in the upper and lower bowl seating areas or enjoy general-admission turf seating built with hydro-chill technology, which will chill the turf to roughly 70°F. Additionally, The Sunset BA will have a total of 202 lifetime-ownership VIP firepit suites, accommodating groups of four, eight, or ten guests in each suite, plus four ultra suites. The Sunset BA will feature similar amenities and suite offerings as The Sunset OKC. Like The Sunset OKC, The Sunset BA offers three investment tiers, requiring an investment of $125,000 for a gold-level investment that provides access to the Owners Suite and two tickets to all live-music events hosted at The Sunset BA, $275,000 for a platinum-level investment that includes ownership of a four-seat luxury VIP firepit suite, and $500,000 or $650,000 for a diamond-level investment that includes ownership of an eight-person or a ten-person luxury VIP firepit suite.

On January 22, 2024, Notes Live and Live Nation entered into an Exclusive Operating Agreement, pursuant to which Live Nation intended to serve as the exclusive operator of The Sunset BA. Although the parties pursued their working partnership, in August 2024, Notes Live and Live Nation terminated the Exclusive Operating Agreement due to Notes Live determining that it is unable to construct the number of parking spaces originally contemplated by the Exclusive Operating Agreement. Notes Live is actively pursuing other third-party operators for The Sunset BA.

The Sunset Amphitheater — McKinney, Texas

In addition to its projects in the Colorado and Georgia markets, Notes Live is actively breaking into the Texas market with plans to bring The Sunset Amphitheater to McKinney, Texas (“The Sunset McKinney”). Notes Live partnered with retired Dallas Cowboys’ player Chad Hennings to help facilitate its Texas expansion efforts. In April 2024, Notes Live entered into a Chapter 380, Grant, and Development Agreement with the City of McKinney (“McKinney”) through a joint effort by McKinney, the McKinney Economic Development Corporation (the “MEDC”), and the McKinney Community Development Corporation (“MCDC”). Pursuant to Notes Live’s public-private partnership with McKinney, Notes Live will develop The Sunset McKinney on a 46-acre tract of land that is owned by the MEDC. Given that one of the MCDC’s strategic initiatives is to support the development of destination-entertainment facilities in McKinney, the MCDC has announced that it expects to make a financial investment in The Sunset McKinney’s development.

Notes Live anticipates that construction of The Sunset McKinney will being in late 2024, with the amphitheater expected to be concert-ready in the second quarter of 2026. With a seating capacity of more than 20,000, The Sunset McKinney will be Notes Live’s largest venue to date. The Sunset McKinney is expected to feature 295 VIP luxury firepit suites that will be sold to lifetime owners, an Owner’s Club Suite that will accommodate 700 members, fully-covered seating areas, traditional reserved seating along with open-seating options on a landscaped grass area that will have temperature-cooling turf, a selection of gourmet food and drinks, state-of-the-art audio and technology enhancements, and a parking garage with 5,100 parking spaces designed to make entering and exiting the venue as efficient as possible. Notes Live expects to host between 50 to 65 shows per year at The Sunset McKinney.

Notes Live’s management believes McKinney will be a promising market for expanding its open-air amphitheater concept. The Sunset McKinney is expected to attract crowds from the Dallas and Fort Worth (“DFW”) areas of Texas, and to potentially rival the Toyota Music Factory that currently serves the DFW metroplex, a market that Notes Live considers to be a high priority for adding entertainment value. McKinney’s existing arts and recreation scene was one of the key factors that motivated Notes Live’s decision to develop an amphitheater in the city. In 2020, McKinney was designated as a Texas Music Friendly Community by the Texas Music Office within the Office of the Governor, certifying McKinney as part of a distinguished network of Texas cities that foster music-industry development and aim to attract and develop music-industry growth.

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For the City of McKinney, partnering with Notes Live to develop The Sunset McKinney will represent a potential investment in the community in excess of $220 million, which the city expects will drive local economic growth, catalyze commercial development, and enhance McKinney’s brand on a national level, while allowing Notes Live to expand its operations to another state and to capitalize on McKinney’s promising entertainment market. Based on the size of the venue and other factors, Notes Live and McKinney believe the construction and operation of The Sunset McKinney will directly or indirectly create approximately 1,300 jobs in the community and generate significant local and regional economic activity in the first ten years of operation.

The Sunset Amphitheater — El Paso, Texas

Notes Live further expanded its Texas market presence by forming a public-private partnership with the City of El Paso, Texas (“El Paso”). In April 2024, Notes Live and El Paso entered into a term sheet to define the material terms of the parties’ intended public-private partnership and entry into a Chapter 380 Economic Development Program Agreement (the “Chapter 380 Agreement”), a Purchase and Sale Agreement, and related transaction documents (collectively, the “Definitive El Paso Agreements”). The El Paso City Council approved the term sheet on April 23, 2024. The parties finalized and executed a Purchase and Sale Agreement on June 24, 2024, and the Chapter 380 Agreement on July 2, 2024.

Pursuant to the terms of the Definitive El Paso Agreements, Notes Live will construct and manage a 12,500-person amphitheater (“The Sunset El Paso”) on approximately 15 acres of land that El Paso will convey to Notes Live. In addition to the land conveyance, El Paso will incentivize Notes Live’s development of The Sunset El Paso by: (i) contributing cash towards Notes Live’s development costs by issuing an eight-year, no-interest, forgivable promissory note to Notes Live (the “El Paso Note”) that will be funded by the Texas Economic Development Fund; (ii) waiving all of the development, building permit, and inspection fees required to develop The Sunset El Paso; (iii) providing Notes Live with annual rebates on real and business personal property, sales and use, and mixed beverage taxes over up to a 20-year rebate period; and (iv) guaranteeing and/or funding parking facilities that will include a minimum of 3,600 spaces. In total, El Paso is offering Notes Live an approximately $30.9 million performance-based incentives package over the term of the Chapter 380 Agreement, demonstrating El Paso’s confidence that Notes Live’s construction of The Sunset El Paso will stimulate both regional and international tourism, generate commercial activity, diversify and expand the local tax base, create quality job opportunities, and promote local economic development in the city. If Notes Live completes construction of The Sunset El Paso within 36 months from the date Notes Live receives all government authorizations required to develop and construct the amphitheater (such process, “Entitlement”) and hosts a minimum of 25 events per year at The Sunset El Paso in years 3-5 of the rebate period, the El Paso Note will be forgiven. Recognizing the parties’ mutual intent to support The Sunset El Paso’s successful construction and operation, El Paso agreed that it would not develop a competing live-entertainment venue with a capacity of more than 4,000 persons within 60 miles of The Sunset El Paso; subject to El Paso’s unrestricted right to pursue voter-approved projects, projects affirmed by judicial decree, or regional projects that will not diminish The Sunset El Paso’s intent and operation. Furthermore, as allowable by law, El Paso agreed to give Notes Live a first right of refusal to develop and/or operate any voter-approved project as of the effective date of the Chapter 380 Agreement.

As part of its public-private partnership with El Paso and in exchange for incentives package that El Paso is offering under the Chapter 380 Agreement, Notes Live must, among other obligations: (i) invest at least $80 million in the acquisition, development, carrying costs, construction, and business personal property costs associated with developing The Sunset El Paso (such amount for such purposes, the “Minimum Investment”); (ii) commence construction of The Sunset El Paso within 90 days following Entitlement; (iii) obtain a Temporary Certificate of Occupancy no later than 36 months after Entitlement; (iv) secure a venue operator to operate the amphitheater for a 10-year term with two, five-year extensions prior to obtaining a Certificate of Occupancy; and (v) host a minimum of 40 national-touring events per year. Notes Live is also subject to various development and certification deadlines, including completing and providing El Paso with a final Traffic Impact Analysis and Parking Study no later than August 15, 2024 (subject to extension by the parties’ mutual agreement), submitting documentation to El Paso to verify that it has expended the Minimum Investment and received the Temporary Certificate of Occupancy for the development of The Sunset El Paso within 36 months after Entitlement, and submitting documentation to verify that it has obtained the Certificate of Occupancy within 42 months after Entitlement or within six months after receiving the Temporary Certificate of Occupancy. El Paso’s Director of Economic and International Development may extend Notes Live’s development deadlines by up to six months, provided that Notes Live has made a good-faith effort to fulfill its obligations under the Definitive El Paso Agreements. If Notes Live defaults under the terms of the Chapter 380 Agreement and fails to timely and diligently cure such default, Notes Live must repay any rebates it received from El Paso during the five-year period prior to its default pursuant to a recapture schedule to be set forth in the Chapter 380 Agreement.

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Much like The Sunset McKinney, The Sunset El Paso will feature luxury firepit suites while offering a variety of seating options with both mid- and lower-bowl sections and a hydro-chill grass berm. For the ultimate entertainment experience, The Sunset El Paso will also feature a custom-built Owner’s Club where members will enjoy an exclusive, elevated view of the stage and premium dining and beverage options. The Sunset El Paso is expected to attract crowds not only from El Paso, Texas but also from Las Cruces, New Mexico and even across the border in Mexico from Ciudad Juarez, the largest city in the Mexican state of Chihuahua. Notes Live intends for The Sunset El Paso to mirror the multicultural tastes of its US and Latin audiences by showing acts from both markets.

On July 2, 2024, the El Paso City Council formally approved a resolution authorizing the El Paso City Manager to execute the Chapter 380 Agreement with Notes Live and two ordinances providing for El Paso’s conveyance of city-owned land to Notes Live in accordance with applicable Texas statutory code provisions and for El Paso’s amendment of a tax-increment reinvestment project and financing plan for the area where The Sunset El Paso will be developed to reflect the development assumptions set forth in the Chapter 380 Agreement.

Restaurant Concepts — Bourbon Brothers Smokehouse & Tavern

BBST Overview

Bourbon Brothers Smokehouse & Tavern is Notes Live’s flagship, full-service restaurant concept. BBST serves American classics and Southern staples out of a scratch kitchen, accompanied by a selection of rare bourbons, ryes, and whiskies as well as local craft beers.

BBST — Colorado Springs, Colorado

Notes Live opened its first BBST location in April 2017 (“BBST CO”) in Colorado Springs, Colorado, adjacent to the land where Notes Live later opened its BBP CO music hall in 2019. The BBST CO location can serve up to 300 customers at a time across its two bars, primary dining areas, sunroom, and a private dining area known as the “Library.” The concept was conceived as a farm-house theme with an eclectic blend of dining areas that is intended to offer a unique foodie experience in an unparalleled setting. The Bourbon Bar is an attached, yet secluded, bar area, built to replicate a bourbon warehouse from the days of prohibition, complete with a full-size bar that is constructed from floorboards sourced from aging railroad cars. BBST CO’s close proximity to BBP CO allows for cross-selling between the businesses, as BBST CO serves as the exclusive caterer for all BBP CO events. In both venues, Notes Live strives to deliver high-quality, consistent food with exceptional service, which it believes is the key to restaurant success.

BBST — Gainesville, Georgia

In conjunction with Notes Live’s opening of BBP GA in June 2023, Notes Live opened its second BBST location in Gainesville, Georgia (“BBST GA”). Like its Colorado Springs counterpart, BBST GA serves American classics, Southern staples, local craft beers, and a selection of rare bourbons, ryes, and whiskies. Unlike BBST CO, the ambiance of the BBST GA restaurant replicates that of a 1930s-era, red brick industrial building, with seating spaced around an indoor square bar that integrates a 6,800-square-foot outdoor patio with four fireplaces. The restaurant accommodates up to 300 customers in its first-floor bar, primary dining areas, second-floor bourbon bar, and 1,500-square-foot walk-out rooftop bar and lounge. The distinctive dining configurations at BBST GA are meant to capture the ambience and aesthetic of the Gainesville Square.

Notes Live anticipates its BBST GA location will benefit from favorable foot traffic and a viable catering component through serving as BBP GA’s exclusive caterer. One advantage of the Gainesville location is that the BBST GA restaurant and BBP GA music venue were built simultaneously and are connected via a shared kitchen, which streamlines BBST GA’s ability to operate food and beverage service at BBP GA. The 4,400-square-foot kitchen serves the site’s more than 7,800-square-foot dining room and rooftop bar as well as the food and beverage needs for the 18,000-square-foot BBP GA music hall.

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Restaurant Concepts — Notes Eatery

“Notes Eatery,” formerly known as “Notes” bar, is Notes Live’s newest live music and restaurant concept. Notes Eatery serves breakfast, lunch, and dinner in a vibrant and eclectic environment. Notes Eatery originally opened in September 2022 as “Notes” bar in the same Colorado Springs campus where BBP CO and BBST CO operate. Notes bar featured upscale bar fare with dive-bar specials before expanding to the full restaurant, Notes Eatery, in May 2024. Notes Eatery features a full stage that is capable of hosting a four- to five-person band. Since opening, the Notes Eatery stage has been booked regularly with performances such as open mic nights, karaoke, dance bands, and even a unique live jazz band that performs at Notes Eatery’s weekend brunch. The unique live-music setting is complemented by music memorabilia and iconic photography throughout.

Restaurant Concepts — Roth’s Seafood & Chophouse and Notes Hospitality Collection

In early 2025, Notes Live expects to open Roth’s Seafood & Chophouse (“Roth’s”), an upscale, five-star restaurant that specializes in fine dining, in a mixed-use development that is being constructed adjacent to Ford Amphitheater. Roth’s and Ford Amphitheater will both sit on the 4.97-acre tract in Colorado Springs that Notes Live purchased in March 2023. Roth’s is intended to be a luxurious restaurant space and was designed to offer views of not only the Rocky Mountains but also the Ford Amphitheater concert stage, immersing guests in what Notes Live believes will be an unparalleled dining and concert experience.

Colorado Springs boasts a significant percentage of high-income households and a steady growing population. Despite being home to many multinational corporations and much of the defense contractor industry, customers seeking an elevated dining experience believe the city is sorely lacking in this pinnacle of the restaurant spectrum. Notes Live believes Roth’s can help fill that gap.

The prominence and features of Ford Amphitheater made that area a desirable and viable location for Roth’s, which is intended to cater to the more affluent populations in El Paso and Douglas Counties. Notes Live also believes Roth’s will be well suited for concertgoers looking for a premium dining experience to accompany their premium tickets. Roth’s will anchor the first floor of the mixed-use development being constructed at the eastern perimeter of Ford Amphitheater. On the top floor, Notes Live is opening a top-shelf bar and lounge named Brohan’s.

Notes Hospitality Collection (“NHC”) will feature two, approximately 1,500-square-foot configurable hospitality spaces framing either side of Roth’s on the first floor of the mixed-use development and two, approximately 2,500-square-foot suites framing either side of the Brohan’s rooftop bar. Notes Live envisions NHC being used to host corporate events, weddings, trade shows, conventions, galas, expos, and other large gatherings. Notes Live believes NHC will be a premier venue rental location in Colorado Springs.

Notes Live expects to open Roth’s, Brohan’s, and NHC in December 2024 or in the first quarter of 2025, approximately three months after its planned opening of Ford Amphitheater in August 2024.

Bar Concept — Brohan’s

Notes Live is opening Brohan’s, a cocktail bar and lounge on the top floor of the mixed-use development where Roth’s and NHC are being constructed. Brohan’s is named in honor of Notes Live’s longtime business development executive, Gary Tedder, whose nickname is Brohan. The bar will have premium views into Ford Amphitheater, which can be monetized during marquee shows. Brohan’s will feature top-shelf liquors and fine wines from around the world served by a host of bartenders and sommeliers that will be employed by Notes Live. Notes Live foresees Brohan’s being a popular gathering spot for happy hour or evening cocktails in an elevated environment for personal or business use, complemented by exceptional service in a comfortable yet classy lounge space that will be enhanced by dramatic amphitheater lighting features and striking panoramas. Notes Live also envisions Brohan’s as being a go-to spot for concert-goers looking to elevate their experience with the premium libations and views that Brohan’s will offer. Along with Roth’s and NHC, Notes Live intends to open Brohan’s in December 2024 or early in 2025.

Notes Live’s Subsidiaries and Properties

Subsidiaries

Notes Live conducts its operations and holds its assets through many wholly- and majority-owned (or controlled) subsidiaries. Certain of Notes Live’s subsidiaries have raised capital from third-party investors as a means to fund the specific projects and operations of those subsidiaries and received capital contributions from third-party investors, such as The Sunset Amphitheater LLC, and as a result, these subsidiaries are not wholly owned. In some instances, Notes Live owns a minority membership interest in a subsidiary but, under the terms of the governing documents for the applicable limited liability company, exercises 100% voting control because the membership interests issued to third-party investors represent non-voting interests, and otherwise retains economic rights in certain revenue streams of a given project that may exceed its ownership percentage. For example, third-party investors have contributed capital to Sunset at Broken Arrow LLC and The Sunset Amphitheater LLC, with those capital contributions being used to help fund the development of the amphitheater projects owned and conducted by those limited liability companies. In each case, the operating agreement provides that any distributions of available cash that represents amounts revenues generated by ticket sales for an event at the given project are first distributed to the Class B non-voting members, with any excess being distributed to the Class A voting member. However, upon any liquidation, after the payment of creditors and the establishment of any reserves, distributions are made to the members in satisfaction of their respective capital accounts. Membership interests in these limited liability companies afford the investors certain rights to use suites at the venue owned by the applicable limited liability company. Notes Live has used this model to help fund and develop certain of its amphitheater projects such as those of The Sunset Amphitheater LLC and Sunset at Broken Arrow LLC. In the case of GA HIA LLC and Sunset Hospitality Collection LLC, third-party investors hold non-voting membership interests under the terms of operating agreement of each entity and are entitled to certain in-kind benefits, such as, in the case of Sunset Hospitality Collection LLC, complimentary tickets to live events.

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The following table summarizes Notes Live’s ownership and voting interests in its subsidiaries, which Notes Live either owns directly or indirectly through one of its other subsidiaries. For subsidiaries that are not wholly owned by Notes Live or one of its subsidiaries, the table indicates which entity owns the remaining interest.

Subsidiary	Notes Live or Subsidiary Owner	Percentage Interest	Owner of Remaining Interests
Bourbon Brothers Holdings LLC (“BBH”)	Notes Live, Inc.	100%	Not applicable.
Notes Live Real Estate, LLC (“NLRE”)	Notes Live, Inc.	100%	Not applicable.
Hospitality Income & Asset, LLC	Notes Live, Inc.	99%	Third-Party Investors
Notes Holding Company LLC (“NHC”)	Notes Live, Inc.	100%	Not applicable.
Bourbon Brothers Licensing LLC	Notes Live, Inc.	100%	Not applicable.
13141 BP, LLC	Notes Live, Inc.	100%	Not applicable.
The Sunset Amphitheater LLC	Notes Live, Inc.	10% (100% voting control)	Third-Party Investors(1)
GA HIA, LLC	Notes Live, Inc.	16% (100% voting control)	Third-Party Investors
Roth’s Seafood & Chophouse LLC	BBH	100%	Not applicable.
Notes Hospitality Collection LLC	BBH	100%	Not applicable.
Sunset Hospitality Collection LLC	NLRE	40% (100% voting control)	Third-Party Investors
Sunset at Mustang Creek LLC	NLRE	30% (projected ownership)(2) (100% voting control)	Third-Party Investors(1)
Sunset at Broken Arrow LLC	NLRE	30% (projected ownership)(2) (100% voting control)	Third-Party Investors(1)
Sunset Ground at Broken Arrow, LLC	Notes Live, Inc.	30% (projected ownership)(2) (100% voting control)	Third-Party Investors(1)
Sunset at El Paso, LLC	NLRE	30% (projected ownership)(2) (100% voting control)	Third-Party Investors(1)
Sunset Ground at El Paso LLC	NLRE	30% (projected ownership)(2) (100% voting control)	Third-Party Investors(1)
Sunset Operations at El Paso LLC	NLRE	30% (projected ownership)(2) (100% voting control)	Third-Party Investors(1)
Sunset at McKinney LLC	NLRE	60% (projected ownership)(3) (100% voting control)	Third-Party Investors(1)
Sunset Ground at McKinney LLC	NLRE	60% (projected ownership)(3) (100% voting control)	Third-Party Investors(1)
Sunset Operations at McKinney LLC	NLRE	60% (projected ownership)(3) (100% voting control)	Third-Party Investors(1)
13141 Notes LLC d/b/a Notes	NHC	100%	Not applicable.
Sunset Operations LLC	BBH	100%	Colorado
Bourbon Brothers Presents, LLC d/b/a Boot Barn Hall at Bourbon Brothers	BBH	89%	Third-Party Investors
Bourbon Brothers Smokehouse and Tavern CS, LLC	BBH	100%	Not applicable.
Bourbon Brothers Smokehouse and Tavern GA LLC	BBH	100%	Not applicable.
Bourbon Brothers Presents GA LLC	BBH	100%	Not applicable.

(1)	Notes Live or NLRE, as applicable, has sold or intends to sell membership interests to third-party investors in this limited liability company. However, the governing documents for these subsidiaries provide that third-party investors are only entitled to specific and limited distribution rights of available cash that flow solely out of certain revenue streams of the entities, such as ticket sales. All other remaining portions of distributions from facility operations are distributed to Notes Live, Inc. (as the Class A member).

(2)	Notes Live or NLRE, as applicable, intends to sell up to 70% of the membership interests in this limited liability company to third-party investors while retaining a 30% membership interest and exercising 100% voting control.

(3)	NLRE intends to sell up to 40% of the membership interests in this limited liability company to third-party investors while retaining a 60% membership interest and exercising 100% voting control.

Bourbon Brothers Holdings LLC is a holding company designed to own and manage each of Notes Live’s operating entities. In addition to the entities organized under BBH currently, Notes Live expects BBH will own 100% of future restaurant and event center operating companies for entertainment campuses that Notes Live plans to develop around the country.

Notes Live’s current goal is that by 2028, it will have brought entertainment venues to a dozen markets where it will be operating up to ten entertainment campuses (including its campuses in Colorado Springs, Colorado and in Gainesville, Georgia) and three or more additional open-air amphitheaters. When developing a new entertainment campus or venue in a new market, Notes Live generally forms an operating company under BBH to manage the venue’s operations. The land and building for the venue is typically leased to the operating company by a landlord entity that Notes Live (or one of its subsidiaries) either wholly owns or acquires an interest in.

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Properties

Notes Live indirectly owns properties through certain of its subsidiaries. The table below summarizes Notes Live’s portfolio of real estate as of the date of this prospectus, indicating which of Notes Live’s subsidiaries owns each property. Notes Live is also party to certain agreements by which it (directly or through a subsidiary) expects to close upon and acquire real estate in Broken Arrow, Oklahoma (related to the Sunset at Broken Arrow), McKinney, Texas (related to the Sunset at McKinney), and El Paso, Texas (related to the Sunset at El Paso.

Subsidiary Owner	Size and Location	Status and Operations
Sunset Hospitality Collection LLC	4.98 acres in Colorado Springs, CO	Site where Roth’s Seafood & Chophouse, Brohan’s bar, and Notes Hospitality Collection are being constructed; leased from Sunset Hospitality Collection LLC to Roth Seafood & Chophouse LLC and Notes Hospitality Collection LLC
NLRE	9.41 acres in Colorado Springs, CO	Site where Ford Amphitheater is being constructed; leased by NLRE to The Sunset Amphitheater LLC
NLRE	1.05 acres in Colorado Springs, CO	Vacant land open for development next to Ford Amphitheater
NLRE	≈ 5.54 acres in Colorado Springs, CO	Under contract with intention to develop into Sunset Hospitality Collection
Hospitality Income & Asset, LLC	1.5 acres in Colorado Springs, CO	Site where BBST CO restaurant operates; leased from Hospitality Income & Asset, LLC to Bourbon Brothers Smokehouse and Tavern CS, LLC
Hospitality Income & Asset, LLC	3.2 acres in Colorado Springs, CO	Site where BBP CO indoor music hall operates; leased from Hospitality Income & Asset, LLC to Bourbon Brothers Presents, LLC
13141 BP, LLC	0.73 acres in Colorado Springs, CO	Site where Notes live-music bar operates; leased from 13141 BP, LLC to 13141 Notes LLC
GA HIA, LLC	1.7 acres in Gainesville, GA	Site where BBP GA indoor music hall and BBST GA restaurant operate

Lease Obligations

Notes Live or its subsidiaries currently lease facilities as follows:

●	BBST CO leases its property from HIA, a majority-owned subsidiary. The lease is structured as a triple-net lease (an “NNN lease”) with annual rents of $441,190. Base rent increases by 10% every five years through rent escalators in the lease. The initial term of the lease is ten years with one, ten-year renewal option, which will give Notes Live the ability to extend the lease on identical terms and control the property for up to 20 years.

●	BBP CO leases its property from HIA, a majority-owned subsidiary. The lease is structured as an NNN lease with annual rents of $90,000. Base rent increases by 10% every five years through rent escalators in the lease. The initial term of the lease is ten years with two, five-year renewal options which will give Notes Live the ability to extend the lease on identical terms and control the property for up to 20 years.

●	13141 Notes LLC in Colorado Springs leases its property from 13141 BP, LLC, a wholly owned subsidiary of Notes Live. The lease is structured as an NNN lease with annual rents of $218,750. Base rent increases by 10% every five years through rent escalators in the lease. The initial term of the lease is ten years with two, five-year renewal options which will give Notes Live the ability to extend the lease on identical terms and control the property for up to 20 years.

●	Roth’s and NHC will be leased from Sunset Hospitality Collection LLC, a majority-owned subsidiary of which Notes Live has full voting control. The lease is structured as an NNN lease with annual rents equal to $2.0 million. Base rent will increase by 10% every five years throughout the initial 20-year lease term. The tenant will have four, five-year renewal options to extend the lease on identical terms.

●	Notes Live leases its principal executive office in Colorado Springs, Colorado from a third party pursuant to a lease that was assumed from the prior tenant and expires on November 29, 2030. Annual rent payments are $224,627, increasing by 1.3% annually.

●	BBST GA and BBP GA each leases property from GA HIA, a majority-owned subsidiary. For the first five years of the lease, BBST GA and BBP GA must pay GA HIA an annual base rent of $641,410 and $191,590, respectively. The initial term of the lease is ten years with one, ten-year renewal option, which will give Notes Live the ability to extend the lease on identical terms and control the property for up to 20 years.

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Long-Term Debt Obligations

To fund certain of its operations and property acquisitions Notes Live has, at times, borrowed funds from third-party lenders. The table below sets forth the outstanding current debt obligations (other than ordinary course obligations) of Notes Live or its subsidiaries as of August 1, 2024.

Debt Type	Date of Issue	Borrower	Lender	Principal Amount		Interest Rate	Maturity Date
Mortgage Loan	05/06/2022	GA HIA, LLC	Pinnacle Bank	$4,344,410		3.95%	05/26/2043

Mortgage Loan	07/01/2021	Hospitality Income & Asset, LLC	Integrity Bank & Trust	$3,336,468		5.5%	07/10/2031
Loan	05/04/2020	Notes Live, Inc. f/k/a Bourbon Brothers Entertainment, LLC	U.S. Small Business Administration	$500,000		3.75%	05/04/2050
Convertible Promissory Note	1/17/2024	Notes Live, Inc. and NLRE	KWO, LLC	$10,000,000	(1)	8.75%	03/01/2025

(1)	As set forth in the promissory note and special stipulations thereto, dated January 17, 2024, payable by Notes Live and Notes Live Real Estate, LLC (together, the “NL Borrowers”) to KWO, LLC (the “KWO Note”), the funds borrowed by the NL Borrowers from KWO, LLC (the “KWO Loan”) were to be advanced to the NL Borrowers at any time between March 1, 2024 and May 31, 2024 in multiple draws (each, a “Draw”), the sum of which shall not exceed $10,000,000. As of the date of this filing, the KWO Note is fully drawn on and the $10,000,000 Draw amount is outstanding. The outstanding amount is convertible debt and obligations can be satisfied through the conversion to Notes Live shares at a value of $10.00 per share.

(2)	The maturity date of the KWO Note is February 28, 2025, the date that is one year after the NL Borrowers first received funds pursuant to the first Draw on the KWO Loan.

Public-Private Partnership Obligations

Notes Live evaluates which markets to expand to and to purchase properties to develop venues on according to a set of rigorous criteria that maximizes Notes Live’s potential for success and profitability. One of the key factors in Notes Live’s market-expansion assessment is the ability to leverage public-private partnerships, which are driven by local municipalities that demonstrate an interest in the development of entertainment venues as a way to catalyze economic development, attract community investment, and improve the community that the local government serves. Notes Live was able to acquire many of the real-property assets in its portfolio through public-private partnerships. In a public-private partnership, a local government or quasi-governmental entity, such as a local economic development corporation or redevelopment authority, offers financial incentives to Notes Live that enable Notes Live or one of its subsidiaries to acquire land on terms that are more favorable than Notes Live would be able to negotiate in a private sale on the open market.

The financial incentives that a local municipality may offer Notes Live in a public-private partnership include, for example: (i) granting land to be used for Notes Live’s construction of amphitheaters, entertainment venues, and parking; (ii) granting parking facilities to be used at Notes Live’s venues and, in some cases, allowing Notes Live to monetize parking; (iii) providing public financing for Notes Live’s venue-development projects; (iv) providing sales-tax abatements and/or refunds; (v) providing property-tax abatements and/or refunds; or (vi) publicly funding the construction of parking facilities, entry and exit roads, and utilities required to support the development and operation of Notes Live’s venues. In exchange for the financial incentives offered by the local municipality, Notes Live agrees to develop and operate one or more music and entertainment venues and restaurants in the community that Notes Live has partnered with, which advances Notes Live’s market-expansion objectives, drives local economic growth, and attracts other community investments.

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Although purchasing properties through public-private partnerships is a key component of Notes Live’s acquisition and financing strategy, the agreements that Notes Live negotiates when partnering with a local government or quasi-governmental entity typically subject Notes Live to burdensome conditions, restrictions, obligations, and covenants with respect to Notes Live’s ownership, use, and development of the land acquired from the municipality. Those restrictions are typically incorporated into ancillary agreements entered into by Notes Live and the local government that it is partnering with (such agreements, the “Restricting Agreements”), which may include, for example, a Development Agreement, a Parking Agreement, or a Facilities Use Agreement.

The Restricting Agreements typically require various levels of political and governmental approval, such as by the local city council, an economic-development council, or the secretary of state. The process of obtaining all required governmental approvals, permits, and entitlements can be time-consuming and costly for Notes Live. Even after obtaining those approvals, Notes Live’s ability to continue owning, holding, and developing the real-property asset that it acquires from a local municipality in a public-private partnership depends on its compliance with the restrictions and conditions set forth in the Restricting Agreements. Typical restrictions include requirements to satisfy minimum capital-investment obligations, to meet various project development and construction deadlines, to hold a minimum number of events per year once the venue is operating, or to sell a minimum number of tickets per season.

If Notes Live is unable to comply with the conditions, restrictions, and obligations set forth in Restricting Agreements, Notes Live may be subject to monetary penalties, lose the tax or economic incentives that initially induced Notes Live’s partnership with the municipality, or cause the land that Notes Live acquired in the public-private partnership to be recouped by the municipality. Project and construction delays that cause Notes Live to fall behind the timeline specified in a Development Agreement could cause the project to be terminated or obligate Notes Live to pay a fee.

Notes Live’s expansion into Gainesville, Georgia, Broken Arrow, Oklahoma, McKinney, Texas, and El Paso, Texas involve public-private partnerships.

Public-Private Partnership in Gainesville, Georgia

In connection with its development of the BBP GA indoor music hall and the BBST GA restaurant in Gainesville, Georgia, GA HIA, LLC (a subsidiary of Notes Live that Notes Live exercises total voting control over) partnered with the Gainesville Redevelopment Authority in January 2022. In addition to the Purchase and Sale Agreement that GA HIA negotiated with the GRA, which enabled GA HIA to purchase approximately 1.7 acres from the GRA for less than the fair-market value of the land, GA HIA and the GRA entered into a Development Agreement, a Parking Agreement, and a Facilities Use Agreement. The Development Agreement required GA HIA to develop and construct the BBP GA and BBST GA venues according to a detailed construction schedule and in conformance with the architectural renderings and budget submitted when GA HIA applied for funding through the City of Gainesville’s tax-allocation district redevelopment program (the “TAD Program”), to provide the City of Gainesville with construction and interim-progress reports, to satisfy various other reporting requirements related to GA HIA’s development of the venues, and to maintain the BBP GA and BBST GA properties in good repair and operating condition. GA HIA applied for and was approved to receive approximately $1.9 million in funding under the TAD Program, which is payable by the City of Gainesville in the form of reimbursement for costs incurred by GA HIA over up to a 15-year period. GA HIA’s eligibility to receive any TAD Program funding is conditioned on its maintenance of the property as a tourism attraction used for the operation of a restaurant and entertainment venue. GA HIA’s breach of the Development Agreement could result in the Development Agreement being terminated, GA HIA having to return all of the funds received from the GRA, the GRA pursuing injunctive relief against GA HIA, or GA HIA incurring other penalties to remedy any harm suffered by the City of Gainesville.

Pursuant to the Facilities Use Agreement, GA HIA’s use of the BBP GA venue is partially restricted by the City of Gainesville’s rights to use the venue up to seven Sundays and five weekdays per calendar year for any city-sponsored event. GA HIA must provide the City of Gainesville with access to a shared event calendar, and upon at least 45 days’ notice, the City of Gainesville can reserve any unreserved date on the calendar. In turn, the City of Gainesville is required to use GA HIA as its exclusive vendor for all food, beverage, catering, hospitality, and related services at events hosted at BBP GA.

Similarly, pursuant to the Parking Agreement entered into by GA HIA and the City of Gainesville, GA HIA was given certain rights to use a city-controlled park adjacent to the BBP GA and BBST GA venues for purposes of additional event parking up to sixteen times per year without charge. However, GA HIA’s parking rights are expressly subject to the priority and exclusive parking rights of the Gainesville Arts Council, which has the right to use the park up to sixteen times per year when parking is needed for Arts Council events.

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Public-Private Partnership in Broken Arrow, Oklahoma

In October 2023, Sunset BA, a subsidiary that Notes Live owns a minority equity interest in but exercises total voting control over, entered into an Economic Development Agreement with the City of Broken Arrow, Oklahoma (“Broken Arrow”) and the Broken Arrow EDA with the intent to develop The Sunset BA, a 12,500-capacity amphitheater that will be constructed on approximately 13 acres of land adjacent to the 165-acre Broken Arrow Events Park. The Economic Development Agreement required the approval of the Broken Arrow City Council. To incentivize Sunset BA to enter into the public-private partnership, Broken Arrow agreed to sell at least 13 acres but up to 20 acres of land to Sunset BA at a price of $38,462 per acre. Additionally, Broken Arrow committed approximately 30 acres of land from the adjacent Event Park to be used for parking and infrastructure needs for The Sunset BA and agreed to make $17.81 million in capital improvements to the Events Park infrastructure (the “Project Improvements”), which will be funded using TIF Bonds issued by the Broken Arrow EDA that will be paid using a portion of the sales and use tax, hotel tax, and other tax revenues that comprise the Tax Increment generated within the Increment District established by Broken Arrow.

In exchange for the financial incentives that Sunset BA is receiving under its public-private partnership with Broken Arrow, the Economic Development Agreement imposes various obligations and restrictions on Sunset BA’s ownership and development of the land it is acquiring from Broken Arrow. Under the terms of the original Economic Development Agreement, certain mutual conditions precedent were required to be completed by the parties by January 31, 2024 (the “Conditions Precedent Deadline”), but the Conditions Precedent Deadline has been extended to June 30, 2024 through a series of amendments to the original Economic Development Agreement, including a First Amendment dated January 31, 2024, a Second Amendment dated February 21, 2024, a Third Amendment dated March 5, 2024 (the changes under which were unrelated to the extension of the Conditions Precedent Deadline), and a Fourth Amendment dated March 5, 2024. Pursuant to the Purchase and Sale Agreement between Sunset BA and Broken Arrow, dated March 6, 2024, the closing of the sale was originally set to occur on April 10, 2024. However, the closing date was subsequently extended and Notes Live closed on the property on May 23, 2024.

Additionally, Sunset BA is required to: (i) make a minimum capital investment of $70 million towards the development of The Sunset BA; (ii) host a minimum of 45 scheduled events per calendar year; (iii) provide the Broken Arrow with periodic updates to The Sunset BA’s site plan and design documents; (iv) construct and maintain The Sunset BA in accordance with standards applicable to a first-class entertainment venue; (v) charge an additional 1% special assessment on all taxable sales directly associated with The Sunset BA venue; and (vi) provide Broken Arrow with monthly consolidated reports listing taxable transactions (such as ticket sales, concessions, and merchandise sales) completed by Sunset BA and/or its contract vendors. Furthermore, Sunset BA is required to complete its construction of The Sunset BA amphitheater by December 31, 2025, subject to the timely completion of all obligations owed by Broken Arrow and the Broken Arrow EDA. If Sunset BA fails to timely construct The Sunset BA amphitheater, it must pay Broken Arrow a fee of $10,000 per month for each month that the venue remains unfinished.

Sunset BA also faces certain risks related to the completion of the Project Improvements that Broken Arrow agreed to make. The costs of the Project Improvements will be funded using TIF Bonds issued by the Broken Arrow EDA. The payment of the TIF Bonds directly depends on Sunset BA’s success in developing and operating the Broken Arrow Amphitheater in a manner that generates sufficient Tax Increment revenue. Accordingly, Sunset BA agreed to timely remit, and to use commercially reasonable efforts to make its contractors timely remit, all legally required ad valorem and sales taxes. If Sunset BA fails to operate the Broken Arrow Amphitheater in a manner that generates sufficient Tax Increment revenue to pay the TIF Bonds, Broken Arrow would be unable to pay for the Project Improvements, and Sunset BA would not receive the benefit of one of the material financial incentives that induced its entry into the public-private partnership.

Public-Private Partnership in McKinney, Texas

In March 2024, Notes Live formed a public-private partnership with the City of McKinney, Texas (“McKinney”) with plans to construct The Sunset McKinney, a 20,000 seat, open-air amphitheater and entertainment complex. Pursuant to the Chapter 380, Grant, and Development Agreement that Notes Live entered into with McKinney, the MEDC, and the McKinney Community Development Corporation on April 16, 2024, Notes Live will construct The McKinney Complex on a 46-acre tract that MEDC has agreed to sell to Notes Live for an aggregate purchase price of $35,000,000 to be paid at the closing of the sale at Notes Live’s option either (i) in full, in cash, or (ii) with $10,000,000 paid in cash and $25,000,000 represented by a secured promissory note to MEDC, which will bear no interest, be subject to prepayment without penalty, and be secured by a letter of credit. Closing must occur within 30 days after the entitlement of the McKinney Property (the “Entitlement Date”), which will occur on (i) the date Notes Live receives a Grading Only Permit if Notes Live’s application for such permit is submitted by December 12, 2024, (ii) December 15, 2024 if Notes Live has not submitted its Grading Only Permit application by December 12, 2024, or (iii) the date McKinney approves Notes Live’s Grading Only Permit if Notes Live submits the application for such permit but it has not been approved by McKinney by December 12, 2024.

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If Notes Live determines that the McKinney Property is not suitable for The Sunset McKinney’s construction, Notes Live has the right to terminate the McKinney Development Agreement by delivering written notice to the McKinney Parties on or before July 15, 2024. Thereafter, Notes Live’s failure to purchase the McKinney Property would constitute an event of default.

One of the primary financial incentives offered to Notes Live through its public-private partnership with the McKinney Parties is the potential reimbursement of the McKinney Purchase Price that Notes Live must pay for the McKinney Property. If Notes Live receives a Temporary Certificate of Occupancy (a “TCO”) within the 36-month period following the Entitlement Date, or if Notes Live receives a Certificate of Occupancy (a “CO”) if it has not received a TCO within 36 months from the Entitlement Date, then within 30 days of Notes Live’s receipt of the TCO or the CO, MEDC will reimburse Notes Live for the McKinney Purchase Price. If Notes Live meets the conditions for reimbursement and paid the McKinney Purchase Price through a combination of cash, a promissory note, and a letter of credit, then MEDC will reimburse Notes Live for the cash portion paid and release Notes Live from its obligations under the promissory note and letter of credit. If Notes Live fails to receive a TCO and to begin operations within 36 months from the Entitlement Date, Notes Live may still be reimbursed for the McKinney Purchase Price, but such reimbursement will be reduced by liquidated damages of $5,000 per day, which will accrue until Notes Live receives a TCO.

Notes Live is subject to a robust list of deadlines under the McKinney Development Agreement, pursuant to which Notes Live was obligated, among other things, to: (i) conduct a site plan and submit it to McKinney within 120 days of March 6, 2024; (ii) conduct a noise study and final traffic study of the McKinney Complex ingress and egress not less than one month before any public meetings regarding the required site plan for the McKinney Complex; (iii) submit the Preliminary Base Complex Plan (as defined in the Development Agreement) by July 15, 2024; (iv) provide McKinney with a financing plan, including projected sources and uses for financing proceeds, by September 1, 2024; (v) submit the Final Base Complex Plan (as defined in the Development Agreement) by December 15, 2024; (vi) enter into a fully executed, binding Operator Agreement, which must have a term of at least ten years with two, five-year renewals exercisable by and at the option of Notes Live by December 15, 2024; (vii) receive a TCO and begin operations within 36 months from the Entitlement Date; and (viii) receive a CO within 42 months from the Entitlement Date.

As part of their public-private partnership, Notes Live and McKinney must prepare and adhere to a Complex Budget, which budgets the total costs of developing the McKinney Property and constructing the McKinney Complex. The anticipated Complex Budget is $220,000,000, subject to any increase or decrease in Notes Live’s sole discretion, provided that the McKinney Complex Budget cannot be reduced below $200,000,000 without McKinney’s consent. Notes Live is responsible for securing its portion of the McKinney Complex Budget required for the planning, development, and construction of the McKinney Complex and all Project Improvements. Notes Live will be responsible for the payment of any Cost Overruns in excess of the Complex Budget, provided that Cost Overruns will not include any excess costs and expenses that result from any acts, failures to act, or omissions of the McKinney Parties. Accordingly, any additional costs that result from Notes Live’s failure to adhere to the Project Construction Timeline would be borne by Notes Live.

Notes Live also must adhere to the Project Construction Schedule, the initial version of which is attached as Exhibit E to the Development Agreement, which contemplates Notes Live’s construction of the McKinney Complex occurring from August 2024 through May 2026 and specifies various timing expectations for steps in the construction process throughout that period. Throughout the construction timeline, Notes Live must meet monthly with representatives of the McKinney Parties and other contractors to discuss the status of Notes Live’s efforts to comply with the foregoing conditions and must provide written monthly reports to a representative of McKinney regarding the status of Notes Live’s construction of the McKinney Complex and any material changes to the Project Construction Schedule or the Complex Budget.

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Once construction of the McKinney Complex is complete, Notes Live is required to present at least 45 commercial events per year at The Sunset McKinney amphitheater. Notes Live or its operator must pay McKinney a ticket fee equal to $1.00 per manifested ticket sold (the “Ticket Fee”). If Notes Live hosts at least 45 commercial events annually, with a paid attendance of at least 400,000 manifested tickets annually, McKinney or a related party will pay Notes Live the list of financial incentives and contributions set forth in Section 9.8 of the Development Agreement (the “McKinney Incentives”), almost all of which will not be paid, and will be subject to repayment through subsequent-year reductions, in any year in which less than 45 commercial events are held. Accordingly, Notes Live faces the risk that it will not receive the material financial incentives that partly induced its entry into the public-private partnership with McKinney if it fails to meet the 45-event requirement each year.

If Notes Live fails to meet the foregoing deadlines, and there are no reasonable excuses for the delays, the McKinney Parties can exercise various remedies set forth in the Development Agreement. Depending on the cause of Notes Live’s breach, certain remedies that are exercisable by McKinney may result in Notes Live becoming ineligible to receive, or receiving a reduced amount, of McKinney Incentives. Upon the occurrence of any of the events listed below (an “Event of Default”), Notes Live will be subject to the penalties described with respect to each Event of Default:

(i)	If Notes Live fails to acquire the McKinney Property and to pay the McKinney Purchase Price, the McKinney Parties may terminate the Development Agreement, and Notes Live must pay $250,000 to the McKinney Parties.

(ii)	If Notes Live fails to enter into an Operator Agreement by December 15, 2024, Notes Live will become ineligible to receive any of the McKinney Incentives.

(iii)	If Notes Live fails to obtain a TCO within 36 months from the Entitlement Date, Notes Live will become ineligible to receive any of the McKinney Incentives other than the reimbursement of the McKinney Purchase Price, subject to such reimbursement being reduced by $5,000 per day until Notes Live obtains a TCO.

(iv)	If Notes Live fails to obtain a CO within 42 months from the Entitlement Date, then until Notes Live obtains a CO, Notes Live will be ineligible to receive any of the McKinney Incentives, other than the reimbursement of the McKinney Purchase Price, and Notes Live will be required to pay liquidated damages in the amount of $5,000 per day in the form of a reduction to, at the McKinney Parties’ option, one or more of the McKinney Incentives, which damages will accrue until Notes Live obtains a CO.

(v)	If Notes Live becomes bankrupt, insolvent, subject to involuntary dissolution, subject to an assignment of all or substantially all of its assets for the benefit of creditors, or subject to similar actions involving bankruptcy or creditors’ rights described in the Development Agreement, the McKinney Parties may terminate the Development Agreement, Notes Live will become ineligible to receive any additional McKinney Incentives, and if Notes Live has already purchased the McKinney Property but has not been reimbursed for the McKinney Purchase Price by MEDC, then MEDC will retain the McKinney Purchase Price, including any amounts received on any letter of credit provided by Notes Live to MEDC for the McKinney Purchase Price.

(vi)	If Notes Live breaches the Development Agreement by failing to keep, observe, or perform any of the terms, covenants, or agreements that it is required to keep, observe, or perform under the Development Agreement (other than those referred to in clauses (i) through (v) above), and fails to cure such breach within the time periods specified in Section 23.1.1(e) of the Development Agreement, then Notes Live must pay liquidated damages in the amount of $5,000 per day in the form of a reduction to, at the McKinney Parties’ option, one or more of the McKinney Incentives, which damages will accrue from the date Notes Live is notified of its default until Notes Live has cured such default; provided, that if such default is not cured within 180 days, Notes Live will thereafter not be entitled to receive any McKinney Incentives.

While Notes Live’s public-private partnership with McKinney gives Notes Live the potential to receive several material financial incentives, Notes Live may forfeit those incentives or received reduced incentives if it fails to comply with the various deadlines and expectations set forth in the Development Agreement. Any reduction or forfeiture of the McKinney Incentives would result in Notes Live paying for more of the costs of purchasing the McKinney Property and constructing the McKinney Complex than it anticipated when it entered the Development Agreement with the McKinney Parties.

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Public-Private Partnership in El Paso, Texas

On April 30, 2024, Notes Live executed a non-binding term sheet with the City of El Paso, Texas, which was approved by the El Paso City Council by a vote of 6-1. The term sheet will define a more detailed, negotiated Chapter 380 Economic Development Agreement and Contract for Sale between Notes Live and the City of El Paso, pursuant to which a public-private partnership will be established. Notes Live expects that the Development Agreement will be negotiated in the next 60 days and will define the construction of The Sunset El Paso, a 12,500-person amphitheater to be developed by Notes Live. The City of El Paso will provide various financial incentives to Notes Live, including the conveyance of 15 acres for the site location, the guarantee and/or funding of all parking facilities, the waiver of all fees for the building permits and inspections required to develop The Sunset El Paso, and the provision of annual rebates on real and business personal property, sales and use, and mixed beverage taxes over up to a 20-year rebate period as part of an incentives package that will total approximately $30.9 million. Additionally, the City of El Paso expects to contribute $8 million in cash towards construction of the amphitheater via an eight-year, zero-interest, forgivable promissory note, which will be forgiven if Notes Live completes construction of The Sunset El Paso within 36 months from Entitlement and hosts a minimum of 25 events per year in years 3-5 of the rebate period.

As part of its proposed public-private partnership with El Paso and in exchange for El Paso’s incentives package, Notes Live must, among other obligations: (i) invest at least $80 million in the acquisition, development, carrying costs, construction, and business personal property costs associated with developing The Sunset El Paso; (ii) commence construction of The Sunset El Paso within 90 days following Entitlement; (iii) obtain a Temporary Certificate of Occupancy no later than 36 months after Entitlement; (iv) secure a venue operator to operate the amphitheater for a 10-year term with two, five-year extensions prior to obtaining a Certificate of Occupancy; and (v) host a minimum of 40 events per year. If Notes Live defaults under the terms of the term sheet or the Definitive El Paso Agreements and fails to timely cure such defaults, Notes Live must repay any rebates it received from El Paso pursuant to a recapture schedule to be defined in the Chapter 380 Agreement.

Competition

The following factors contribute to the competitive environment that Notes Live faces in the live-entertainment and hospitality industry:

●	Within the live-entertainment and hospitality industry, Notes Live will compete against other live-music venues in the states in which Notes Live has expanded or plans to expand to, such as the Red Rocks Amphitheater in Morrison, Colorado, and the Toyota Music Factory near the DFW area of Texas.

●	The offerings in the live-entertainment and hospitality space are diverse. Not only does Notes Live compete against other music venues for bookings and ticket sales, Notes Live also competes against companies that offer other forms of media and entertainment, including sporting events, music festivals, theaters, and other live-entertainment venues.

●	Despite general trends indicating that consumers are willing to spend high-dollar prices to see their favorite artists perform live, many Americans are cutting back on their entertainment spending due to recessionary fears and exorbitant, inflationary costs.

●	Many of Notes Live’s planned venues are a drivable, though less convenient, distance from larger cities that commonly attract big names in entertainment, which could create an oversaturation of entertainment offerings and make it more difficult for Notes Live to route those artists to its venues. With an assortment of venue options, touring acts may be more inclined to perform at older, more established venues despite the updated features and amenities that Notes Live’s venues offer.

●	Given that Notes Live is less than a decade old, it may not have the brand recognition that other venues do, which could make it difficult to break into new markets. Notes Live may also have difficulty competing against larger companies that can allocate greater resources to marketing, technical operations, and brand recognition than Notes Lives can.

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●	Notes Live operates in an industry that revolves around seasonality. The industry is frequently affected by external factors that are beyond Notes Live’s control but that may challenge Notes Live’s ability to operate, compete, and remain profitable. Those external factors may include weather incidents, natural disasters, geopolitical events, or public-health risks, all of which could lower attendance at Notes Live’s venues or disrupt Notes Live’s concert lineup.

Despite those factors, Notes Live believes it can compete in the live-entertainment and hospitality.

Notes Live’s approach to market expansion is subject to regimented criteria and a methodical site-selection plan for developing new properties and establishing itself in new markets. Notes Live only enters a new market that it believes it is relatively barren of other live-entertainment offerings or venues that would compete against Notes Live. Notes Live also seeks markets that its management team or real-estate leads have ties to, which facilitates Notes Live’s ability to raise capital and build relationships within the communities it is expanding in. For more information on Notes Live’s site-selection process and expansion strategy, see “Notes Live’s Mission and Strategy — Site-Selection Strategy.”

Additionally, even where there are existing live-music and entertainment venues in the general vicinity of where Notes Live plans to expand to, part of what is expected to attract audiences to Notes Live’s venues is that they are newly designed and updated venues with modern, premium features that older venues do not deliver.

Lastly, management believes that the strategic partnerships that Notes Live enters into give it a competitive edge. Notes Live partners with both public municipalities and other companies. By partnering with local governments that see the long-term value of Notes Live’s entertainment assets and choose to invest local resources into the construction and development of Notes Live’s venues, Notes Live positions itself as a potential top entertainment competitor within the local market. Through its private partnerships with other companies, Notes Live seeks to ensure that its venues are operated as efficiently and effectively as possible. This is demonstrated, for example, by Notes Live’s strategic partnership with AEG to operate Ford Amphitheater in Colorado Springs, Colorado.

Government Regulations

Notes Live is subject to an array of federal, state, and local laws. As part of the entertainment and hospitality industry, Notes Live is subject to substantial governmental and regulatory oversight. The laws and regulations that Notes Live is subject to govern matters such as:

●	Zoning and land use, which dictates where Notes Live can build venues, how its venues can be used, and what types of events can be hosted in them;

●	Infrastructure and safety standards, which require Notes Live to comply with building codes that ensure the soundness of the design, construction, and structural integrity of Notes Live’s venues and protect the public health and safety of Notes Live’s occupants by setting occupancy limits and imposing fire-safety standards;

●	Noise levels, which require Notes Live to comply with local noise ordinances to minimize disruptions to neighborhoods and businesses in close proximity of Notes Live’s live-music venues;

●	Labor and employment practices, which require Notes Live to adhere to labor laws regarding wages, work hours, working conditions, employee rights, and workplace safety;

●	Alcohol sales, service, and consumption, which regulate the licenses of each of Notes Live’s venues to serve alcohol, impose age restrictions for alcohol consumption, and ensure Notes Live upholds responsible alcohol-service standards;

●	Intellectual-property rights, which Notes Live must respect when booking, marketing, and hosting live-music concerts and when entering into sponsorship agreements with various companies and brands;

●	Privacy rights, which require Notes Live to protect sensitive and personal information collected from its customers or artists at its venues;

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●	Bribery and corruption, including the Unites States Foreign Corrupt Practices Act, which prohibits Notes Live and is agents and intermediaries from illegally paying, promising to pay, or receiving money or anything of value to or from any government or foreign public official for the purpose of directly or indirectly obtaining or retaining business;

●	Health and sanitation, which establish standards for the cleanliness and sanitariness of Notes Live’s restaurants and venues and require Notes Live to implement various precautionary measures to mitigate the spread of infectious diseases;

●	Food and beverage service operations, which govern Notes Live’s handling, preparation, and service of food and drinks, the hygiene of Notes Live’s food-handling personnel, Notes Live’s upholding of various food-safety regulations, and the cleanliness of Notes Live’s kitchen facilities;

●	Ticketing practices, which regulate Notes Live’s compliance with laws concerning primary ticket sales, ticketing resale services in secondary ticket markets, pricing and refunds, pricing transparency, scalping practices, and imposing ticket-related fees;

●	Venue accessibility, which requires Notes Live to comply with the Americans with Disabilities Act of 1990 and other laws or regulations concerning accessibility;

●	Environmental protection, which govern Notes Live’s use of materials when designing and constructing venues and impose requirements related to energy efficiency, waste management, and pollution control; and

●	Marketing activities, which limit Notes Live’s telephone and online marketing practices.

Notes Live believes that it is materially in compliance with all of the rules, laws, and regulations that it is subject to. From time to time, federal, state, and local authorities or individuals may commence investigations, inquiries, or litigation with respect to Notes Live’s compliance with applicable consumer protection, environmental, advertising, unfair business practice, antitrust (and similar or related laws) and other laws, particularly as related to noise levels, venue construction and development, and primary and secondary ticketing sales and services.

Employees and Human Capital

As of March 31, 2024, Notes Live has 37 full-time employees and 164 part-time employees. Notes Live’s compensation philosophy focuses on attracting and retaining top talent who contribute to its mission of revolutionizing the entertainment and hospitality industry, providing world-class service, and delivering exceptional entertainment experiences. Notes Live is able to accomplish its compensation philosophy by offering incentive-compensation awards to employees, consultants, or directors who are designated by the Notes Live Board or its committees under the Notes Live, Inc. 2023 Omnibus Incentive Compensation Plan or other forms of equity compensation warrants. Incentive-compensation awards can consist of compensatory warrants (issued outside of our Incentive Compensation Plan), incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards. In addition, prior to the adoption of our Incentive Compensation Plan, Notes Live historically has granted compensatory warrants to employees and service providers.

Notes Live anticipates increasing hiring activity as it continues to expand to new markets and open new venues.

Legal Proceedings

Notes Live from time to time may be become a party to legal proceedings in the ordinary course of its business.

On September 26, 2023, a neighborhood association and an individual filed a complaint against Notes Live, Notes Live Real Estate, LLC, and the City of Colorado Springs, Colorado, seeking to enjoin Notes Live’s construction and operation of Ford Amphitheater based on allegations that the venue would emit “unlawful noise pollution” in violation of state law, thereby harming residents in the neighborhood near the property where Ford Amphitheater is being constructed. Notes Live filed a motion to dismiss the lawsuit based on its belief that it had complied with all applicable codes and procedures required to obtain the City of Colorado Spring’s approval to construct Ford Amphitheater. On January 10, 2024, the El Paso County District Court dismissed the lawsuit. The plaintiffs filed a notice of appeal, and the plaintiffs’ opening brief was due by April 16, 2024, the Company’s answer brief was due by May 21, 2024, and the plaintiffs’ reply brief was due by June 11, 2024. In each case these briefs were filed by the respective parties on or before their due dates See Northside Neighbors Assoc. v. Notes Live, No. 2023CV31839 (El Paso Cnty. Dist. Ct. Jan. 10, 2024), dismissed; Colorado Court of Appeals Case No. 2024 CA 0072.

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Intellectual Property Portfolio

Notes Live filed an application to trademark the name “Notes Live” with the U.S. Patent and Trademark Office (“USPTO”) on April 14, 2022, which it revised on March 7, 2023. The USPTO registered the trademark on August 8, 2023 (Registration No. 7130383).

Notes Live filed an application (U.S. Serial No. 97759523) to trademark the name “Sunset Amphitheater” with the USPTO on January 18, 2023. The USPTO published the pending trademark application for opposition on January 23, 2024, which allows the public the opportunity to oppose the trademark’s registration. The USPTO issued Notes Live a Notice of Allowance on March 19, 2024, and Notes Live must file a Statement of Use or an Extension Request within six months of that date. The status of this trademark application is still pending.

Hospitality Income & Asset, LLC (“HIA”), which is a majority-owned subsidiary of Notes Live, filed an application to trademark the name “Bourbon Brothers” with the USPTO on February 23, 2013, which was registered by the USPTO on September 30, 2014 (Registration No. 4614527).

Notes Live also registered three trade names with the Colorado Secretary of State by filing a Statement of Trade Name of a Reporting Entity on: (1) February 19, 2019 (File No. 20191101304) for “Boot Barn Hall at Bourbon Brothers,” a trade name for Bourbon Brothers Presents, LLC; (2) August 8, 2022 (File No. 20221772018) for “Notes,” a trade name for 13141 Notes LLC; and (3) May 29, 2024 for “VENU Holding Corporation,” a trade name for Notes Live, Inc.

In June 2024, Notes Live filed seven additional trademark applications with the USPTO to register the following trademarks:

●	BUY IN. ROCK ON., Application No. 98/585,965, filed on June 5, 2024;

●	BUY THE STOCK THAT ROCKS, Application No. 98/585,902, filed on June 5, 2024;

●	INVEST IN THE STOCK THAT ROCKS, Application No. 98/585,955, filed on June 5, 2024;

●	OWN THE STOCK THAT ROCKS, Application No. 98/585,964, filed on June 5, 2024;

●	FAN FOUNDED. FAN OWNED., Application No. 98/587,942, filed on June 6, 2024;

●	STOCK THAT ROCKS, Application No. 98/585,953, filed on June 6, 2024; and

●	VENU, Application No. 98/605,958, filed on June 18, 2024.

On July 2, 2024, Notes Live filed the following four Statements of Trademark Registration of a Reporting Entity with the Colorado Secretary of State to register the trademark “VENU” in four classes: (i) File No. 20241713474 (Class No. 016); File No. 20241713521 (Class No. 036); File No. 20241713551 (Class No. 037); and File No. 20241713564 (Class No. 041).

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MANAGEMENT

The Company’s executive officers, directors, significant employees, and advisory board members as of August 1, 2024 are listed below, all of whom are expected to continue serving in their current positions following the completion of this offering.

Executive Officers and Board of Directors

Name	Age	Position	Director Since
Executive Officers
JW Roth	60	Chief Executive Officer and Director	April 2021
Robert Mudd	53	President and Chief Operating Officer	-
Heather Atkinson	47	Chief Financial Officer and Director	April 2021

Non-Employee Directors
Chad Hennings	58	Director	January 2023
Steve Cominsky	54	Director	April 2021
Matt Craddock	53	Director	March 2023
David Lavigne	62	Director	December 2023
Mitchell Roth	35	Director	April 2021

Biographical Information

Executive Officers

JW Roth, a fifth-generation Colorado native, is the co-founder, Chairman, and Chief Executive Officer of Notes Live, doing business as VENU Holding Corporation. Mr. Roth has been with the company since its inception in May 2021 in his current role of co-founder and CEO. Mr. Roth became Chairman of the Company’s Board of Directors upon the Board’s inception on April 5, 2021. Mr. Roth is also the co-founder and Chairman of Roth Industries, LLC, an 85-ton-per-week prepared foods plant located in Colorado Springs, Colorado. Additionally, Mr. Roth is the sole manager and 50% shareholder of Centennial Standard Real Estate Company , LLC and co-manager of Touch 4 Partners, LLC, a venture capital investment fund. With more than 30 years of private and public company experience, Mr. Roth has been actively involved in helping take several companies public, including Aspen Bio, Inc. and Where Food Comes From Inc. Mr. Roth has been featured in such publications as The Wall Street Journal, Fortune Magazine, Venues Now, The New York Times, and more than 50 business journals throughout the United States. He has made multiple appearances on CNBC and Bloomberg Television and was named on the VenuesNow 2022 All-Stars list.

Robert Mudd was appointed President and Chief Operating Officer of Notes Live in February 2024. Mr. Mudd previously served as the Senior Vice President of Real Estate and Development for Notes Live from January 2023 through January 2024 where he oversaw the company’s real property acquisitions, entitlement process and related matters for the company’s real estate portfolio and projects. Prior to serving as Senior Vice President of Real Estate and Development, from June 2021 until January 2023 he served as the Company’s COO and President, and, also served on the board from June 2021 until January 2023. Prior to joining Notes Live, from June 2014 until June 2021 Mr. Mudd served as the President of Adventures in Missions an interdenominational missions organization focused on discipleship. Mr. Mudd has over 30 years of business and management experience and, in addition to his roles at Notes Live, he has served in a number of executive roles, for organizations from start-ups to groups with a benevolent purpose. The first 15 years of his career were spent in the technology and telecommunications industry where he was President of Correctional Billing Services, Executive Vice President of Operations at Securus Technologies, LLC, COO of Evercom Systems, Inc., and COO of TDM, Inc. Mr. Mudd has a bachelor’s degree in education from the University of Louisville.

Heather Atkinson has been the Chief Financial Officer, Secretary, and Treasurer of Notes Live since its inception in March 2017. She began serving as a director of Notes Live in April 2021. She also currently serves as a director and Treasurer of Roth Industries, LLC. In addition to Mrs. Atkinson’s role with Notes Live and Roth Industries, she serves as the Treasurer to Hospitality Income & Asset, LLC and 13141 BP, LLC, which own real property and lease that property to certain of subsidiaries of Notes Live’s. Prior to joining Notes Live and Roth Industries, LLC Mrs. Atkinson served as the Controller, Secretary, and Treasurer of Accredited Members Acquisition Corporation (previously quoted under the symbol ACCM on the OTCBB) and its predecessor, Accredited Members Holding Corporation. Mrs. Atkinson has over 25 years of accounting, finance, and financial reporting experience in both public and private companies including consolidations, shareholder relations, SEC reporting, internal and external financial statement reporting, budgeting, cash forecasting, mergers and acquisitions, and restructuring and international accounting while working closely with outside audit and legal firms. She is a licensed CPA and holds a Bachelor of Science degree in Accounting from Evangel University.

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Non-Employee Directors

Mitchell Roth has served as a director of Notes Live since April 2021. In addition, he has also worked for Notes Live in a part-time capacity as Strategy Consultant since April 2022. Mr. Roth has been affiliated with Roth Industries, LLC since 2015, and currently serves as its President and CEO. Roth Industries is a leading consumer packaged goods company, specializing in prepared foods, based in Colorado Springs, Colorado with distribution in more than 8,000 retail supermarkets nationwide, including Costco, Walmart, Kroger, and others. Mr. Roth is also a 50% owner of Centennial Standard Real Estate Company, LLC, a real estate development and investment company. Prior to his tenure with Roth Industries Mr. Roth worked in an operational and advisory capacity within various companies owned or invested in by the Roth family. From May 2013 until January 2014, Mr. Roth worked at the investment-banking firm Laidlaw and Company, Ltd. in New York City. Mr. Roth received a Bachelor of Science degree in Business Finance and Economics from Liberty University in Lynchburg, VA.

Steve Cominsky has served as director of Notes Live since April 2021. Mr. Cominsky has over 30 years of experience in food, beverage, and hospitality operations and management. Mr. Cominsky founded CC Management & Development Corp LLC (“CC Management”) in 2013 and has worked with CC Management since its inception. CC Management is a boutique consulting and development firm that focuses on the restaurant and bar industry, and provides a range of services related to operations and strategic planning, and the company has worked with multiple existing and startup concepts in the greater Denver market on matters such as concept vision and development, re-branding and operations oversight. Mr. Cominsky is also currently involved in the oversight and operations of the Social Bar & Lounge an upscale bar and cocktail lounge located in suburban Denver, and which he founded in 2018. Mr. Cominsky has a Bachelor of Arts in Economics from Bloomsburg University of Pennsylvania.

Matt Craddock has served as a director of Notes Live since March 2023. He currently serves as the CEO of Craddock Commercial Real Estate, LLC and as the President of Craddock Development Company, Inc., a full-service real estate company founded by his father. In those roles, Mr. Craddock directs and manages a portfolio of $125 million in real estate assets in Colorado and New Mexico on behalf of the family and their strategic partners. Mr. Craddock has served on a number of local, non-profit boards, including Junior Achievement, The Boy’s and Girl’s Club, and Discover Goodwill. Mr. Craddock has over 28 years of experience in commercial real estate finance, development, and operations. He is a licensed Broker in the State of Colorado and carries an EMS and CCIM designation. He holds a Bachelor of Arts degree in Humanities from Pepperdine University.

Chad Hennings has served as a director of Notes Live since January 2023. Since 2012, Mr. Hennings has been a Partner of Rubicon Representation LLC (“Rubicon”), and serves as its Chief Operating Officer. Rubicon is a boutique commercial real estate company based in Dallas, Texas that provides a variety of consulting services to tenants and developers, and also engages in real estate investing. Mr. Hennings holds a Texas real estate license and has over 15 years of experience in tenant representation and principal sales. Prior to his current role in Rubicon, Mr. Hennings played in the NFL and spent nine years as a member of the Dallas Cowboys before retiring in 2000. Prior to his NFL career Mr. Hennings served as a fighter pilot flying the A-10 Thunderbolt II aircraft. He flew 45 missions in Operation Provide Comfort in the First Gulf War. Mr. Hennings has authored three books on leadership and character development, and he is a frequent speaker to Fortune 500 companies. Mr. Hennings is a graduate of the United States Air Force Academy.

Dave Lavigne has served as a director of Notes Live since December 2023. Mr. Lavigne spent the first 17 years of his career in the financial and investment industry primarily employed by small regional sell-side broker dealers/investment bankers. During that period, Mr. Lavigne acted in various capacities, including National Sales, Chief Executive Officer and Head of Research roles, and he held a variety of securities licenses and certifications. In 2001, Mr. Lavigne left the sell-side to set up an independent subscription-based microcap research firm called Edgewater Research where he served as the lead analyst until 2010. Since that time, he has provided research in a similar format under two subsequent labels, including his current company Trickle Research which he founded in 2016, and has served as the firm’s senior analyst since its inception. Over his career, Mr. Lavigne has evaluated hundreds of small public and private enterprises across dozens of industries and has provided extensive individual fundamental research and associated valuation models on well over 100 of those names. In addition, he has published financial newsletters covering both microeconomic and macroeconomic issues. In conjunction with his research platforms, Mr. Lavigne has also conducted dozens of research conferences across the country focusing primarily on microcap issuers and the capital markets. He is currently a research contributor to both the FactSet and the Alpha-Sense platforms. Mr. Lavigne graduated from the University of Idaho in 1984 with a B.S. in Finance.

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Director Independence

Applicable NYSE American listing rules require that our Board be comprised of a majority of independent directors. Based upon information requested from and provided by each of our directors concerning his or her background, employment, and affiliations, including family relationships, Notes Live expects that our Board will determine that each of our directors, except JW- Roth, Mitchell Roth, Heather Atkinson, and                   will qualify as an “independent director” as defined under applicable NYSE American listing rules. In making such determination, the Board will consider the current and prior relationships that each director has with Notes Live and all other facts and circumstances that the Board deems relevant in determining the independence of each director, including the interests of each director in this offering, any relevant related-party transactions, and each director’s beneficial ownership of Notes Live capital stock. See the sections of this prospectus entitled “Certain Relationships and Related-Party Transactions” and “Principal Shareholders” for additional information.

In addition, NYSE American listing rules require that, subject to specified exceptions, each member of Notes Live’s Audit, Compensation, and Nominating and Corporate Governance Committees be independent under the Exchange Act. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and Compensation Committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable NYSE American listing rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other committee of the Board, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries or otherwise be an affiliated person of the Company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the Board must consider, for each member of the Compensation Committee, all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory, or other compensatory fee paid by the Company to the director; and (2) whether the director is affiliated with the Company or any of its subsidiaries or affiliates.

Family Relationships

JW Roth and Mitchell Roth are father and son. Except for such relationship between JW Roth and Mitchell Roth, there are no other family relationships among any of the Company’s directors or officers.

Board of Directors Composition

Our business and affairs are managed under the direction of our Board.

Current Board of Directors

Our Articles of Incorporation and Bylaws provide for the business and affairs of the Company to be managed by our Board and authorize the Board to fix from time to time the number of directors serving on the Board, provided that the Board must have at least one director. Our Board currently consists of seven directors, being JW Roth, Heather Atkinson, Chad Hennings, Steve Cominsky, Matt Craddock, David Lavigne, and Mitchell Roth.

Each director on our Board will continue to serve until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification, or removal from the Board.

Role of our Board Committees in Risk Oversight

We face a number of risks, including those described under the section titled “Risk Factors” included in this prospectus. One of the key functions of our Board is informed oversight of our risk management process. The Board does not have a standing risk management committee but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees. Upon completion of this offering, the committees of the Board will assist our full Board in risk oversight by addressing specific matters within the purview of each committee.

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In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our Nominating And Corporate Governance Committee oversees our corporate governance framework and monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full Board will be regularly informed of such risks through committee reports and otherwise.

While the Board oversees our risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities enables us to address our risks most effectively.

Committees of the Board

Our Board has established an Audit Committee, a Compensation Committee, and a Nominating And Corporate Governance Committee, each operating pursuant to a charter adopted by our Board and having the composition and responsibilities described below. Upon the effectiveness of the registration statement of which this prospectus forms a part, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002 and with the rules and regulations of the NYSE American and the SEC. In addition, from time to time, other committees may be established under the direction of our Board to facilitate the management of our business or when necessary to address specific issues.

The members of each of our committees will serve on such committees for such term or terms as the Board may determine or until their earlier removal, resignation, or death. At least annually, each committee must review its charter and recommend any proposed changes to the Board for approval. Each committee must conduct an annual evaluation of its performance of the duties described in the committee’s charter and must present the results of the evaluation to the Board.

Audit Committee

Our Audit Committee consists of                   (Chair),                  , and                  . Our Board has determined that all members of our Audit Committee are independent in accordance with the requirements of Rule 10A-3 of the Exchange Act and the NYSE American listing standards. Our Board has also determined that                   and                   are “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K. All members of our Audit Committee are financially literate, as determined by our Board, and can read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement.

Our Audit Committee is primarily responsible for overseeing our financial reporting and disclosure process. Among other matters, our Audit Committee has or will have the following responsibilities:

●	selecting, retaining, compensating, overseeing, and determining the retention of an independent registered public accounting firm to audit the Company’s annual financial statements, books, records, accounts, and internal controls over financial reporting and any other registered public accounting firm engaged to prepare or issue an audit report or to perform other audit, review, or attest services for the Company;

●	approving all audit engagement fees and terms and pre-approving all audit and permitted non-audit and tax services that the Company’s independent auditors or other registered public accounting firms may provide;

●	establishing policies and procedures for pre-approving permitted services to be completed by the Company’s independent auditors or other registered public accounting firms on an ongoing basis;

●	reviewing and discussing the results of a report prepared by the Company’s independent auditors concerning the accounting firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, peer review, or review by the Public Company Accounting Oversight Board (the “PCAOB”); and all relationships between the firm and the Company or any of its subsidiaries;

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●	reviewing and discussing with the Company’s independent auditors and management the Company’s annual audited financial statements; the adequacy and effectiveness of the Company’s internal controls; and any other matters required to be discussed by the applicable requirements of the SEC the PCAOB;

●	evaluating the qualifications, performance, and independence of the Company’s independent auditors and assuring the regulator rotation of the lead audit partner;

●	reviewing and discussing with the Company’s independent auditors the responsibilities of the auditors under generally accepted auditing standards; the overall audit strategy; the scope and timing of the annual audit; any significant risks identified during the auditors’ risk-assessment procedures; and the results of the annual audit;

●	reviewing and discussing with the Company’s independent auditors all critical accounting policies and practices to be used in the audit; all alternative treatments of financial information within generally accepted accounting principles; and other material written communications between the auditors and management;

●	reviewing and discussing with the Company’s independent auditors and management any major issues regarding accounting principles and financial-statement presentation;

●	reviewing, approving, and overseeing any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) on an ongoing basis;

●	informing the Company’s independent auditors of the Company’s significant relationships and transactions with related parties and reviewing and discussing with the Company’s independent auditors the auditors’ evaluation of the Company’s identification of, accounting for, and disclosure of its related-party relationships and transactions;

●	recommending to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K and producing the Audit Committee report required to be included in the Company’s proxy statement;

●	setting the Company’s hiring policies for employees or former employees of the Company’s independent auditors that participated in any capacity in any Company audit;

●	establishing and overseeing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters;

●	monitoring the Company’s compliance with, investigating any alleged breach of, and enforcing the Company’s Code of Business Conduct and Ethics;

●	reviewing with the Company’s General Counsel and outside legal counsel any legal and regulatory matters that could impact the Company’s financial statements;

●	retaining and obtaining the advice and assistance of independent outside counsel and such other advisors as the Audit Committee deems necessary to fulfill its duties and responsibilities; and

●	reporting regularly to the Board on the Audit Committee’s discussion and actions, including any significant issues or concerns that arise at the Audit Committee meetings.

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Compensation Committee

Our Compensation Committee consists of                   (Chair) and                  . Our Board has determined that each member of our Compensation Committee is independent in accordance with the rules of the NYSE American and the Company’s independence guidelines. Our Compensation Committee carries out the responsibilities delegated by the Board relating to the review and determination of executive compensation. In addition to other matters, our Compensation Committee is or will be responsible for:

●	reviewing and approving annually the corporate goals and objectives applicable to the compensation of the chief executive officer (the “CEO”); evaluating the CEO’s performance in light of those goals and objectives; and determining and approving the CEO’s compensation level based on the Compensation Committee’s evaluation;

●	reviewing and approving the compensation of all of the Company’s other executive officers;

●	reviewing, making recommendations to the Board regarding, and administering the Company’s incentive-compensation plans and equity-based plans, including designating the recipients, amounts, and terms and conditions applicable to the awards to be granted under each plan;

●	reviewing and discussing with management the Company’s Compensation Discussion and Analysis (“CD&A”); recommending that the CD&A be included in the Company’s annual report on Form 10-K and proxy statement; and producing the Compensation Committee report on executive-officer compensation required to be included in the Company’s annual report on Form 10-K and proxy statement;

●	reviewing the Company’s incentive-compensation arrangements to assess whether they encourage excessive risk-taking and evaluating compensation policies and practices that could mitigate any such risk;

●	reviewing and discussing at least annually the relationship between compensation and risk-management policies and practices;

●	reviewing at least annually all director compensation and benefits for service on the Board and Board committees and recommending any changes to the Board as necessary;

●	selecting, retaining, and obtaining the advice of a compensation consultant, outside legal counsel, and any other advisors as deemed necessary by the Compensation Committee to assist with the Compensation Committee’s execution of its duties and responsibilities as set forth in its charter; and

●	reporting regularly to the Board regarding the Compensation Committee’s actions and making recommendations to the Board as appropriate.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of                   (Chair) and                  . Our Board has determined that each member of our nominating and corporate governance committee is independent in accordance with the rules of the NYSE American. Our nominating and corporate governance committee functions to carry out the responsibilities delegated by the Board relating to the Company’s director-nominations process and the development and maintenance of the Company’s corporate-governance policies. Among other matters, the responsibilities of our nominating and corporate governance committee include:

●	identifying and screening individuals qualified to become members of the Board, consistent with Board-approved criteria;

●	making recommendations to the Board concerning the selection and approval of director-nominees to be submitted to a shareholder vote at the annual meeting of shareholders, subject to the Board’s approval;

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●	identifying and making recommendations to the Board regarding the selection and approval of candidates to fill any vacancy on the Board or any Board committee either by the shareholders’ election or the Board’s appointment;

●	developing and recommending to the Board for approval standards for determining whether a director has a relationship with the Company that would impair the director’s independence;

●	selecting, retaining, and obtaining the advice of a director-search firm, outside counsel, and any other advisors deemed necessary to assist with the nominating and corporate governance committee’s execution of its duties and responsibilities as set forth in its charter; and

●	reporting regularly to the Board regarding the nominating and corporate governance committee’s actions and making recommendations to the Board as appropriate.

Code of Ethics and Business Conduct

Upon the date of this prospectus, we will have adopted a code of ethics and business conduct applicable to our principal executive, financial, and accounting officers and all persons performing similar functions. Our code of conduct will be available on our principal corporate website at https://noteslive.vip. Information contained on our website or connected thereto does not constitute a part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Limitations on Director and Officer Liability and Indemnification

Our Articles of Incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the CBCA. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our shareholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; or

●	any transaction from which the director derived an improper personal benefit.

Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by the CBCA. Subject to certain limitations and exceptions, our Bylaws require us to advance expenses actually and reasonably incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We believe that these indemnification provisions in our Governance Documents and any indemnification agreements are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance. The limitation of liability and indemnification provisions in our Governance Documents may discourage shareholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

EXECUTIVE COMPENSATION

Notes Live is currently considered an “emerging growth company,” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules Notes Live is required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well limited narrative disclosures regarding executive compensation. Further, Notes Live’s reporting obligations extend only to its “named executive officers” (our “NEOs”), meaning its principal executive officer and Notes Live’s next two most highly compensated executive officers in respect of their service to Notes Live at the end of the last completed fiscal year. Accordingly, our NEOs are:

●	JW Roth, our Founder, Chief Executive Officer, and Chairman;

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●	Heather Atkinson, our Chief Financial Officer; and

●	Robert Mudd, our President and Chief Operating Officer.

Summary Compensation Table

The following table sets out the compensation for our NEOs for the years ended December 31, 2023 and December 31, 2022:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation ($)(2)	Total ($)
JW Roth	2023	$386,234	$6,609	$133,112	$49,660	$575,615
Chief Executive Officer and Chairman	2022	$182,912	$5,239	$101,662	$25,900	$301,462

Heather Atkinson	2023	$217,594	$6,609	$33,893	$43,367	$293,962
Chief Financial Officer, Secretary and Treasurer	2022	$129,994	$5,912	$26,029	$20,393	$182,328

Robert Mudd(3)	2023	$209,908	$6,742	$33,497	$30,213	$280,360
President and Chief Operating Officer	2022	$198,356	$5,785	$25,633	$22,059	$251,834

(1)	Amounts do not reflect compensation actually received by the officer. Values in this this table tie to compensatory warrants that are exercisable at the option of the holder. The grant fair value number for the “options” is computed in accordance with FASB ASC Topic 718. The fair value assumptions used for purposes of the valuation is cited in Footnote 11-Warrants to the Notes Live 2023 financials.

(2)	Each executive officer receives a car allowance from Notes Live, with Mr. Roth receiving $19,009 in 2023 and $12,395 in 2022; Ms. Atkinson receiving $12,715 in 2023 and $6,888 in 2022; and Mr. Mudd receiving $7,061 in 2023. Other benefits included in the “All Other Compensation” column include medical insurance benefits paid by the Company on behalf of these employees. In addition, for Mr. Roth and Ms. Atkinson, the “All Other Compensation” column for 2023 includes $7,500, which each of them received in their capacities as members of the Board of Directors, and fees payable for the attendance of board meetings in person.

(3)	Mr. Mudd served as the President and COO of Notes Live from June 1, 2021 through December 31, 2022, and thereafter he continued in a non-NEO role as SVP of Real Estate and Development. He began serving as the President and COO again starting February 28, 2024.

Narrative to the Summary Compensation Table

Base Salaries

Notes Live uses base salaries to recognize the experience, skills, knowledge, and responsibilities required of all its employees, including our NEOs. Base salaries are reviewed annually and adjusted from time to time in an effort to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. The base salary of Mr. Roth during 2023 was increased to $400,000 in accordance with the terms of the employment agreement described below; prior to entering into that agreement Mr. Roth’s base salary was $270,000.

Ms. Atkinson’s base salary as of December 31, 2023 was $200,000, having been increased from $180,000 on July 24, 2023. Mr. Mudd’s current base salary as of December 31, 2023 was $200,000, having been increased from $180,000 on July 24, 2023.

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Annual Bonus/Non-Equity Incentive Compensation

To date, Notes Live has not awarded its NEOs annual incentive compensation based on the satisfaction of individual and corporate performance objectives established by the Board of Directors. However, executive officers are eligible to receive discretionary cash bonuses as determined by the Board of Directors based on the financial performance of the company and each officer’s contributions to the company as a whole. The Board of Directors awarded each of Notes Live’s NEO’s a discretionary cash bonus in 2023 and 2022.

Equity-Based Incentive Awards

Equity-based awards give our executives and key employees a stake in Notes Live’s long-term performance and viability, thereby motivating them to be top performers. Equity-based awards enable Notes Live to attract key talent, encourage executive retention, establish an ownership culture, facilitate the achievement of the company’s goals, and align the interests of our executives and our shareholders.

Equity-based awards are given in the form of warrant compensation during the past two years. These warrants are based on the dollar equivalent of a cash bonus in the warrants full value and approved by the board of directors.

Retirement Plans

Notes Live established a defined contribution plan for all employees aged 21 and older who have completed six months of service for payrolls as of January 1, 2024. The Company makes a matching contribution of 100% on the first 5% contributed.

Employee Benefits

Notes Live’s NEOs are eligible to participate in employee benefit plans and programs, including medical and dental benefit plans.

Pension Benefits

Notes Live’s NEOs did not participate in, or earn any benefits under, any pension or retirement plan sponsored by the company during the year ended December 31, 2023.

Nonqualified Deferred Compensation

Notes Live’s NEOs did not participate in, or earn any benefits under, any non-qualified deferred compensation plan sponsored by the company during the year ended December 31, 2023.

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Outstanding Equity Awards as of December 31, 2023

The following table presents information regarding outstanding equity awards held by our NEOs as of December 31, 2023.

	Outstanding Equity Awards at Fiscal Year End
	Stock Awards
	Grant Date	Expiration Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)
JW Roth
Compensatory Warrants	10/11/2022	10/11/2027	250,000	(2)	—	—	$3.00
Compensatory Warrants	4/19/2022	4/19/2029	125,000	(3)	375,000	—	$2.00
Compensatory Warrants	4/5/2021	4/5/2026	33,333	(4)	33,333	—	$0.12

Heather Atkinson
Compensatory Warrants	10/11/2022	10/11/2027	150,000	(5)	—	—	$3.00
Compensatory Warrants	4/11/2022	4/11/2029	31,250	(6)	93,750	—	$2.00
Compensatory Warrants	4/5/2021	4/5/2026	8,333	(7)	8,333	—	$0.60
Compensatory Warrants	5/27/2020	5/27/2025	33,335	(8)	—	—	$1.20

Robert Mudd
Compensatory Warrants	10/11/2022	10/11/2027	205,000	(9)	—	—	$3.00
Compensatory Warrants	10/28/2021	10/28/2026	25,000	(10)	37,500	—	$0.12
Compensatory Warrants	4/11/2022	4/11/2029	31,250	(11)	93,750	—	$2.00
Compensatory Warrants	4/5/2021	4/5/2026	8,333	(12)	8,333	—	$0.60

(1)	Numbers in this table tie to compensatory warrants that are exercisable at the option of the holder. The grant fair value number for the “options” is to be computed in accordance with FASB ASC Topic 718. The fair value assumptions used for purposes of the valuation is cited in Footnote 11-Warrants to the 2023 financials.

(2)	This warrant is exercisable in full and is scheduled to expire on October 11, 2027.

(3)	This warrant vests ratably over a four-year term, with one-fourth of the warrant vesting on each annual anniversary from the date of issuance. This warrant is scheduled to expire on April 11, 2029.

(4)	This warrant vests ratably over a four-year term, with the first vesting date having occurred on the first annual anniversary of its issuance date. This warrant is scheduled to expire on April 5, 2026.

(5)	This warrant is exercisable in full and is scheduled to expire on October 11, 2027.

(6)	This warrant vests ratably over a four-year term, with one-fourth of the warrant vesting on each annual anniversary from the date of issuance. This warrant is scheduled to expire on April 11, 2029.

(7)	This warrant vests ratably over a four-year term, with the first vesting date having occurred on the first annual anniversary of its issuance date. This warrant is scheduled to expire on April 5, 2026.

(8)	This warrant is exercisable in full and is scheduled to expire on May 27, 2025.

(9)	This warrant is exercisable in full and is scheduled to expire on October 11, 2027.

(10)	This warrant vests ratably over a five-year term, with one-fifth of the warrant vesting on each annual anniversary from the date of issuance. This warrant is scheduled to expire on October 28, 2026.

(11)	This warrant vests ratably over a four-year term, with one-fourth of the warrant vesting on each annual anniversary from the date of issuance. This warrant is scheduled to expire on April 11, 2029.

(12)	This warrant vests ratably over a four-year term, with one-fourth of the warrant vesting on each annual anniversary from the date of issuance. This warrant is scheduled to expire on April 5, 2026.

Employment Arrangements

The following discussion contains a summary of the terms of the employment agreements currently in effect for JW Roth. Neither Ms. Atkinson nor Mr. Mudd are parties to an employment agreement or any agreement that provides a contractual right to severance payments upon a termination or change of control, instead, each are an employee at will.

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Roth Employment Agreement

The Company entered into an employment agreement with Mr. Roth on June 6, 2023, which sets forth the terms and conditions of his employment (the “Roth Agreement”). Pursuant to the Roth Agreement, Mr. Roth serves as our Chief Executive Officer and is entitled to an annual base salary of $400,000, with such base salary to be increased annually by no less than 2.5%. The Roth Agreement is for a term through November 6, 2028 and automatically renews for successive one-year terms thereafter unless not renewed by either Notes Live or Mr. Roth upon not less than six months’ advance written notice to the other party.

In the event Notes Live terminates Mr. Roth’s employment without “Cause” or without “Good Reason” (each as defined in the Roth Agreement), he is entitled to receive the following payments and benefits, in addition to any accrued obligations: (a) a lump-sum payment, equal to one times the sum of (i) Mr. Roth’s then base salary and (ii) the bonus received in respect of performance during the year prior to the year of the termination date; (b) Notes Live’s reimbursement for the monthly premium paid to continue health-plan coverage for up to 18 months after the termination date or until otherwise specified in the Roth Agreement; and (c) all outstanding unvested stock options or other equity awards granted to Mr. Roth during the term of the Roth Agreement becoming fully vested and exercisable for the 12-month period after the termination date, irrespective of the terms of any equity incentive plan or award agreements (such benefits described in the preceding clauses (b) and (c), the “Other Termination Benefits”). In addition, if Mr. Roth’s employment is terminated by Mr. Roth for “Good Reason” or by Notes Live other than “For Cause” (other than on account of Mr. Roth’s death or total disability) within three months prior to, or two years following, a “Change in Control,” Mr. Roth is entitled to a lump-sum payment equal to two times the sum of his base salary and his bonus awarded during the year prior to the year of the transaction that constituted a Change of Control along with the Other Termination Benefits.

A “Change in Control” is defined to mean each of the following events: (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Notes Live representing more than 50% of the total voting power represented by Notes Live’s then-outstanding voting securities; (ii) the sale or disposition by Notes Live of all or substantially all of its assets; (iii) the consummation of a merger or consolidation of Notes Live with or into any other entity, other than a merger or consolidation which would result in the voting securities of Notes Live outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of Notes Live or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) individuals who are members of Notes Live Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Incumbent Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Roth Agreement, be considered as a member of the Incumbent Board.

Director Compensation

Notes Live has provided cash compensation for attendance at Board meetings held in person and equity-based compensation to its directors. The following table sets forth information regarding the compensation our non-employee directors earned for service on our Board during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Mitchell Roth	$7,500	$—	$33,019	$90,000	(4)	$130,519
Steve Cominsky	$7,500	$—	$121	$—		$7,621
Matt Craddock	$2,500	$—	$—	$—		$2,500
Chad Hennings	$5,000	$—	$18,585	$55,000	(4)	$78,585
Greg Arend(2)	$2,500	$—	$—	$10,518	(4)	$13,018
Dave Lavigne(3)	$—	$—	$—	$—		$—

(1)	Amounts do not reflect compensation actually received by the director. Values in this this table tie to compensatory warrants that are exercisable at the option of the holder. The grant fair value number for the “options” is computed in accordance with FASB ASC Topic 718. The fair value assumptions used for purposes of the valuation is cited in Footnote 11-Warrants to the Notes Live 2023 financials.

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(2)	Mr. Arend ceased serving on the Board in December 2023.

(3)	Mr. Lavigne was appointed to the Board in December 2023.

(4)	These amounts represent compensation received by certain directors for services rendered other than with respect to their services on the board of directors. Mr. Hennings has been a service provider to Notes Live since January 23, 2023, serving as a spokesperson and business-development promoter for the Company and earning $60,000 in cash annually (pro rated for any partial year) for his services, along with 50,000 warrant shares granted at a $3.00 exercise price per warrant. Mr. Mitchell Roth provides corporate financial writing assistance and other investor relations duties and is compensated by Notes Live at $90,000 annually for these services. Notes Live contracted in 2023 with SOAR Partners to consult on real estate and entitlement projects within the state of Oklahoma. Mr. Arend, Notes Live’s director from March 20, 2023 until December 12, 2023, serves as the founder and CEO of SOAR Partners.

Narrative Disclosure to Director Compensation Table

During 2023 Notes Live paid each director a fee of $2,500 for each meeting of the board of directors that a director attended in-person and on-site. Otherwise, Notes Live does have a formal compensation program for its directors.

From time to time Notes Live has awarded its directors compensatory warrants as a means to attempt to further align the interests of its directors with the company and its shareholders. To date, these compensatory warrants have not been awarded on a set schedule or defined interval, however, typically a warrant has been granted on an annual basis (in each case subject to vesting conditions) although no compensatory warrants were granted during the 2023 fiscal year to any director in consideration for serving on the board of directors.

Formal Equity Incentive Plans

In October 2023, Notes Live’s Board adopted, and then its shareholders approved, the Notes Live, Inc. 2023 Omnibus Incentive Compensation Plan (the “Incentive Compensation Plan”). The purpose of the Incentive Compensation Plan is to advance the interests of our shareholders by enabling us to attract and retain the types of individuals who will contribute to our long-range success, provide incentives that align the interests of such individuals with those of our shareholders and promote the success of our business. The Incentive Compensation Plan is designed to provide us with flexibility to select from among various equity-based and performance compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing performance-based compensation.

The Incentive Compensation Plan permits awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. Awards and grants under the Plan are referred to as “Awards.” Those eligible for Awards under the Plan are referred to as “Participants.” Participants include any employee, consultant or director who is designated by the Board or a committee of the Board to receive one or more Awards under the Plan. A total of 1.0 million shares of our Class C Common Stock are reserved for issuance of Awards under the Incentive Compensation Plan.

As of December 31, 2023, and as of the date of this filing, no awards have been granted under the Incentive Compensation Plan.

Rule 10b5-1 Sales Plans

Notes Live’s directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from the director or officer. An insider that adopts a Rule 10b5-1 plan in good faith while not in the possession of material nonpublic information will be protected by the affirmative defense to insider trading liability under Rule 10b5-1 when pre-planned trades are carried out by a broker in accordance with the plan, even if the insider later becomes aware of material nonpublic information. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a Rule 10b5-1 plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy and any applicable 10b5-1 guidelines.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information known to us regarding beneficial ownership of shares of Notes Live’s Class D Common Stock as of August 1, 2024 by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock;

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Although Notes Live’s Class A Common Stock and Class C Common Stock also have voting rights, no shares of Class A Common Stock or Class C Common Stock are issued and outstanding, as all such shares were converted on a 1-to-1 basis into shares of Class D Common Stock in March 2024. Because none of the individuals listed in the table below own any shares of Class A Common Stock or Class C Common Stock, we have excluded our Class A Common Stock and our Class C Common Stock from the table below.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options and warrants were deemed outstanding if such securities are currently exercisable or would vest based on service-based vesting conditions within 60 days of August 1, 2024. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of each class or series of our voting capital stock below is based on the Company having, as of August 1, 2024, the following shares of stock issued and outstanding: (i) 0 shares of Class A Common Stock; (ii) 0 shares of Class C Common Stock; and (iii) 35,610,648 shares of Class D Common Stock. In general, each share of Class A Common Stock entitles its holder to 250 votes, while each share of Class C Common Stock and each share of Class D Common Stock entitles its holder to one vote per share held.

Notes Live also has outstanding 383,656 shares of Class B Non-Voting Common Stock. However, those shares do not entitle the holders to any voting rights, and, by their terms, are not convertible at the volition of the holder to shares of voting Common Stock. Moreover, no officer, director, or 5% or greater beneficial holder of Notes Live holds any shares of Class B Non-Voting Common Stock.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares beneficially owned by such person.

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Unless otherwise noted, the address of all of the listed shareholders is 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920.

	Class D Voting Common Stock
Name and Address of Beneficial Owners	Number of Shares	Percent of Class
Directors and NEOs:
JW Roth(1)	11,586,721	33.0%
Robert Mudd(2)	656,874	1.9%
Heather Atkinson(3)	471,026	1.3%
Mitchell Roth(4)	602,896	1.7%
Steve Cominsky(5)	72,143	*
Matthew Craddock	75,000	*
Chad Hennings(6)	12,500	*
Dave Lavigne(7)	182,730	*

All Directors and Executive Officers as a Group (8 individuals)(8)	13,659,888	39.0%

*	Less than 1%

(1)	Includes 1,216,666 warrants that are vested or will be vested within 60 days. Additionally, includes 1,022,665 shares held by KMR Living Trust dated November 19, 2012, for which JW Roth is a trustee. Also, includes 25,000 shares held by Mr. Roth’s daughter for whom Mr. Roth is a guardian.

(2)	Includes 404,999 warrants that are vested or will be vested within 60 days. Additionally, includes 12,500 shares held by a trust for Mr. Mudd’s special needs minor children.

(3)	Includes 325,001 warrants that are vested or will be vested within 60 days.

(4)	Includes 252,916 warrants that are vested or will be vested within 60 days.

(5)	Includes 5,833 warrants that are vested or will be vested within 60 days.

(6)	Consists of 12,500 warrants that are vested or will be vested within 60 days.

(7)	Includes 7,240 shares owned directly by Mr. Lavigne’s spouse that Mr. Lavigne may be deemed to have indirect beneficial ownership of.

(8)	Includes 1,001,249 warrants that are vested or will be vested within 60 days.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation,” the following is a description of each transaction since January 1, 2023 and each currently proposed transaction in which:

●	the Company has been or is to be a participant;

●	the amount involved exceeds or will exceed $120,000; and

●	any of the Company’s directors, executive officers, or beneficial holders of more than 5% of the Company’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.

Leases

Notes Live leases properties from a majority-owned subsidiary, Hospitality Income & Asset, LLC (“HIA”), which owns the land and buildings used by (and leased to) Bourbon Brothers Smokehouse and Tavern CS, LLC to operate Notes Live’s Colorado Springs Bourbon Brothers and Boot Barn Hall (Bourbon Brother Presents) venues. JW Roth owns less than 1% of HIA’s total ownership. In regard to the BBST CO and BBP CO leases, JW Roth, the Chairman, CEO, and founder of Notes Live, is also the founder and manager of HIA. Ms. Atkinson, the CFO and Secretary and a director of Notes Live, is also the Treasurer of HIA. The amounts paid by Notes Live to HIA for related-party rent transactions totaled $531,201 in 2023 and $214,598 during the three months ended March 31, 2024.

13141 Notes, LLC (“13141 Notes”) is the restaurant operating entity that manages the Notes Eatery in Colorado Springs. 13141 Notes leases its property from 13141 BP, LLC (“13141 BP”) (which in June 2024 became a wholly owned subsidiary of Notes Live). JW Roth is the founder and manager of 13141 BP. The amounts paid by Notes Live to 13141 BP under the lease totaled $218,748 in 2023.

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Roth Industries

Notes Live owns 550,000 preferred units or 2.0% of Roth Industries, LLC. JW Roth is also the founder and Chairman of Roth Industries, LLC and holds an approximate 20% membership interest in Roth Industries, LLC. Mitchell Roth, a director of Notes Live, is also the CEO and President of Roth Industries, LLC and holds an approximate 10% membership interest in Roth Industries, LLC. Heather Atkinson is also the Treasurer and a director of Roth Industries, LLC. Additionally, Robert Mudd, Notes Live’s President and Chief Operating Officer, and Steve Cominsky, a director of Notes Live, are also members of Roth Industries. Ms. Atkinson, Mr. Mudd, and Mr. Cominsky each own less than a 1% membership interest in Roth Industries, LLC.

Roth Industries, LLC is the parent company to Roth Premium Foods, LLC (“Roth Premium”), which is the counterparty to the Bourbon Brothers licensing agreement. Under that licensing agreement, Notes Live, the exclusive owner and title holder of the Bourbon Brothers brand, granted a license to Roth Premium to use the brand for grocery products in exchange for Roth Premium’s payment of a royalty. Notes Live shares the advertising expenses for the Bourbon Brothers brand with Roth Industries. Notes Live received funds totaling $132,500 from Roth Industries, LLC during the year ended December 31, 2023 and $30,000 for the three months ended March 31, 2024 for Roth’s licensing use of the Bourbon Brothers brand in grocery products since Notes Live holds the exclusive license to use the brand.

Interests in GA HIA, LLC and its Lease

Robert Mudd, the Company’s President and Chief Operating Officer is a member of GA HIA, LLC (“GA HIA”), and JW Roth and Robert Mudd are GA HIA’s co-managers. GA HIA is a real estate holding company that owns approximately 65% of the land and buildings on which the Company’s Bourbon Brothers Presents and Bourbon Brothers Smokehouse & Tavern venues in Georgia operate and is the landlord for those properties. GA HIA leases the property on which BBST GA operates the Bourbon Brothers Presents and Bourbon Brothers Smokehouse & Tavern venues in Georgia operate. For the first five years of the lease, BBST GA and BBP GA must pay GA HIA an annual base rent of $641,410 and $191,590, respectively. Every five years of the lease, the rent increases by 10%. Mr. Craddock, a director of Notes Live, indirectly through an entity he owns and controls and a trust, holds a 35% ownership interest in the real property upon which the Bourbon Brothers Presents and Bourbon Brothers Smokehouse & Tavern venues in Georgia operate. Pursuant to the agreements by which Mr. Craddock acquired his indirect ownership interests in the real property, he has an aggregate 35% interest in all rents, monies and rights owed to or possessed by GA HIA pursuant to the lease agreement between GA HIA and Bourbon Brothers Smokehouse and Tavern GA, LLC.

Interests in the Appraised Value of The Sunset McKinney

Chad Hennings is a director of the Company. Mr. Hennings is a member of Rubicon Representation, LLC (“Rubicon”). In January 2023, Notes Live engaged Rubicon to serve as its exclusive agent to find, negotiate, and acquire suitable land sites in the State of Texas. Upon Notes Live’s closing on the real property upon which The Sunset McKinney will be constructed, Notes Live has agreed to pay to Hennings Family Assets, LP (in which Mr. Hennings has a 49% interest), a fee equal to 1.5% of the appraised value of that property.

Guarantees

Notes Live and JW Roth guarantee Notes Live’s and its subsidiaries’ debt. In exchange for JW Roth personally guaranteeing $12,082,010 principal amount of Notes Live’s bank debt and promissory notes, Notes Live pays JW Roth a personal guarantee fee of 1% of the loan value per year. In 2023 and the three months ended March 31, 2024, these payments totaled $109,794 and $24,219, respectively.

Policies for Approval of Related-Party Transactions

Notes Live does not have a written policy regarding the review and approval of related-party transactions. Nevertheless, with respect to such transactions, it has been the practice of the Notes Live Board to consider the nature of and business reasons for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties, and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, Notes Live’s best interests.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material terms of our capital stock and provisions of our Articles of Incorporation and Bylaws, as amended and currently in effect prior to the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of our Articles of Incorporation and Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

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Authorized Capital Stock

Under our Articles of Incorporation, the Company is authorized to issue up to 150,000,000 shares of stock, of which (i) 5,000,000 shares are denominated Class A Common Stock; (ii) 30,000,000 shares are denominated Class B Non-Voting Common Stock; (iii) 50,000,000 shares are denominated Class C Common Stock; (iv) 60,000,000 shares are denominated Class D Common Stock; and (v) 5,000,000 shares are denominated Preferred Stock.

As of August 1, 2024, the Company had the following shares of capital stock issued and outstanding: (i) 0 shares of Class A Common Stock; (ii) 383,656 shares of Class B Non-Voting Common Stock held by seven shareholders; (iii) 0 shares of Class C Common Stock; (iv) 35,610,648 shares of Class D Common Stock held by 471 shareholders; and (v) 0 shares of Preferred Stock.

Voting Rights

Each holder of our Class A Common Stock is entitled to 250 votes per share held. Each holder of our Class C Common Stock and of our Class D Common Stock is entitled to one vote per share held. Except as required by law, holders of our Class B Non-Voting Common Stock have no voting power with respect to their shares held and are not entitled to vote on matters submitted to shareholders. Holders of Preferred Stock would have the voting rights established by Notes Live’s Board in accordance with the CBCA.

Dividend Policy

We do not currently intend to pay dividends on our Common Stock. The declaration, amount, and payment of any future dividends on shares of our Common Stock, if any, will be at the sole discretion of our Board, which may take into account general and economic conditions, our financial condition and results of operations. our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our shareholders or by our subsidiaries to us, and any other factors that our Board may deem relevant.

No Preemptive Rights

Holders of our capital stock are not entitled to preemptive rights. Our Common Stock is not subject to any redemption or sinking-fund provisions. All outstanding shares of our Class D Common Stock are fully paid and non-assessable.

Anti-Takeover Effects of Provisions of Our Governance Documents

Certain provisions of our Governance Documents could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. As a consequence, these provisions might also inhibit temporary fluctuations in the market price of our Class D Common Stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our Board, and they might also have the effect of preventing changes in our Board or management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our Class D Common Stock, because, among other reasons, the negotiation of such proposals could improve their terms. Provisions in our Governance Documents that may delay, defer, or discourage takeover attempts are described below.

Director Vacancies

Our Bylaws authorize the Board to fix from time to time the number of directors constituting our Board, provided that we must always have at least one director pursuant to our Articles of Incorporation. Furthermore, our Bylaws authorize the Board to fill director vacancies or newly created directorships. These provisions provide the Board with flexibility and control in determining the size and composition of the Board, which may deter a takeover attempt by challenging an acquirer’s ability to gain control of the Company and diluting any of the acquirer’s influence over the Company.

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Special Meetings of Shareholders

Our Bylaws provide that special meetings of our shareholders may only be called by the Board or by shareholders entitled to cast at least 25% of the votes at the meeting. The only business that may be conducted at a special meeting is the business covered by the matter or matters set forth in the notice of the special meeting, which must state the general nature of the business to be transacted.

Advance Notice Requirements

Our Bylaws establish advance notice requirements that shareholders must meet to make any nominations for election to our Board or to submit other business to be acted upon at shareholder meetings. To be timely for purposes of an annual meeting of shareholders, a shareholder’s notice must be received by the Company’s secretary at the Company’s principal executive offices (i) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of shareholders (if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting), or (y) with respect to any other annual meeting of shareholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the tenth day following the date on which the Company first publicly announces the meeting date. To be timely for purposes of a special meeting of shareholders, a shareholder’s notice must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the special meeting or the tenth day following the Company’s public announcement of the meeting date. Our Bylaws also specify certain requirements as to the form and content of shareholder meetings. These provisions may preclude our shareholders from bringing matters or making nominations for directors at our shareholder meetings.

Limitations on Liability and Indemnification of Officers and Directors

For a discussion of liability and indemnification, see the section entitled “Management—Limitations on Director and Officer Liability and Indemnification.”

shares eligible for future sale

Prior to this offering, there has been no public market for our Class D Common Stock. Future sales of our Class D Common Stock in the public market or the availability of such shares for sale in the public market could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares of our Class D Common Stock will be available for sale in the public market due to contractual and legal restrictions on resale. Nevertheless, sales of our Class D Common Stock in the public market after such restrictions lapse or the perception that such sales may occur could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future. Although we have applied to list our Class D Common Stock on the NYSE American, we cannot assure you that there will be an active market for our Class D Common Stock.

Based on the number of shares of our Class D Common Stock outstanding as of date of this prospectus, upon the closing of this offering, [●] shares of our Class D Common Stock will be outstanding.

Of the shares of Class D Common Stock to be outstanding immediately after the completion of this offering, we expect that all of the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. All remaining shares of our Class D Common Stock held by existing shareholders immediately prior to the closing of this offering will be “restricted securities” as that term is defined in Rule 144. These restricted securities will be subject to a lock-up period under the lock-up agreements described below and may be offered and sold to the public only if registered under the Securities Act or if an exemption from registration is available, including the exemptions provided by Rule 144 or Rule 701 under the Securities Act, summarized below.

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Lock-Up and Leak-Out Agreements

Our officers and directors and certain other shareholders that hold an aggregate of [●] shares of Class D Common Stock have entered into Leak-Out Agreements with the Company, which restrict their ability to sell more than 10% annually over a three-year period; however, these leak-out restrictions terminate if the closing sales price of the Company’s common stock is at or above $25 for ten consecutive trading days.

See “Underwriting – Lock-Up and Leak-Out Agreements” on page 105 of this prospectus.

Following the lock-up periods set forth in the agreements described above, and assuming that no parties are released from these agreements and that there is no extension of the lock-up period, shares of our Class D Common Stock will be eligible for sale in the public market in compliance with Rule 144 or another exemption under the Securities Act or pursuant to the registration statement of which this prospectus forms a part.

Rule 144

Affiliate Resales of Restricted Securities

Affiliates of ours must generally comply with Rule 144 if they wish to sell any shares of our Class D Common Stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our Class D Common Stock issued prior to the closing of this offering made hereby, are considered to be restricted securities. The shares of our Class D Common Stock sold in this offering are not considered to be restricted securities.

Persons who have beneficially owned restricted shares of our Class D Common Stock for at least six months, but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the number of shares of our Class D Common Stock then outstanding, which will equal approximately shares immediately after the closing of this offering based on the number of shares of Class D Common Stock outstanding as of the date of this prospectus and assuming no exercise of the underwriters’ option to purchase additional shares of our Class D Common Stock; or

●	the average weekly trading volume of our Class D Common Stock on the NYSE American stock exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Non-Affiliate Resales of Restricted Securities

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our Class D Common Stock. Subject to the lock-up and leak-out agreements described below, those persons may sell shares of our Class D Common Stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.

Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our Class D Common Stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our Class D Common Stock for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our Class D Common Stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

Under Rule 701, a shareholder who purchased shares of our Class D Common Stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days is generally permitted to sell its shares of Class D Common Stock in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144.

Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the lock-up period described below.

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MATERIAL u.s. federal income tax considerations TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our Class D Common Stock issued pursuant to this offering. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our Class D Common Stock that is for U.S. federal income tax purposes:

●	a non-resident alien individual;

●	a foreign corporation or any other foreign organization taxable as a corporation for U.S. federal income tax purposes; or

●	a foreign estate or trust, the income of which is not subject to U.S. federal income tax on a net income basis.

This discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our Class D Common Stock should consult his, her or its tax advisor regarding the tax consequences of holding and disposing of our Class D Common Stock through a partnership or other pass-through entity, as applicable.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein. We assume in this discussion that a non-U.S. holder holds shares of our Class D Common Stock as a capital asset within the meaning of Section 1221 of the Code, generally property held for investment.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances including the alternative minimum tax, or the Medicare tax on net investment income, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code and any election to apply Section 1400Z-2 of the Code to gains recognized with respect to shares of our Class D Common Stock. This discussion also does not address any U.S. state, local or non-U.S. taxes or any other aspect of any U.S. federal tax other than the income tax. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

●	insurance companies;

●	tax-exempt or governmental organizations;

●	financial institutions;

●	brokers or dealers in securities;

●	regulated investment companies;

●	pension plans;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	“qualified foreign pension funds,” or entities wholly owned by a “qualified foreign pension fund;”

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and partners and investors therein);

●	persons deemed to sell our Class D Common Stock under the constructive sale provisions of the Code;

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●	persons that hold our Class D Common Stock as part of a straddle, hedge, conversion transaction, synthetic security, or other integrated investment;

●	persons who have elected to mark securities to market;

●	persons who have a functional currency other than the U.S. dollar;

●	persons who hold or receive our Class D Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	certain U.S. expatriates; and

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to the common stock being taken into account in an applicable financial statement under Section 451(b) of the Code.

This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our Class D Common Stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of our Class D Common Stock.

Distributions on Our Class D Common Stock

As discussed under “Dividend Policy” above, we do not currently expect to make distributions on our Class D Common Stock. In the event that we do make distributions of cash or other property on our Class D Common Stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce a Non-U.S. Holder’s basis in our Class D Common Stock, but not below zero, and then will be treated as gain from the sale of our Class D Common Stock, as described below under “Gain on Sale or Other Taxable Disposition of Our Common Stock.” Any such distributions will also be subject to the discussions below under the sections titled “Informational Reporting and Backup Withholding” and “Additional Withholding and Information Reporting Requirements—FATCA.”

Dividends paid to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding (subject to the discussion below), a Non-U.S. Holder will be required to provide a properly executed applicable IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying the Non-U.S. Holder’s entitlement to benefits under a treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed on the dividends on a net income basis at regular rates applicable to a U.S. person. In this case, the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, although the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of our Class D Common Stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) for corporations.

Gain on Sale or Other Taxable Disposition of Our Class D Common Stock

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class D Common Stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

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●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our Class D Common Stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become a USRPHC in the future. Even if we were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class D Common Stock will not be subject to U.S. federal income tax if our Class D Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class D Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Informational Reporting and Backup Withholding

Payments of dividends on our Class D Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class D Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class D Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class D Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

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Additional Withholding and Information Reporting Requirements—FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on our Class D Common Stock paid to a foreign entity unless: (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations; (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any; or (iii) the foreign entity is otherwise exempt under FATCA. Under applicable U.S. Treasury regulations, withholding under FATCA currently applies to payments of dividends on our Class D Common Stock. Currently proposed U.S. Treasury Regulations provide that FATCA withholding does not apply to gross proceeds from the disposition of property of a type that can produce U.S. source dividends or interest; however, prior versions of the rules would have made such gross proceeds subject to FATCA withholding. Taxpayers (including withholding agents) can currently rely on the proposed Treasury Regulations. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our Class D Common Stock and the entities through which they hold our Class D Common Stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

underwriting

ThinkEquity LLC is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Class D Common Stock listed next to its name in the following table:

Underwriters	Number of Shares
ThinkEquity LLC
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of Class D Common Stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of Class D Common Stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of Class D Common Stock offered by this prospectus if any such shares of Class D Common Stock, other than those shares of Class D Common Stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to 187,500 additional shares of our Class D Common Stock at a public offering price less the underwriting discount, solely to cover over-allotments, if any. The representative may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of Class D Common Stock by the underwriters in excess of the total number of shares of Class D Common Stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

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Discounts, Commissions and Reimbursement

The underwriters propose initially to offer the shares of Class D Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ per share. If all of the shares of Class D Common Stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

		Total Without	Total With
		Over-allotment	Over-allotment
	Per Share	Option	Option
Public offering price	$	$	$
Underwriting discounts and commissions (8.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have paid an expense deposit of $25,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We have also agreed to pay certain of the representative’s expenses relating to the offering, including (i) all filing fees and communication expenses relating to the registration of the shares of common stock to be sold in the offering (including the securities subject to the representative’s over-allotment option) with the SEC; (ii) all filing fees and expenses associated with the review of the offering by FINRA; (iii) all fees and expenses relating to the listing of our common stock on the NYSE American, including any fees charges by The Depository Trust for new securities; (iv) all fees, expenses and disbursements relating to background checks of the Company’s officers, directors and entities in an amount not to exceed $5,000 in the aggregate; (v) all fees, expenses and disbursements relating to the registration or qualification of our common stock under the “blue sky” securities laws of such states, if applicable, and other jurisdictions as the representative may reasonably designate; (vi) all fees, expenses and disbursements relating to the registration, qualification or exemption of our securities under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (vii) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any blue sky surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (viii) the costs and expenses of our public relations firm; (ix) the costs of preparing, printing and delivering certificates representing our shares of Class D Common Stock; (x) fees and expenses of the transfer agent for our common stock; (xi) stock transfer and/or stamp taxes, if any, payable upon the transfer of shares of our common stock from us to the representative; (xii) the costs associated with post-Closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (xiii) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which the Company or its designee will provide within a reasonable time after the Closing in such quantities as ThinkEquity may reasonably request, in an amount not to exceed $3,000; (xiv) the fees and expenses of our accountants; (xv) the fees and expenses of our legal counsel and other agents and representatives; (xii) the fees and expenses of the underwriter’s legal counsel not to exceed $125,000; (xiii) the $29,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for this offering; (xiv) $10,000 for data services and communications expenses; (xv) up to $10,000 of the representative’s actual accountable “road show” expenses; and (xvi) up to $15,000 of the representative’s market making and trading, and clearing firm settlement expenses for this offering; provided, however, that the total costs and expenses relating to this offering for which we will reimburse the underwriters shall not exceed $180,000.

104

Our total estimated expenses of the offering, including registration and filing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $ .

Representative’s Warrants

Upon completion of this offering, we have agreed to issue to the representative the representative’s warrants to purchase shares of common stock, or if the over-allotment option is exercised in full. The representative’s warrants will be exercisable at a per share exercise price of $ , which is equal to 125% of the public offering price per share in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days following the commencement of sales of the securities issued in this offering.

The representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. In addition, the representative’s warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the representative’s warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Lock-Up Agreements

Our officers and directors and certain other shareholders that hold an aggregate of [●] shares of Class D Common Stock have entered into Leak-Out Agreements with the Company, which restrict their ability to sell more than 10% annually over a three-year period; however, these leak-out restrictions terminate if the closing sales price of the Company’s common stock is at or above $25 for ten consecutive trading days.

Determination of Offering Price

The public offering price of the shares of our common stock that we are offering was negotiated between us and the representative based on, among other things, the trading price of our common stock prior to the offering. Other factors considered in determining the public offering price of the shares of our common stock include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Right of First Refusal

In connection with this offering, the representative shall have an irrevocable right of first refusal for a period of twelve months after the date this offering is completed to act as sole and exclusive investment banker, sole and exclusive book-runner, sole and exclusive financial advisor, sole and exclusive underwriter and/or sole and exclusive placement agent, at the representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering (excluding entering into a line of credit with a traditional bank), including all equity linked financings (each, a “Subject Transaction”), during such twelve month period, of the company, or any successor to or subsidiary of the company, on terms and conditions customary to the Representative for such Subject Transactions (except that such the terms the engagement for such offering shall not include a right of first refusal or participation or similar rights or restrictions on lock-up terms less favorable to the Company than set forth in the underwriting agreement for this offering). For the avoidance of any doubt, the company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation.

105

NYSE American Listing

We have applied to list the Class D Common Stock on the NYSE American under the symbol “VENU.”

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class D Common Stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our Class D Common Stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Class D Common Stock over-allotted by the underwriters is not greater than the number of shares of Class D Common Stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of Class D Common Stock involved is greater than the number of shares Class D Common Stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our Class D Common Stock or reduce any short position by bidding for, and purchasing, Class D Common Stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of Class D Common Stock in this offering because the underwriter repurchases the shares of Class D Common Stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our Class D Common Stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Class D Common Stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of Class D Common Stock are traded, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters or their affiliates may engage in passive market making transactions in our Class D Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our Class D Common Stock in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares of Class D Common Stock, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

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Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some, or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our Class D Common Stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our Class D Common Stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our Class D Common Stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a “Relevant Member State”, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date”, our securities will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our securities may be made to the public in that Relevant Member State at any time:

●	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

●	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and securities to be offered so as to enable an investor to decide to purchase or subscribe securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

107

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together, the relevant persons). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Canada

The offering of our common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where our common stock may be offered and sold, and therein may only be made with investors that are purchasing, or deemed to be purchasing, as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of our common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein our common stock is offered and/or sold or, alternatively, where such registration is not required.

Any resale of our common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which require resales to be made in accordance with an exemption from, or in a transaction not subject to, prospectus requirements under applicable Canadian securities laws. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non- Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this prospectus, each Québec investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur québecois confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

legal matters

The validity of the shares of Class D Common Stock offered hereby will be passed upon for us by Dykema Gossett PLLC, Milwaukee, Wisconsin. Blank Rome LLP has acted as counsel for the underwriters.

experts

The consolidated financial statements of Notes Live, Inc. as of December 31, 2023 and 2022, and for the years then ended, included in this registration statement of which it is a part have been so included in reliance on the report of Grassi & Co., CPAs, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

where you can find additional information

We have filed with the SEC a registration statement on Form S-1 relating to the shares of Class D Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and the shares of Common Stock offered by this prospectus, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act.

The SEC maintains a website at http://www.sec.gov that contains reports, information statements, and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, and the exhibits and schedules thereto can be downloaded from the SEC’s website. After the completion of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be obtained from the SEC’s website as provided above.

Following the completion of this offering, our website will be located at https://noteslive.vip. We intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

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Notes Live, Inc.

Index to the Consolidated Financial Statements

Unaudited Interim Consolidated Financial Statements of Notes Live, Inc.

Audited Consolidated Financial Statements of Notes Live, Inc.

F-1

NOTES LIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in US Dollars)

	As of
	March 31, 2024	December 31, 2023
	Unaudited
ASSETS
Current assets
Cash	$38,806,976	$20,201,104
Inventories	217,707	185,746
Prepaid expenses and other current assets	136,010	209,215
Total current assets	$39,160,693	$20,596,065
Other assets
Property and equipment, net	69,473,505	57,737,763
Intangible assets, net	261,316	277,995
Operating lease right-of-use assets, net	3,646,463	3,685,980
Investments in related parties	550,000	550,000
Security and other deposits	4,063,159	375,904
Total other assets	$77,994,443	$62,627,642
Total assets	$117,155,136	$83,223,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$4,315,847	$2,565,460
Accrued expenses	582,194	698,369
Accrued payroll and payroll taxes	345,530	331,457
Deferred revenue	563,317	764,081
Current portion of operating lease liabilities	458,962	230,952
Current portion of long-term debt	1,210,394	325,245
Total current liabilities	$7,476,244	$4,915,564

Long-term portion of operating lease liabilities	3,387,250	3,646,385
Long-term licensing liability	3,700,000	1,500,000
Convertible debt	800,065	—
Long-term debt, net of current portion	10,223,027	11,182,073
Total liabilities	$25,586,586	$21,244,022
Commitments and contingencies
Stockholders’ Equity
Class A common stock, $0.001 par – 5,000,000 authorized, 0 issued and outstanding at March 31, 2024 and at December 31, 2023	—	—
Class B common stock, $0.001 par – 30,000,000 authorized, 379,990 issued and outstanding at March 31, 2024 and 1,959,445 issued and outstanding at December 31, 2023	380	1,960
Class C common stock, $0.001 par – 50,000,000 authorized, 0 and 30,306,060 issued and outstanding at March 31, 2024 and December 31, 2023	—	30,306
Class D common stock, $0.001 par – 60,000,000 authorized, 34,634,584 and 0 issued and outstanding at March 31, 2024 and December 31, 2023	34,635	—
Preferred stock, $0.001 par – 5,000,000 authorized, none issued or outstanding	—	—
Additional paid-in capital	90,907,883	47,743,085
Accumulated deficit	(32,620,391)	(17,021,453)
	$58,322,507	$30,753,898
Treasury Stock, at cost – 76,245 shares at March 31, 2024 and December 31, 2023	(76)	(76)
Total Notes Live, Inc. and subsidiaries equity	58,322,431	30,753,822
Non-controlling interest	33,246,119	31,225,863
Total stockholders’ equity	$91,568,550	$61,979,685
Total liabilities and stockholders’ equity	$117,155,136	$83,223,707

See notes to accompanying unaudited consolidated financial statements.

F-2

NOTES LIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in US Dollars)

Unaudited

	For the three months ended March 31,
	2024	2023
Revenues
Restaurant including food and beverage revenue	$2,580,102	$1,627,176
Event center ticket and fees revenue	1,324,895	441,284
Rental and sponsorship revenue	34,746	31,660
Total revenues	3,939,743	2,100,120
Operating costs
Food and beverage	604,555	350,446
Event center	591,282	96,135
Labor	1,067,398	563,124
Rent	220,886	137,782
Operating expenses	13,815,943	3,488,617
Depreciation and amortization	606,464	323,379
Total operating costs	16,906,528	4,959,483

Loss from operations	$(12,966,785)	$(2,859,363)

Other income (expense), net
Interest expense	(404,965)	(55,682)
Other expense	(2,500,000)	—
Interest income	25,731	13,415
(Loss) gain on sale of investments, net	—	(11,947)
Other income	30,000	35,068
Total other expense, net	$(2,849,234)	$(19,146)

Net loss	$(15,816,019)	$(2,878,509)

Net loss attributable to non-controlling interests	(217,081)	(378,394)
Net loss attributable to common shareholders	$(15,598,938)	$(2,500,115)

Weighted average number of shares of Class A common stock, outstanding, basic and diluted	—	277,222
Basic and diluted net loss per share of Class A common stock	$—	$(0.13)

Weighted average number of shares of Class B common stock, outstanding, basic and diluted	1,754,959	18,936,191
Basic and diluted net loss per share of Class B common stock	$(0.47)	$(0.13)

Weighted average number of shares of Class C common stock, outstanding, basic and diluted	26,790,416	—
Basic and diluted net loss per share of Class C common stock	$(0.47)	$—

Weighted average number of shares of Class D common stock, outstanding, basic and diluted	4,565,870	—
Basic and diluted net loss per share of Class D common stock	$(0.47)	$—

See notes to accompanying unaudited consolidated financial statements.

F-3

NOTES LIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in US Dollars)

Unaudited

	Stockholders’ Equity
	Class A Common Stock		Class B Common Stock		Class C Common Stock		Class D Common Stock		Additional Paid In Capital	Accumulated Deficit	Treasury Stock		Total Notes Live, Inc. Equity	Non- Controlling Interests	Total Equity
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount			Number of Shares	Amount
Balances at December 31, 2023	—	$—	1,959,445	$1,960	30,306,030	$30,306	—	$—	$47,743,085	$(17,021,453)	76,245	$(76)	$30,753,822	$31,225,863	$61,979,685
Issuance of shares	—	—	—	—	2,008,750	2,009	—	—	20,085,491	—	—	—	20,087,500	—	20,087,500
Exercise of warrants	—	—	40,349	40	—	—	—	—	—	—	—	—	40	—	40
Equity issued for services	—	—	—	—	700,000	700	—	—	6,999,300	—	—	—	7,000,000	—	7,000,000
Conversion of Common Stock Class B to Common Stock Class D	—	—	(1,619,804)	(1,620)	—	—	1,619,804	1,620	—	—	—	—	—	—	—
Conversion of Common Stock Class C to Common Stock Class D	—	—	—	—	(33,014,780)	(33,015)	33,014,780	33,015	—	—	—	—	—	—	—
Equity based compensation	—	—	—	—	—	—	—	—	2,566,254	—	—	—	2,566,254	—	2,566,254
Shareholder contribution associated with convertible debt transaction	—	—	—	—	—	—	—	—	2,500,000	—	—	—	2,500,000	—	2,500,000
Warrants issued as debt discount	—	—	—	—	—	—	—	—	3,000,140	—	—	—	3,000,140	—	3,000,140
Non-controlling interest issuance of shares	—	—	—	—	—	—	—	—	8,013,613	—	—	—	8,013,613	2,361,387	10,375,000
Distributions to non-controlling shareholders	—	—	—	—	—	—	—	—	—	—	—	—	—	(124,050)	(124,050)
Net loss	—	—	—	—	—	—	—	—	—	(15,598,938)	—	—	(15,598,938)	(217,081)	(15,816,019)
Balances at March 31, 2024	—	$—	379,990	$380	—	$—	34,634,584	$34,635	$90,907,883	$(32,620,391)	76,245	$(76)	$58,322,431	$33,246,119	$91,568,550

Balances at December 31, 2022	275,000	$275	18,297,555	$18,298	—	$—	—	$—	$22,445,530	$(6,496,980)	—	$—	$15,967,123	$22,793,014	$38,760,137
Issuance of shares	—	—	1,963,150	1,963	—	—	—	—	5,500,138	—	—	—	5,502,101	—	5,502,101
Exercise of warrants	66,665	67	1,250	1	—	—	—	—	82,432	—	—	—	82,500	—	82,500
Equity issued for services	—	—	402,610	403	—	—	—	—	1,207,427	—	—	—	1,207,830	—	1,207,830
Equity based compensation	—	—	—	—	—	—	—	—	83,497	—	—	—	83,497	—	83,497
Non-controlling interest issuance of shares	—	—	—	—	—	—	—	—	1,835,550	—	—	—	1,835,550	4,564,450	6,400,000
Distributions to non-controlling shareholders	—	—	—	—	—	—	—	—	—	—	—	—	—	(273,961)	(273,961)
Net loss	—	—	—	—	—	—	—	—	—	(2,500,115)	—	—	(2,500,115)	(378,394)	(2,878,509)
Balances at March 31, 2023	341,665	$342	20,664,565	$20,665	—	$—	—	$—	$31,154,574	$(8,997,095)	—	$—	$22,178,486	$26,705,109	$48,883,595

See notes to accompanying unaudited consolidated financial statements.

F-4

NOTES LIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in US Dollars)

Unaudited

	For the three months ended March 31,
	2024	2023
Net loss	$(15,816,019)	$(2,878,508)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity based compensation	2,566,254	83,497
Equity issued for services	7,000,000	1,207,830
Project abandonment loss	143,285	—
Amortization of debt discount	278,946	—
Non cash lease expense	123,240	121,050
Non cash interest	25,206	1,291
Realized income on equity method investment	—	(2,567)
Depreciation and amortization	606,464	323,379
Noncash financing expense	2,500,000	—
Changes in operating assets and liabilities:
Inventories	(31,961)	4,072
Prepaid expenses and other current assets	73,205	(105,749)
Security deposit	(3,687,255)	150,000
Accounts payable	1,750,387	(674,306)
Accrued expenses	(141,381)	(42,504)
Accrued payroll and payroll taxes	14,073	(130,606)
Deferred revenue	(200,764)	350,180
Operating lease liabilities	(114,848)	(114,511)
Licensing liabilities	2,200,000	—
Net cash used in operating activities	$(2,711,168)	$(1,707,452)
Cash flows from investing activities
Purchase of property and equipment	(8,946,836)	(16,529,031)
Net cash used in investing activities	$(8,946,836)	$(16,529,031)
Cash flows from financing activities
Proceeds from sale of non-controlling interest equity	10,375,000	6,400,000
Distributions to non-controlling shareholders	(124,050)	(273,961)
Principal payments on long-term debt	(74,614)	(38,593)
Proceeds from issuance of shares	20,087,500	5,502,101
Proceeds from exercise of warrants	40	82,500
Net cash provided by financing activities	$30,263,876	$11,672,047
Net increase (decrease) in cash	18,605,872	(6,564,436)
Cash, beginning	20,201,104	23,470,734
Cash, ending	$38,806,976	$16,906,298
Supplemental disclosure of non-cash operating, investing and financing activities:
Cash paid for interest	$96,399	$58,177
Property acquired via mortgage	$—	$612,156
Property acquired via convertible debt	$3,521,976	$—
Debt discounts – warrants	$3,000,140	$—

See notes to accompanying unaudited consolidated financial statements.

F-5

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Notes Live, Inc. (“NL” or “the Company” formally known as B Entertainment, LLC) is a Colorado corporation formed on March 13, 2017. The Company is a hospitality and entertainment business to which it earns revenues from operating restaurants, hosting events, renting event space and operating outdoor amphitheaters. The Company and its subsidiaries operate within the United States of America.

The Company’s registered office is at 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920.

On April 6, 2022, B Entertainment, LLC filed a certificate of conversion, whereby B Entertainment, LLC effected a corporate conversion from a Colorado limited liability company to a Colorado corporation and changed its name to Notes Live, Inc. Pursuant to the corporate conversion, units of membership interest in the limited liability company were converted into shares of common stock of the corporation at a conversion ratio of one membership unit for one share of common stock. The corporate conversion was approved by members holding a majority of the outstanding units, and in connection with such conversion, the Company filed a certificate of incorporation and adopted bylaws.

The Company’s subsidiaries and its interests in each are presented below as of March 31, 2024:

Name of Entity	Place of Incorporation	Interest
Notes Live, Inc. (Parent)	Colorado	100%
Bourbon Brothers Holding Company, LLC (“BBH”)	Colorado	100%
Bourbon Brothers Smokehouse and Tavern CS, LLC (“BBST”)	Colorado	100%
Bourbon Brothers Presents, LLC d/b/a Boot Barn Hall (“BBP”)	Colorado	89%
Bourbon Brothers Smokehouse and Tavern GA, LLC (“BBSTGA”)	Georgia	100%
Bourbon Brothers Presents GA, LLC (“BBPGA”)	Georgia	100%
Notes Holding Company, LLC (“NH”)	Colorado	100%
13141 Notes, LLC d/b/a Notes (“Notes”)	Colorado	100%
Sunset Amphitheater, LLC (“Sunset”) *	Colorado	10%
Hospitality Income & Asset, LLC (“HIA”) *	Colorado	99%
Sunset on the Stones River, LLC (“Stones”)	Colorado	100%
Bourbon Brothers Licensing, LLC (“BBL”)	Colorado	100%
GA HIA, LLC (“GAHIA”) *	Colorado	16%
Notes Live Real Estate, LLC (“NotesRE”)	Colorado	100%
Roth’s Seafood and Chophouse, LLC (“Roth”)	Colorado	100%
Sunset Operations, LLC (“SunsetOps”)	Colorado	100%
Sunset Hospitality Collection, LLC (“SHC”) *	Colorado	57%
Notes Hospitality Collection, LLC (“NHC”)	Colorado	100%
Sunset at Broken Arrow, LLC (“BA”) *	Colorado	85%
Sunset at Mustang Creek, LLC (“MC”) *	Colorado	85%
Sunset at McKinney, LLC (“MK”) *	Colorado	97%
Sunset Operations at McKinney, LLC (“McKinneyOps”)	Colorado	100%
Polaris Pointe Parking, LLC (“PPP”)	Colorado	100%

* These entities are considered majority-owned subsidiaries or variable interest entities and consolidated into the Notes Live consolidated financials

F-6

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

Bourbon Brothers Holdings Company, LLC (“BBH”) is a holding company designed to own and manage each of the Bourbon Brothers-related operating entities.

Bourbon Brothers Smokehouse and Tavern CS, LLC (“BBST”) is the sole owner and operator of its restaurant operations. The restaurant building is leased from Hospitality Income & Asset, LLC (“HIA”), a majority owned subsidiary, whom the company has a lease with and then purchased a majority of HIA in the year ended December 31, 2022 (refer to Note 7 — Related Party Transactions footnote for further details of this acquisition).

Bourbon Brothers Presents, LLC d/b/a Boot Barn Hall (“BBP”) specializes in producing music concerts as well as other types of live entertainment, including comedy acts and speaking engagements. Additionally, BBP utilizes the Boot Barn Hall event venue (“event venue”) to host corporate events and weddings, among other utilizations of the facility. BBP is the sole owner and operator of the Boot Barn Hall event venue facility. The Boot Barn Hall event venue building is leased from HIA, a related party (refer to Note 4 — Leases footnote for further details). The Company owns 89% of this majority-owned subsidiary and 100% of its voting control and consolidates it into its financials.

Bourbon Brothers Smokehouse and Tavern GA, LLC (“BBSTGA”) is the sole owner and operator of the restaurant operations. The BBSTGA restaurant building is leased from a related party entity (refer to Note 5 — Leases footnote for further details).

Bourbon Brothers Presents GA, LLC (“BBPGA”) is the Company’s concert and event venue in Gainesville, Georgia, currently under construction, specializing in producing music concerts as well as other types of live entertainment, including comedy acts and speaking engagements. Additionally, this concert and event venue facility is utilized to host corporate events and weddings. BBPGA is the sole owner and operator of this facility. This facility is leased from a related party entity (refer to Note 7 — Related Party Transactions footnote for further details).

Bourbon Brothers Media, LLC (“BBM”) is a digital media-focused entertainment company. BBM closed in 2023.

Bourbon Brothers Licensing, LLC (“BBL”) BBL is designed to exclusively serve as the entity which licenses the Bourbon Brothers brand.

Notes Holding Company, LLC (“NH”) is a pass-through entity established to hold the Company’s equity interests in various subsidiaries.

13141 Notes, LLC (“Notes”) is the restaurant operating entity, managing the Notes Eatery (formally known as Buttermilk Eatery, LLC which updated its name on August 8, 2022), located in Colorado Springs, Colorado, which opened in June 2020.

Sunset Amphitheater, LLC (“Sunset”) is a hospitality-focused music venue located in Colorado Springs. This venue is currently under construction. The Company owns 10% of this variable interest entity and 100% of its voting control and consolidates it into its financials.

Hospitality Income & Asset, LLC (“HIA”) was acquired by the Company on April 1, 2022 and owns the land and buildings for which both BBST and BBP currently use from existing lease arrangements. The Company owns 99% of this majority-owned subsidiary and 100% of its voting control and consolidates it into its financials.

Sunset on the Stones River, LLC (“Stones”) was envisioned as a newly developed fully integrated Notes Live entertainment complex in Tennessee. Construction for did not commence, and in July 2024 Notes Live determined not to pursue the project.

F-7

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

GA HIA, LLC (“GAHIA”) is the Colorado-based entity that holds the Company’s Georgia based operations. The Company owns 16% of this variable interest entity and 100% of its voting control and consolidates it into its financials.

Notes Live Real Estate, LLC (“NotesRE”) holds title to certain Company real estate assets.

Roth’s Seafood and Chophouse, LLC (“Roth Seafood”) is a restaurant adjacent to The Sunset amphitheater. This location is slated to open when construction is completed which is anticipated in April 2025.

Sunset Operations, LLC (“Sunset Ops”) is the operating entity that manages the Sunset amphitheater operations and is slated to open when construction is completed which is anticipated in 2024.

Notes Hospitality Collection, LLC (“NHC”) is the operating entity that manages the venue rentals and 1,200 additional seating to view the concerts and shows at Sunset Ops and is slated to open when construction is completed which is anticipated in April 2025.

Sunset Hospitality Collection, LLC (“SHC”) is the entity that owns the venue that includes Roth Seafood and NHC and is currently under construction. The Company owns 57% of this majority-owned subsidiary and 100% of its voting control and consolidates it into its financials.

Sunset at Broken Arrow, LLC (“Sunset BA”) is a hospitality-focused music venue located in Broken Arrow, OK and has not yet begun construction. The Company owns 85% of this majority-owned subsidiary and 100% of its voting control and consolidates it into its financials.

Sunset at Mustang Creek, LLC (“Sunset MC”) is a hospitality-focused music venue located in Mustang Creek, OK and has not yet begun construction. The Company owns 85% of this majority-owned subsidiary and 100% of its voting control and consolidates it into its financials.

Sunset at McKinney, LLC (“Sunset MC”) is a hospitality-focused music venue located in McKinney, TX and has not yet begun construction. The Company owns 97% of this majority-owned subsidiary and 100% of its voting control and consolidates it into its financials.

Sunset Operations at McKinney, LLC (“McKinneyOps”) is the operating entity that manages the Sunset amphitheater in McKinney, TX operations and is slated to open when construction is completed which is anticipated in 2026.

Polaris Pointe Parking, LLC (“PPP”) owns the land for parking at Sunset Ops and has not yet begun construction.

On January 29, 2024, the Company announced it executed a definitive merger agreement with Fresh Vine Wine, Inc. (“Fresh Vine”) and is anticipated to close in June 2024. The Transaction will be an all-stock transaction. Specifically, at the closing of the Transaction, Fresh Vine will issue shares of its common stock to Notes Live shareholders pursuant to a formula intended to allocate existing Fresh Vine stockholders and Notes Live shareholders a percentage of the combined company. The respective percentages will be based on agreed upon relative valuations in which Notes Live is being valued at $350 million, plus the amount of gross proceeds raised by Notes Live in its current equity offering of up to $50 million, and Fresh Vine is being valued at $18 million. The percentage of the combined company that Fresh Vine stockholders will own upon the closing of the merger is subject to adjustment based on the amount of Fresh Vine’s net cash at the time of closing.

F-8

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, these condensed consolidated financial statements reflect all adjustments, which include only normal, recurring adjustments that are necessary to present fairly the Company’s results for the periods presented.

Risks and Uncertainties

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgements that affect the application of accounting policies and the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations regarding future events that are believed to be reasonable under the circumstances. Actual results may differ significantly from these estimates.

Significant estimates made by management include, but are not limited to: economic lives of leased assets; impairment assessment of long- lived assets; depreciable lives of property, plant and equipment; useful lives of intangible assets; accruals for contingencies including tax contingencies; valuation allowances for deferred income tax assets; estimates of fair value of identifiable assets and liabilities acquired in business combinations; and estimates of fair value used in the private stock valuations used for equity based compensation and warrants.

Liquidity and Capital Resources

The Company has devoted substantially all of its efforts to developing its business plan, raising capital, and opening and operating its restaurants and event venues in Colorado, Georgia, Tennessee, Oklahoma and Texas. The accompanying condensed consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.

The accompanying condensed consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. As of the issuance of these financials, management has concluded there is no substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. The Company had an accumulated deficit of $32,620,391 and $17,021,453 as of March 31, 2024 and December 31, 2023, respectively and generated cash flows used in operations of $(2,711,168) and ($1,707,452) during the periods ended March 31, 2024 and 2023, respectively. Additionally, Notes Live experienced an increase in net loss from $2,878,509 to $15,816,019 for the three-month period ended March 31, 2024, compared to the same period in 2023. The Company believes the net loss in early 2024 is largely due to equity-based compensation of $2,566,254, equity issued for services of $7,000,000 and non-cash financing of $2,500,000, with these considered to be non-recurring expenses. These conditions raised substantial doubt about the Company’s ability to continue as a going concern; however, based on management’s plan, as described below, such substantial doubt has been alleviated. The Company believes that cash on hand, and the improved profitability in 2024 from the operating entities in Colorado Springs, Colorado and Gainesville, Georgia, along with the anticipated opening of Sunset Amphitheater in August 2024 will allow the Company to continue its business operations, as well as additional capital raising and debt financing in 2024, will allow the Company to continue its business operations. There is no guarantee that we will be able to execute on these plans as laid out above.

The Company’s continued implementation of its business plan to add additional locations is dependent on its future engagement in strategic locations, real estate transactions, capital raising, and debt financing. If the Company is unable to enter into strategic transactions, the Company may be required to delay its business plan implementation for future expansion, which would have a material adverse impact on the Company’s growth plan.

F-9

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned, majority-owned subsidiaries and variable interest entities. For those entities that aren’t wholly-owned by Company, the Company assesses the voting and management control to confirm the Company is the primary beneficiary of the majority-owned subsidiaries and variable interest entities. All intercompany accounts and transactions have been eliminated upon consolidation. See “Organization” and “Non-controlling Interest and Variable Interest Entities” for further discussions of the entities that are majority-owned subsidiaries and variable interest entities. Investments for which the Company exercises significant influence but does not have control are accounted for under the equity method. See “Investments in related parties” for further discussion.

Fair Value Measurements

Fair values have been determined for measurement and/or disclosure purposes based on the following methods. The Company characterizes inputs used in determining fair value using a hierarchy that prioritizes inputs depending on the degree to which they are observable. The levels of the fair value hierarchy are as follows:

●	Level 1 — fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

●	Level 2 — fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

●	Level 3 — fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The carrying values of cash, payables and accrued liabilities approximate their fair values because of the short-term nature of these financial instruments. Balances due to and due from related parties do not have specific repayment dates and are payable on demand, thus are also considered current and short-term in nature, hence carrying value approximates fair value and are included in current assets or liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. As of March 31, 2024 and December 31, 2023, the Company did not have any cash equivalents. Cash balances can exceed federally insured limits.

Inventories

Inventories, consisting principally of food, beverages and supplies, are stated at the lower of cost (determined by the first-in, first-out method) or net realizable value. The Company reviews inventory on a weekly basis and determines if slow-moving or obsolete inventory exists. No allowance is deemed necessary as of March 31, 2024 and December 31, 2023.

Investments in related parties

The Company currently accounts for certain investments using a practical expedient to measure these investments that do not have a readily determinable fair value in accordance with Accounting Standards Codification (“ASC”) 321, Investments — Equity Securities; ASC 325, Investments — Other; ASC 810, Consolidation; and ASC 820, Fair Value Measurement. The investments are initially recognized at cost. Any income or loss from these investments are recognized on the condensed consolidated statements of operations, net of operating expenses. The carrying value of the Company’s investments are assessed for indicators or impairment at each balance sheet date. Under this method of accounting, the investment is derecognized once the Company’s interest in the investment is sold or impaired. Upon sale, any proportionate gain or loss is recognized in the condensed consolidated statement of operations as other income.

F-10

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company had one investment during 2023, until it disposed of it on December 31, 2023, that it accounted for using the equity method as described in ASC 323, Investments — Equity Method and Joint Ventures where the investment was initially recorded as an asset on the balance sheet at its initial cost. This investment was adjusted each reporting period by the Company through the income statement for the income or loss for its proportionate share of investment. See Note 6 — Investments in Related Parties and Note 7 — Related Party Transactions for further discussion.

Property and Equipment

Property and equipment are recorded at historical cost net of accumulated depreciation and amortization, write-downs and impairment losses. Property and equipment are recorded as construction in progress until they are placed in service, and are depreciated or amortized once placed in service. Depreciation and amortization are calculated on a straight-line basis over the following periods:

The estimated useful lives are:

Leasehold improvements	Shorter of lease term or useful life
Furniture, fixtures and equipment	2 – 10 years
Buildings	Up to 40 years

Property and equipment costs directly associated with the acquisition, development and construction of a restaurant are capitalized. Expenditures for major improvements and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred. Upon retirement or disposal of assets, the accounts are relieved of cost and accumulated depreciation and amortization and the related gain or loss are reflected in earnings.

Intangible Assets

Intangible assets with a finite life are recorded at cost and are amortized on a straight-line basis over estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. The Company currently has naming rights that are amortized on a straight-line basis over six years.

The Company reviews the carrying values of its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group might not be recoverable.

Impairment Assessment of Long-Lived Assets

Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An evaluation for impairment is performed at the lowest level of identifiable cash flows. An impairment loss is recognized in an amount equal to the excess of the carrying value over the estimated fair value. No impairment loss was recognized during the periods ending March 31, 2024 and March 31, 2023.

F-11

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) ASC 606, Revenue from Contracts with Customers. This ASC requires an entity to allocate the transaction price received from customers to each separate and distinct performance obligation and recognize revenue as these performance obligations are satisfied. The Company recognizes revenue from restaurant sales when food and beverage products are transferred to the customer. Revenue from a venue rental, concert or show is recognized when the event, concert or show occurs. Amounts collected in advance of the event are recorded as deferred revenue until the event occurs. Amounts collected from sponsorship agreements, which are not related to a single event, are classified as deferred revenue and recognized over the term of the agreements as the benefits are provided to the sponsors. As of March 31, 2024 and December 31, 2023, deferred revenue totaled $563,318 and $764,081, respectively. During the three months ended March 31, 2024, the Company recognized $312,725 in revenue from its deferred revenue balance as of December 31, 2023. During the three months ended March 31, 2023, the Company recognized $84,923 in revenue from its deferred revenue balance as of December 31, 2022. There are no refunds or allowance for refunds in accordance with the Company’s reservation policies, which do not allow for, except in limited circumstances.

Leases

The Company accounts for its leases in accordance with ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded in the condensed consolidated balance sheets as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term, including any renewal options that are likely to be exercised, at the rate implicit in the lease. Lease liabilities are increased by the principal amount due and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term.

In calculating the right-of-use asset and lease liability, the Company elects to combine lease and non-lease components as permitted under ASC 842. The Company excludes short-term leases having initial terms of 12 months or less as an accounting policy election and expenses payments on these short-term leases as they are made.

Long-term Licensing Liability

The Company accounts for the licensing of its hospitality fire pit suites of Notes Hospitality Collection as a long-term licensing liability. The deposits of $100,000 and fully prepaid licenses of $200,000 are recognized in this account. The amortization of these liabilities will start to be recognized when NHC opens its suites fully after construction is expected to be completed by April 2025.

Advertising Expenses

Advertising costs are expensed as incurred and included in operating expenses in the accompanying condensed consolidated statements of operations. Total advertising expenses were approximately $713,125 and $404,516 for the periods ended March 31, 2024 and March 31, 2023, respectively.

Debt Issuance Costs

Debt issuance costs incurred in connection with the issuance of long-term debt are recorded as reductions of long-term debt and are amortized over the term of the related debt. Amortization of debt issuance costs of $278,229 and $0 for the periods ended March 31, 2024 and March 31, 2023, are included in interest expense in the accompanying condensed consolidated statements of operations.

F-12

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Equity Based Compensation

The Company recognizes equity-based compensation expense based on the fair value of the warrants or shares at the time of the grant or issuance. Share-based compensation includes warrants and stock grants issued to the Company’s employees. These may vest immediately or vest evenly up to five years. The exercise price of a warrant is the fair value of the Company’s equity on the date of issuance.

Equity Issuance Costs

Equity issuance costs represent amounts paid for legal, consulting, and other offering expenses in conjunction with the future raising of additional capital to be performed within one year. These costs are netted against additional paid-in capital as a cost of the stock issuance upon closing of the respective stock placement.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability, and whether the warrants meet all the requirements for equity classification, including whether the warrants are indexed to the Company’s own stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent balance sheet date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of stockholders’ equity at the time of issuance.

Income Taxes

The Company is subject to federal and state income taxes. A proportional share of the Company’s subsidiaries’ provisions are included in the condensed consolidated financial statements. Deferred income tax assets and liabilities are computed for differences between the asset and liability method and financial statement amounts that will result in taxable or deductible amounts in the future. The Company computes deferred balances based on enacted tax laws and applicable rates for the periods in which the differences are expected to affect taxable income.

A valuation allowance is recognized for deferred tax assets if it is more likely than not that some portion or all of the net deferred tax assets will not be realized. In making such a determination, all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations is considered. If the Company determines it will be able to realize the deferred tax assets for which a valuation allowance had been recorded, then it will adjust the deferred tax asset valuation allowance, which would reduce the provision for income taxes. The Company evaluates the tax positions taken on income tax returns that remain open and positions expected to be taken on the current year tax returns to identify uncertain tax positions.

Unrecognized tax benefits on uncertain tax positions are recorded on the basis of a two-step process in which (1) an assessment is made as to whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is more than 50 percent likely to be realized is recognized. Interest and penalties related to unrecognized tax benefits are recorded in income tax benefit.

F-13

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company is a C corporation (“C Corp”), however, the Company’s subsidiaries are limited liability companies (“LLC’s”), filing as individual partnerships. As an LLC, management believes that these companies are not subject to income taxes, and such taxes are the responsibility of the respective members. The subsidiaries’ LLCs are still in place, with the parent company filing as a corporation.

Non-controlling Interest and Variable Interest Entities

The non-controlling interest (“NCI”) represents capital contributions and distributions, income and loss attributable to the owners of less than wholly owned consolidated entities and are reported in equity. NCIs are evaluated by the Company and are shown as permanent equity. Net income (loss) attributable to NCIs reflects the portion of the net income (loss) of consolidated entities applicable to the NCI shareholders in the accompanying Condensed Consolidated Statements of Operations. The net income (loss) attributable to NCIs is classified in the Consolidated Statements of Operations as part of consolidated net income (loss) and deducted from total consolidated net income (loss) to arrive at the net income (loss) attributable to the Company. The Company has evaluated its investments in unconsolidated entities in order to determine if they qualify as VIEs. The Company monitors these investments and, to the extent it has determined that it owns a majority of the controlling class of securities of a particular entity, analyzes the entity for potential consolidation. The Company will continually analyze investments, including when there is a reconsideration event, to determine whether such investments are VIEs and whether such VIE should be consolidated. These analyses require considerable judgment in determining the primary beneficiary of a VIE and could result in the consolidation of an entity that would otherwise not have been consolidated or the non-consolidation of an entity that would have otherwise been consolidated.

The Company accounts for the change in its ownership interest while it retains its controlling financial interest in its majority-owned subsidiary or variable interest entities as equity transactions. The carrying value of the NCI should be adjusted to reflect the change in its ownership interest in the subsidiary. And differences between the fair value of the consideration received and the amount by which the NCI is adjusted should be recognized in equity attributable to the Company. This may be shown as NCI and as additional paid in capital to the Company, and when they are combined, agree to the non-controlling issuance of shares as shown in the Condensed Consolidated Statement of Change in Stockholders’ Equity.

If a change in ownership of a consolidated subsidiary results in a loss of control or deconsolidation, any retained ownership interests are remeasured with the gain or loss reported to net earnings. These may be majority-owned subsidiaries or variable interest entities that the Company has 100% voting control of.

The following table shows the classification and carrying value of assets and liabilities of consolidated VIEs as of March 31, 2024:

	BBPCO	GAHIA	HIA	Sunset CO	Sunset TN	Sunset MC	Sunset BA	SHC	Sunset McK	Total
ASSETS
Cash	677,850	94,313	157,773	3,182,317	6,265	2,003,275	2,058,627	10,412,382	3,263,635	21,856,437
Property and equipment, net	22,642	10,902,752	11,064,668	23,792,837	3,506,517	187,703	255,195	921,816	51,250	50,705,380
Other assets	1,146,218	111,240	789,081	5,010,000	750	379,744	10,000	-	-	7,447,033
Total assets	1,846,710	11,108,305	12,011,522	31,985,154	3,513,532	2,570,722	2,323,822	11,334,198	3,314,885	80,008,850
LIABILITIES
Accounts payable	2,604	-	146,211	3,838,081	-	43,380	39,750	15,056	6,047	4,091,129
Accrued expenses	243,459	64,215	87,905	173,687	16,680	-	-	3,708	-	589,654
Other long-term liabilities	1,082,289	4,302,765	3,363,656	3,733,526	3,267,000	-	-	-	-	15,749,236
Total Liabilities	1,328,352	4,366,980	3,597,772	7,745,294	3,283,680	43,380	39,750	18,764	6,047	20,430,019
Stockholders’ Equity & NCI	518,358	6,741,325	8,413,750	24,239,860	229,852	2,527,342	2,284,072	11,315,434	3,308,838	59,578,831
Total liabilities and equity	1,846,710	11,108,305	12,011,522	31,985,154	3,513,532	2,570,722	2,323,822	11,334,198	3,314,885	80,008,850

A summary of the Company’s non-controlling interests for the periods ended March 31, 2024 and March 31, 2023:

	BBPCO	GAHIA	HIA	Sunset CO	Sunset TN	Sunset MC	Sunset BA	SHC	Sunset McK	Total
Balance at December 31, 2022	(144,332)	6,640,999	626,245	15,397,049	273,053	—	—	—	—	22,793,014
Net income (loss) attributable to Non-Controlling Interest 1/1-3/31/23	16,795	(107,527)	(3,175)	(284,487)	—	—	—	—	—	(378,394)
Non-controlling interest issuance of shares	—	169,425	—	4,395,025	—	—	—	—	—	4,564,450
Distributions to non-controlling shareholders	—	—	(908)	—	(273,053)	—	—	—	—	(273,961)
Balance at March 31, 2023	(127,537)	6,702,897	622,162	19,507,587	—	—	—	—	—	26,705,109

Balance at December 31, 2023	(118,444)	6,733,243	601,110	21,620,755	—	288,653	47,106	2,053,439	—	31,225,863
Net income (loss) attributable to Non-Controlling Interest 1/1-3/31/24	15,652	82,506	(3,000)	(245,133)	—	(28,043)	(14,036)	(24,839)	(188)	(217,081)
Non-controlling interest issuance of shares	—	—	—	—	—	33,078	235,993	1,993,498	98,818	2,361,387
Distributions to non-controlling shareholders	—	(123,141)	(909)	—	—	—	—	—	—	(124,050)
Balance at March 31, 2024	(102,792)	6,692,608	597,201	21,375,622	—	293,688	269,063	4,022,098	98,630	33,246,119

F-14

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Reporting

The Company considers our restaurant and event center operations as similar, in close proximity, and have aggregated them into a single reportable segment. Revenue from customers is derived principally from food and beverage services with a portion being served in conjunction with live entertainment. Our chief operating decision maker (the “CODM”) is the Chief Executive Officer. The CODM makes operating performance assessment and resource allocation decisions on a consolidated basis. The CODM does not receive discrete financial information about asset allocation, expense allocation or profitability by product or geography.

Recently Issued and Adopted Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if adopted, would have a material effect on the accompanying condensed consolidated financial statements. The Company did not adopt any new accounting pronouncements during the three months ended March 31, 2024 or March 31, 2023.

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment, net, were as follows:

	As of March 31, 2024	As of December 31, 2023
Leasehold Improvements	$160,738	$160,738
Furniture and equipment	4,209,303	4,064,928
Land and buildings	39,381,976	39,381,977
Construction in progress	29,859,266	17,678,116
	$73,611,283	$61,285,759
Accumulated depreciation and amortization	(4,137,778)	(3,547,996)
	$69,473,505	$57,737,763

Depreciation and amortization expenses relating to property and equipment for the periods ended March 31, 2024 and March 31, 2023 were $589,784 and $306,699, respectively.

NOTE 4 — INTANGIBLES

Intangible assets subject to amortization consist of the following:

	Useful Life	March 31, 2024	December 31, 2023
Naming rights	6 years	$400,314	$400,314
Accumulated amortization		(138,998)	(122,319)
Intangible assets, net		$261,316	$277,995

F-15

NOTES LIVE, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE THREE MONTHS ENDED
MARCH 31, 2024 AND 2023
(UNAUDITED)

NOTE 4 — INTANGIBLES (cont.)

The asset was put into use in 2023. Amortization expense relating to the intangible assets for the periods ended March 31, 2024 and March 31, 2023 was $16,679 and $16,680 respectively. The estimated amortization expense for the twelve months ended March 31, 2025 and thereafter is as follows:

2025	$66,719
2026	66,719
2027	66,719
2028	61,159
$261,316

NOTE 5 — LEASES

The Company leases the properties used for its restaurants and venue space.

Through March 31, 2022, the Company leased the land and buildings used in BBST and BBP operations from HIA. On April 1, 2022, the Company purchased a controlling interest in the equity of HIA. Accordingly, the impact of the lease is eliminated in the condensed consolidated financial statements.

Notes in Colorado Springs leases its property from 13141 BP, LLC (“13141 BP), a related party (refer to Note 7 — Related Party Transactions footnote for further details). The lease is structured as a triple net (“NNN”) lease, which this type of lease includes costs of maintenance, repairs, operations, taxes and insurance, with annual rents of $90,000 during 2024 and 2023. Base rent increases by 10% every five years through rent escalators in the lease. The initial term of the lease is 10 years with two, five-year renewal options which will give the Company the ability to extend the lease on identical terms and control the property for up to 20 years.

The Company leases its office space from an unrelated party. The lease is until November 30, 2029 and escalates in base rent by 1.3% each year. Additionally, the Company leases an executive apartment from an unrelated party. The lease is until April 13, 2025.

Total rent expense related to leased assets including short-terms leases and variable costs was $336,514 and $244,050 for the periods ended March 31, 2024 and March 31, 2023, respectively. Total cash paid for rent expense to leased assets was $118,848 and $114,511 for the three months ended March 31, 2024 and March 31, 2023.

The following table shows balance sheet information related to the operating leases:

		As of
		March 31, 2024	December 31, 2023
Balance Sheet Information	Classification
Assets
Operating lease right-of-use assets, net	Operating Leases	$3,646,463	$3,685,980
Liabilities
Current portion of operating lease liabilities	Operating Leases	$458,962	$230,952
Long-term portion of operating lease liabilities	Operating Leases	$3,387,250	$3,646,385
Total lease liabilities		$3,846,212	$3,877,337

F-16

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 5 — LEASES (cont.)

The future minimum lease payments of existing operating lease liabilities are as follows:

For the twelve months ended March 31,
2025	$458,962
2026	478,404
2027	481,439
2028	484,475
2029	487,511
Thereafter	3,207,661
Total lease payments	$5,598,452
Less: imputed interest	(1,752,240)
Present value of lease liabilities	$3,846,212
Weighted-average remaining lease term (years)	13.00
Weighted-average discount rate	6.00%

NOTE 6 — INVESTMENTS IN RELATED PARTIES

The Company has non-controlling interest investments in related parties. Accordingly, the Company utilizes the guidance stated in ASC 323, Investments — Equity Method and Joint Ventures to account for applicable transactions. These investments lack readily determinable fair values. Consequently, these investments are accounted for under the practical expedient at cost minus impairment plus any changes in observable price changes from an orderly transaction of similar investments. An adjustment to the recognized value of the investment is not made if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value. Any income or loss from these investments is recognized in the condensed consolidated statements of operations, net of operating expenses. These investments are reviewed at each balance sheet date for impairment. The activity related to these investments for the periods ended March 31, 2024 and March 31, 2023 follows:

	Roth Industries LLC	War Hippies LLC	Total
Balance at December 31, 2023	$550,000	$—	$550,000
-	—	—	—
Balance at March 31, 2024	$550,000	$—	$550,000

Balance at December 31, 2022	$550,000	$75,603	$625,603
Net income attributable to entity	—	2,567	2,567
Balance at March 31, 2023	$550,000	$78,170	$628,170

NOTE 7 — RELATED PARTY TRANSACTIONS

The Company owns 550,000 preferred units or 2.0% of Roth Industries, LLC (“Roth Industries”). The Company’s Chairman and CEO is also the founder, manager and Chairman of Roth Industries and is a significant stockholder of the Company. The Company’s officers and directors are also minority equity owners of Roth Industries. The Company currently accounts for this investment based on ASC 325, Investments — Other, under the cost method. In addition, the Company received funds from Roth Industries, totaling $30,000 with $2,500 in receivables and $32,500 with $0 in receivables during the periods ended March 31, 2024 and March 31, 2023, respectively, for Roth’s licensing use of the Bourbon Brothers brand in grocery products since the Company holds the exclusive license to use the brand. The amounts received were recorded in other income in the condensed consolidated statements of operations and the amounts receivable included in prepaid expenses and other current assets in the condensed consolidated balance sheet.

F-17

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 7 — RELATED PARTY TRANSACTIONS (cont.)

The Company owned 20% of War Hippies, LLC and sold its interest in War Hippies, LLC on December 31, 2023, to the majority owners of War Hippies, realizing a loss on the investment of $75,603 that is recognized as other expense in the condensed consolidated statement of operations for the year ended December 31, 2023.

NOTE 8 — DEBT

Convertible Promissory Note

On January 17, 2024, the Company entered into a convertible promissory note (“Note”) with KWO, LLC (“KWO”), to accrue interest at 8.75% per annum, for draws to occur between March 2024 to May 2024 to be used towards Sunset Colorado construction. The outstanding balance of the Note as of March 31, 2024, was $3,860,582. Interest is to be paid monthly and the maturity date is one year from the date of the first draw. The first draw commenced March 1, 2024 with the maturity date of February 28, 2025. At any time during the period commencing June 1, 2024 and continuing until the date on which the Note is paid in full, KWO may convert the outstanding Note into Company shares of equivalent value, and the Company shares are deemed to have a fixed value of $10 per share.

The Holder of the Note, KWO, along with Mr. JW Roth, both personally guarantee the Note at a fee equal to 1% of the promissory note balance. The Holder of the Note financed the asset purchase and paid the draw to the Sunset Colorado general contractor directly thus became a personal guarantor to the Note. The Company recognized a debt discount for the personal guarantee fee of $38,606 with $3,217 expensed to interest expense in the three months ended March 31, 2024, with the remaining debt discount to be expensed to interest expense over the life of the Note. As consideration of the personal guarantee fee, the Company has granted a three-year warrant to purchase 500,000 Notes Live shares at $10 per share for both the Holder and Mr. Roth, with the Company recognizing a debt discount of $3,000,140 with $250,012 expensed to interest expense in the three months ended March 31, 2024, with the remaining to be expensed over the life of the Note. In accordance with ASC 815-10, Derivatives and Hedging, the warrants were recorded at relative fair value within stockholder’s equity in the Condensed Consolidated Balance Sheet. A loan origination fee of $100,000 is recognized as debt discount with $8,333 expensed to interest expense in the three months ended March 31, 2024, with the remaining to be expensed over the life of the Note. The Company leased KWO a Sunset leased suite with a fair market value of $200,000 without additional payment or consideration, and is subject to and consistent with the schedule, rights, terms and conditions applicable to other suites offered to the public. The Company treated this leased suite as a debt discount with $16,667 expensed to interest expense in the three months ended March 31, 2024, with the remining to be expensed over the life of the Note. The convertible debt balance of $3,860,582 net by the cumulative debt discounts of $3,060,517 agree to the net of $800,065 shown as convertible debt on the Condensed Consolidated Balance Sheet. In addition, KWO in a related agreement, purchased 500,000 Class C shares from Mr. Roth at a discount as part of this transaction. Per ASC paragraph 718-10-15-4, the economic interest holder makes a capital contribution to the reporting entity, and the reporting entity makes a share-based payment to its grantee in exchange for goods or services provided to the reporting entity. In the Company’s instance, Mr. Roth paid the Holder on behalf of the Company. The Company recognizing a $2,500,000 charge in other expense and additional paid in capital related to the exchange for the three months ended March 31, 2024, as Mr.Roth completed this stock transaction on behalf of the Company for KWO completing the Note transaction.

Economic Injury Disaster Loan

On May 4, 2020, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business.

Pursuant to the loan agreement, the principal amount of the EIDL Loan is $500,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum. Monthly payments of interest only in the amount of $2,437 were to originally commence on May 4, 2021; however, this repayment commencement date was extended by the SBA for 24 months. The EIDL Loan matures 30 years from the date of the note agreement, at which time all remaining unpaid principal and interest are due. JW Roth, CEO and Chairman, personally guarantees this loan agreement. As of March 31, 2024 and December 31, 2023, the principal balance of $500,000 remains outstanding.

F-18

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 8 — DEBT (cont.)

Long-term bank debt

On April 1, 2022, when the Company purchased the majority of equity interests of HIA. In this transaction, the Company became a guarantor of HIA’s mortgage on the properties used in BBST and BBP operations. The mortgage accrues interest at 5.5% and matures on July 10, 2031. The balance as of March 31, 2024 and December 31, 2023 was $3,363,656 and $3,404,225. This mortgage is collateralized by the BBSTCO and BBP land and buildings. This mortgage is personally guaranteed by JW Roth.

On December 21, 2022, the Company closed on a deed of land with the City of Murfreesboro, Tennessee, for the Company to develop a Bourbon Brothers Smokehouse and Tavern, Boot Barn Hall and an amphitheater on 20.13 acres parcel for $3,267,000. The Company has a loan with the City of Murfreesboro for a total amount of $3,267,000 to be paid in 20 equal installments of $163,880 which will begin when the construction is completed for this location which is anticipated in 2026. The outstanding balance at March 31, 2024 and December 31, 2023 was $3,267,000. This loan is collateralized by the 20.13 parcel of land.

On May 26, 2022, GAHIA took on a mortgage for the properties used in the BBSTGA and BBPGA operations, with the Company as a guarantor to the mortgage. GAHIA began to draw on this mortgage in early 2023 with the final mortgage amount in place in June 2023. The mortgage accrues interest at 3.95% and matures on May 26, 2043. The balance at March 31, 2024 and December 31, 2023 was $4,302,765 and $4,391,818. This mortgage is collateralized by the BBSTGA and BBPGA land and buildings. This mortgage is personally guaranteed by JW Roth.

Long-term debt consists of the following:

	As of
	March 31, 2024	December 31, 2023
SBA Economic Injury Disaster Loan	$500,000	$500,000
Bank loan and promissory notes	10,933,421	11,007,318
Convertible debt	800,065	—
Total	12,233,486	11,507,318
Less: current maturities	1,210,394	325,245
Long-term debt	$11,023,092	$11,182,073

Following is the future maturities of long-term debt for the twelve months ended March 31,:

2025	$1,210,394
2026	$344,054
2027	$379,404
2028	$474,758
2029	$545,396
Thereafter	$9,279,480
Total long-term debt	$12,233,486

F-19

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 9 — EQUITY

Stockholders’ Equity

The Company had two membership classes of units while it was a limited liability company, Class A voting and Class B non-voting. The Class A voting and the Class B non-voting units have identical economic rights to participate in dividends and to the assets of the Company, however, the non-voting units do not provide the holder the right to vote on any matters or otherwise participate in the management of the business and affairs of the Company. On April 6, 2022, when the Company filed to convert from a Colorado LLC to a Colorado C Corp, the Company’s Class A membership units became Class A common stock and the Class B membership units became Class B common stock. The Company amended its articles in 2023 to include Class C common stock On March 5, 2024, the Company and its Class C common stock shareholders authorized a Class D of common stock up to 60,000,000 shares. Except for any difference in voting privileges, or any differing contractual rights or limitations assigned or afforded to a specific series of stock in connection with a merger, acquisition or strategic transaction, the shares of Class A Voting Common Stock, Class B Non-Voting Common Stock, Class C Voting Common Stock, and Class D Voting Common Stock have the same preferences, limitations, and relative rights in all other respects. Each holder of Class A Voting Common Stock shall be entitled to 250 votes per share of Class A Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Each holder of Class C Voting Common Stock shall be entitled to one vote per share of Class C Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Except as required by law, holders of the Class B Non-Voting Common Stock shall have no voting power with respect to their shares of Class B Non-Voting Common Stock and the shares of Class B Non-Voting Common Stock shall not be entitled to vote on any matter submitted to the shareholders.

On August 7, 2023, the Company allowed the shareholders to convert their Class A shares into Class C shares at a 1 to 25 basis and the Class B shares into Class C shares at a 1 to 1 basis. The Company has 76,245 shares of treasury stock that it acquired through the acquisition of HIA.

On November 3, 2023, the Company and its shareholders effected a forward split of the Class B and Class C shares both for5-for-1 and increased the authorized shares of Class C up to 50,000,000 at a par value of $0.001. On that same date, the Company began a private placement offering of its Class C shares at $10 per share. The Company issued 2,008,750 Class C shares during the three months ended March 31, 2024 from this offering. The Company issued 700,000 Class C shares as payment for services to Sunshine Advisors, LLC, outside consultants for the definitive merger agreement with Fresh Vine.

On March 5, 2024, the Company and its Class C common stock shareholders authorized a Class D of common stock up to 60,000,000 shares. At that time, the Company allowed its Class B and Class C shareholders to convert to Class D shares at a 1 to 1 basis. As of March 31, 2024, the Company has 379,990 Class B shares and 34,634,584 Class D shares issued and outstanding.

NOTE 10 — EARNINGS PER SHARE

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company applies the multiple-class method in calculating earnings per share. Earnings and losses are shared pro-rata between the multiple classes of shares. For 2024, the Company has four classes of shares for Class A, Class B, Class C and Class D that weighted-average number of shares by class and earnings per share by class were calculated of. For 2023, the Company had two classes of shares for Class A and Class B that weighted average number of shares by class and earnings per share by class were calculated of. The calculation of diluted net income per share includes the effects of the assumed exercise of any outstanding warrants and convertible debt, except during loss periods as the effect would be anti-dilutive. The shares presented are post-split from the November 8, 2023 split election.

F-20

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 10 — EARNINGS PER SHARE (cont.)

The following table sets forth the calculation of earnings per share as presented in the accompanying condensed consolidated statements of operations:

	For the Period Ended March 31, 2024
	Class A	Class B	Class C	Class D
Basic and diluted net loss per share of common stock
Numerator:
Allocation of net loss	$—	$(826,773)	$(12,621,151)	$(2,151,013)
Denominator:
Basic and diluted weighted average shares outstanding	—	1,754,959	26,790,416	4,565,870

Basic and diluted net loss per share of common stock	$—	$(0.47)	$(0.47)	$(0.47)

	For the Period Ended March 31, 2023
	Class A	Class B	Class C	Class D
Basic and diluted net loss per share of common stock
Numerator:
Allocation of net loss	$(36,073)	$(2,464,042)	$—	$—
Denominator:
Basic and diluted weighted average shares outstanding	277,222	18,936,191	—	—

Basic and diluted net loss per share of common stock	$(0.13)	$(0.13)	$—	$—

NOTE 11 — WARRANTS

The Company grants, to certain of its directors and employees, warrants to purchase shares of the Company’s equity.

Following is a summary of the warrant activities during the periods ended March 31, 2024 and March 31, 2023:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (in years)
Outstanding, December 31, 2022	2,921,400	$0.11
Granted	90,000	$3.00	$3.00
Exercised	(67,915)	$6.01
Expired and forfeited	(20,315)	$2.00
Outstanding, March 31, 2023	2,923,170	$2.78

Outstanding, December 31, 2023	3,029,830	$2.59
Granted	2,170,500	$10.00	$4.44
Exercised	(52,999)	$4.04
Expired and forfeited	(5,000)	$6.55
Outstanding, March 31, 2024	5,142,331	$4.20		4.22

F-21

NOTES LIVE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2024 AND 2023

(UNAUDITED)

NOTE 11 — WARRANTS (cont.)

During the three months ended March 31, 2024, the Company granted a total of 2,170,500 warrants with 1,170,500 granted to employees and board and directors with 1,000,000 granted as part of the convertible promissory note (refer to Note 8 – Debt). As of March 31, 2024, there was a total of 3,046,708 warrants exercisable with an aggregate intrinsic value of $12,143,591. For the total warrants outstanding of 5,142,331 as of March 31, 2024, the aggregate intrinsic value was $34,156,630. As of March 31, 2024, there was $5,311,757 of unrecognized compensation cost related to non-vested warrants. The equity-based compensation cost, related to warrants included as a charge to operating expenses in the condensed consolidated statements of operations, was $5,566,434 and $83,582 for the periods ended March 31, 2024 and March 31, 2023, respectively. The cost is expected to be recognized over a weighted-average period of less than five years.

The fair value of the warrants was estimated using the Black-Scholes-Merton model using the following inputs:

	March 31, 2024	March 31, 2023
Volatility	48.4% to 78.5%	64.5% to 77.4%
Dividends	0.00%	0.00%
Risk-free rate	0.3% to 4.8%	0.3% to 4.6%
Expected Term (years)	3 – 5	3 – 5

Warrants are equity classified, not liability classified, and are not remeasured at fair value.

NOTE 12 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of the issuance of the condensed consolidated financial statements as of May 28, 2024 and identified the following:

The Company had additional sales of its private equity offering of its Class C shares through this report date of May 28, 2024. The Company raised an additional $3,437,000 for a total of 343,700 shares.

Notes Live, through a wholly owned subsidiary of Notes Live Real Estate, LLC, on April 1, 2024 purchased 5.5 acres adjacent to the Sunset Amphitheater property in the Polaris Point development in Colorado for $3,621,210. This land is intended to be improved to become a parking lot along on the south side of the amphitheater.

The Company went under contract with a private developer in Oklahoma City a ‘to be developed’ mixed use development in Mustang Crossing. The Company proceeded to develop vision for the concept and received a 7-0 approval for the development from the Oklahoma City Planning Commission. However, on April 9, 2024, the project went for final approval by the City Council and was voted down. The Notes Lives contract with the developer expired on April 26, 2024, and the good faith deposit was returned to the Company.

On April 16, 2024, the City Council of McKinney, Texas approved a Development Agreement defining a long-term public-private partnership to build a 20,000-person Sunset Amphitheater. The 6-1 City Council approval paved the way for economic incentives, estimated to be $80mm up to $100mm, to be realized over the next 20 years. Notes Live secured Ryan Companies to assist in establishing the Development Agreement. The economic incentives include the conveyance of a 46-acre site located in the north-eastern corner of US 75 and Highway 121, cash grants of $29mm over 6 years and abatement of portions of sales and property taxes.

On April 30, 2024, Notes Live executed a term sheet with the City of El Paso, Texas. This term sheet was approved by the El Paso City Council by a vote of 6-1. This term sheet will define a more detailed, negotiated Development Agreement between Notes Live and the City of El Paso that will establish a public private partnership. This Development Agreement is anticipated to be complete in the next 60 days and will specifically define the construction of a 12,500- person amphitheater to be developed by Notes Live.

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Notes Live, Inc. and Subsidiaries

Colorado Springs, Colorado

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Notes Live, Inc. and Subsidiaries (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Grassi & Co., CPAs, P.C.

We have served as the Company’s auditor since 2023.

Jericho, New York

February 26, 2024, except for Note 13, as to which the date is August 5, 2024

F-23

NOTES LIVE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in US Dollars)

	As of December 31,
	2023	2022
ASSETS
Current assets
Cash	$20,201,104	$23,470,734
Inventories	185,746	87,155
Prepaid expenses and other current assets	209,215	297,794
Total current assets	$20,596,065	$23,855,683
Other assets
Property and equipment, net	57,737,763	23,983,216
Intangible assets, net	277,995	344,715
Operating lease right-of-use assets, net	3,685,980	3,939,046
Investments in related parties	550,000	625,603
Security and other deposits	375,904	150,000
Total other assets	$62,627,642	$29,042,580
Total assets	$83,223,707	$52,898,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$2,565,460	$1,820,201
Accrued expenses	698,369	362,237
Accrued payroll and payroll taxes	331,457	404,999
Deferred revenue	764,081	127,291
Current portion of operating lease liabilities	230,952	437,915
Current portion of long-term debt	325,245	338,658
Total current liabilities	$4,915,564	$3,491,301

Long-term portion of operating lease liabilities	3,646,385	3,658,323
Long-term licensing liability	1,500,000	—
Long-term debt, net of current portion	11,182,073	6,988,502
Total liabilities	$21,244,022	$14,138,126
Commitments and contingencies
Stockholders’ Equity
Class A common stock, $0.001 par – 5,000,000 authorized, 0 and 275,000 issued and outstanding at December 31, 2023 and at December 31, 2022*	—	275
Class B common stock, $0.001 par – 30,000,000 authorized, 1,959,445 issued and outstanding at December 31, 2023 and 18,297,555 issued and outstanding at December 31, 2022*	1,960	18,298
Class C common stock, $0.001 par – 50,000,000 authorized, 30,306,030 and 0 issued and outstanding at December 31, 2023 and at December 31, 2022*	30,306	—
Preferred stock, $0.001 par – 5,000,000 authorized, none issued or outstanding	—	—
Additional paid-in capital	47,743,085	22,445,530
Accumulated deficit	(17,021,453)	(6,496,980)
	$30,753,898	$15,967,123
Treasury Stock, at cost – 76,245 and 0 shares at December 31, 2023 and December 31, 2022*	(76)	—
Total Notes Live, Inc. and subsidiaries equity	30,753,822	15,967,123
Non-controlling interest	31,225,863	22,793,014
Total stockholders’ equity	$61,979,685	$38,760,137
Total liabilities and stockholders’ equity	$83,223,707	$52,898,263

* The common stock share amounts were adjusted retrospectively to reflect the 5-for-1 stock split on November 3, 2023.

See notes to accompanying audited consolidated financial statements.

F-24

NOTES LIVE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in US Dollars)

	For the year ended December 31,
	2023	2022
Revenues
Restaurant and other revenue	$9,522,523	$6,809,218
Event center and other revenue	3,075,141	1,847,649
Total revenues	12,597,664	8,656,867
Operating costs
Food and beverage	2,216,359	1,491,951
Event center	1,072,909	767,065
Labor	3,667,095	2,421,444
Rent	815,233	676,175
Operating expenses	14,081,000	6,887,768
Depreciation and amortization	1,877,236	1,176,552
Total operating costs	23,729,832	13,420,955

Loss from operations	$(11,132,168)	$(4,764,088)

Other income (expense), net
Interest expense	(331,674)	(397,120)
Interest income	20,152	12,149
Shuttered Venue Grant	—	210,378
Loss on extinguishment of debt	—	(3,395,046)
(Loss) gain on sale of investments, net	(75,603)	197,812
Other income	132,500	117,582
Total other expense, net	$(254,625)	$(3,254,245)

Net loss	$(11,386,793)	$(8,018,333)

Net loss attributable to non-controlling interests	(862,320)	(1,094,584)

Net loss attributable to common shareholders	$(10,524,473)	$(6,923,749)

Weighted average number of shares of Class A common stock, outstanding, basic and diluted*	136,301	275,000
Basic and diluted net income (loss) per share of Class A common stock	$(0.39)	$(0.45)

Weighted average number of shares of Class B common stock, outstanding, basic and diluted*	16,640,620	15,008,238
Basic and diluted net income (loss) per share of Class B common stock	$(0.39)	$(0.45)

Weighted average number of shares of Class C common stock, outstanding, basic and diluted*	10,106,179	—
Basic and diluted net income (loss) per share of Class C common stock	$(0.39)	$—

* The numbers of weighted averaged outstanding common shares — Basic and Diluted, were adjusted retrospectively to reflect the 5-for-1 split on November 3, 2023.

See notes to accompanying audited consolidated financial statements.

F-25

NOTES LIVE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in US Dollars)

	Stockholders’ Equity						Additional Paid-In Capital	Accumulated Deficit	Treasury Stock		Total Notes Live, Inc. Equity (Deficit)	Non- Controlling Interests	Total Equity (Deficit)
	Class A Common Stock		Class B Common Stock		Class C Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount			Number of Shares	Amount
Balances at December 31, 2021	275,000	$275	8,558,815	$8,559	—	$—	$3,263,433	$(1,987,491)	—	$—	$1,284,776	$(197,194)	$1,087,582
Net loss from January 1, 2022 through April 5, 2022	—	—	—	—	—	—	—	(426,769)	—	—	(426,769)	$(42,154)	(468,923)
Conversion from LLC to C Corp	—	—	—	—	—	—	(2,653,608)	2,414,260	—	—	(239,348)	239,348	—
Conversion of promissory notes to equity	—	—	2,121,905	2,122	—	—	7,636,732	—	—	—	7,638,854	—	7,638,854
Exercise of warrants	—	—	57,085	57	—	—	6,793	—	—	—	6,850	—	6,850
Contributions, net of equity issuance fees	—	—	2,066,670	2,067	—	—	4,400,486	—	—	—	4,402,553	—	4,402,553
Equity issued for purchase of subsidiary	—	—	5,488,080	5,488	—	—	8,818,020	—	—	—	8,823,508	—	8,823,508
Equity issued for services	—	—	5,000	5	—	—	14,995	—	—	—	15,000	—	15,000
Equity based compensation	—	—	—	—	—	—	958,679	—	—	—	958,679	—	958,679
Interests in subsidiaries	—	—	—	—	—	—	—	—	—	—	—	23,845,444	23,845,444
Net loss from April 6, 2022 through December 31, 2022	—	—	—	—	—	—	—	(6,496,980)	—	—	(6,496,980)	(1,052,430)	(7,549,410)
Balances at December 31, 2022	275,000	$275	18,297,555	$18,298	—	$—	$22,445,530	$(6,496,980)	—	$—	$15,967,123	$22,793,014	$38,760,137
Issuance of shares, net of equity issuance fees	—	—	4,885,600	4,885	207,250	207	16,690,088	—	—	—	16,695,180	—	16,695,180
Exercise of warrants	66,665	67	2,085	2	—	—	82,531	—	—	—	82,600	—	82,600
Equity issued for services	—	—	407,610	408	—	—	1,217,422	—	—	—	1,217,830	—	1,217,830
Conversion of Common Stock Class A	(341,665)	(342)	—	—	8,541,625	8,542	(8,200)	—	—	—	—	—	—
Conversion of Common Stock Class B	—	—	(21,633,405)	(21,633)	21,557,155	21,557	152	—	76,245	(76)	—	—	—
Equity based compensation	—	—	—	—	—	—	392,520	—	—	—	392,520	—	392,520
Non-controlling interest issuance of shares	—	—	—	—	—	—	6,923,042	—	—	—	6,923,042	9,826,958	16,750,000
Distributions to non-controlling shareholders	—	—	—	—	—	—	—	—	—	—	—	(531,789)	(531,789)
Net loss	—	—	—	—	—	—	—	(10,524,473)	—	—	(10,524,473)	(862,320)	(11,386,793)
Balances at December 31, 2023	—	$—	1,959,445	$1,960	30,306,030	$30,306	$47,743,085	$(17,021,453)	76,245	$(76)	$30,753,822	$31,225,863	$61,979,685

See notes to accompanying audited consolidated financial statements.

F-26

NOTES LIVE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in US Dollars)

	For the years ended December 31,
	2023	2022
Net loss	$(11,386,793)	$(8,018,333)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity based compensation	392,520	958,679
Equity issued for services	1,217,830	15,000
Loss on extinguishment of debt	—	3,395,046
Amortization of debt discount	4,544	190,289
Non cash lease expense	486,924	611,862
Non cash interest	1,292	13,502
Realized loss on sale of equity method investment	75,603	—
Net loss from equity investment	—	7,417
Depreciation and amortization	1,877,236	1,176,552
Changes in operating assets and liabilities:
Inventories	(98,591)	10,917
Prepaid expenses and other current assets	88,579	(273,134)
Security deposit	(225,904)	(150,000)
Accounts payable	745,259	1,711,469
Accrued expenses	334,840	123,448
Accrued payroll and payroll taxes	(73,542)	234,712
Deferred revenue	636,790	(146,622)
Operating lease liabilities	(452,759)	(561,552)
Licensing liabilities	1,500,000	—
Net cash used in operating activities	$(4,876,172)	$(700,748)
Cash flows from investing activities
Cash acquired from consolidation of subsidiaries	—	4,269,562
Investments in related parties	—	(133,020)
Sales of investments in related parties	—	766,987
Acquisitions, net of cash acquired	—	(1,210,626)
Purchase of property and equipment	(31,165,063)	(8,119,210)
Net cash used in investing activities	$(31,165,063)	$(4,426,307)
Cash flows from financing activities
Proceeds from sale of non-controlling interest equity	16,750,000	18,967,764
Distributions to non-controlling shareholders	(531,789)	—
Proceeds from issuance of convertible promissory notes	—	468,808
Principal payments on long-term debt	(224,386)	(110,911)
Proceeds from ERTC grants	—	459,261
Proceeds from Shuttered Venue Grant	—	210,378
Proceeds from issuance of shares, net of equity issuance fees of $24,167 and $297,446	16,695,180	4,402,553
Proceeds from exercise of warrants	82,600	6,850
Net cash provided by financing activities	$32,771,605	$24,404,703
Net (decrease) increase in cash	(3,269,630)	19,277,648
Cash, beginning	23,470,734	4,193,086
Cash, ending	$20,201,104	$23,470,734
Supplemental disclosure of non-cash operating, investing and financing activities:
Cash paid for interest	$305,168	$51,407
Property acquired via mortgage	$4,400,000	$3,267,000
Acquisition of new operating lease Right-of-Use Assets	$—	$1,443,516
Conversion of debt to equity	$—	$7,638,854

See notes to accompanying audited consolidated financial statements.

F-27

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Notes Live, Inc. (“NL” or “the Company” formally known as B Entertainment, LLC) is a Colorado corporation formed on March 13, 2017. The Company is a hospitality and entertainment business to which it earns revenues from operating restaurants, hosting events, renting event space and operating outdoor amphitheaters. The Company and its subsidiaries operate within the United States of America.

The Company’s registered office is at 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920.

On April 6, 2022, B Entertainment, LLC filed a certificate of conversion, whereby B Entertainment, LLC effected a corporate conversion from a Colorado limited liability company to a Colorado corporation and changed its name to Notes Live, Inc. Pursuant to the corporate conversion, units of membership interest in the limited liability company were converted into shares of common stock of the corporation at a conversion ratio of one membership unit for one share of common stock. The corporate conversion was approved by members holding a majority of the outstanding units, and in connection with such conversion, the Company filed a certificate of incorporation and adopted bylaws.

The Company’s subsidiaries and its interests in each are presented below as of December 31, 2023:

Name of Entity	Place of Incorporation	Interest
Notes Live, Inc. (Parent)	Colorado	100%
Bourbon Brothers Holding Company, LLC (“BBH”)	Colorado	100%
Bourbon Brothers Smokehouse and Tavern CS, LLC (“BBST”)	Colorado	100%
Bourbon Brothers Presents, LLC d/b/a Boot Barn Hall (“BBP”)*	Colorado	89%
Bourbon Brothers Smokehouse and Tavern GA, LLC (“BBSTGA”)	Georgia	100%
Bourbon Brothers Presents GA, LLC (“BBPGA”)	Georgia	100%
Bourbon Brothers Media, LLC (“BBM”)	Colorado	100%
Notes Holding Company, LLC (“NH”)	Colorado	100%
13141 Notes, LLC d/b/a Notes (“Notes”)	Colorado	100%
Sunset Amphitheater, LLC (“Sunset”)*	Colorado	10%
Hospitality Income & Asset, LLC (“HIA”)*	Colorado	99%
Sunset on the Stones River, LLC (“Stones”)	Colorado	100%
Bourbon Brothers Licensing, LLC (“BBL”)	Colorado	100%
GA HIA, LLC (“GAHIA”)*	Colorado	16%
Notes Live Real Estate and Development, LLC (“NotesRE”)	Colorado	100%
Roth’s Seafood and Chophouse, LLC (“Roth”)	Colorado	100%
Sunset Operations, LLC (“SunsetOps”)	Colorado	100%
Sunset Hospitality Collection, LLC (“SHC”)*	Colorado	69%
Notes Hospitality Collection, LLC (“NHC”)	Colorado	100%
Sunset at Broken Arrow, LLC (“BA”)*	Colorado	92%
Sunset at Mustang Creek, LLC (“MC)*	Colorado	85%
Polaris Pointe Parking, LLC (“PPP”)	Colorado	100%

* These entities are considered majority-owned subsidiaries or variable interest entities and consolidated into the Notes Live consolidated financials

Bourbon Brothers Holdings Company, LLC (“BBH”) is a holding company designed to own and manage each of the Bourbon Brothers-related operating entities.

F-28

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

Bourbon Brothers Smokehouse and Tavern CS, LLC (“BBST”) is the sole owner and operator of its restaurant operations. The restaurant building is leased from Hospitality Income & Asset, LLC (“HIA”), a majority owned subsidiary, whom the company has a lease with and then purchased a majority of HIA in the year ended December 31, 2022 (refer to Note 7 — Related Party Transactions footnote for further details of this acquisition).

Bourbon Brothers Presents, LLC d/b/a Boot Barn Hall (“BBP”) specializes in producing music concerts as well as other types of live entertainment, including comedy acts and speaking engagements. Additionally, BBP utilizes the Boot Barn Hall event venue (“event venue”) to host corporate events and weddings, among other utilizations of the facility. BBP is the sole owner and operator of the Boot Barn Hall event venue facility. The Boot Barn Hall event venue building is leased from HIA, a related party (refer to Note 4 — Leases footnote for further details). The Company owns 89% of this majority-owned subsidiary and 100% of its voting control and consolidates it into its financials.

Bourbon Brothers Smokehouse and Tavern GA, LLC (“BBSTGA”) is the sole owner and operator of the restaurant operations. The BBSTGA restaurant building is leased from a related party entity (refer to Note 5 — Leases footnote for further details).

Bourbon Brothers Presents GA, LLC (“BBPGA”) is the Company’s concert and event venue in Gainesville, Georgia, currently under construction, specializing in producing music concerts as well as other types of live entertainment, including comedy acts and speaking engagements. Additionally, this concert and event venue facility is utilized to host corporate events and weddings. BBPGA is the sole owner and operator of this facility. This facility is leased from a related party entity (refer to Note 7 — Related Party Transactions footnote for further details).

Bourbon Brothers Media, LLC (“BBM”) is a digital media-focused entertainment company. BBM closed in 2023.

Bourbon Brothers Licensing, LLC (“BBL”) BBL is designed to exclusively serve as the entity which licenses the Bourbon Brothers brand.

Notes Holding Company, LLC (“NH”) is a pass-through entity established to hold the Company’s equity interests in various subsidiaries.

13141 Notes, LLC (“Notes”) is the restaurant operating entity, managing the Notes Bar (formally known as Buttermilk Eatery, LLC which updated its name on August 8, 2022), located in Colorado Springs, Colorado, which opened in June 2020.

Sunset Amphitheater, LLC (“Sunset”) is a hospitality-focused music venue located in Colorado Springs. This venue is currently under construction. The Company owns 10% of this variable interest entity and 100% of its voting control and consolidates it into its financials.

Hospitality Income & Asset, LLC (“HIA”) was acquired by the Company on April 1, 2022 and owns the land and buildings for which both BBST and BBP currently use from existing lease arrangements. The Company owns 99% of this majority-owned subsidiary and 100% of its voting control and consolidates it into its financials.

Sunset on the Stones River, LLC (“Stones”) was envisioned as a newly developed fully integrated Notes Live entertainment complex in Tennessee. Construction for did not commence, and in July 2024 Notes Live determined not to pursue the project.

GA HIA, LLC (“GAHIA”) is the Colorado-based entity that holds the Company’s Georgia based operations. The Company owns 16% of this variable interest entity and 100% of its voting control and consolidates it into its financials.

Notes Live Real Estate and Development, LLC (“NotesRE”) holds title to certain Company real estate assets.

Roth’s Seafood and Chophouse, LLC (“Roth Seafood”) is a restaurant adjacent to The Sunset amphitheater. This location is slated to open when construction is completed which is anticipated in 2024.

F-29

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

Sunset Operations, LLC (“Sunset Ops”) is the operating entity that manages the Sunset amphitheater operations and is slated to open when construction is completed which is anticipated in 2024.

Notes Hospitality Collection, LLC (“NHC”) is the operating entity that manager the venue rentals and 1,200 additional seating to view the concerts and shows at Sunset Ops and is slated to open when construction is completed which is anticipated in 2024.

Sunset Hospitality Collection, LLC (“SHC”) is the entity that owns the venue that includes Roth Seafood and NHC and is currently under construction. The Company owns 69% of this majority-owned subsidiary and 100% of its voting control and consolidates it into its financials.

Sunset at Broken Arrow, LLC (“Sunset BA”) is a hospitality-focused music venue located in Broken Arrow, OK and has not yet begun construction. The Company owns 92% of this majority-owned subsidiary and 100% of its voting control and consolidates it into its financials.

Sunset at Mustang Creek, LLC (“Sunset MC”) is a hospitality-focused music venue located in Mustang Creek, OK and has not yet begun construction. The Company owns 85% of this majority-owned subsidiary and 100% of its voting control and consolidates it into its financials.

Polaris Pointe Parking, LLC (“PPP”) owns the land for parking at SHC and Sunset Ops and has not yet begun construction.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, these consolidated financial statements reflect all adjustments, which include only normal, recurring adjustments that are necessary to present fairly the Company’s results for the periods presented.

Risks and Uncertainties

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgements that affect the application of accounting policies and the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations regarding future events that are believed to be reasonable under the circumstances. Actual results may differ significantly from these estimates.

Significant estimates made by management include, but are not limited to: economic lives of leased assets; impairment assessment of long- lived assets; depreciable lives of property, plant and equipment; useful lives of intangible assets; accruals for contingencies including tax contingencies; valuation allowances for deferred income tax assets; estimates of fair value of identifiable assets and liabilities acquired in business combinations; and estimates of fair value used in the private stock valuations used for equity based compensation and warrants.

The Company has been subject to risks and uncertainties as a result of the global COVID-19 pandemic. These include federal, state and local restrictions on restaurants, some of which limited capacity or seating in the dining rooms while others allowed to-go or curbside service only. As of December 31, 2023, our company locations in Colorado and Georgia were operating without restriction.

F-30

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Liquidity and Capital Resources

The Company has devoted substantially all of its efforts to developing its business plan, raising capital, and opening and operating its restaurants and event venues in Colorado, Georgia, Tennessee, Oklahoma and Texas. The accompanying consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.

The accompanying consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. As of the issuance of these financials, management has concluded there is no substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. The Company had an accumulated deficit of $17,021,453 and $6,496,980 as of December 31, 2023 and December 31, 2022, respectively and generated negative cash flows from operations of $4,876,172 and $700,748 during the years ended December 31, 2023 and 2022, respectively. These conditions raised substantial doubt about the Company’s ability to continue as a going concern; however, based on management’s plan, as described below, such substantial doubt has been alleviated. The Company believes that cash on hand, and the improved profitability in 2024 from the operating entities in Colorado Springs, Colorado and Gainesville, Georgia, along with the anticipated opening of Sunset Amphitheater in August 2024 will allow the Company to continue its business operations, as well as additional capital raising and debt financing in 2024, will allow the Company to continue its business operations.

The Company’s continued implementation of its business plan to add additional locations is dependent on its future engagement in strategic locations, real estate transactions, capital raising, and debt financing. If the Company is unable to enter into strategic transactions, the Company may be required to delay its business plan implementation for future expansion, which would have a material adverse impact on the Company’s growth plan.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned, majority-owned subsidiaries and variable interest entities. For those entities that aren’t wholly-owned by Company, the Company assesses the voting and management control to confirm the Company is the primary beneficiary of the majority-owned subsidiaries and variable interest entities. All intercompany accounts and transactions have been eliminated upon consolidation. Investments for which the Company exercises significant influence but does not have control are accounted for under the equity method. See “Investments in related parties” for further discussion.

Fair Value Measurements

Fair values have been determined for measurement and/or disclosure purposes based on the following methods. The Company characterizes inputs used in determining fair value using a hierarchy that prioritizes inputs depending on the degree to which they are observable. The levels of the fair value hierarchy are as follows:

●	Level 1 — fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

●	Level 2 — fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

●	Level 3 — fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

F-31

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying values of cash and cash equivalents, payables and accrued liabilities approximate their fair values because of the short-term nature of these financial instruments. Balances due to and due from related parties do not have specific repayment dates and are payable on demand, thus are also considered current and short-term in nature, hence carrying value approximates fair value and are included in current assets or liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. As of December 31, 2023 and 2022, the Company did not have any cash equivalents. Cash balances can exceed federally insured limits.

Inventories

Inventories, consisting principally of food, beverages and supplies, are stated at the lower of cost (determined by the first-in, first-out method) or net realizable value. The Company reviews inventory on a weekly basis and determines if slow-moving or obsolete inventory exists. No allowance is deemed necessary as of December 31, 2023 and 2022.

Investments in related parties

The Company currently accounts for certain investments using a practical expedient to measure these investments that do not have a readily determinable fair value in accordance with Accounting Standards Codification (“ASC”) 321, Investments — Equity Securities; ASC 325, Investments — Other; ASC 810, Consolidation; and ASC 820, Fair Value Measurement. The investments are initially recognized at cost. Any income or loss from these investments are recognized on the consolidated statements of operations, net of operating expenses. The carrying value of the Company’s investments are assessed for indicators or impairment at each balance sheet date. Under this method of accounting, the investment is derecognized once the Company’s interest in the investment is sold or impaired. Upon sale, any proportionate gain or loss is recognized in the consolidated statement of operations as other income.

The Company had one investment during 2022 and 2023, until it disposed of it on December 31, 2023, that it accounted for using the equity method as described in ASC 323, Investments — Equity Method and Joint Ventures where the investment was initially recorded as an asset on the balance sheet at its initial cost. This investment was adjusted each reporting period by the Company through the income statement for the income or loss for its proportionate share of investment. See Note 6 — Investments in Related Parties and Note 7 — Related Party Transactions for further discussion.

Property and Equipment

Property and equipment are recorded at historical cost net of accumulated depreciation and amortization, write-downs and impairment losses. Property and equipment are recorded as construction in progress until they are placed in service, and are depreciated or amortized once placed in service. Depreciation and amortization are calculated on a straight-line basis over the following periods:

The estimated useful lives are:

Leasehold improvements	Shorter of lease term or useful life
Furniture, fixtures and equipment	2 – 10 years
Buildings	Up to 40 years

Property and equipment costs directly associated with the acquisition, development and construction of a restaurant are capitalized. Expenditures for major improvements and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred. Upon retirement or disposal of assets, the accounts are relieved of cost and accumulated depreciation and amortization and the related gain or loss are reflected in earnings.

F-32

NOTES LIVE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Intangible Assets

Intangible assets with a finite life are recorded at cost and are amortized on a straight-line basis over estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. The Company currently has naming rights that are amortized on a straight-line basis over six years.

The Company reviews the carrying values of its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group might not be recoverable.

Impairment Assessment of Long-Lived Assets

Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An evaluation for impairment is performed at the lowest level of identifiable cash flows. An impairment loss is recognized in an amount equal to the excess of the carrying value over the estimated fair value. No impairment loss was recognized during the years ending December 31, 2023 and 2022.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) ASC 606, Revenue from Contracts with Customers. This ASC requires an entity to allocate the transaction price received from customers to each separate and distinct performance obligation and recognize revenue as these performance obligations are satisfied. The Company recognizes revenue from restaurant sales when food and beverage products are transferred to the customer. Revenue from a venue rental, concert or show is recognized when the event, concert or show occurs. Amounts collected in advance of the event are recorded as deferred revenue until the event occurs. Amounts collected from sponsorship agreements, which are not related to a single event, are classified as deferred revenue and recognized over the term of the agreements as the benefits are provided to the sponsors. As of December 31, 2023, 2022 and 2021, deferred revenue totaled $764,081, $127,291 and $190,580, respectively. In 2023, the Company recognized $125,640 in revenue from its deferred revenue balance at December 31, 2022. In 2022, the Company recognized $145,241 in revenue from its deferred revenue balance at December 31, 2021. There are no refunds or allowance for refunds in accordance with the Company’s reservation policies, which do not allow for, except in limited circumstances.

Leases

The Company accounts for its leases in accordance with ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded in the consolidated balance sheets as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term, including any renewal options that are likely to be exercised, at the rate implicit in the lease. Lease liabilities are increased by the principal amount due and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term.

In calculating the right-of-use asset and lease liability, the Company elects to combine lease and non-lease components as permitted under ASC 842. The Company excludes short-term leases having initial terms of 12 months or less as an accounting policy election and expenses payments on these short-term leases as they are made.

Long-term Licensing Liability

The Company accounts for the licensing of its hospitality fire pit suites of Notes Hospitality Collection as a long-term licensing liability. The deposits of $100,000 and fully prepaid licenses of $200,000 are recognized in this account. The amortization of these liabilities will start to be recognized when NHC opens its suites fully after construction is expected to be completed by December 2024 or early 2025.

F-33

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Advertising Expenses

Advertising costs are expensed as incurred and included in operating expenses in the accompanying consolidated statements of operations. Total advertising expenses were approximately $2,541,156 and $1,008,826 for the years ended December 31, 2023 and 2022, respectively.

Debt Issuance Costs

Debt issuance costs incurred in connection with the issuance of long-term debt are recorded as reductions of long-term debt and are amortized over the term of the related debt. Amortization of debt issuance costs of $4,544 and $5,074 for the years ended December 31, 2023 and 2022, are included in interest expense in the accompanying consolidated statements of operations.

Equity Based Compensation

The Company recognizes equity-based compensation expense based on the fair value of the warrants or shares at the time of the grant or issuance. Share-based compensation includes warrants and stock grants issued to the Company’s employees. These may vest immediately or vest evenly up to five years. The exercise price of a warrant is the fair value of the Company’s equity on the date of issuance.

Equity Issuance Costs

Equity issuance costs represent amounts paid for legal, consulting, and other offering expenses in conjunction with the future raising of additional capital to be performed within one year. These costs are netted against additional paid-in capital as a cost of the stock issuance upon closing of the respective stock placement. During the years ended December 31, 2023 and 2022, equity issuance costs of $24,167 and $297,446 of were netted against stockholders’ equity as a cost of stock issued.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability, and whether the warrants meet all the requirements for equity classification, including whether the warrants are indexed to the Company’s own stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent balance sheet date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of stockholders’ equity at the time of issuance.

Other Income

SBA Shuttered Venue Grant

In 2022, the Company secured a Shuttered Venue Operators Grant (the “SVOG”) from The U.S. Small Business Administration (“SBA”) COVID-19 Relief Programs under its assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. Under the terms of the SVOG, recipients are not required to repay the funding as long as funds are used for eligible uses by the dates specified by the program.

F-34

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

In 2022 the Company restructured as a corporation and is subject to federal and state income taxes. A proportional share of the Company’s subsidiaries’ provisions are included in the consolidated financial statements. Deferred income tax assets and liabilities are computed for differences between the asset and liability method and financial statement amounts that will result in taxable or deductible amounts in the future. The Company computes deferred balances based on enacted tax laws and applicable rates for the periods in which the differences are expected to affect taxable income.

A valuation allowance is recognized for deferred tax assets if it is more likely than not that some portion or all of the net deferred tax assets will not be realized. In making such a determination, all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations is considered. If the Company determines it will be able to realize the deferred tax assets for which a valuation allowance had been recorded, then it will adjust the deferred tax asset valuation allowance, which would reduce the provision for income taxes. The Company evaluates the tax positions taken on income tax returns that remain open and positions expected to be taken on the current year tax returns to identify uncertain tax positions.

Unrecognized tax benefits on uncertain tax positions are recorded on the basis of a two-step process in which (1) an assessment is made as to whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is more than 50 percent likely to be realized is recognized. Interest and penalties related to unrecognized tax benefits are recorded in income tax benefit.

The Company is a C corporation (“C Corp”), however, the Company’s subsidiaries are limited liability companies (“LLC’s”), filing as individual partnerships. As an LLC, management believes that these companies are not subject to income taxes, and such taxes are the responsibility of the respective members. The subsidiaries’ LLCs are still in place, with the parent company filing as a corporation for 2023 and 2022 and will report its portion on a Form 1120. Prior to the conversion to a C Corp in 2022, the Company filed as an LLC partnership. The expenses to convert to a corporation in 2022 were immaterial and expensed as incurred.

Non-controlling Interest

The non-controlling interest (“NCI”) represents capital contributions, income and loss attributable to the owners of less than wholly owned consolidated entities and are reported in equity. NCIs are evaluated by the Company and are shown as permanent equity. Net income attributable to NCIs reflects the portion of the net income (loss) of consolidated entities applicable to the NCI shareholders in the accompanying Consolidated Statements of Operations. The net income attributable to NCIs is classified in the Consolidated Statements of Operations as part of consolidated net income and deducted from total consolidated net income to arrive at the net income attributable to the Company.

The Company accounts for the change in its ownership interest while it retains its controlling financial interest in its majority-owned subsidiary or variable interest entities as equity transactions. The carrying value of the NCI should be adjusted to reflect the change in its ownership interest in the subsidiary. And differences between the fair value of the consideration received and the amount by which the NCI is adjusted should be recognized in equity attributable to the Company. This may be shown as NCI and as additional paid in capital to the Company when combined agree to the non-controlling issuance of shares as shown in the Consolidated Statement of Change in Stockholders’ Equity.

If a change in ownership of a consolidated subsidiary results in a loss of control or deconsolidation, any retained ownership interests are remeasured with the gain or loss reported to net earnings. These may be majority-owned subsidiaries or variable interest entities that the Company has 100% voting control of.

F-35

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

A summary of the Company’s non-controlling interests for the years ended December 31, 2023 and December 31, 2022 is as follows:

	BBPCO	Notes	GAHIA	HIA	Sunset CO	Sunset TN	Sunset MC	Sunset BA	SHC	Total
Balance at December 31, 2021	(189,510)	(7,684)	—	—	—	—	—	—	—	(197,194)
Net loss attributable to Non-Controlling Interest 1/1/22-4/5/22	11,294	—	(26,321)	—	(27,127)	—	—	—	—	(42,154)
Conversion from LLC to C Corp	—	—	—	239,348	—	—	—	—	—	239,348
Net loss attributable to Non-Controlling Interest 4/6/22-12/31/22	33,881	—	(440,000)	(8,540)	(625,824)	(11,947)	—	—	—	(1,052,430)
Interest in Subsidiaries	3	7,684	7,107,320	395,437	16,050,000	285,000	—	—	—	23,845,444
Balance at December 31, 2022	(144,332)	—	6,640,999	626,245	15,397,049	273,053	—	—	—	22,793,014
Net income (loss) attributable to Non-Controlling Interest 1/1-12/31/23	25,888	—	76,621	(11,131)	(899,567)	—	(34,512)	(5,678)	(13,941)	(862,320)
Non-controlling interest issuance of shares	—	—	260,355	—	7,123,273	—	323,165	52,784	2,067,380	9,826,958
Distributions to non-controlling shareholders	—	—	(244,732)	(14,004)	—	(273,053)	—	—	—	(531,789)
Balance at December 31, 2023	(118,444)	—	6,733,243	601,110	21,620,755	—	288,653	47,106	2,053,439	31,225,863

The following table shows the classification and carrying value of assets and liabilities of consolidated VIEs as of December 31, 2023:

	BBPCO	GAHIA	HIA	Sunset CO	Sunset TN	Sunset MC	Sunset BA	SHC	Sunset McK	Total
ASSETS
Cash	409,973	49,643	110,314	1,281,934	52,462	1,657,511	677,742	6,418,199	-	10,657,778
Property and equipment, net	19,956	10,993,207	11,334,305	13,373,408	3,506,517	120,766	48,988	269,137	-	39,666,284
Other assets	1,254,602	76,104	733,332	10,008,993	1,795	399,594	-	-	-	12,474,420
Total assets	1,684,531	11,118,954	12,177,951	24,664,335	3,560,774	2,177,871	726,730	6,687,336	-	62,798,482
LIABILITIES
Accounts payable	35,045	1,103	-	2,168,812	44,270	36,989	47,681	32,308	-	2,366,208
Accrued expenses	264,979	41,520	192,354	83,293	-	20,962	24,925	-	-	628,033
Other long-term liabilities	1,054,770	4,336,093	3,404,225	-	3,267,000	-	-	-	-	12,062,088
Total Liabilities	1,354,794	4,378,716	3,596,579	2,252,105	3,311,270	57,951	72,606	32,308	-	15,056,329
Stockholders’ Equity & NCI	329,737	6,740,238	8,581,372	22,412,230	249,504	2,119,920	654,124	6,655,028	-	47,742,153
Total liabilities and equity	1,684,531	11,118,954	12,177,951	24,664,335	3,560,774	2,177,871	726,730	6,687,336	-	62,798,482

Segment Reporting

The Company considers our restaurant and event center operations as similar, in close proximity, and have aggregated them into a single reportable segment. Revenue from customers is derived principally from food and beverage services with a portion being served in conjunction with live entertainment. Our chief operating decision maker (the “CODM”) is the Chief Executive Officer. The CODM makes operating performance assessment and resource allocation decisions on a consolidated basis. The CODM does not receive discrete financial information about asset allocation, expense allocation or profitability by product or geography.

Recently Adopted Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment, net, were as follows:

	As of December 31, 2023	As of December 31, 2022
Leasehold Improvements	$160,738	$95,577
Furniture and equipment	4,064,928	1,345,780
Land and buildings	39,381,977	13,384,885
Construction in progress	17,678,116	10,894,355
	$61,285,759	$25,720,597
Accumulated depreciation	(3,547,996)	(1,737,381)
	$57,737,763	$23,983,216

Depreciation and amortization expense relating to property and equipment for the years ended December 31, 2023 and 2022 were $1,810,516 and $1,176,552, respectively.

F-36

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4 — INTANGIBLES

Intangible assets subject to amortization consist of the following:

	Useful Life	December 31,
		2023	2022
Naming rights	6 years	$400,314	$400,314
Accumulated amortization		(122,319)	(55,599)
Intangible assets, net		$277,995	$344,715

The asset was put into use in 2023. Amortization expense relating to the intangible assets for the years ended December 31, 2023 and 2022 was $66,720 and $55,599 respectively. The estimated amortization expense for the periods subsequent to December 31, 2023 is as follows:

The estimated amortization expense for the periods after December 31, 2023 is as follows:

2024	$66,719
2025	66,719
2026	66,719
2027	66,719
2028	11,119
$277,995

NOTE 5 — LEASES

The Company leases the properties used for its restaurants and venue space.

Through March 31, 2022, the Company leased the land and buildings used in BBST and BBP operations from HIA. On April 1, 2022, the Company purchased a controlling interest in the equity of HIA. Accordingly, the impact of the lease is eliminated in the consolidated financial statements.

Notes in Colorado Springs leases its property from 13141 BP, LLC (“13141 BP), a related party (refer to Note 7 — Related Party Transactions footnote for further details). The lease is structured as a triple net (“NNN”) lease, which this type of lease includes costs of maintenance, repairs, operations, taxes and insurance, with annual rents of $90,000 during 2023 and 2022. Base rent increases by 10% every five years through rent escalators in the lease. The initial term of the lease is 10 years with two, five-year renewal options which will give the Company the ability to extend the lease on identical terms and control the property for up to 20 years.

The Company leases its office space from an unrelated party. The lease is until November 30, 2029 and escalates in base rent by 1.3% each year.

Total rent expense related to leased assets including short-terms leases and variable costs was $1,061,427 and $684,895 for the years ended December 31, 2023 and December 31, 2022, respectively. Total cash paid for rent expense to leased assets was $452,759 and $561,552 for the years ended December 31, 2023 and December 31, 2022.

The following table shows balance sheet information related to the operating leases:

Balance Sheet Information	Classification	As of December 31,
		2023	2022
Assets
Operating lease right-of-use assets, net	Operating Leases	$3,685,980	$3,939,046
Liabilities
Current portion of operating lease liabilities	Operating Leases	$230,952	$437,915
Long-term portion of operating lease liabilities	Operating Leases	3,646,385	3,658,323
Total lease liabilities		$3,877,337	$4,096,238

F-37

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 5 — LEASES (cont.)

The future minimum lease payments of existing operating lease liabilities are as follows:

	As of December 31,
	2023	2022
2023	$—	$446,664
2024	449,699	449,699
2025	452,734	452,734
2026	477,645	477,645
2027	480,680	480,680
2028	483,716	483,716
Thereafter	3,340,248	3,343,617
Total lease payments	$5,684,722	$6,134,755
Less: imputed interest	(1,807,385)	(2,038,517)
Present value of lease liabilities	$3,877,337	$4,096,238
Weighted-average remaining lease term (years)	13.25	14.35
Weighted-average discount rate	6.00%	6.00%

NOTE 6 — INVESTMENTS IN RELATED PARTIES

The Company has non-controlling interest investments in related parties. Accordingly, the Company utilizes the guidance stated in ASC 323, Investments — Equity Method and Joint Ventures to account for applicable transactions. These investments lack readily determinable fair values. Consequently, these investments are accounted for under the practical expedient at cost minus impairment plus any changes in observable price changes from an orderly transaction of similar investments. An adjustment to the recognized value of the investment is not made if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value. Any income or loss from these investments is recognized in the consolidated statements of operations, net of operating expenses. These investments are reviewed at each balance sheet date for impairment. The activity related to these investments for the years ended December 31, 2023 and December 31, 2022 follows:

	Roth Industries LLC	Hospitality Income & Asset, LLC	13141 BP, LLC	1820 Jet Stream LLC	War Hippies LLC	Total
Balance at January 1, 2022	$500,000	$116,987	$250,000	500,000	—	$1,366,987
Additions, net	50,000	—	—	—	83,020	133,020
Disposals, net	—	(116,987)	(250,000)	(500,000)	—	(866,987)
Net loss attributable to entity	—	—	—	—	(7,417)	(7,417)
Balance at December 31, 2022	$550,000	$—	$—	—	$75,603	$625,603
Disposals, net	—	—	—	—	(75,603)	(75,603)
Balance at December 31, 2023	$550,000	$—	$—	$—	$—	$550,000

NOTE 7 — RELATED PARTY TRANSACTIONS

The Company owns 550,000 preferred units or 2.0% of Roth Industries, LLC (“Roth Industries”). The Company’s Chairman and CEO is also the founder, manager and Chairman of Roth Industries and is a significant stockholder of the Company. The Company’s officers and directors are also minority equity owners of Roth Industries. The Company currently accounts for this investment based on ASC 325, Investments — Other, under the cost method. In addition, the Company received funds from Roth Industries, totaling $132,500 and $125,000 during the years ended December 31, 2023 with $0 in receivables and December 31, 2022 with $0 in receivables, respectively, for Roth’s licensing use of the Bourbon Brothers brand in grocery products since the Company holds the exclusive license to use the brand. The amounts received were recorded in other income in the consolidated statements of operations.

F-38

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 7 — RELATED PARTY TRANSACTIONS (cont.)

On April 1, 2022, the Company purchased 99% of the voting and non-voting units of HIA, from its members. HIA is the entity that owns the land and buildings for BBST and BBP. The Company’s Chairman and CEO is also the founder and manager of HIA. The Company’s officers and directors are also minority equity owners of. The transaction is treated as an asset acquisition and accounted for under ASC 805, Business Combinations. Under this methodology the purchase price is allocated to the acquired asset based on their proportionate fair values. The Company purchased these units of HIA for a total purchase price of $10,383,445. The units of HIA were purchased using a combination of cash and equity. Under terms of the purchase agreement, the Company issued 1,097,616 non-voting units and cash payments of $1,459,937. The Company assumed the mortgage related to the properties that was previously held by HIA.

Under the acquisition method of accounting, the total fair value of consideration transferred was allocated as follows as of April 1, 2022:

Consideration
Cash	$1,459,937
Issuance of shares	8,923,508
Fair value of consideration	$10,383,445
Assets acquired and liabilities assumed
Cash	$249,311
Fixed assets	13,384,885
Other non-current assets	36,000
Intangible assets	400,314
Lease receivable	385,115
Accounts payable	(208,429)
Accrued and other current liabilities	(3,671,071)
Non-controlling interests	(192,680)
Net assets acquired	$10,383,445

The Chairman and CEO of the Company is also the founder and manager of 13141 BP. Additionally, the Company owned 9.96% of 13141 BP, LLCs issued and outstanding equity and sold its interest in 13141 BP, LLC to a third party on June 6, 2022, for $250,000. The Company leases property from 13141 BP with annual rent payments of $218,750. The Company had a related party note receivable for the sale of 72,000 Class B Non-Voting shares of the Company as of December 31, 2022, for $36,000, that was received in full on May 31, 2023.

The Company owned 9.1% of 1820 Jet Stream, LLC (“Jet Stream”) and 33.3% of the voting units and sold its interest in Jet Stream on June 6, 2022, to a third party for $700,000, realizing a gain on the investment of $200,000 that is recognized as other income in the consolidated statement of operations for the year ended December 31, 2022. Jet Stream’s assets consist of a single real estate holding from which the operating decisions are controlled via the operation agreement and by the property management. The majority tenant of this single real estate holding is Roth Industries, LLC (“Roth”). The Company does not use any of the real estate in its operations. Centennial Standard Real Estate Company, LLC (“Centennial”) is the manager of Jet Stream. Centennial is jointly owned by the Company’s Chairman and CEO and a director of the Company.

The Company owned 20% of War Hippies, LLC and sold its interest in War Hippies, LLC on December 31, 2023, to the majority owners of War Hippies, realizing a loss on the investment of $75,603 that is recognized as an other expense in the consolidated statement of operations for the year ended December 31, 2023.

F-39

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 8 — DEBT

Convertible Promissory Notes

During 2021, the Company issued $3,775,000 in convertible promissory notes (the “July 2021 Notes”), net of issuance costs of $190,285. The Company issued an additional $468,807 in January and February of 2022. The July 2021 Notes had a maturity date of July 26, 2026 and bore interest at a rate of 6.0%. The July 2021 Notes were convertible, at the option of the holder, at a fixed conversion price of $2.50 per unit, into non-voting units. The Company elected to extend the maturity date by 384 days (the “Extension”) provided the Company continues to pay the lender interest during that extension period.

The promissory notes holders were tendered an offer by the Company and all note holders agreed on February 15, 2022, to convert their promissory notes to Class B units of the Company at a value of $0.50 per unit. The $4,243,807 in promissory notes were converted into 8,487,615 non-voting units. The members also elected for the units to split 1-for-20 on February 15, 2022, which brought the value to $10.00 per unit per the conversion and split price. The Company recognized a loss on the extinguishment of the debt of $3,395,046 for the year ended December 31, 2022.

Concurrent with the issuance of the July 2021 Notes, the lenders received 10,000 warrant units for each $100,000 of promissory notes held. A total of 377,500 warrants were issued that provide the holder the option to purchase non-voting units at $2.50 per share, with an additional 46,881 warrants issued in January through February 2022. The warrants expire on July 26, 2024. In accordance with ASC 815-10, Derivatives and Hedging, the warrants were recorded at relative fair value within stockholders’ equity in the accompanying consolidated balance sheets.

Economic Injury Disaster Loan

On May 4, 2020, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic on the Company’s business.

Pursuant to the loan agreement, the principal amount of the EIDL Loan is $500,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum. Monthly payments of interest only in the amount of $2,437 were to originally commence on May 4, 2021; however, this repayment commencement date was extended by the SBA for 24 months. The EIDL Loan matures 30 years from the date of the note agreement, at which time all remaining unpaid principal and interest are due. JW Roth, CEO and Chairman, personally guarantees this loan agreement. As of December 31, 2023 and 2022, the principal balance of $500,000 remains outstanding.

Long-term bank debt

On April 1, 2022, when the Company purchased the majority of equity interests of HIA. In this transaction, the Company became a guarantor of HIA’s mortgage on the properties used in BBST and BBP operations. The mortgage accrues interest at 5.5% and matures on July 10, 2031. The balance at December 31, 2023 and 2022 was $3,404,225 and $3,560,160. This mortgage is collateralized by the BBST CO and BBP land and buildings. This mortgage is personally guaranteed by JW Roth.

On December 21, 2022, the Company closed on a deed of land with the City of Murfreesboro, Tennessee, for the Company to develop a Bourbon Brothers Smokehouse and Tavern, Boot Barn Hall and an amphitheater on 20.13 acres parcel for $3,267,000. The Company has a loan with the City of Murfreesboro for a total amount of $3,267,000 to be paid in 20 equal installments of $163,880 which will begin when the construction is completed for this location which is anticipated in 2026. The outstanding balance at December 31, 2023 and 2022 was $3,267,000. This loan is collateralized by the 20.13 parcel of land.

On May 26, 2022, GAHIA took on a mortgage for the properties used in the BBSTGA and BBPGA operations, with the Company as a guarantor to the mortgage. GAHIA began to draw on this mortgage in early 2023 with the final mortgage amount in place in June 2023. The mortgage accrues interest at 3.95% and matures on May 26, 2043. The balance at December 31, 2023 and 2022 was $4,391,818 and $0. This mortgage is collateralized by the BBSTGA and BBPGA land and buildings. This mortgage is personally guaranteed by JW Roth.

F-40

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 8 — DEBT (cont.)

Long-term debt consists of the following:

	For the period December 31,
	2023	2022
SBA Economic Injury Disaster Loan	$500,000	$500,000
Bank loan	11,007,318	6,827,160
Total	11,507,318	7,327,160
Less: current maturities	325,245	338,658
Long-term debt	$11,182,073	$6,988,502

Future maturities of long-term debt as of December 31, 2023 are as follows:

2024	$325,245
2025	$340,337
2026	$436,878
2027	$533,682
2028	$548,811
Thereafter	$9,322,365
Total long-term debt	$11,507,318

NOTE 9 — EQUITY

Stockholders’ Equity

The Company had two membership classes of units while it was a limited liability company, Class A voting and Class B non-voting. The Class A voting and the Class B non-voting units have identical economic rights to participate in dividends and to the assets of the Company, however, the non-voting units do not provide the holder the right to vote on any matters or otherwise participate in the management of the business and affairs of the Company. On April 6, 2022, when the Company filed to convert from a Colorado LLC to a Colorado C Corp, the Company’s Class A membership units became Class A common stock and the Class B membership units became Class B common stock. The Company amended its articles in 2023 to include Class C common stock Except for any difference in voting privileges, or any differing contractual rights or limitations assigned or afforded to a specific series of stock in connection with a merger, acquisition or strategic transaction, the shares of Class A Voting Common Stock, Class B Non-Voting Common Stock, Class C Voting Common Stock, and Class D Voting Common Stock have the same preferences, limitations, and relative rights in all other respects. Each holder of Class A Voting Common Stock shall be entitled to 250 votes per share of Class A Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Each holder of Class C Voting Common Stock shall be entitled to one vote per share of Class C Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Except as required by law, holders of the Class B Non-Voting Common Stock shall have no voting power with respect to their shares of Class B Non-Voting Common Stock and the shares of Class B Non-Voting Common Stock shall not be entitled to vote on any matter submitted to the shareholders.

On January 28, 2022, the Company held a special meeting for its members. The members consented that the outstanding convertible promissory note holders may elect to convert their Notes into non-voting units at a price of $0.50 per unit. 100% of the convertible promissory notes elected to convert. The members also elected for the units to split 1-for-20 on February 15, 2022. Additionally, the members elected to allow the exchange of voting units for non-voting units. All voting units were exchanged to non-voting units except 1.1 million units elected to remain as voting units. Post-election on February 15, 2022, and post-split 1-for-20, The Company had 55,000 voting units and 2,136,144 non-voting shares.

F-41

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 9 — EQUITY (cont.)

In May 2022, the Company began a private placement offering of its Class B shares at $3 per share. As of December 31, 2022, the Company has 275,000 shares of Class A common stock and 18,297,55 shares of Class B common stock issued and outstanding.

In 2023, the Company continued the private placement of its Class B shares at $3 per share and sold an additional 4,885,600 Class B shares until August 1, 2023.

On August 7, 2023, the Company allowed the shareholders to convert their Class A shares into Class C shares at a 1 to 25 basis and Class B shares into Class C shares at a 1 to 1 basis. The Company has 76,245 shares of treasury stock that it acquired through the acquisition of HIA.

On November 3, 3023, the Company and its shareholders effected a forward split of the Class B and Class shares 5-for-1 and increased the authorized shares of Class C up to 50,000,000 at a par value of $0.001. On that same date, the Company began a private placement offering of its Class C shares at $10 per share and sold 207,250 of such shares. As of December 31, 2023, the Company has 1,959,445 shares of Class B common stock and 30,306,030 shares of Class C common stock issued and outstanding.

NOTE 10 — EARNINGS PER SHARE

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company applies the three-class method in calculating earnings per share. Earnings and losses are shared pro-rata between the three classes of shares. For 2023, the Company has three classes of shares for Class A, Class B and Class C that weighted average number of shares by class and earnings per share by class were calculated of. For 2022, the Company had two classes of shares for Class A and Class B that weighted average number of shares by class and earnings per share by class were calculated of. The calculation of diluted net income per unit includes the effects of the assumed exercise of any outstanding warrants and convertible debt, except during loss periods as the effect would be anti-dilutive. The shares presented are post-conversion from membership units and post-split from the November 8, 2023 split election.

The following table sets forth the calculation of earnings per membership unit as presented in the accompanying consolidated statements of operations:

	For the Year Ended December 31, 2023
	Class A	Class B	Class C
Basic and diluted net income per share of common stock
Numerator:
Allocation of net loss	$(53,361)	$(6,514,641)	$(3,956,471)
Denominator:
Basic and diluted weighted average shares outstanding	136,301	16,640,620	10,106,179

Basic and diluted net loss per share of common stock	$(0.39)	$(0.39)	$(0.39)

	For the Year Ended December 31, 2022
	Class A	Class B	Class C
Basic and diluted net income per share of common stock
Numerator:
Allocation of net loss	$(124,583)	$(6,799,166)	$—
Denominator:
Basic and diluted weighted average shares outstanding	275,000	15,008,238	—

Basic and diluted net loss per share of common stock	$(0.45)	$(0.45)	$—

F-42

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 11 — WARRANTS

The Company grants, to certain of its directors and employees, warrants to purchase units of its membership equity. The Company has also issued warrants through the July 2021 Notes offering.

Following is a summary of the warrant activities during the year ended December 31, 2023 and December 31, 2022:

	Number of Units	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (in years)
Outstanding, January 1, 2022	540,000	$0.11	$—
Granted	2,515,155	$2.31	$4.42
Exercised	(57,085)	$0.13	$—
Expired and forfeited	(76,670)	$2.00	$—
Outstanding, December 31, 2022	2,921,400	$0.11	$—
Granted	307,500	$3.39	$1.87
Exercised	(68,750)	$6.01	$—
Expired and forfeited	(130,320)	$2.56	$—
Outstanding, December 31, 2023	3,029,830	$2.59	$—	3.15

As of December 31, 2023, there was a total of 1,669,124 warrants exercisable with an aggregate intrinsic value of $12,315,939. As of December 31, 2023, the outstanding warrants totaling 3,029,830 had an aggregate intrinsic value of $22,947,615. The equity-based compensation cost, related to warrants included as a charge to operating expenses in the consolidated statements of operations, was $392,520 and $958,680 for the year ended December 31, 2023 and December 31, 2022, respectively. As of December 31, 2023, there was $1,256,243 of unrecognized compensation cost related to non-vested warrants. The cost is expected to be recognized over a weighted-average period of less than five years.

The fair value of the warrants was estimated using the Black-Scholes-Merton model using the following inputs:

	2023	2022
Volatility	61.2% to 77.4%	55.0% to 72.5%
Dividends	0.00%	0.00%
Risk-free rate	1.5% to 5.0%	1.1.% to 4.5%
Expected Term (years)	3 – 5	3 – 5

Warrants are equity classified, not liability classified, and are not remeasured at fair value.

NOTE 12 — INCOME TAXES

From the inception of the Company and through December 31, 2021, the Company was taxed as a pass-through partnership entity (a limited liability company) under the Internal Revenue Code and was not subject to federal and state income taxes. Accordingly, no provision had been made. With the conversion of B Entertainment, LLC to Notes Live, Inc., and election to be taxed as a C corporation (The Company applied for this election to be effective January 1, 2022), the Company became subject to U.S. federal income taxes, in addition to state and local income taxes.

The change to a C corporation was treated as a change in tax status resulting in the deferred tax effects of such change being recorded to income from continuing operations on the date the C corporation tax election was effective. The Company recorded a $56,314 net deferred tax benefit related to the remeasurement of its U.S. deferred tax assets and liabilities due to the change in tax status. Additionally, the Company performed an analysis of both positive and negative evidence that would support the realizability of the net deferred tax asset as of December 31, 2023 and December 31, 2022. After weighing the objectively verifiable positive and negative evidence, it was determined that a full valuation allowance is necessary as of December 31, 2023 and December 31, 2022.

F-43

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 12 — INCOME TAXES (cont.)

Components of the provision for income taxes for the year ended December 31, 2023 and December 31, 2022 follows:

	2023	2022
Current benefit	$—	$—
Deferred benefit – conversion to corporation	—	(56,314)
Change in deferred benefit through December 31	(2,563,120)	(868,621)
Income tax benefit	$(2,563,120)	$(924,935)
Less valuation allowance	2,563,120	924,935
Provision for income taxes	$—	$—

Following the conversion of B Entertainment, LLC to Notes Live, Inc. on April 6, 2022, the Company will begin filing federal and state returns where required.

The following table reconciles the statutory income tax rates to actual rates based on income or loss before income taxes as of December 31, 2023 and December 31, 2022:

	2023		2022
	Total	Tax Rate	Total	Tax Rate
Income tax benefit at federal statutory rate	$(2,391,227)	21.0%	$(1,683,850)	14.8%
Non-controlling interest	181,088	-1.6%	$229,863	-2.0%
Debt issuance costs – debt converted to equity	—	0.0%	38,894	-0.3%
Impact of change in tax status	—	0.0%	(56,314)	0.5%
Inducement premium on conversion of debt to equity	—	0.0%	712,960	-6.3%
SBA Shuttered Venue Operators Grant	—	0.0%	(44,179)	-0.4%
Entertainment and meals	11,025	-0.1%	1,050	0.0%
State and local income taxes net of federal tax benefit	(364,006)	3.2%	(123,359)	1.1%
Valuation allowance	2,563,120	-22.5%	924,935	-8.1%
Provision for income taxes	$—	0.0%	$—	0.0%

The Company recorded a full valuation allowance against its deferred tax assets as of December 31, 2023 and 2022.

NOTE 13 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of the issuance of the consolidated financial statements at August 4, 2024 and identified the following:

On January 17, 2024, the Company entered into a promissory note (“Note”) with KWO, LLC (“KWO”), to accrue interest at 8.75% per annum, for draws to occur between March to May 2024 to be used towards Sunset construction. Interest is to be paid monthly and the maturity date is one year from the date of the first draw. At any time during the period commencing June 1, 2024 and continuing until the date on which the Note is paid in full, KWO may convert the outstanding Note into Company shares of equivalent value. The Holder of the Note, along with Mr. JW Roth, both personally guarantee the Note at a fee equal to 1% of the promissory note balance. As consideration of the personal guarantees, the Company has granted a three-year warrant to purchase 500,000 Notes Live shares at $10 per share for both the Holder and Mr. Roth.

F-44

NOTES LIVE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 13 — SUBSEQUENT EVENTS (cont.)

Notes Live and Live Nation Worldwide, Inc. (“Live Nation”) entered into the Live Nation Operating Agreement on January 22, 2024 in connection with the ownership and operation of The Sunset location in Broken Arrow, Oklahoma in the Tulsa market. Pursuant to the Live Nation Operating Agreement, the Company was the owner of The Sunset and Live Nation was the operator. The Company was responsible for constructing The Sunset venue. Live Nation would be responsible for booking acts at and operating the venue. At the end of each show, the net profit would have been split between the parties in accordance with the terms of the agreement. The agreement was for 10 years with two, five-year renewals. However, on August 1, 2024, the Live Nation Operating Agreement was terminated by the parties.

On January 29, 2024, the Company announced it executed a definitive merger agreement with Fresh Vine Wine, Inc. (“Fresh Vine”), which was anticipated to close in July 2024. The Transaction would have been an all-stock transaction. Specifically, at the closing of the Transaction, Fresh Vine would issue shares of its common stock to Notes Live shareholders pursuant to a formula intended to allocate existing Fresh Vine stockholders and Notes Live shareholders a percentage of the combined company. After pursuing the Transaction, the parties decided to terminate the definitive merger agreement on July 31, 2024 in accordance with its terms and to cease their efforts towards the contemplated merger.

On March 5, 2024, the Company filed Articles of Amendment to its Articles of Incorporation, pursuant to which Notes Live created a class of stock for 60,000,000 shares with a par value of $0.001 per share are denominated as “Class D Voting Common Stock”. Except for any difference in voting privileges, or any differing contractual rights or limitations assigned or afforded to a specific series of stock in connection with a merger, acquisition or strategic transaction, the shares of Class A Voting Common Stock, Class B Non-Voting Common Stock, Class C Voting Common Stock, and Class D Voting Common Stock have the same preferences, limitations, and relative rights in all other respects. Each holder of Class A Voting Common Stock shall be entitled to 250 votes per share of Class A Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Each holder of Class C Voting Common Stock shall be entitled to one vote per share of Class C Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Each holder of Class D Voting Common Stock shall be entitled to one vote per share of Class D Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Except as required by law, holders of the Class B Non-Voting Common Stock shall have no voting power with respect to their shares of Class B Non-Voting Common Stock and the shares of Class B Non-Voting Common Stock shall not be entitled to vote on any matter submitted to the shareholders.

On March 12, 2024, the Company entered into a preliminary agreement with the City of McKinney, Texas through a joint effort by the City of McKinney, the McKinney Economic Development Corporation (the “MEDC”), and the McKinney Community Development Corporation (“MCDC”). Pursuant to Notes Live’s public-private partnership with the City of McKinney, Notes Live will develop The Sunset McKinney on a 46-acre tract of land that is owned by the MEDC. Given that one of the MCDC’s strategic initiatives is to support the development of destination-entertainment facilities in McKinney, the MCDC has announced that it expects to make a financial investment in The Sunset McKinney’s development. Notes Live anticipates that construction of The Sunset McKinney will being in late 2024, with the amphitheater expected to be concert-ready in the second quarter of 2026. With a seating capacity of more than 20,000, The Sunset McKinney will be Notes Live’s largest venue to date. For the City of McKinney, partnering with Notes Live to develop The Sunset McKinney will represent a potential investment in the community in excess of $220 million.

The Company had additional sales of its private equity offering of its Class C shares through August 5, 2024. The Company raised an additional $28,969,000 for a total of 2,896,900 shares, which all have been exchanged on a one-for-one basis to Class D shares.

F-45

Shares of Common Stock

Notes Live, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

                , 2024

Through and including             , 2024 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

[Resale Prospectus Alternate Cover Page]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated             , 2024.

PRELIMINARY PROSPECTUS

[Alternate Pages for Resale Prospectus]

____ Shares

Notes Live, Inc.

Class D Voting Common Stock

This prospectus (this “Resale Prospectus”) relates to the offer and potential resale (the “Resale Offering”) by the selling shareholders identified herein (the “Selling Shareholders”) of an aggregate of 38,869,067 shares (the “Resale Shares”) of Class D Voting Common Stock, $0.001 par value per share (the “Class D Common Stock ”) of Notes Live, Inc. (the “Company,” “Notes Live,” “we,” or “us”), consisting of: (i) 35,511,898 shares of Class D Common Stock that were issued in March 2024 upon the exchange of certain shares of our Class B Common Stock and Class C Common Stock, which were originally issued in connection with one or more private transactions or offerings of the Company’s equity securities that were originally issued in transactions exempt from compliance with the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”); and (ii) 3,357,169 shares of Class D Common Stock issuable upon the exercise of certain warrants that were issued by the Company.

The Selling Shareholders must sell their shares of Class D Common Stock at a fixed price per share of $10.00, which is the per-share price of the shares being offered in our initial public offering (our “IPO”), until such time as our Class D Common Stock is listed on a national securities exchange. Thereafter, the shares offered by this Resale Prospectus may be sold by the Selling Shareholders from time to time in the open market, through privately negotiated transactions, or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices. By separate prospectus (the “IPO Prospectus”), we have registered an aggregate of 1,000,000 shares of Class D Common Stock, which we are offering for sale to the public through our underwriters.

The offering of the Resale Shares by the Selling Shareholders will terminate at the earlier of such time as all of the Resale Shares have been sold pursuant to this registration statement and the date on which it is no longer necessary to maintain the registration of the Resale Shares as a result of such shares being permitted to be offered and resold without restriction pursuant to the provisions of Rule 144 of the Securities Act.

We have applied to list our Class D Common Stock on the NYSE American LLC (the “NYSE American”) under the trading symbol “VENU,” which listing is a condition to this Resale Offering.

The distribution of the Class D Common Stock by the Selling Shareholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders. We will bear all expenses of registration incurred in connection with this Resale Offering, but all selling and other expenses incurred by the Selling Shareholders will be borne by them. The distribution of securities offered by this Resale Prospectus may be effected in one or more transactions that may take place in ordinary brokers’ transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such securities as principals. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders. No sales of the Resale Shares covered by this Resale Prospectus shall occur until the Class D Common Stock sold in our IPO begins trading on the NYSE American.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced reporting requirements.

Sales of shares of our Class D Common Stock registered in this Resale Prospectus and in the IPO Prospectus will result in two offerings taking place concurrently, which might affect the price, demand, and liquidity of our Class D Common Stock.

Investing in our Class D Common Stock involves a high degree of risk. See the “Risk Factors” section beginning on page 13 of this prospectus for a discussion of the factors you should consider before investing in our Class D Common Stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2024.

THE OFFERING

EXPLANATORY NOTE

Concurrent with this Resale Offering, the Company is registering its Class D Common Stock in connection with an IPO of 1,000,000 shares of Class D Common Stock through its underwriters. Sales by shareholders that purchased shares of Class D Common Stock from our IPO may reduce the price of our Class D Common Stock, demand for our shares, and, as a result, the liquidity of your investment.

SELLING SHAREHOLDERS

This Resale Prospectus relates to the offer and potential resale from time to time by the Selling Shareholders identified herein of up to an aggregate of 38,869,067 Resale Shares, which includes (i) 35,511,898 shares of Class D Common Stock that were originally issued in connection with one or more private transactions or offerings of the Company’s equity securities that were originally issued in transactions that were exempt from compliance with the registration requirements of the Securities Act; and (ii) 3,357,169 shares of Class D Common Stock to be issued upon the exercise of certain warrants issued by the Company.

The private offerings through which the Selling Shareholders acquired their securities from the Company were exempt from compliance with the registration requirements of the Securities Act pursuant to the exemptions provided in Section 4(a)(2) thereof and Rules 506(b) and 506(c) of Regulation D promulgated thereunder.

The Resale Shares are being registered to permit public sales of the Resale Shares, and the Selling Shareholders may offer the shares for resale from time to time pursuant to this Resale Prospectus. The Selling Shareholders may also sell, transfer, or otherwise dispose of all or a portion of their Resale Shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

The Selling Shareholders may sell some, all, or none of the Resale Shares. We currently have no agreements, arrangements, or understandings with the Selling Shareholders regarding the sale of any of the Resale Shares. Unless otherwise indicated in the footnotes to the table below, no Selling Shareholder has had any material relationship with us or any of our affiliates within the past three years other than as a result of their acquisition of our shares or other securities.

We have prepared the following table based on written information furnished to us by or on behalf of the Selling Shareholders. Unless otherwise indicated in the footnotes to the table below, we believe that (i) none of the Selling Shareholders are broker-dealers or affiliates of broker-dealers, and (ii) no Selling Shareholder has direct or indirect agreements or understandings with any person to distribute their Resale Shares. To the extent any Selling Shareholder identified below is, or is affiliated with, a broker-dealer, such Selling Shareholder could be deemed, individually, but not severally, to be an “underwriter” within the meaning of the Securities Act. Information about the Selling Shareholders may change over time.

The table below lists the Selling Shareholders and other information regarding each Selling Shareholder’s beneficial ownership of Resale Shares (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder). The second column lists the number of Resale Shares beneficially owned by each Selling Shareholder based on its ownership of Resale Shares as of August 1, 2024, assuming the exercise of the Warrants held by the Selling Shareholders on that date, without regard to any limitations on conversions and exercises. The fourth column lists the Resale Shares being offered by this Resale Prospectus by the Selling Shareholders. The fifth column assumes the sale of all of the Resale Shares offered by the Selling Shareholders pursuant to this Resale Prospectus. The percentages in the table reflect the Resale Shares beneficially owned by the Selling Shareholders as a percentage of the total number of shares of Class D Common Stock outstanding as of August 1, 2024. As of such date, 38,869,067 shares of Class D Common Stock were outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a shareholder has beneficial ownership of a security if such shareholder possesses sole or shared voting or investment power over that security or has the right to acquire such beneficial ownership of such security within 60 days through, for example, the exercise of any option or warrant or the conversion of a security. In computing each Selling Shareholder’s number of beneficially owned shares and percentage ownership, all shares subject to Warrants were deemed outstanding if such Warrants are currently exercisable or would be exercisable within 60 days of August 1, 2024. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. The inclusion in the table below of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any Selling Shareholder.

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Before the Offering (1)		Maximum Number of Shares to be Offered	Shares of Common Stock Beneficially Owned After the Offering (2)	Percentage of Ownership After the Offering

Aaron A Lieber	2,310		2,310	-	*
Adam Denis Manchon	110,510		110,510	-	*
Adam Fletcher & Aimee Fletcher Jt Ten	78,750	(9)	78,750	-	*
Adam Koe	10,000		10,000	-	*
Addison Clark Mcquigg & Jane E. Mcquigg	5,000		5,000	-	*
Alan C. Bridges	10,000		10,000	-	*
Alan Erickson	35,000		35,000	-	*
Alexander Xavier Stephenson	25,000		25,000	-	*
Alexa Marriott	1,250		1,250	-	*
Alicia Hauser	500		500	-	*
Allen Snyder	25,000		25,000	-	*
Amelia Iannetta & Eric Gustafson Jt Ten	8,335		8,335	-	*
Ana L English Living Trust	52,500	(9)	52,500	-	*
Anastasiia Williams	1,250		1,250	-	*
Anderson Bennett Holdings Limited Partnership	10,000		10,000	-	*
Angela L. Stoecker (Inspiring A Better Life) Trust Dtd May 12, 2020	25,000		25,000	-	*
Anthony Wells & Sandra Wells Jt Ten	10,000		10,000	-	*
Article Fourth Trust FBO Claude Rolo	7,500		7,500	-	*
Ashley Williams	19,199	(9)	19,199	-	*
Azalia Acosta	70		70	-	*
Balancing Rock LLC	99,200		99,200	-	*
Barry Todd Robson II	2,500		2,500	-	*
Barstow Investments LLC	8,335		8,335	-	*
Benjamin T Williams	215,270		215,270	-	*
Beryl T Glass Living Trust Dtd January 11 2008	96,055		96,055	-	*
Better Half Investments LLC	66,250	(9)	66,250	-	*
Big Bucks No Whammies LLC	114,835		114,835	-	*
Big R Financing LLC	50,000		50,000	-	*
Bill Simpson & Loraine Simpson Jt Ten	40,935		40,935	-	*
Bradford Cheatwood	16,665		16,665	-	*
Brent N. Allshouse & Jamie Allshouse Jt Ten	875		875	-	*
Brian Cooper	47,500		47,500	-	*
Brian K Rochester	52,500	(9)	52,500	-	*
Brian R Miller & Denise E Miller Jt Ten	17,705		17,705	-	*
Brian S Cumming	16,665		16,665	-	*
Bruce A Hoover & Sheryl A Hoover Jt Ten	39,445		39,445	-	*
Bruce and Sydney Barber Living Trust dtd April 28 2000	167,255		167,255	-	*
Bryan C Hakola Defined Benefit Plan Fbo Bryan C. Hakola Acct# 9977701	10,000		10,000	-	*
C-4 Incorporated	10,000		10,000	-	*
Cameron Parker Fenimore	3,000		3,000	-	*
Carol Audra Cooper	380,390		380,390	-	*
Catherine J Sopinski	10,000		10,000	-	*
Chad Fieber & Candace Fieber Jt Ten	75,000		75,000	-	*
Chad Hennings	12,500	(3)(9)	12,500	-	*
Chad Reynolds	28,194		28,194	-	*
141 Bass Pro LLC	79,175		79,175	-	*
Chandler Knop	2,500		2,500	-	*
Charles H Bader Jr	3,095		3,095	-	*
Charles Hasskamp & Catherine Hasskamp Jt Ten	52,500	(9)	52,500	-	*
Chloe Hoeft	17,500		17,500	-	*
Christie Garofolo	52,085		52,085	-	*
Citius Capital LLC	147,530		147,530	-	*
Cooper19 Holdings LLC	5,000		5,000	-	*
Craig and Linda Robinson JT Revocable Trust dtd 3/20/18	10,000		10,000	-	*
Craig and Carla Thompson Living Trust	10,000		10,000	-	*
CSL Enterprise LLC	10,000		10,000	-	*
CSY Investments Ltd Co	52,500	(9)	52,500	-	*
Curt Stover	13,330		13,330	-	*
Curtis Ware	10,000		10,000	-	*

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Before the Offering (1)		Maximum Number of Shares to be Offered	Shares of Common Stock Beneficially Owned After the Offering (2)	Percentage of Ownership After the Offering

Dallas Robson	2,500		2,500	-	*
Dan Johnstone & Sherry Johnstone Jt Ten	241,715		241,715	-	*
Daniel Emig & Nora Emig Jt Ten	5,900		5,900	-	*
Daniel K Andrews & Shauna M Andrews Jt Ten	11,805		11,805	-	*
Daniel Moreland	26,165		26,165	-	*
Robert Prilika & Danyella Prilika Jt Ten	35,265		35,265	-	*
Darlene A Beattie	44,260		44,260	-	*
Darryl Crow & Charlotte Crow Jt Ten	265,000	(9)	265,000	-	*
David Andrew Graber	835		835	-	*
David Blickenstaff	52,110		52,110	-	*
David C Willms TTEE Chest Medicine & Critical Care Med Group Inc 401(k) Profit Sharing Plan U/A dtd 4-1-90	104,510		104,510	-	*
Ann Lavigne	7,240		7,240	-	*
David L Lavigne	181,640	(3)	181,640	-	*
David Matt Morales	105,000	(9)	105,000	-	*
David P Roy	16,665		16,665	-	*
David Sondheimer Family GST Investment Trust	171,295		171,295	-	*
DBR 5x5 Trust	103,335		103,335	-	*
Dean Stoecker	200,000		200,000	-	*
Dedicated Capital Advisors LLC	49,510		49,510	-	*
Denison Family Interests Ltd	113,335		113,335	-	*
Dennis Corsi	75,000		75,000	-	*
Dennis J Breneman	52,500	(9)	52,500	-	*
Dennis J Diamond & Julie E Diamond Jt Ten	16,665		16,665	-	*
Derrick Cook & Marsha Cook Jt Ten	45,835		45,835	-	*
Digital Trust LLC fbo Joseph E Musser IRA #CP0035384	10,000		10,000	-	*
Digital Trust LLC fbo Jackie Yarbrough IRA #CP0035347	1,200		1,200	-	*
Mark and Deborah Barfield	34,095		34,095	-	*
DMMS Entertainment LLC	75,000		75,000	-	*
Donald W Hillman Jr	52,500	(9)	52,500	-	*
Douglas B Coffman DO PC 401(k)	5,000		5,000	-	*
Drew Fletemeyer & Jennifer Fletemeyer Jt Ten	50,000		50,000	-	*
Dwight L Johnson	14,755		14,755	-	*
Elizabeth R Robbins	5,000		5,000	-	*
Equity Trust Company as Custodian fbo James Bryant Account 200524276	108,790		108,790	-	*
Robert V Westfall & Kimberly N Wesfall	101,750		101,750	-	*
Equity Trust Company Custodian FBO Margaret Edel IRA	14,000		14,000	-	*
Equity Trust Company Custodian fbo Michelle M Martinez-Collins	16,665		16,665	-	*
Eric C Tade	875		875	-	*
Kevin Eldred	78,050		78,050	-	*
Eric Edstrom	168,935		168,935	-	*
Erik Drake	5,000		5,000	-	*
Evan R Harris	29,510		29,510	-	*
F Steven & Carolyn Blazer Jt Ten	15,000		15,000	-	*
Faith Hunter Roth	25,000		25,000	-	*
Fenlason Family Trust	875		875	-	*
Flying Buffalo LLC	279,810		279,810	-	*
Fowler Family Living Trust	10,000		10,000	-	*
Frank J Rauzi and Marilyn R Rauzi Trust	10,000		10,000	-	*
Fred Hartzler & Pam Hartzler Jt Ten	76,665		76,665	-	*
Fresh Vine Wine Inc	50,000		50,000	-	*
Garrett Jobe	26,665		26,665	-	*
Gary Cox & Katharine Cox Jt Ten	10,235		10,235	-	*
Gary E Tedder	738,735	(9)	738,735	-	*
Gary Erickson	37,500		37,500	-	*
Gayle C White & Sharon White Jt Ten	29,510		29,510	-	*
George W Tombe	15,000		15,000	-	*
Glenn W Lodwig Trust	920		920	-	*
Gregory Brian Collins	6,665		6,665	-	*
The Kingdom Trust Company, Custodian, FBO Gregory S. Graham Traditional IRA CP0035325	15,000		15,000	-	*
Gregory Tabuteau & Judith Tabuteau	3,525		3,525	-	*
Hal R Kenzel	52,110		52,110	-	*
Hamilton Byrd	5,000		5,000	-	*
Happy Trails Holding LLC	5,120		5,120	-	*
Harlee Cagle	2,500		2,500	-	*
Harshal R Patil	10,000		10,000	-	*
Heather Atkinson	471,906	(6)(9)	471,906	-	*
Helen Kathleen Spurgeon	10,000		10,000	-	*
Helena C Macquire	1,665		1,665	-	*
Hilary A Titcomb Revocable Trust	16,665		16,665	-	*
Ian A Koe	15,000		15,000	-	*
Inspira Financial Trust, LLC For The Benefit Of Larry Pettit Traditional IRA-65T60	5,500		5,500	-	*
IRA Club, FBO Melissa Hayden IRA	3,110		3,110	-	*
IRA Club, FBO Jamie Hayden IRA	6,040		6,040	-	*
Ivan Acosta & Teresa Knox Jt Ten	166,665		166,665	-	*
Jack Hartzler	171,670		171,670	-	*
Jacob R Hart	37,500		37,500	-	*
James C Shaleen Jr & Shari L Shaleen	10,000		10,000	-	*
James Jerome Anderson	120,000		120,000	-	*
James L Nelson Jr Trust and Elizabeth A Varney Trust	10,000		10,000	-	*
James R Bryant & Debra S Bryant Jt Ten	5		5	-	*
James R Hartzler	66,665		66,665	-	*
Big House Real Estate LLC	100,000		100,000	-	*

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Before the Offering (1)		Maximum Number of Shares to be Offered	Shares of Common Stock Beneficially Owned After the Offering (2)	Percentage of Ownership After the Offering

Hartzler Commercial Properties LLC	105,000	(9)	105,000	-	*
Jamie S Gronowski Trust	381,545		381,545	-	*
Jan E Koe	10,000		10,000	-	*
Janet Wilson Trust	83,335		83,335	-	*
Jared Proctor	9,250	(9)	9,250	-	*
Jason Hartzler	100,000		100,000	-	*
Jay Brock Matthews	82,915		82,915	-	*
Jeff Hulsmann	50,000		50,000	-	*
Jeff Hylton	16,665		16,665	-	*
Jeff S Wood	8,250	(9)	8,250	-	*
Jeffrey A Moody & Cheryl Marcus Jt Ten	75,000		75,000	-	*
Jeffrey Rosenfield	10,000		10,000	-	*
Jeffrey S Crocker	57,125	(9)	57,125	-	*
Jerald Hinton	5,000		5,000	-	*
Jesse Spaeth	875		875	-	*
Jessica Higgins	60,415		60,415	-	*
Jeungae Lee	875		875	-	*
Jimmy N Duke	15,000		15,000	-	*
Joe V Aldaz Jr	2,000		2,000	-	*
John D Cinnamon	147,500	(9)	147,500	-	*
John And Suzi Heap	10,000		10,000	-	*
John D Curtiss	10,000		10,000	-	*
John Elefante	2,500		2,500	-	*
John J Werner	50,000		50,000	-	*
John Reinhard & Cindy Reinhard Jt Ten	26,250	(9)	26,250	-	*
John Sherfesee & Pamela J Sherfesee Jt Ten	82,500	(9)	82,500	-	*
Julia Maguire	10,000		10,000	-	*
Julie Riley	500		500	-	*
Jonathan W Cole	5,000		5,000	-	*
Jose C Zuniga	10,000		10,000	-	*
Joseph A Jehn	15,000		15,000	-	*
Joseph Savage	95,000		95,000	-	*
Joseph V Bisacca	210,035	(9)	210,035	-	*
Josh Beggs	29,510		29,510	-	*
Joshua Weisel & Leah Weisel Jt Ten	85,830	(9)	85,830	-	*
Judd Bryarly	10,000		10,000	-	*
Julia A Randall	10,000		10,000	-	*
Justin Larson & Doreen Osborne	10,000		10,000	-	*
Justine Estein & Jeffrey Estein Jt Ten	58,335		58,335	-	*
JW Roth	11,567,871	(4)(9)	11,567,871	-	*
K Five Forever Limited Partnership	75,000		75,000	-	*
Karen Kosiarek & Greg Kosiarek	100,000		100,000	-	*
Karl H Fruendt	26,715		26,715	-	*
Karla Miller	2,500		2,500	-	*
Katie Seegers	5,000		5,000	-	*
Kristen Hoskins	6,000		6,000	-	*
Kasr Properties LLC	82,620		82,620	-	*
Kevin Landreth	6,000		6,000	-	*
Kevin P Chalfant	2,500		2,500	-	*
Kevin Scott & Linda Scott Jt Ten	10,000		10,000	-	*
Kevyn P & Martha M Sopinski	10,000		10,000	-	*
Kevin Wall & Kimberly Wall Jt Ten	105,190		105,190	-	*
KLP Living Trust dtd March 8 2007	35,410		35,410	-	*
Kristen L Christy	965		965	-	*
Kevin O’Neil	1,717,352	(9)	1,717,352	-	*
Kyle W.D. Nelson	875		875	-	*
Lambros Gianos	33,335		33,335	-	*
Lance P Eagen Living Trust dtd April 1 2010	96,065		96,065	-	*
Lane Naffziger and Alexandra Naffziger JTWROS	492,265		492,265	-	*
Larry And Melanie Lewis Living Trust	75,000		75,000	-	*
Larry D Overley	176,665		176,665	-	*
Larry E Shores	3,000		3,000	-	*
LB Opportunity Fund LP	85,000		85,000	-	*
LISA BACHMAN	187,085	(9)	187,085	-	*
Loretta F Lieber	188,350	(9)	188,350	-	*
LSG Family Trust dtd February 18 2011	14,755		14,755	-	*
M Eric Worthan	875		875	-	*
M Milton Robson	75,000		75,000	-	*
Madison Trust Company Custodian fbo James Mckeithen M22104315	15,670		15,670	-	*
Manatee Investments LLC	10,000		10,000	-	*
Marc Bochino	16,665		16,665	-	*
Mark A Drury	1,250		1,250	-	*
Mark J Almand & Kathryn L Almand Jt Ten	5,250	(9)	5,250	-	*
Mark R Tomasulo	91,665		91,665	-	*
Mark S Hardcastle	54,375		54,375	-	*
Mark S Skalberg	18,620		18,620	-	*
Marty Schaefer & Janet Schaefer Jt Ten	2,295		2,295	-	*
Mary J Coon	4,585		4,585	-	*
Matthew Charles Mares	69,815		69,815	-	*
Matthew R Craddock Irrevocable Trust	75,000	(3)	75,000	-	*
Maverick Ventures One LLC	95,000		95,000	-	*
Mcardle Family Revocable Living Trust	5,000		5,000	-	*
Melisa G Silverman	8,335		8,335	-	*
Melvyn & Linda Tsuda Living Trust dtd December 19 2017	161,290	(9)	161,290	-	*
Michael & Paula Gould	7,500		7,500	-	*

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Before the Offering (1)		Maximum Number of Shares to be Offered	Shares of Common Stock Beneficially Owned After the Offering (2)	Percentage of Ownership After the Offering

Michael and Mary Thompson Family Trust dtd January 4 2012	14,755		14,755	-	*
Michael Bradley & Patricia Bradley Jt Ten	41,665		41,665	-	*
Michael D Maloney & Cheryl E Maloney Jt Ten	47,375		47,375	-	*
Michael L Parks & Sheri M Parks Jt Ten	5,900		5,900	-	*
Michael L Shipley	52,500	(9)	52,500	-	*
Michael P Smith & Carrie R Smith Jt Ten	69,165	(9)	69,165	-	*
Michael R Martin	785		785	-	*
Michael R Salter	30,000		30,000	-	*
Michael Rynbrandt	5,000		5,000	-	*
Michael Zachar	37,500		37,500	-	*
Millennium Trust Co LLC Custodian fbo Bryan A Castro IRA #xxxx7746	29,510		29,510	-	*
James M Mortinsen	194,435		194,435	-	*
MIP Investment LLC	128,260		128,260	-	*
Misti C Jobe	691,860		691,860	-	*
Mitchell D Franks	2,320		2,320	-	*
Mitchell R Roth	634,146	(3)(9)	634,146	-	*
MJC Investment Trust	125,000		125,000	-	*
MLS and PGS Family Trust	191,665		191,665	-	*
MMM Holdings LLC	83,335		83,335	-	*
Mocha Investment Partners LLC	52,500	(7)(9)	52,500	-	*
Mocha Investment Properties LLC	125,000	(7)(9)	125,000	-	*
Frank Simpson	105,000	(7)(9)	105,000	-	*
Morgan Snyder	25,000		25,000	-	*
Mouse LLC	20,000		20,000	-	*
Murang Pak & Eyrika Pak Jt Ten	100,000		100,000	-	*
Nathan Harris	29,510		29,510	-	*
New Direction IRA Inc fbo Steven B Nelson	183,595		183,595	-	*
NDTCO as Custodian fbo Thomas Stewart IRA	25,000		25,000	-	*
NDTCO As Custodian fbo Trevor Nolan IRA	31,205		31,205	-	*
Nicholas F Sommer	10,000		10,000	-	*
Nicholas Sol & Kelly Sol Jt Ten	75,000		75,000	-	*
Nick Carter	1,565		1,565	-	*
Nisa Reyes Howard	15,000		15,000	-	*
NL Crescendo LLC	75,000		75,000	-	*
Noel Collins	5,000		5,000	-	*
Norm Heitmeyer	10,000		10,000	-	*
P Dale Beggs	29,510		29,510	-	*
Pacific Premier Trust Custodian fbo Wendy J Warnecke Roth IRA	6,000		6,000	-	*
Patricia L McGlothlin	16,665		16,665	-	*
Paul Stanton	875		875	-	*
Peter R Catalano Jr & Allison S Catalano Jt Ten	8,335		8,335	-	*
Quintin H O’Connell & Rachael Onstott-O’Connell	2,500		2,500	-	*
Randall K Gavlik	5,000		5,000	-	*
Randall S Stejskal & Leslie A Stejskal Jt Ten	59,010		59,010	-	*
Randy Carruthers & Delna Carruthers Jt Ten	1,319,765		1,319,765	-	*
Randy R Kilgore	10,000		10,000	-	*
Rebecca C. McClure & Douglas L. McClure	875		875	-	*
RD Family LLC	10,000		10,000	-	*
Richard Burton Fenimore II	53,000		53,000	-	*
Richard Downing & Nancy Downing Jt Ten	5,000		5,000	-	*
Robert G Frankis	25,000		25,000	-	*
Robert K Harris	26,250	(9)	26,250	-	*
Robert B Mudd	670,374	(5)(9)	670,374	-	*
Robert Ross & Valerie Ross Jt Ten	82,620		82,620	-	*
Robert Southard	5,000		5,000	-	*
Rocky Mountain Development LLC	10,000		10,000	-	*
Rodney A Lippincott	88,330	(9)	88,330	-	*
Roger Sung	875		875	-	*
Roger E Sulhoff Revocable Living Trust	13,125	(9)	13,125	-	*
Ronald D Robins & Mary J Robins Jt Ten	133,680		133,680	-	*
Ronald S Doolittle	133,335		133,335	-	*
Roy P Recker	15,000		15,000	-	*
Russel A Pitts & Carol J Pitts Jt Ten	11,805		11,805	-	*
Ryan M Rich	303,790		303,790	-	*
Ryan Seal	2,500		2,500	-	*
Ryno Investments LLC	16,665		16,665	-	*
Sam L Semrow	7,500		7,500	-	*
Samuel Daniel Williams II Revocable Trust dtd Sept 12 2005	207,155		207,155	-	*
Samuel Voisin	17,500		17,500	-	*
Thomas Sandgaard	138,300		138,300	-	*
Sandra G Evans	29,510		29,510	-	*
Scott Boe & Kathleen G Boe Jt Ten	50,000		50,000	-	*
Scott Lee	205,000	(9)	205,000	-	*
Segura Family Trust	16,665		16,665	-	*
Seiler Family Partnership LLC	10,000		10,000	-	*
Shane Depute	4,550	(9)	4,550	-	*
Shannon James Holzerland Retirement Benefits Trust	10,000		10,000	-	*
Slee Rd LLC	175,000		175,000	-	*
Soar Partners LLC	119,165	(8)(9)	119,165	-	*
South Florida Media Corp	15,000		15,000	-	*
Southern Development LLC	229,170		229,170	-	*
Stephen J Schnurr Living Trust	40,940		40,940	-	*
Steve Cominsky	72,142	(3)(9)	72,142	-	*
Steven Asakowicz	83,330		83,330	-	*

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Before the Offering (1)		Maximum Number of Shares to be Offered	Shares of Common Stock Beneficially Owned After the Offering (2)	Percentage of Ownership After the Offering

Steven Charles Mares	79,815		79,815	-	*
Sumitkumar Bhagiya	15,000		15,000	-	*
Sunshine Advisors LLC	700,000		700,000	-	*
Surleau Revocable Living Trust	63,595		63,595	-	*
Susannah Sheridan Stancliff	54,375		54,375	-	*
Timothy E Wilson	312,500	(9)	312,500	-	*
Tanya Williams	75,000		75,000	-	*
Teresa P Barber	29,510		29,510	-	*
Terry L Bontrager	15,635		15,635	-	*
Terry L Fisher	21,000		21,000	-	*
The Barnes Family Revocable Trust	52,500	(9)	52,500	-	*
The Berendt Sgaggio Trust	35,000		35,000	-	*
The Catherine M Wilson Trust	20,000		20,000	-	*
The David and Leslie Brutocao 1999 Trust	10,000		10,000	-	*
The Entrust Group fbo Hallie Herz IRA #7230023978	12,500		12,500	-	*
The Innovative Group LLc	29,510		29,510	-	*
The James Wilson Credit Shelter Trust	20,000		20,000	-	*
The JDL MCMO Living Trust	5,000		5,000	-	*
The Jewel Family Living Trust dtd November 26 2022	10,000		10,000	-	*
The Clint James Roth Living Trust	827,740	(9)	827,740	-	*
The Kingdom Trust Co Custodian fbo William H Cogan IRA #CP00019587	50,000		50,000	-	*
The Kingdom Trust CO Custodian FBO Barbara S Debates IRA #CH90022330	20,470		20,470	-	*
The Kingdom Trust Co Custodian fbo Brian S Cumming IRA #07033797	52,500	(9)	52,500	-	*
The Kingdom Trust CO Custodian fbo Constance D Smith IRA #718788313	4,510		4,510	-	*
The Kingdom Trust CO Custodian fbo Craig E Loewenstein Roth IRA CP0034808	16,665		16,665	-	*
The Kingdom Trust Co Custodian fbo Craig Rouse IRA #07007560	4,510		4,510	-	*
The Kingdom Trust Co Custodian fbo Daniel Moreland	11,335		11,335	-	*
The Kingdom Trust Co Custodian fbo Darrell W Johnson IRA #0701876	4,510		4,510	-	*
The Kingdom Trust Co Custodion FBO David B Blickenstaff IRA #07018358	2,295		2,295	-	*
The Kingdom Trust Co Custodian FBO Harold R Kenzel IRA #07018336	1,860		1,860	-	*
The Kingdom Trust Co Custodian fbo Jaime E Bohl IRA #07017896	4,510		4,510	-	*
The Kingdom Trust Co Custodian fbo Jeffrey Estein IRA #07018779	2,570		2,570	-	*
The Kingdom Trust Co Custodian fbo Jessica Ott IRA #07018742	2,655		2,655	-	*
The Kingdom Trust Co Custodian fbo Joey D Broders IRA #07017045	186,050		186,050	-	*
The Kingdom Trust Co Custodian fbo John D Reinhard IRA #07033787	25,000	(9)	25,000	-	*
The Kingdom Trust Co Custodian fbo Kristen L Christy IRA #2576320772	2,070		2,070	-	*
The Kingdom Trust Co Custodian fbo Larry Lewis IRA #CP0034692	225,000		225,000	-	*
The Kingdom Trust CO Custodian fbo Mark K Hillman IRA #07017890	88,520		88,520	-	*
The Kingdom Trust Co custodian fbo Martin Salazar IRA #07018366	4,860		4,860	-	*
The Kingdom Trust Co Custodian fbo Melissa S Cairns IRA #CH00019269	52,500	(9)	52,500	-	*
The Kingdom Trust Co Custodian fbo Michael Mare IRA #08004324	17,705		17,705	-	*
The Kingdom Trust Co Custodian fbo Michael R Tuttle IRA #0701872	29,510		29,510	-	*
The Kingdom Trust Co Custodian fbo Michelyn Stephens IRA #3237193850	9,015		9,015	-	*
Richard Dean Steward	99,720		99,720	-	*
The Kingdom Trust Co Custodian fbo Robert Ferrol Macon IRA #CH90004345	52,500	(9)	52,500	-	*
The Kingdom Trust Co Custodian FBO Ronald D Robins IRA #070198036	34,090		34,090	-	*
The Kingdom Trust Co Custodian fbo Roy P Recker IRA #CP0034796	60,000		60,000	-	*
The Kingdom Trust CO Custodian fbo Sean T Lange IRA #72440514	15,955		15,955	-	*
The Kingdom Trust CO Custodian fbo Serafin Salazar IRA #07007551	21,985		21,985	-	*
The Kingdom Trust Co Custodian fbo Steve R Rael Jr IRA #07018328	14,755		14,755	-	*
The Kingdom Trust Co custodian fbo Susan W Johnson IRA #0701877	29,510		29,510	-	*
The Kingdom Trust Co Custodian fbo Thomas M Bailey IRA #CH90005925	105,000	(9)	105,000	-	*
The Kingdom Trust Co Custodian fbo Tim M Lewis IRA #CP0034865	33,335		33,335	-	*
The Kingdom Trust Co Custodian fbo William F Smoldt IRA #07016526	59,015		59,015	-	*

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Before the Offering (1)		Maximum Number of Shares to be Offered	Shares of Common Stock Beneficially Owned After the Offering (2)	Percentage of Ownership After the Offering

The Kingdom Trust Co fbo Bruce T Reynolds IRA #07009158	23,745		23,745	-	*
The Kingdom Trust Co., Custodian Christen Drennan	3,525		3,525	-	*
The Kingdom Trust Co fbo Constance D Smith IRA #718788313	25,000		25,000	-	*
The Kingdom Trust Co fbo Craig Rouse IRA #07007560	25,000		25,000	-	*
The Kingdom Trust Co fbo Darrell W Johnson IRA #07017876	25,000		25,000	-	*
The Kingdom Trust Co dbo Edward Barber IRA #07008470	8,855		8,855	-	*
The Kingdom Trust Co fbo Gary Jordan IRA# 07005515	875		875	-	*
The Kingdom Trust Co fbo Jamie E Bohl IRA #07017896	25,000		25,000	-	*
The Kingdom Trust Co fbo Kristen L Christy IRA #257632072	10,520		10,520	-	*
The Kingdom Trust Co., FBO Lance Goudzwaard IRA# 07005515	1,075		1,075	-	*
The Kingdom Trust Company Custodian FBO Yomaira Whaley IRA CP0035329	20,000		20,000	-	*
The Kurt and Tanya Rauzi Revocable Trust	103,335		103,335	-	*
The Leonard and Debra Brutocau 2006 Revocable Trust	10,000		10,000	-	*
The Morrison Family Revocable Trust	5,000		5,000	-	*
The Pring Family Living Trust dtd July 19 2022	75,000		75,000	-	*
The Reibert Family Trust	5,000		5,000	-	*
The Roth Family Trust	51,020		51,020	-	*
The Steven and Tammy Brutocao 2012 Revocable Trust	10,000		10,000	-	*
The Steven Kent Morgan Irrevocable Gifting Trust	20,000		20,000	-	*
The Whaley Family Trust Dtd 12/23/2002	5,000		5,000	-	*
Theodore Bachara and Laura Hopper-Bachara	10,000		10,000	-	*
Thomas C Tsakopulos	5,000		5,000	-	*
Thomas D Myers	10,000		10,000	-	*
Thomas W Gay	75,000		75,000	-	*
Thor Hansen & Elizabeth Hansen Jt Ten	374,360		374,360	-	*
Thunderback Inc	5,000		5,000	-	*
Tim Landers & Rebecca Landers Jt Ten	52,500	(9)	52,500	-	*
Timothy Colleran	6,010		6,010	-	*
Todd Robson	202,500		202,500	-	*
Paul Desai & Bharat Desai	875		875	-	*
Phillip Falender & Lotta Falender	875		875	-	*
David Paez & Aileen Paez	875		875	-	*
Thomas Friermood	875		875	-	*
Treve T Suazo	875		875	-	*
Trevor C Nolan	5,900		5,900	-	*
Tribeck Living Trust	91,665		91,665	-	*
Tyler Augustine	1,250		1,250	-	*
Tyler Colby Thompson	10,000		10,000	-	*
Upper Belmont LLC	95,000		95,000	-	*
Victoria Wynn	16,665		16,665	-	*
Vincent G Lobdell Sr	25,000		25,000	-	*
Walter J Gaworecki III	40,000		40,000	-	*
Warren Knop	136,295		136,295	-	*
Wayne Intermill	6,000		6,000	-	*
Whitney Lane Wesenberg	3,000		3,000	-	*
William A Strickling	85,000		85,000	-	*
William A Parmelee	10,000		10,000	-	*
William D Mutch & Megan L Mutch Jt Ten	14,755		14,755	-	*
Bruce E. Schowengerdt and Sally J. Schowengerdt	10,000		10,000	-	*
Michael Burke	20,000		20,000	-	*
Total	38,867,817		38,867,817	-	*

(1)	The beneficial ownership of the common stock by the selling stockholders set forth in the table is determined in accordance with Rule 13d-3 under the Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.
(2)	Assumes all shares will be sold in the offering.
(3)	David L Lavigne is a director of the Company.
Chad Hennings is a director of the Company.
Matthew R Craddock is a director of the Company.
Mitchell R Roth is a director of the Company.
Steve Cominsky is a director of the Company.

(4)	JW Roth is the CEO, Chairman of the Board and a beneficial owner of more than 10% of the Company’s outstanding common stock.
(5)	Robert B Mudd is the President and COO of the Company.
(6)	Heather Atkinson is the CFO, Secretary, Treasurer and a Director of the Company.
(7)	Frank Simpson was a director of the Company through March 13, 2023.
(8)	Greg Arend was a director of the Company through December 12, 2023.
(9)	Includes shares of common stock underlying an aggregate of 3,357,159 warrants held by the applicable selling stockholder as follows: Adam Fletcher & Aimee Fletcher Jt Ten (3,750 warrant shares); Alexa Marriott (1,250 warrant shares); Alicia Hauser (500 warrant shares); Ana L English Living Trust (2,500 warrant shares); Anastaciia Williams (1,250 warrant shares); Ashley Williams (19,164 warrant shares), Better Half Investments LLC (3,750 warrant shares), Brian K Rochester (2,500 warrant shares), Chad Hennings (12,500 warrant shares); Charles Hasskamp & Catherin Hasskamp Jt Ten (2,500 warrant shares); CSY Investments Ltd Co (2,500 warrant shares); Darryl Crow & Charlotte Crow Jt Ten (2,500 warrant shares); David Matt Morales (5,000 warrant shares); Dennis J Breneman (2,500 warrant shares); Donald W Hillman Jr (2,500 warrant shares); Chloe Hoeft (17,500 warrant shares); Gary E Tedder (202,915 warrant shares); Hamilton Byrd (5,000 warrant shares); Heather Atkinson (325,001 warrant shares); Hartzler Commercial Properties LLC (5,000 warrant shares); Jared Proctor (7,500 warrant shares); Jeff S Wood (5,000 warrant shares); Jeffrey S Crocker (2,720 warrant shares); Jay Brock Matthews (82,915 warrant shares); (John D Cinnamon (2,500 warrant shares); John Reinhard & Cindy Reinhard Jt Ten (1,750 warrant shares); John Sherfesee & Pamela J Sherfesee Jt Ten (2,500 warrant shares); Joseph V Bisacca (1,250 warrant shares); Joshua Weisel & Leah Weisel Jt Ten (2,500 warrant shares); Julia Macguire (10,000 warrant shares); Julie Riley (500 warrant shares); JW Roth (1,216,666 warrant shares); Karla Miller (2,500 warrant shares); Katie Seegers (5,000 warrant shares); Kristen Hoskins (6,000 warrant shares); Kevin O’Neil (500,000 warrant shares); Lisa Bachman (2,500 warrant shares): Loretta F Lieber (5,000 warrant shares); Mark J Almand & Kathryn L Almand Jt Ten (250 warrant shares); Melvyn & Linda Tsuda Living Trust dtd December 19 2017 (2,500 warrant shares); Michael L Shipley (2,500 warrant shares); Michael P Smith & Carrie R Smith Jt Ten (2,500 warrant shares); Mitchell R Roth (284,166 warrant shares); Mocha Investment Partners LLC (2,500 warrant shares); Frank Simpson (105,000 warrant shares); Robert K Harris (1,250 warrant shares); Robert B Mudd (418,499 warrant shares); Rodney A Lippincott (5,000 warrant shares); Roger E Sulhoff Revocable Living Trust (625 warrant shares); Ryan Seal (2,500 warrant shares); Scott Lee (5,000 warrant shares); Shane Depute (3,500 warrant shares); Soar Partners (2,500 warrant shares); Steve Cominsky (5,000 warrant shares); Timothy E Wilson (12,500 warrant shares); The Barnes Family Revocable Trust (2,500 warrant shares); The Clint James Roth Living Trust (5,000 warrant shares); The Kingdom Trust Co Custodian fbo Brian S Cumming IRA #07033797 (2,500 warrant shares); The Kingdom Trust Co Custodian fbo John D Reinhard IRA #07033787 (1,250 warrant shares); The Kingdom Trust Co Custodian fbo Melissa S Cairns IRA #CH00019269 (2,500 warrant shares); The Kingdom Trust Co Custodian fbo Robert Ferrol Macon IRA #CH90004345 (2,500 warrant shares); The Kingdom Trust Co Custodian fbo Thomas M Bailey IRA #CH90005925 (5,000 warrant shares); Tyler Augustine (1,250 warrant shares); and Tim Landers & Rebecca Landers Jt Ten (2,500 warrant shares).

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Resale Shares. The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax, or legal services or any other expenses incurred by them in disposing of the Resale Shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the Resale Shares covered by this Resale Prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

PLAN OF DISTRIBUTION

We are registering the Resale Shares to permit the resale of the Resale Shares by the Selling Shareholders from time to time after the date of this Resale Prospectus. We will not receive any of the proceeds from the sale of the Resale Shares. We will pay all expenses (other than discounts, commissions, and transfer taxes, if any) relating to the registration of the Resale Shares in the registration statement of which this Resale Prospectus forms a part.

The Selling Shareholders may sell all or a portion of the Resale Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the Resale Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for any underwriter discounts or commissions and any applicable transfer taxes. The Resale Shares may be sold in one or more transactions at a price of $[●] per share until our Class D Common Stock is listed on the NYSE American and thereafter at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, using any one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Non-IPO Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale;

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In general, a person who has beneficially owned restricted shares of our Class D Common Stock for at least six months, in the event we have been a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale.

The Selling Shareholders may also engage in short sales against the box, puts and calls, and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the Resale Shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of the Resale Shares will be borne by a Selling Shareholder. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Resale Shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the Resale Shares, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our Class D Common Stock in the course of hedging in positions they assume. The Selling Shareholders may also sell Resale Shares short and deliver shares of our Class D Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge the Resale Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee, or other successors in interest as Selling Shareholders under this prospectus.

The Selling Shareholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the Resale Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgees, transferees, or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Resale Shares may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Resale Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Resale Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any Selling Shareholder will sell any or all of the Resale Shares registered pursuant to the registration statement, of which this prospectus forms a part.

We are required to pay all fees and expenses incident to the registration of the Resale Shares. Except as provided for indemnification of the Selling Shareholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a Selling Shareholder. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

If we are notified by the Selling Shareholders that any material arrangement has been entered into with a broker-dealer for the sale of the Resale Shares, we will file a post-effective amendment to the registration statement of which this prospectus is a part. If the Selling Shareholders use this prospectus for any sale of the Resale Shares, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the Resale Shares and activities of the Selling Shareholders, which may limit the timing of purchases and sales of any of the Resale Shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in passive market-making activities with respect to the Resale Shares. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our Class D Common Stock in the secondary market. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

Once sold under the registration statement of which this Resale Prospectus forms a part, the Resale Shares will be freely tradable in the hands of persons other than our affiliates.

DETERMINATION OF OFFERING PRICE

There currently is no public market for our Class D Common Stock. The Class D Common Stock may be sold in one or more transactions at a price of $[●] per share until our shares are listed on the NYSE American and thereafter at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the section of this prospectus entitled “Plan of Distribution” for more information.

LEGAL MATTERS

The validity of the shares of Class D Common Stock offered hereby will be passed upon for us by Dykema Gossett PLLC, Milwaukee, Wisconsin. Blank Rome LLP has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority (FINRA) filing fee and the exchange listing fee:

Amount to be Paid
Securities and Exchange Commission registration fee	$	[ ]
FINRA filing fee		[ ]
NYSE American listing fee			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees			*
Miscellaneous			*

Total	$		*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Notes Live, Inc. is incorporated under the laws of the State of Colorado. Section 7-109-102(1) of the Colorado Business Corporations Act (the “CBCA”) eliminates or limits a director’s personal liability to a corporation and its stockholders in proceedings brought against the director for its conduct if: (a) the director was acting in good faith; (b) the director reasonably believed that its conduct was (i) in the corporation’s best interests if carried out in the director’s official capacity with the corporation, or (ii) at least not opposed to the corporation’s best interests in all other cases; and (c) if facing criminal proceedings, the director had no reasonable cause to believe its conduct was unlawful. Section 7-109-103 of the CBCA further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation.

Section 7-109-102(4) of the CBCA, however, limits the extent to which a corporation can indemnify directors if the director is adjudged liable in (1) a derivative proceeding brought by or on behalf of the corporation, in which case the corporation’s indemnification is limited to reimbursing the director for reasonable expenses related to the proceeding if the director otherwise meets the burden for indemnification under Section 7-109-102(1), or (2) a proceeding charging that the director derived an improper personal benefit, whether or not in the director’s official capacity, in which case the corporation is fully prohibited from indemnifying the director.

Section 7-109-104 of the CBCA permits a corporation to advance expenses to a director, and Section 7-109-107(1)(c) of the CBCA permits a corporation to indemnify and advance litigation expenses to officers, employees, and agents who are not directors to a greater extent than directors if consistent with law and provided for by the corporation’s bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee, or agent.

Our Bylaws further provide that to the fullest extent permitted by the CBCA, the Company may purchase and maintain insurance, in such amounts and against such risks as the Board deems appropriate, on behalf of any person who is or was a director or officer of the Company or who is or was serving at the Company’s request as a director or officer of any other corporation, partnership, limited liability company, joint venture, trust, or employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of the status as such, whether or not the Company would have the power to indemnify such person against such liability under the Bylaws.

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The goal of these provisions is to protect a corporation’s directors and officers against, and to limit their potential liability for monetary damages resulting from, suits alleging the director or officer breached its duty of care to the corporation and its shareholders. As a consequence of these provisions, shareholders of the Company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in the performance of their duties unless such conduct meets the requirements of Colorado law to impose such liability. These provisions, however, do not alter the applicable standards governing a director’s or officer’s fiduciary duty and do not eliminate or limit the right of the Company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Pursuant to our Governance Documents and in accordance with the provisions of Section 7-109-102 of the CBCA, no director of the Company will be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to us or our shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) any transaction from which the director derived an improper personal benefit.

In accordance with our Bylaws, the right of each of our directors and officers to indemnification and advancement of expenses will not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of our Governing Documents, agreement, vote of shareholders, or otherwise.

In any underwriting agreement we enter into in connection with the sale of the Class D Common Stock being registered hereby, the underwriter will agree to indemnify, under certain conditions, the Company, our directors, our officers, and persons who control us within the meaning of the Securities Act, against certain liabilities.

Our Governance Documents do not include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Between July 2021 and February 2022, we issued an aggregate principal amount of $4,243,808 in convertible promissory notes together with warrants exercisable to acquire equity securities of the Company to a total of 39 investors. All investors in the offering were accredited investors, and the promissory notes and warrants were offered and sold in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(c) promulgated thereunder. All of these promissory notes were subsequently converted into equity securities of the Company in accordance with Section 3(a)(9) of the Securities Act.

During calendar year 2022, we granted a total of 2,515,155 warrants exercisable to purchase our equity securities for compensatory purposes. These warrants were issued for compensatory purposes (in lieu of options or other forms of equity awards) and, in substantially all cases, vest ratably over a four-year term. To the extent warrant grants constitute an offer or sale under the Securities Act, they are granted in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Between June 2022 and June 2023, we issued an aggregate of 1,219,455 shares of common stock in a private offering to a total of 135 accredited investors. The shares were offered and sold in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(c) promulgated thereunder.

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During calendar year 2023, we granted a total of 307,500 warrants exercisable to purchase our equity securities for compensatory purposes. These warrants were issued for compensatory purposes (in lieu of options or other forms of equity awards) and, in substantially all cases, vest ratably over a four-year term. To the extent warrant grants constitute an offer or sale under the Securities Act, they are granted in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Between December 2023 and July 2024, we issued an aggregate of 2,852,250 shares of common stock in a private offering to a total of 151 accredited investors. The shares were offered and sold in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(c) promulgated thereunder.

In January 2024, we issued a convertible promissory note to a single accredited investor. In consideration for that investor and Mr. Roth each serving as a guarantor of that promissory note, the Company issued to the investor and Mr. Roth a warrant exercisable to purchase 500,000 shares of our common stock. These issuances were effected in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(c) promulgated thereunder.

In January 2024, we issued a consultant 700,000 shares of our common stock in consideration for services rendered to the Company. The shares were offered and sold in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

Between January 1, 2024 and July 31, 2024, we granted a total of 1,280,250 warrants exercisable to purchase our equity securities for compensatory purposes. These warrants were issued for compensatory purposes (in lieu of options or other forms of equity awards) and, in substantially all cases, vest ratably over a four-year term. To the extent warrant grants constitute an offer or sale under the Securities Act, they are granted in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In each transaction in which we relied on Section 4(a)(2) of the Securities Act and/or Rule 506(b) promulgated thereunder, we did not engage in any general solicitation or advertising, and we offered the securities to a limited number of persons with whom we had pre-existing relationships. We exercised reasonable care to ensure that the purchasers of securities were not underwriters within the meaning of the Securities Act, including making reasonable inquiry prior to accepting any subscription, making written disclosure regarding the restricted nature of the securities, and placing a legend on the certificates representing the shares. In each case, the offerees were provided with a subscription agreement detailing the restrictions on transfer of the shares and eliciting their investment intent. Further, stop-transfer restrictions were placed with our transfer agent and a restrictive legend was placed on the certificate in connection with these offerings. In addition, sales in the transactions exempt under Rule 506(b) were made exclusively to what the Company reasonably believed were accredited investors as defined in Rule 501 of the Securities Act. The recipients of securities in each of these transactions acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

In cases where we relied on Rule 506(c) promulgated under the Securities Act, we received information and documentation sufficient to verify that each investor qualified as an accredited investor.

No underwriters were involved in the above transactions.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules not listed have been omitted because the information required to be set forth therein is not applicable, not material or is shown in the financial statements or notes thereto.

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Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit Number	Description
2.1+	Form of Underwriting Agreement between Notes Live, Inc. and ThinkEquity LLC
3.1	Statement of Conversion of B Entertainment LLC, dated April 6, 2022
3.2	Articles of Incorporation of Notes Live, Inc., dated April 6, 2022 (the “Articles of Incorporation”)
3.3	Articles of Amendment to the Articles of Incorporation, dated October 25, 2022
3.4	Articles of Amendment to the Articles of Incorporation, dated November 3, 2023
3.5	Articles of Amendment to the Articles of Incorporation, dated November 15, 2023
3.6	Articles of Amendment to the Articles of Incorporation, dated March 5, 2024
3.7	Statement of Trade Name of a Reporting Entity, dated June 6, 2023, for “VENU Holding Corporation”
3.8	Bylaws of Notes Live, Inc., dated April 5, 2022
4.1+	Form of Representative’s Warrant to be issued to ThinkEquity LLC
4.2	Notes Live, Inc. Form of Compensatory Warrant
5.1+	Opinion of Dykema Gossett PLLC
10.1 #	Notes Live, Inc. 2023 Omnibus Incentive Compensation Plan
10.2 #	Employment Agreement dated June 6, 2023 between Notes Live, Inc. and J.W. Roth
10.3+	Form of Indemnification Agreement to be entered into by Notes Live, Inc. and each of its officers and directors
10.4	Form of Stock Conversion and Leak-Out Agreement between Notes Live, Inc. and certain holders of the Common Stock of Notes Live, Inc. named therein
10.5 #	Chapter 380, Grant, and Development Agreement between City of McKinney, Texas, McKinney Economic Development Corporation, McKinney Community Development Corporation, and Notes Live, Inc., dated April 16, 2024
10.6	TAD Development Agreement between GA HIA, LLC and the City of Gainesville, Georgia, dated September 12, 2022
10.7	Economic Development Agreement between Sunset at Broken Arrow, LLC, Broken Arrow Economic Development Authority, and City of Broken Arrow, Oklahoma, dated October 3, 2023
10.8	First Amendment to Economic Development Agreement between Sunset at Broken Arrow, LLC, Broken Arrow Economic Development Authority, and City of Broken Arrow, Oklahoma, dated January 31, 2024
10.9	Second Amendment to Economic Development Agreement between Sunset at Broken Arrow, LLC, Broken Arrow Economic Development Authority, and City of Broken Arrow, Oklahoma, dated February 20, 2024
10.10	Third Amendment to Economic Development Agreement between Sunset at Broken Arrow, LLC, Broken Arrow Economic Development Authority, and City of Broken Arrow, Oklahoma, dated March 5, 2024
10.11	Fourth Amendment to Economic Development Agreement between Sunset at Broken Arrow, LLC, Broken Arrow Economic Development Authority, and City of Broken Arrow, Oklahoma, dated March 5, 2024
10.12	Purchase and Sales Agreement between Sunset at Broken Arrow, LLC and City of Broken Arrow, Oklahoma, dated March 6, 2024
10.13 †	Exclusive Operating Agreement dated June 14, 2023 by and between AEG Presents – Rocky Mountains, LLC and Notes Live, Inc.
10.14 †	Exclusive Operating Agreement dated January 22, 2024 by and between Live Nation Worldwide, Inc. and Notes Live, Inc.
10.15	$10,000,000 Promissory Note of Notes Live, Inc., dated January 17, 2024, payable to Notes Real Estate And Development, LLC,

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10.16	Deed of Trust dated January 2024, between Notes Live Real Estate And Development, LLC and the Public Trustee for the benefit of KWO, LLC
10.17	Guarantees Fee Agreement dated February 2024 by and between Notes Live, Inc. and J. W. Roth
10.18	Lease Agreement between Bourbon Brothers, LLC and Bourbon Brothers Smokehouse and Tavern Colorado Springs, LLC d/b/a Southern Hospitality Southern Kitchen, LLC, dated May 29, 2013
10.19	First Amendment to Lease Agreement between Bourbon Brothers, LLC, Bourbon Brothers Southern Kitchen Colorado Springs, LLC, and Bourbon Brothers Holding Corporation, dated June 1, 2014
10.20	Assignment and Transfer of Lease Agreement between Bourbon Brothers, LLC d/b/a Hospitality Income & Asset, LLC, Bourbon Brothers Smokehouse and Tavern CS, LLC, Art Dimensions, Inc. d/b/a Southern Concepts Restaurant Group, Inc., and Bourbon Brothers Smokehouse and Tavern Colorado Springs, LLC d/b/a Southern Hospitality Southern Kitchen, LLC, dated March 27, 2017
10.21	Lease Agreement between Hospitality Income & Asset, LLC and Bourbon Brothers Presents, LLC, dated October 23, 2018
10.22	First Amendment to Lease Agreement between Hospitality Income & Asset, LLC and Bourbon Brothers Presents, LLC, dated April 1, 2022
10.23	Lease Agreement between GA HIA, LLC and Bourbon Brothers Smokehouse and Tavern GA, LLC, dated April 7, 2022
10.24	Loan Authorization and Agreement dated May 4, 2020 between Bourbon Brothers Entertainment LLC and U.S. Small Business Administration
10.25	Commercial Promissory Note dated May 26, 2022 delivered by GA HIA, LLC in favor of Pinnacle Bank
10.26	Unlimited Continuing Guaranty by Jay William Roth as guarantor of the obligations of GA HIA, LLC in favor of Pinnacle Bank
10.27	Change in Terms Agreement between GA HIA, LLC and Pinnacle Bank, dated December 28, 2022
10.28	Commercial Construction to Permanent Loan Agreement between GA HIA, LLC and Pinnacle Bank, dated December 28, 2022
10.29	Agreement for Purchase and Sale of Real Property between Northgate Properties, LLC and Notes Live Real Estate and Development, LLC, dated March 14, 2023
10.30	Agreement for Purchase and Sale of Real Property between Northgate Properties, LLC and Notes Live Real Estate and Development, LLC, dated April 14, 2023
10.31	Purchase and Sale Agreement between GA HIA, LLC and the Gainesville Redevelopment Authority, dated June 22, 2021
10.32	Lease Agreement between 13141 BP, LLC and Buttermilk Eatery LLC, dated January 20, 2020
10.33	Change in Terms Agreement between Hospitality Income & Asset, LLC and Integrity Bank & Trust, dated July 1, 2021
10.34	Unsecured Promissory Note delivered by Notes Live, Inc. in favor of The Sunset Amphitheater LLC, dated March 15, 2023
10.35	Sublease Agreement between The Sunset Amphitheater LLC and Sunset Operations, LLC, dated June 1, 2023
10.36	Assignment and Assumption of Leases between GA HIA, LLC and Matthew R. Craddock, as Trustee under the Matthew R. Craddock Irrevocable Trust Dated November 5, 2020
10.37	Commercial Construction to Permanent Loan Agreement between GA HIA, LLC and Pinnacle Bank, as guaranteed by Jay William Roth, dated May 26, 2022
10.38	Limited Continuing Guaranty by Matthew R. Craddock Irrevocable Trust in favor of Pinnacle Bank, dated December 28, 2022
10.39	Limited Continuing Guaranty by Old Mill, LLC in favor of Pinnacle Bank, dated December 28, 2022
10.40	Licensing Agreement between Notes Live, Inc. and Roth Premium Foods, LLC, dated May 18, 2022
10.41	Marketing and Consulting Services Agreement between Notes Live, Inc. and Chad Hennings, dated January 25, 2023
10.42	Ticketing Services Agreement between Notes Live, Inc. and AXS Group LLC, dated May 1, 2023
10.43	First Amendment to Ticketing Services Agreement between Notes Live, Inc. and AXS Group LLC, dated March 29, 2024
10.44	Second Amendment to Ticketing Services Agreement between Notes Live, Inc. and AXS Group LLC, dated March 29, 2024
10.45	Purchase and Sale Agreement between Notes Live, Inc. and the City of El Paso, Texas, dated June 24, 2024
10.46	Chapter 380 Economic Development Program Agreement between Notes Live, Inc. and the City of El Paso, Texas, dated July 2, 2024
10.47 †	Naming and Sponsorship Rights Agreement between Sunset Operations, LLC and Mountain States FDAF, dated May 15, 2024
14.1+	Code of Business Conduct and Ethics
21.1	List of Subsidiaries of Notes Live, Inc.
23.1+	Consent of Dykema Gossett PLLC
23.2	Consent of Grassi & Co., CPAs, P.C., independent registered public accounting firm
24.1	Power of Attorney (reference is made to the signature page to the Registration Statement)
107	Filing Fee Table

+	To be filed by amendment.
#	Management contract or compensatory plan
†	Certain portions of this exhibit have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Colorado Springs, Colorado, on August 5, 2024.

Notes Live, Inc.

By:	/s/ JW Roth
JW Roth
Co-Founder, Chief Executive Officer, and Chairman

POWER OF ATTORNEY

Each of the undersigned officers and directors of Notes Live, Inc. hereby constitutes and appoints JW Roth and Heather Atkinson and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including pre- or post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JW Roth	Chief Executive Officer, Chairman, and Director (Principal Executive Officer)	August 5, 2024
JW Roth

/s/ Heather Atkinson	Chief Financial Officer, Secretary, Treasurer, and Director	August 5, 2024
Heather Atkinson

/s/ Robert Mudd	President and Chief Operating Officer	August 5, 2024
Robert Mudd

/s/ Mitchell Roth	Director	August 5, 2024
Mitchell Roth

/s/ Steve Cominsky	Director	August 5, 2024
Steve Cominsky

/s/ Matt Craddock	Director	August 5, 2024
Matt Craddock

/s/ Chad Hennings	Director	August 5, 2024
Chad Hennings

/s/ Dave Lavigne	Director	August 5, 2024
Dave Lavigne

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